PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 1, 1999)
                                  $400,000,000

                                 [CONSECO LOGO]
                              10 3/4% Senior Notes
                                    due 2008
--------------------------------------------------------------------------------

This is an offering by Conseco, Inc. of $400,000,000 of its 10 3/4% Senior Notes due 2008. Interest on the notes is payable on June 15 and December 15 of each year, beginning December 15, 2001.

We may redeem some or all of the notes on or after June 15, 2005 at specified redemption prices. Prior to June 15, 2004, we may redeem up to 35% of the notes from the proceeds of certain sales of our equity securities. In addition, we may redeem some or all of the notes at any time at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption plus a make-whole premium. For more information on redemption, see "Description of the Notes -- Optional Redemption" on page S-99 of this prospectus supplement.

The notes will be senior unsecured obligations and rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

    INVESTING IN THE NOTES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE S-13.

--------------------------------------------------------------------------------

                                                              PER NOTE       TOTAL
                                                              --------       -----
Public offering price(1)....................................  98.816%     $395,264,000
Underwriting discount.......................................   2.250%     $  9,000,000
Proceeds, before expenses, to Conseco.......................  96.566%     $386,264,000

(1) Plus accrued interest from June 29, 2001, if settlement occurs after that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers expects to deliver the notes on or about June 29, 2001, subject to conditions.

--------------------------------------------------------------------------------
LEHMAN BROTHERS
                     BANC OF AMERICA SECURITIES LLC
                                         JPMORGAN
                                                        UBS WARBURG
June 26, 2001.

                               TABLE OF CONTENTS

                                                                PAGE NO.
                                                                --------
                         PROSPECTUS SUPPLEMENT
Forward Looking Statements..................................       S-2
Summary.....................................................       S-3
Risk Factors................................................      S-13
Use of Proceeds.............................................      S-20
Capitalization..............................................      S-21
Ratios of Earnings to Fixed Charges and Earnings to Fixed
  Charges, Preferred Stock Dividends and Distributions on
  Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts...........................      S-22
Selected Consolidated Financial Data........................      S-23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      S-26
Business of Conseco.........................................      S-78
Management..................................................      S-93
Description of Existing Indebtedness........................      S-94
Description of the Notes....................................      S-98
Certain United States Federal Income Tax Consequences.......     S-133
Underwriting................................................     S-136
Legal Matters...............................................     S-138
Experts.....................................................     S-138
Index to Financial Statements...............................       F-1

                               PROSPECTUS
About This Prospectus.......................................         3
Where You Can Find More Information.........................         3
The Securities We May Offer.................................         4
Conseco, Inc. ..............................................         4
The Conseco Trusts..........................................         5
Use of Proceeds.............................................         5
Ratios of Earnings to Fixed Charges, Earnings to Fixed
  Charges and Preferred Stock Dividends and Earnings to
  Fixed Charges, Preferred Stock Dividends and Distributions
  on Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts...........................         6
Description of Debt Securities..............................         6
Description of Capital Stock................................        17
Description of Depositary Shares............................        20
Description of Warrants.....................................        23
Description of Preferred Securities of the Conseco Trusts...        24
Description of Guarantees...................................        25
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................        28
Plan of Distribution........................................        29
Special Note Regarding Forward-Looking Statements...........        31
Legal Matters...............................................        31
Experts.....................................................        32

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     All statements, trend analyses and other information contained in this prospectus supplement and elsewhere (such as in our filings with the SEC, press releases, presentations by us or our management or oral statements) relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (1) the factors described in this prospectus supplement under "Risk Factors"; (2) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) our ability to sell our products, our ability to make loans and access capital resources and the costs associated therewith, the market value of our investments, the lapse rate and profitability of policies, and the level of defaults and prepayments of loans we made; (3) our ability to achieve anticipated synergies and levels of operational efficiencies;
(4) customer response to new products, distribution channels and marketing initiatives; (5) mortality, morbidity, usage of health care services and other factors which may affect the profitability of our insurance products; (6) performance of our investments; (7) changes in tax laws and regulations which may affect the relative tax advantages of some of our products; (8) increasing competition in the sale of insurance and annuities and in the finance business;
(9) regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (10) the outcome of our efforts to sell assets and reduce, refinance or modify indebtedness and the availability and cost of capital in connection with this process; (11) actions by rating agencies and the effects of past or future actions by these agencies on our business; and (12) the risk factors or uncertainties listed from time to time in our filings with the SEC.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. You should read the prospectus supplement and prospectus carefully to understand fully the terms of the notes and other considerations that may be important to you in making your investment decision.

                                 CONSECO, INC.

     Conseco, Inc. ("we", "Conseco", or the "Company") is a financial services holding company with subsidiaries operating in the insurance and finance businesses, predominately in the United States. Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. Our finance subsidiaries originate, securitize and service manufactured housing, home equity, retail credit and floorplan loans.

INSURANCE

     We are one of the largest life and health insurance companies in America, with over $6 billion of annual premium and asset accumulation product collections during 2000 (excluding discontinued lines of business) and more than $25 billion of insurance-related assets at March 31, 2001. We have leading market positions in many of the insurance products we offer, including, in 2000, a #1 position in agent-produced Medicare supplement insurance in force, a #1 position in long-term care insurance in force, a #2 position in specified disease insurance in force and a #5 position in equity-indexed annuity sales. Our insurance products are sold through three primary distribution channels -- career agents, independent producers (many of which sell one or more of our product lines exclusively) and direct marketing.

     Supplemental health products include Medicare supplement, long-term care and specified-disease insurance products. During 2000, we collected Medicare supplement premiums of $931.0 million, long-term care premiums of $836.0 million, specified-disease premiums of $371.1 million and other supplemental health premiums of $125.8 million. Supplemental health premiums represented 42 percent of our total premiums collected from continuing lines of business in 2000.

     Annuity products include equity-indexed annuity, variable annuity, traditional fixed rate annuity and market value-adjusted annuity products. During 2000, we collected annuity premiums of $2,255.7 million, or 41 percent of our total premiums collected from continuing lines of business.

     Life products include traditional, universal life and other life insurance products. During 2000, we collected life product premiums of $934.2 million, or 17 percent of our total premiums collected from continuing lines of business.

FINANCE

     Conseco Finance Corp. ("Conseco Finance"), our subsidiary, is one of America's largest consumer finance companies, with leading market positions in manufactured housing lending, retail home equity mortgages, home improvement loans and private label credit cards. At March 31, 2001, we had managed finance receivables of $44.8 billion.

     Conseco Finance provides financing for consumer purchases of manufactured housing and floor plan loans to manufactured housing dealers. Manufactured housing or a manufactured home is a structure, transportable in one or more sections, which is designed to be a dwelling with or without a permanent foundation. During 2000, we originated $4.4 billion of consumer contracts for manufactured housing purchases, or 26 percent of our total originations. At March 31, 2001, our managed receivables included $26.1 billion of contracts for manufactured housing purchases, or 58 percent of total managed receivables and $1.4 billion of floor plan loans. Conseco Finance offers its manufactured housing financing products through 33 regional offices and a total of approximately 4,000 dealers.

     Mortgage services products include home equity and home improvement loans. During 2000, we originated $4.4 billion of contracts for these products, or 26 percent of our total originations. At March 31, 2001, our managed receivables included $12.9 billion of contracts for home equity and home improvement loans, or 29 percent of total managed receivables. During 2000, we originated $2.6 billion of private label credit card receivables, primarily through our bank subsidiaries, or 15 percent of our total originations. At March 31, 2001, our managed receivables included $1.8 billion of contracts for credit card loans, or 4 percent of total managed receivables. Private label credit card programs are offered to select retailers, with a core focus on the home improvement industry. We offer consumer finance products through 127 home equity offices, approximately 1,400 home improvement dealers and approximately 5,800 private label retail outlets.

     We use securitizations as one of our primary means of generating cash to support our finance business. After September 8, 1999, we no longer structure our securitizations in a manner that results in recording a sale of the loans. We now account for securitization transactions under the portfolio method as secured borrowings, which results in the loans and securitization debt remaining on our balance sheet. This change has no effect on the total profit we recognize over the life of each new loan, but it changes the timing of profit recognition. Under the portfolio method, we recognize: (i) earnings over the life of new loans as interest revenues are generated; (ii) interest expense on the securities sold to investors in the loan securitization trusts; and (iii) provisions for losses. As a result, our reported earnings from new loans securitized in transactions accounted for under the portfolio method are lower in the period in which the loans are securitized (compared to the gain on sale accounting method we used prior to September 8, 1999) and higher in later periods, as interest spread is earned on the loans. As a result of this accounting change, our on-balance sheet receivables have increased from less than $5 billion at September 30, 1999 to over $16 billion at March 31, 2001.

     Conseco was organized in 1979 as an Indiana corporation and commenced operations in 1982. Our executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032, and our telephone number is (317) 817-6100. Our common stock is listed on the New York Stock Exchange under "CNC".

                               BUSINESS STRATEGY

     On June 28, 2000, Gary Wendt became Conseco's Chief Executive Officer. Mr. Wendt has significant experience operating financial services companies, having served as the Chief Executive Officer of GE Capital Services from 1986 to 1998. Since becoming our Chief Executive Officer, he has recruited a number of new executives to the Conseco management team. The new management team has developed a new business strategy focused on restoring Conseco's financial strength through the plan described below and building management systems and processes designed to improve earnings through active management of our businesses. Key aspects of our business strategy include the following:

     Focus on Operations

     - We have de-layered our organizational structure to focus on our two business segments: (i) insurance and fee-based operations; and (ii) finance operations. In completing this process, we shifted significant line responsibilities and accountability from the parent holding company level to the subsidiary operating company level.

     Improving Processes and Productivity

     - Using proven management techniques (notably Six Sigma, a system designed to reduce costs and improve quality), we expect to generate productivity gains and profit enhancements. During 2001, our process excellence teams have trained 100 team leaders ("black belts") and identified more than 100 projects designed to improve productivity.

     - We have also formed "cost-out" teams to assist our businesses as they take aggressive cost reduction actions.

     - During the next two years we intend to move approximately 2,000 of our customer service and backroom positions to India, where a highly educated, low-cost, English-speaking labor force is available. We believe these initiatives will save money and improve quality.

     Growing our Core Businesses; Marketing and Distribution Channels

     - We will focus our product design and marketing efforts at customers in middle America with household income between $25,000 and $75,000. We believe this market of approximately 51 million households is underserved by most financial services providers. Management believes that approximately 10 million households in our target market currently have at least one Conseco product.

     - We will continue to capitalize on the strength of our distribution network and multiple product offerings to grow our insurance business. Within our insurance markets where face-to-face selling remains essential, we have more than 40,000 career, captive or exclusive agents selling our products (and another nearly 100,000 non-exclusive agents licensed to sell).

     - We are seeking to increase our brand awareness because we believe that in the competitive financial services marketplace, companies that can differentiate themselves through a familiar brand can obtain full value for their products, sell more efficiently, command greater customer loyalty, and recruit and retain talent more easily. Based on a marketing study performed for us in October 2000, Conseco's brand has reached a 65 percent awareness level in our target market, as compared to an 8 percent awareness level shown in a marketing study by a different organization in February 1998.

     Reducing Indebtedness

     - We will continue to sell non-strategic assets and apply the proceeds to reduce debt. Over time, we expect to reduce our debt to a level consistent with that required to obtain investment grade ratings for our public debt.

     Managing Growth of Finance Receivables

     - We will continue to manage the growth of finance receivables in Conseco Finance to increase cash generation.

     - As a result of our changing to the portfolio method of accounting for loan securitizations, we believe that over the next several years, we can achieve more than 25 percent growth per year in our income-generating on-balance sheet finance receivables, while managing the growth of our total managed finance receivables to less than 5 percent per year. The expected increase in income-generating on-balance sheet receivables should also significantly enhance operating income.

                         RESTORATION PLAN ACHIEVEMENTS

     During 2000, we developed and began implementing a plan to restore our financial strength. The restoration plan was designed to reduce parent company debt over time and was an integral part of the restructuring of the bank debt that occurred during the third quarter of 2000. Most elements of the plan have already been completed:

     - We restructured the operations of Conseco Finance by selling or closing five business units, reducing employee count by over 2,000 and achieving over $150 million in expense reductions. These steps converted Conseco Finance from a user into a generator of cash.

     - We restructured our bank debt extending certain maturity dates.

     - We have made significant progress in achieving our asset liquidation and monetization transaction goals. Through March 31, 2001, we had completed transactions which generated cash proceeds in excess of $1.5 billion. Among the assets we have sold are our interest in the riverboat casino in Lawrenceberg, Indiana for $260 million; our subprime auto financing business for $168 million; the vendor services business of Conseco Finance for $154 million; and the bankcard portfolio of Conseco Finance for $385 million.

     - During the period August 1, 2000 through June 15, 2001, we have repaid debt of $1.5 billion.

     - On November 7, 2000, A.M. Best upgraded the financial strength ratings of our principal life insurance subsidiaries to A- (Excellent) from B++ (Very Good). The restoration of these ratings to A- (Excellent) improved the competitive position of the subsidiaries and satisfied a covenant in our bank credit facilities well before the required date of March 31, 2001.

     - We changed the membership of our Board of Directors and eliminated possible conflicts of interest relating to our stock purchase programs.

     Several steps in our restoration plan remain to be executed, including the sale of our 17.2 million shares of the common stock of TeleCorp PCS Inc. (which had a closing price of $17.00 per share on June 25, 2001 on the NASDAQ National Market System) and the disposal of our individual and group major medical insurance lines.

                                  THE OFFERING

     We define capitalized terms used in this summary in the "Description of the Notes -- Certain Definitions" section of this prospectus supplement.

Securities Offered..................     10 3/4% Senior Notes due 2008 with an
                                         initial maximum aggregate principal
                                         amount of $400 million.

Issuer..............................     Conseco, Inc., an Indiana corporation.

Maturity Date.......................     June 15, 2008

Interest Rate.......................     Interest on the notes will accrue at
                                         the rate of 10 3/4% per annum.

Interest Payment Dates..............     Interest will be payable semi-annually
                                         in arrears on June 15 and December 15,
                                         commencing on December 15, 2001. We
                                         will make each interest payment to the
                                         holders of record on the immediately
                                         preceding June 1 and December 1.

Optional Redemption.................     At any time prior to June 15, 2004, we
                                         may on one or more occasions redeem up
                                         to 35% of the aggregate principal
                                         amount of the notes issued under the
                                         indenture at a redemption price of
                                         110.75% of the principal amount, plus
                                         any accrued and unpaid interest, with
                                         the net cash proceeds of one or more
                                         equity offerings by us, provided that:
                                         (i) at least 65% of the aggregate
                                         principal amount of the notes issued
                                         under the indenture remains outstanding
                                         immediately after the occurrence of
                                         such redemption and (ii) the redemption
                                         occurs within 45 days of the date of
                                         the closing of such equity offering. On
                                         or after June 15, 2005, we may redeem
                                         all or a part of the notes at the
                                         redemption prices listed in
                                         "Description of the Notes -- Optional
                                         Redemption" plus accrued and unpaid
                                         interest to the redemption date. In
                                         addition, we may redeem some or all of
                                         the notes at any time at a price equal
                                         to 100% of the principal amount plus
                                         accrued and unpaid interest, if any, to
                                         the date of redemption plus a
                                         make-whole premium.

Mandatory Redemption................     In the case of an event of default
                                         arising from certain events of
                                         bankruptcy or insolvency, all
                                         outstanding notes will become due and
                                         payable immediately without further
                                         action or notice. If any other event of
                                         default occurs and is continuing, the
                                         trustee or holders of at least 25% in
                                         principal amount of the then
                                         outstanding notes may declare all the
                                         notes to be due and payable
                                         immediately. See "Description of the
                                         Notes -- Events of Default and
                                         Remedies."

Change of Control...................     Upon a change of control, as defined
                                         under the indenture for the notes, you
                                         will have the right to require us to
                                         repurchase all or a portion of your
                                         notes at a price equal to 101% of the
                                         aggregate principal amount of notes
                                         repurchased, plus accrued and
                                         unpaid interest. See "Description of
                                         the Notes -- Repurchase at the Option
                                         of Holders."

Ranking.............................     The notes will be our unsecured senior
                                         obligations. The notes will rank:

                                         - equal (pari passu) as to payment with
                                           all our existing and future senior
                                           unsecured debt, and

                                         - senior in right of payment to all our
                                           existing and future subordinated
                                           debt.

                                         As of March 31, 2001, we had total debt
                                         at the parent company level of
                                         approximately $5.0 billion.

                                         After giving effect to the issuance of
                                         the notes, the use of the proceeds
                                         therefrom, the use of $92.5 million of
                                         additional cash to repay bank
                                         indebtedness, and the repayment of
                                         approximately $609.8 million of other
                                         indebtedness in the second quarter of
                                         2001, on a pro forma basis at March 31,
                                         2001, we would have had approximately
                                         $4.3 billion of funded debt outstanding
                                         at the parent company level, of which
                                         $4.2 billion would have been senior
                                         unsecured debt and $.1 billion would
                                         have been senior secured debt.

                                         During the period during which the
                                         notes are outstanding, except as
                                         provided in "Description of the
                                         Notes -- Amendment, Supplement and
                                         Waiver," the indenture or the notes may
                                         be amended or supplemented and any
                                         existing default or compliance with any
                                         provision of the indenture or the notes
                                         may be waived with the consent of the
                                         holders of at least a majority in
                                         principal amount of the notes then
                                         outstanding. See "Description of the
                                         Notes -- Amendment, Supplement and
                                         Waiver."

Sinking Fund........................     None

Covenants...........................     The indenture for the notes limits our
                                         ability to, among other things:

                                         - incur additional debt and issue
                                           preferred stock;

                                         - make loans and investments;

                                         - pay dividends;

                                         - create additional liens on our
                                           assets;

                                         - engage in transactions with our
                                           affiliates;

                                         - consolidate, merge or transfer all or
                                           substantially all our assets; or

                                         - change lines of business.

                                         All of these limitations will be
                                         subject to a number of important
                                         qualifications. The covenants will not
                                         restrict Conseco from assuming deposit
                                         liabilities, making loans, advances and
                                         other investments, incurring debt or
                                         liens or otherwise operating in the
                                         ordinary course of business. See
                                         "Description of the Notes -- Certain
                                         Covenants."

                                         At any time after the notes have been
                                         rated as Investment Grade Securities by
                                         either S&P or Moody's and no default or
                                         event of default has occurred and is
                                         continuing under the indenture, we and
                                         our subsidiaries will not be subject to
                                         most of the foregoing covenants.

Use of Proceeds.....................     The net proceeds from this offering are
                                         estimated to be approximately $385.7
                                         million and we intend to use these
                                         proceeds, together with other available
                                         cash, to repay $478.2 million of bank
                                         debt due in December 2001. See "Use of
                                         Proceeds."

Risk Factors........................     You should read the "Risk Factors"
                                         section beginning on page S-13, as well
                                         as the other cautionary statements
                                         described in this prospectus supplement
                                         and the accompanying prospectus so that
                                         you understand the risks associated
                                         with investment in the notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     Our summary consolidated financial data are based on and derived from, and should be read in conjunction with, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and our Annual Report on Form 10-K for the year ended December 31, 2000, and the related notes thereto. Our consolidated balance sheets at December 31, 2000 and 1999, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 2000, 1999 and 1998, and notes thereto were audited by PricewaterhouseCoopers LLP, independent accountants. Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years ended December 31, 2000, are included in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference herein. The summary consolidated financial data set forth for the three months ended March 31, 2001 and 2000 are unaudited; however, in the opinion of our management, the accompanying summary financial data contain all adjustments, consisting only of normal recurring items, necessary to present fairly the summary financial data for such periods. The results of operations for the three months ended March 31, 2001, may not be indicative of the results of operations to be expected for a full year. See "Where You Can Find More Information" on page 3 of the accompanying prospectus. All financial data have been restated to give retroactive effect to the merger (completed on June 30, 1998) with Conseco Finance accounted for as a pooling of interests.

                                         THREE MONTHS ENDED
                                             MARCH 31,               YEARS ENDED DECEMBER 31,
                                       ----------------------   ----------------------------------
                                         2001         2000        2000         1999        1998
                                       ---------   ----------   ---------    ---------   ---------
                                                          (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA
Insurance policy income..............  $ 1,029.2   $  1,048.7   $ 4,220.3    $ 4,040.5   $ 3,948.8
Gain on sale of finance
  receivables(a).....................        8.9           --         7.5        550.6       745.0
Net investment income................      901.5      1,060.9     3,920.4      3,411.4     2,506.5
Net investment gains (losses) from
  the sale of investments............     (113.3)       (35.3)     (358.3)      (156.2)      208.2
Total revenues.......................    2,136.6      2,205.9     8,296.4      8,335.7     7,760.2
Interest expense:
  Corporate..........................      105.1         95.2       438.4        249.1       182.2
  Finance and investment
     borrowings......................      313.9        162.5     1,014.7        312.6       258.3
Total benefits and expenses..........    1,962.3      2,014.1     9,658.2      7,184.8     6,714.5
Income (loss) before income taxes,
  minority interest, extraordinary
  gain (loss) and cumulative effect
  of accounting change...............      174.3        191.8    (1,361.8)     1,150.9     1,045.7
Extraordinary gain (loss) on
  extinguishment of debt, net of
  tax................................         .3           --        (5.0)          --       (42.6)
Cumulative effect of accounting
  change, net of tax.................         --           --       (55.3)          --          --
Net income (loss)(b).................       84.1         77.4    (1,191.2)       595.0       467.1

                                         THREE MONTHS ENDED
                                             MARCH 31,               YEARS ENDED DECEMBER 31,
                                       ----------------------   ----------------------------------
                                         2001         2000        2000         1999        1998
                                       ---------   ----------   ---------    ---------   ---------
                                                          (DOLLARS IN MILLIONS)
BALANCE SHEET DATA -- PERIOD END
Total assets.........................  $58,459.4   $ 55,468.8   $58,589.2    $52,185.9   $43,599.9
Notes payable and commercial paper:
  Corporate..........................    4,925.0      5,444.8     5,055.0      4,624.2     3,809.9
  Finance............................    2,000.2      2,863.8     2,810.9      2,540.1     1,511.6
  Related to securitized finance
     receivables structured as
     collateralized borrowings.......   12,396.1      6,520.7    12,100.6      4,641.8          --
Total liabilities....................   51,334.0     47,414.1    51,810.9     43,990.6    36,229.4
Minority interest:
  Company-obligated mandatorily
     redeemable preferred securities
     of subsidiary trusts............    1,909.4      2,641.8     2,403.9      2,639.1     2,096.9
Shareholders' equity.................    5,216.0      5,412.9     4,374.4      5,556.2     5,273.6
OTHER FINANCIAL DATA(c)
Premium and asset accumulation
  product collections(d).............  $ 1,620.6   $  1,997.1   $ 7,158.6    $ 6,986.0   $ 6,051.3
Operating earnings(e)................       54.0         30.7       135.2        749.2       841.1
Managed finance receivables..........   44,776.9     47,216.4    46,585.9     45,791.4    37,199.8
Total managed assets (at fair
  value)(f)..........................   93,531.9    101,368.7    95,471.7     98,561.8    87,247.4
Shareholders' equity, excluding
  accumulated other comprehensive
  income (loss)......................    5,612.9      6,289.3     5,025.4      6,327.8     5,302.0
Delinquencies greater than 60 days as
  a percentage of managed finance
  receivables........................       1.72%        1.32%       1.76%        1.42%       1.19%
Net credit losses as a percentage of
  average managed finance
  receivables........................       1.98%        1.39%       1.79%        1.31%       1.03%
Consolidated adjusted cash flow(g)...  $   305.9   $    265.8   $ 1,131.9    $ 1,843.8   $ 1,847.2
Ratio of consolidated adjusted cash
  flow to interest expense related to
  corporate notes payable and
  commercial paper(h)................        2.9x         2.8x        2.6x         7.4x       10.1x
Ratio of consolidated adjusted cash
  flow to interest expense related to
  corporate notes payable and
  commercial paper and distributions
  on Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts(i)...............        2.0x         1.7x        1.7x         4.1x        5.8x

-------------------------
(a) Subsequent to September 8, 1999, we no longer structure the securitizations of the loans we originate in a manner that results in gain-on-sale revenues. For more information on this change, refer to our Annual Report on Form 10-K for the year ended December 31, 2000, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, both of which are incorporated by reference herein.

(b)  Net income (loss) includes the following:

                                                   THREE MONTHS ENDED
                                                        MARCH 31,         YEARS ENDED DECEMBER 31,
                                                   -------------------   ---------------------------
                                                     2001       2000      2000      1999      1998
                                                   --------   --------   -------   -------   -------
                                                                 (DOLLARS IN MILLIONS)
    Net investment gains (losses), net of tax and
      other items................................  $ (59.1)   $ (13.2)   $(198.1)  $(111.9)  $ (32.8)

    Impairment charge, net of tax................     (5.0)      (1.6)    (324.9)   (349.2)   (355.8)

    Special charges, net of tax..................    (10.0)        --     (518.3)       --    (148.0)

    Gain on sale of interest in riverboat, net of
      tax........................................    122.6         --         --        --        --

    Provision for losses related to loan
      guarantees, net of tax.....................       --      (14.7)    (150.0)    (11.9)       --

    Venture capital income (loss), net of
      amortization, expenses and taxes...........    (17.5)      47.9      (99.4)    170.0        --

    Amounts related to major medical lines of
      business we intend to sell and other
      non-recurring items, net of tax............     (5.1)      24.1       13.6     147.3     205.2

    Cumulative effect of accounting change, net
      of tax.....................................       --         --      (55.3)       --        --

    Extraordinary gain (loss) on extinguishment
      of debt, net of tax........................       .3         --       (5.0)       --     (42.6)

-------------------------

     Refer to: (i) our Annual Report on Form 10-K for the year ended December 31, 2000; and (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, both of which are incorporated by reference herein, for additional discussion of the above items.

(c) Amounts under this heading are included to assist the reader in analyzing our financial position and results of operations. Such amounts are not intended to, and do not, represent insurance policy income; net income; shareholders' equity; the ratio of earnings to fixed charges; or the ratio of earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, prepared in accordance with generally accepted accounting principles.

(d) Includes premiums received from universal life products and products without mortality or morbidity risk. Such premiums are not reported as revenues under generally accepted accounting principles and were $610.5 million and $833.2 million for the three months ended March 31, 2001 and 2000, respectively, $2,731.1 million in 2000; $3,023.3 million in 1999; and $2,585.7 million in 1998. Also includes deposits in mutual funds totaling $111.3 million and $289.6 million for the three months ended March 31, 2001 and 2000, respectively, $794.2 million in 2000; $479.3 million in 1999; and $87.1 million in 1998. Also includes premiums related to our major medical lines, which we intend to sell, totalling $209.5 million and $233.5 million for the three months ended March 31, 2001 and 2000, respectively, $910.6 million in 2000; $855.7 million in 1999; and $878.2 million in 1998.

(e)  Represents net income excluding the items described in note (b) above.

(f) Includes: (i) all of our assets; (ii) the total finance receivables managed by Conseco Finance applicable to the holders of asset-backed securities sold by Conseco Finance in securitizations structured in a manner that resulted in gain-on-sale revenue (adjusted for the interests we retain); and (iii) the total market value of the investment portfolios we manage for others of $6.8 billion and $12.4 billion at March 31, 2001 and 2000, respectively, $7.2 billion, $11.4 billion and $11.2 billion at December 31, 2000, 1999 and 1998, respectively.

(g) Represents operating earnings from continuing operations before taxes, goodwill amortization and preferred stock dividends plus (i) depreciation expense; (ii) interest expense related to corporate notes payable and commercial paper; and (iii) distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, as described under "Description of Notes -- Certain Definitions" included elsewhere herein.

(h) Represents the ratio of: (i) consolidated adjusted cash flow as described in note (g) above to (ii) interest expense related to corporate notes payable and commercial paper.

(i) Represents the ratio of: (i) consolidated adjusted cash flow as described in note (g) above to (ii) interest expense related to corporate notes payable and commercial paper and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

                                  RISK FACTORS

     You should carefully consider all information included or incorporated by reference in this prospectus supplement and accompanying prospectus. In particular, you should carefully consider the risks described below before purchasing the notes. These are not the only risks and uncertainties we face. Additional risks and uncertainties described elsewhere herein or in the documents incorporated by reference may also impair our financial condition, results of operations or prospects.

OUR DEGREE OF LEVERAGE MAY LIMIT OUR FINANCIAL AND OPERATING ACTIVITIES.

     We currently have substantial outstanding indebtedness and will continue to have substantial indebtedness following the offering. We currently have total debt at the parent company level of approximately $4.4 billion, and we currently hold at the parent company level $92.5 million in cash which we intend to use along with the proceeds of this offering to repay debt of $478.2 million which matures before year end. See "Use of Proceeds." Our ratio of earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts for the three months ended March 31, 2001 was 1.25x. For the year 2000, adjusted earnings were $1,602.4 million less than fixed charges. See "Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges, Preferred Stock Dividends and Distributions on Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts." As of March 31, 2001, on a pro forma basis to give effect to the offering and the use of proceeds thereof, our outstanding indebtedness would have been $5.0 billion, and our ratio of earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts for the three months ended March 31, 2001 would have been 1.24x. For the year 2000, on a pro forma basis to give effect to the offering and the use of proceeds thereof, adjusted earnings would have been $1,620.9 million less than fixed charges.

     This degree of leverage could have material adverse consequences to us and the holders of the notes, including the following: (i) our ability to obtain additional financing in the future for working capital, capital expenditures or other purposes may be impaired; (ii) a substantial portion of our cash flow from operations will be required to be dedicated to the payment of interest expense and principal repayment obligations; (iii) higher interest rates will cause the interest expense on our variable rate debt to be higher; (iv) we may be more highly leveraged than other companies with which we compete, and this may place us at a competitive disadvantage; (v) our degree of leverage will make us more vulnerable to a downturn in our business or in the general economy; and (vi) our degree of leverage may adversely affect the ratings of our insurance company subsidiaries which in turn may adversely affect their competitive position and ability to sell products.

     Our cash flow may be affected by a variety of factors, many of which are outside of our control, including insurance regulatory issues, competition, financial markets and other general business conditions. Consequently, although we presently anticipate that we will be able to pay our debt service and other obligations, no assurance can be given that we will possess sufficient income and liquidity to meet all of our long-term debt service requirements (including with respect to the notes) and other obligations.

     Although the Indenture contains limitations on the incurrence of indebtedness, the Indenture allows us to incur substantial amounts of additional indebtedness. See "Description of the Notes."

THE COVENANTS OUTLINED IN OUR RESTRUCTURED BANK AGREEMENTS ALSO RESTRICT OUR ACTIVITIES.

     We amended the agreements relating to our bank credit facilities in 2000. We agreed to a number of covenants and other provisions which restrict our ability to borrow money and pursue operating activities without the prior consent of the lenders. These provisions restrict our ability to use the proceeds of asset sales and refinancing transactions. We agreed to meet or maintain various financial ratios and balances. Our principal subsidiaries also must maintain specified financial strength ratings. Our ability to meet these financial tests and maintain ratings may be affected by events beyond our control. The agreements limit our ability to issue additional debt, incur additional contingent obligations, grant liens, dispose of assets, enter into transactions with affiliates, make certain investments, including in existing and new businesses, change our businesses, and modify our outstanding debt and preferred stock. Although we are presently in compliance with these provisions and have obtained the consent of the lenders to issue the notes, these provisions represent significant restrictions on the manner in which we may operate our business. If we default under any of these provisions, the lenders could declare all outstanding borrowings, accrued interest and fees to be due and payable. If that were to occur, we cannot assure you that we would have sufficient liquidity to repay such indebtedness in full.

WE ARE A HOLDING COMPANY AND DEPEND ON OUR SUBSIDIARIES FOR CASH.

     We are a holding company which has no business operations and depend on our operating subsidiaries for cash to make principal and interest payments on our debt (including payments to subsidiary trusts to be used for distributions on Company-obligated mandatorily redeemable preferred securities), pay administrative expenses and income taxes and other investments. The cash we receive from our subsidiaries consists of fees for services, tax sharing payments, dividends and surplus debenture interest and principal payments. A deterioration in any of our material subsidiaries' financial condition, earnings or cash flow for any reason could limit such subsidiary's ability to pay cash dividends or other payments to us, which, in turn, would limit our ability to pay our debt service.

     The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations. These regulations generally permit dividends to be paid from earned surplus of the insurance company for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of): (1) net gain from operations for the prior year; or (2) 10 percent of surplus as of the end of the preceding year. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. Our insurance subsidiaries paid dividends of $178.0 million and $111.0 million to us during 2000 and the first three months of 2001, respectively. In addition to fees and interest, during the remainder of 2001, our insurance subsidiaries may pay "ordinary" dividends of $51.3 million to us without permission from state regulatory authorities. Although we believe that amounts required for us to meet our financial and operating obligations will be available from our subsidiaries, there can be no assurance in this regard and we may encounter liquidity problems which could affect our ability to meet such obligations while attempting to meet competitive pressures or adverse economic conditions. In such circumstances, the value of the notes could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

THE NOTES ARE UNSECURED AND STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES.

     Because our operations are conducted through subsidiaries, claims of the creditors of such subsidiaries (including policyholders) will have priority with respect to the assets and earnings of the subsidiaries over the claims of the creditors of the parent company, including holders of the notes. Our subsidiaries had indebtedness for borrowed money (including capitalized lease obligations but excluding indebtedness to affiliates), policy reserves and other liabilities of $46.4 billion at March 31, 2001. See "Description of Existing Indebtedness." In addition, our bank credit facilities are guaranteed by our wholly-owned subsidiary, CIHC, Incorporated, which is the ultimate holding company for our principal operating subsidiaries. In the event of a default on our debt or an insolvency, liquidation or other reorganization of the parent company, our creditors and stockholders will not have the right to proceed against the assets of our subsidiaries or to cause their liquidation under federal and state bankruptcy laws. If an insurance company subsidiary were to be liquidated, such liquidation would be conducted under the insurance law of its state of domicile by such state's insurance regulator as the receiver with respect to such insurer's property and business. See "Business -- Government Regulation."

OUR ABILITY TO REPURCHASE NOTES WITH CASH UPON A CHANGE OF CONTROL MAY BE
LIMITED.

     In certain circumstances involving a change of control, you may require us to repurchase some or all of your notes. We cannot assure you that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes may also be limited by law, by our indentures, by the terms of other agreements relating to our bank credit facilities and by such indebtedness and agreements as may be entered into, replaced, supplemented or amended from time to time.

WE DEPEND ON KEY MANAGEMENT PERSONNEL.

     The development and implementation of our business strategies is dependent upon certain of our key management personnel, in particular Gary Wendt, our chief executive officer. The loss of any of our executive officers could have a material adverse effect on us. We have multi-year employment agreements with Mr. Wendt and certain other key managers. Mr. Wendt's employment agreement expires in 2005 and provides for vesting of certain financial benefits in 2002.

OUR DELINQUENCIES AND COLLATERAL RECOVERY RATES CAN BE ADVERSELY IMPACTED BY A VARIETY OF OTHER FACTORS, MANY OF WHICH ARE OUTSIDE OUR CONTROL.

     Delinquencies on loans and our ability to recover collateral and mitigate loan losses can be adversely impacted by a variety of factors, many of which are outside our control. For example, proposed changes to the federal bankruptcy laws applicable to individuals would make it more difficult for borrowers to seek bankruptcy protection, and the prospect of these changes may encourage certain borrowers to seek bankruptcy protection before the law changes thereby increasing delinquencies. When loans are delinquent and we foreclose on the loan, our ability to sell collateral to recover or mitigate our loan losses is subject to market valuations of such collateral. In manufactured housing, such values may be impacted by the available inventory of manufactured homes on the market, a factor over which we have no control. It is also dependent upon demand for new homes, which is tied to economic factors in the general economy.

AN ECONOMIC DOWNTURN MAY LEAD TO A DETERIORATION IN OUR ASSET QUALITY AND ADVERSELY AFFECT OUR FINANCE BUSINESS EARNINGS AND CASH FLOW.

     The risks associated with our business become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer credit and declining asset values. In the home equity mortgage and manufactured housing businesses, any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowing and increases the loan-to-value ratios of loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. For our finance customers, loss of employment, increases in cost-of-living or other adverse economic conditions would likely impair their ability to meet their payment obligations. In addition, in an economic slowdown or recession, our servicing and litigation costs will likely increase. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect our financial condition and results of operations.

OUR NET INTEREST INCOME AND SERVICING FEES FROM OUR FINANCE OPERATIONS ARE SUBJECT TO PREPAYMENT RISK.

     At March 31, 2001, we had $44.8 billion of managed receivables on which we earn net interest income and servicing fees. Prepayments of our managed receivables, whether due to refinancing, repayments or foreclosures, in excess of management's estimates could adversely affect our future cash flow at our finance subsidiary due to the resulting loss of servicing fee revenue and net interest income on such prepaid receivables. Prepayments can result from a variety of factors, many of which are beyond our control, including changes in interest rates and general economic conditions.

WE DEPEND UPON SECURITIZATION PROGRAMS TO FUND OUR FINANCE OPERATIONS.

     The most significant source of liquidity for our finance operations has been our ability to finance the receivables we originate in the secondary markets through loan securitizations. Accordingly, adverse changes in the securitization market could impair our ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect upon our business and results of operations. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Although we have alternative sources of funding, principally warehouse and bank credit facilities as well as loan sales, these alternatives may not be sufficient for us to continue to originate loans.

     As of March 31, 2001, we had $2.2 billion of committed (and an additional $2.0 billion of uncommitted) capacity under our warehouse and bank credit facilities to fund our finance operations. Our capacity under these facilities would have to increase for the volume of our loan originations to grow significantly.

     Although we expect to be able to obtain replacement financing when our current facilities expire, there can be no assurance that such financing will be obtainable on favorable terms, if at all. To the extent that we are unable to arrange any third party or other financing, our loan origination activities would be adversely affected, which could have a material adverse effect on our operations, financial results and cash position.

OUR EARNINGS MAY BE SUBJECT TO VOLATILITY DUE TO POSSIBLE IMPAIRMENT CHARGES RELATING TO THE VALUATION OF INTEREST-ONLY SECURITIES.

     Our subsidiary, Conseco Finance, holds substantial residual interests in securitization transactions executed prior to September 1999, which we refer to as interest-only securities. We carry these securities at estimated fair value which we determine by discounting the projected cash flows over the expected life of the loan receivables sold using prepayment, default, loss and interest rate assumptions. Since September 1999, we have securitized our loan receivables using the portfolio method resulting in balance sheet financing treatment. As a result, we are no longer creating interests in interest-only securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     We are required to recognize declines in the value of our interest-only securities, and resulting charges to earnings, when: (i) their fair value is less than their carrying value, and (ii) the timing and/or amount of cash expected to be received from these securities has changed adversely from the previous valuation that determined the carrying value. The assumptions we use to determine new values are based on our internal evaluations and consultation with external advisors having significant experience in valuing these securities. Though we believe that our methodology is reasonable, many of the assumptions and expectations underlying our determinations are not possible to predict with certainty and may change adversely in the future for reasons beyond our control. Largely as a result of adverse changes in the underlying assumptions, we recognized impairment charges of $515.7 million in 2000, $554.3 million in 1999, $549.4 million in 1998, and $7.9 million in the first quarter of 2001, to reduce the book value of our interest-only securities and servicing rights. As of March 31, 2001, the carrying value of our interest-only securities and servicing rights was $483.4 million (including unrealized gains of $38.1 million).

     No assurances can be given that our current valuation of interest-only securities will prove accurate in future periods. In addition, in the securitizations to which these interest-only securities relate, we have retained certain contingent risks in the form of guarantees of residual interests. Higher than anticipated rates of loan repayments, including repayments due to foreclosures or charge-offs, or any adverse changes in our other assumptions used for valuation (such as interest rates), could force us to recognize additional impairment charges or to make payments on the guarantees, which, in turn, could have a material adverse effect on our financial condition or results of operations.

OUR INSURANCE BUSINESS EARNINGS MAY DECLINE IF OUR PREMIUM RATES ARE NOT
ADEQUATE.

     We set the premium rates on our health insurance policies based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the severity, and the interest rate earned on our investment of premiums. In setting premium rates, we consider historical claims information, industry statistics and other factors. If our actual claims experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our net income may decrease. We generally cannot raise our premiums in any state unless we first obtain the approval of the insurance regulator in that state. We review the adequacy of our premium rates regularly and file rate increases on our products when we believe existing premium rates are too low. It is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for a rate increase in one or more states, our net income may decrease. If we are successful in obtaining regulatory approval to raise premium rates due to unfavorable actual claims experience, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to allow their policies to lapse. This would reduce our premium income in future periods. Increased lapse rates also could require us to expense all or a portion of the deferred policy costs relating to lapsed policies in the period in which those policies lapse, reducing our net income in that period.

OUR RESERVES FOR FUTURE INSURANCE POLICY BENEFITS AND CLAIMS MAY PROVE TO BE INADEQUATE, REQUIRING US TO INCREASE LIABILITIES AND RESULTING IN REDUCED NET INCOME AND SHAREHOLDERS' EQUITY.

     We calculate and maintain reserves for the estimated future payment of claims to our policyholders using the same actuarial assumptions that we use to set our premiums. For our health insurance business, we establish an active life reserve plus a liability for due and unpaid claims, claims in the course of settlement and incurred but not reported claims, as well as a reserve for the present value of amounts not yet due on claims. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and pharmaceutical costs, changes in doctrines of legal liability and extracontractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on extensive estimates, assumptions and prior years' statistics. Establishing reserves is an uncertain process, and it is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. Our net income depends significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in setting our reserves and pricing our policies. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities resulting in reduced net income and shareholders' equity.

WE ARE SUBJECT TO EXTENSIVE REGULATION.

     Our finance and insurance businesses are subject to extensive regulation and supervision in the jurisdictions in which we operate. Such regulation and supervision are primarily for the benefit and protection of our customers, and not for the benefit of our investors or creditors. Our finance operations are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, our loan originations, credit activities, maximum interest rates, finance and other charges, disclosure to customers, the terms of secured transactions, collection, repossession and claims-handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. Although we believe that we are in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules or regulations will not be adopted in the future that could make compliance more difficult or expensive, restrict our ability to originate or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated by us, further limit or restrict the terms of loan agreements, or otherwise adversely affect our business or prospects.

     Our insurance subsidiaries are subject to state insurance laws which establish supervisory agencies with broad administrative powers relative to granting and revoking licenses to transact business, regulating sales and other practices, licensing agents, approving policy forms, setting reserve and solvency requirements, determining the form and content of required statutory financial statements, limiting dividends and prescribing the type and amount of investments. See "Business -- Governmental Regulation."

RECENTLY ENACTED AND PENDING OR FUTURE LEGISLATION COULD ALSO AFFECT OUR INCOME FROM OUR INSURANCE OPERATIONS.

     During recent years, the health insurance industry has experienced substantial changes, primarily caused by healthcare legislation. Recent Federal and state legislation and legislative proposals relating to healthcare reform contain features that could severely limit or eliminate our ability to vary our pricing terms or apply medical underwriting standards with respect to individuals which could have the effect of increasing our loss ratios and decreasing our profitability. In particular, Medicare reform and legislation concerning prescription drugs could impact our ability to price or sell our products.

     In addition, proposals currently pending in Congress and some state legislatures may also affect our income. These proposals include the implementation of minimum consumer protection standards for inclusion in all long term care policies, including: guaranteed premium rates; protection against inflation; limitations on waiting periods for pre-existing conditions; setting standards for sales practices for long term care insurance; and guaranteed consumer access to information about insurers, including lapse and replacement rates for policies and the percentage of claims denied. Enactment of any of these proposals could reduce our net income.

CHANGING INTEREST RATES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Profitability may be directly affected by the level of and fluctuations in interest rates which affect our ability to earn a spread between interest received on loans and the costs of liabilities. While we monitor the interest rate environment and employ hedging strategies designed to mitigate the impact of changes in interest rates, there can be no assurance that our profitability would not be adversely affected during any period of changes in interest rates. During periods of increasing interest rates, we generally experience market pressure to reduce servicing spreads in our financing operations. In addition, an increase in interest rates may decrease the demand for consumer credit. A substantial and sustained increase in interest rates could, among other things:
(i) adversely affect our ability to purchase or originate loans or other assets;
(ii) reduce the average size of loans underwritten; and (iii) increase securitization funding costs. A significant decline in interest rates could decrease the size of our loan servicing portfolio by increasing the level of loan prepayments, thereby shortening the life and impairing the value of our interest-only securities. Fluctuating interest rates also may affect our net interest income earned resulting from the difference between the yield to us on loans held pending securitization and the cost of funds obtained by us to finance such loans.

     Our spread-based insurance business is subject to several inherent risks arising from movements in interest rates, especially if we fail to anticipate or respond to such movements. First, interest rate changes can cause compression of our net spread between interest earned on investments and interest credited on customer deposits, thereby adversely affecting our results. Second, if interest rate changes produce an unanticipated increase in surrenders of our spread-based products, we may be forced to sell investment assets at a loss in order to fund such surrenders. At December 31, 2000, approximately 19 percent of our total insurance liabilities (or approximately $5.2 billion) could be surrendered by the policyholder without penalty. Finally, changes in interest rates can have significant effects on the performance of our mortgage-backed securities portfolio, including collateralized mortgage obligations, as a result of changes in the prepayment rate of the loans underlying such securities. We follow asset/liability strategies that are designed to mitigate the effect of interest rate changes on our profitability. However, there can be no assurance that management will be successful in implementing such strategies and achieving adequate investment spreads.

WE ARE SUBJECT TO LITIGATION CLAIMS WHICH COULD BE MATERIAL.

     We and our subsidiaries are involved on an ongoing basis in lawsuits relating to our operations, including with respect to sales practices, and we and current and former officers and directors are defendants in pending class action lawsuits asserting claims under the securities laws and derivative claims. See Item 3 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2000 and Item 1 of Part II of our Quarterly Report on Form 10-Q for the period ended March 31, 2001, which are incorporated by reference herein, and the Notes to Consolidated Financial Statements. The ultimate outcome of these lawsuits cannot be predicted with certainty. Director and officer liability insurance against certain liabilities, including liabilities under the securities laws, was in force at the time the securities and derivative litigation was commenced. We have not established any reserve for possible losses with respect to the claims asserted in the securities and derivative litigation. We believe that the claims asserted in the securities and derivative litigation are covered by our liability insurance and that we should be able to resolve those claims within the limits of our coverage. Because the insurers have denied coverage for these claims, we recently commenced a lawsuit against them and we intend to pursue our coverage rights vigorously. However, we cannot assure you that we will succeed.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE.

     Each of the markets in which we operate is highly competitive. Competitors include, in the finance segment, finance companies, commercial banks, thrifts, other financial institutions, credit unions and manufacturers and vendors, and in the insurance segment, other life insurers, commercial banks, thrifts, mutual funds and broker-dealers. Many of our competitors in different segments and regions are larger companies that have greater capital, technological and marketing resources, and have access to capital at a lower cost. In the insurance business, claims paying ability ratings can be a key competitive factor in marketing products and in attracting and retaining agents. Should the claims paying ability rating of one or more of our insurance subsidiaries decline, we may not be able to compete successfully. See "Business -- Competition."

TAX LAW CHANGES COULD ADVERSELY AFFECT OUR INSURANCE PRODUCT SALES AND PROFITABILITY.

     We sell deferred annuities and some forms of life insurance products which are attractive to purchasers, in part, because policyholders generally are not subject to Federal income tax on increases in policy values until some form of distribution is made. Recently, Congress enacted legislation to lower marginal tax rates, reduce the federal estate tax gradually over a ten-year period, with total elimination of the federal estate tax in 2010 and increase contributions which may be made to individual retirement accounts and 401(k) accounts. While these tax law changes will sunset at the beginning of 2011 absent future congressional action, they could in the interim diminish the appeal of our annuity and life insurance products. Additionally, Congress has considered, from time to time, other possible changes to the U.S. tax laws, including elimination of the tax deferral on the accretion of value within certain annuities and life insurance products. There can be no assurance that further tax legislation will not be enacted which would contain provisions with possible adverse effects on our annuity and life insurance products.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE NOTES, WHICH MAY REDUCE THEIR MARKET PRICE.

     The notes are a new issue of securities for which there is currently no trading market. We cannot assure you that an active trading market for the notes will develop or be sustained. The notes will not be listed on any securities exchange. The underwriters have informed us that they intend to make a market in the notes after this offering is completed, but they are not obligated to do so and may discontinue any market making at anytime without notice.

     In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield debt, changes in our prospects or financial performance or in the prospects for companies in our industry generally. If an active market for the notes fails to develop or be sustained, the trading price could fall. If an active trading market were to develop, they could trade at prices that may be lower than the initial offering price. Whether or not they could trade at lower prices depends on many factors, including:

     - prevailing interest rates;

     - the markets for similar securities;

     - general economic conditions; and

     - our financial condition, historical financial performance and future prospects.

                                USE OF PROCEEDS

     The proceeds from the sale of the notes are estimated to be approximately $385.7 million (after underwriting discounts and estimated offering expenses). We intend to use the net proceeds from the notes, together with other available cash, to repay $478.2 million due in December 2001 under two bank credit facilities. The lenders under these credit facilities include affiliates of some of the underwriters participating in the offering. See "Underwriting -- Other Relationships". The weighted average interest rate of such credit facilities was 6.6% as of June 22, 2001.

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated capitalization at March 31, 2001: (i) as reported; and (ii) as adjusted on a pro forma basis to reflect the offering of the notes as described in this prospectus supplement and the use of proceeds therefrom, together with other available cash, to repay $478.2 million due in December 2001 and the repayment of $609.8 million of other debt in the second quarter of 2001, as if such events had occurred on March 31, 2001. This table should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and our Annual Report on Form 10-K for the year ended December 31, 2000, both of which are incorporated by reference herein. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.

                                                                  MARCH 31, 2001
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                               (DOLLARS IN MILLIONS)
Notes payable:
  Direct corporate obligations:
     $1.5 billion bank credit facility......................  $ 1,499.8    $ 1,499.8
     Other bank credit facilities...........................      478.2           --(a)
     7.6% senior notes due June 2001........................       59.8           --(b)
     6.4% notes Mandatory Par Put Remarketed Securities
      putable on June 15, 2001..............................      550.0           --(b)
     Notes due 2002 through 2006............................    2,378.9      2,378.9
     10 3/4% senior notes due 2008..........................         --        400.0
                                                              ---------    ---------
          Total principal amount of direct corporate
            obligations.....................................    4,966.7      4,278.7
                                                              ---------    ---------
  Direct finance obligations:
     Master repurchase agreements due on various dates in
      2002 and 2003.........................................    1,023.9      1,023.9
     Credit facility collateralized by retained interest in
      securitizations due 2003..............................      562.5        562.5
     Medium term notes and senior subordinated notes due
      2002 and 2003.........................................      418.8        418.8
                                                              ---------    ---------
          Total principal amount of direct finance
            obligations.....................................    2,005.2      2,005.2
                                                              ---------    ---------
            Total principal amount..........................    6,971.9      6,283.9
  Unamortized net discount and deferred fees................      (46.7)       (57.9)
                                                              ---------    ---------
            Total notes payable.............................    6,925.2      6,226.0
                                                              ---------    ---------
Minority interest:
  Company-obligated mandatorily redeemable preferred
     securities of subsidiary trusts........................    1,909.4      1,909.4
                                                              ---------    ---------
Shareholders' equity:
  Preferred stock...........................................      490.7        490.7
  Common stock and additional paid-in capital, no par value;
     1,000,000,000 shares authorized; 337,600,523 shares
     outstanding............................................    3,415.2      3,415.2
  Accumulated other comprehensive loss......................     (396.9)      (396.9)
  Retained earnings.........................................    1,707.0      1,702.0
                                                              ---------    ---------
            Total shareholders' equity......................    5,216.0      5,211.0
                                                              ---------    ---------
            Total capitalization............................  $14,050.6    $13,346.4
                                                              =========    =========
Cash held by the parent company for the repayment of debt...  $   464.6    $      --(a)(b)
                                                              =========    =========

(a) We intend to use $92.5 million of cash held at the parent company level along with the proceeds of the offering to repay $478.2 million of bank credit facilities due in December 2001.

(b) The funds used for the repayment of the 7.6% senior notes due June 2001, and the 6.4% notes Mandatory Par Put Remarketed Securities putable on June 15, 2001, were provided from the cash held by the parent company for the repayment of debt and other cash held by the parent company.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
              EARNINGS TO FIXED CHARGES, PREFERRED STOCK DIVIDENDS
               AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY
              REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

     The following table sets forth our ratios of earnings to fixed charges, and earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts for each of the five years ended December 31, 2000 and for the three months ended March 31, 2001 and 2000. Such ratios are based on the financial information contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and our Annual Report on Form 10-K for the year ended December 31, 2000, both of which are incorporated by reference herein. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.

                                                         THREE
                                                        MONTHS
                                                         ENDED
                                                       MARCH 31,        YEARS ENDED DECEMBER 31,
                                                      -----------   ---------------------------------
                                                      2001   2000   2000   1999   1998   1997    1996
                                                      ----   ----   ----   ----   ----   -----   ----
Ratio of earnings to fixed charges:
  As reported.......................................  1.41x  1.73x  (b)    2.98x  3.30x   5.55x  4.85x
  Excluding interest expense on direct third party
     debt of Conseco Finance and investment
     borrowings(a)..................................  2.57x  2.90x  (b)    5.27x  6.30x  13.00x  7.80x
Ratio of earnings to fixed charges, preferred stock
  dividends and distributions on Company-obligated
  mandatorily redeemable preferred securities of
  subsidiary trusts:
     As reported....................................  1.25x  1.38x  (c)    2.20x  2.47x   4.10x  3.74x
     Excluding interest expense on direct third
       party debt of Conseco Finance and investment
       borrowings(a)................................  1.71x  1.75x  (c)    2.98x  3.55x   6.72x  5.11x

-------------------------
(a) These ratios are included to assist the reader in analyzing the impact of interest expense on debt related to finance receivables and other investments (which is generally offset by interest earned on finance receivables and other investments financed by such debt). Such ratios are not intended to, and do not, represent the following ratios prepared in accordance with generally accepted accounting principles: the ratio of earnings to fixed charges; or the ratio of earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(b) For such ratios, adjusted earnings were $1,361.8 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included:
    (i) special and impairment charges of $1,215.0 million; and (ii) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference herein.

(c) For such ratios, adjusted earnings were $1,602.4 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included:
    (i) special and impairment charges of $1,215.0 million; and (ii) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference herein.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Our selected consolidated financial data are based on and derived from, and should be read in conjunction with, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and our Annual Report on Form 10-K for the year ended December 31, 2000, and the related notes thereto. Our consolidated balance sheets at December 31, 2000 and 1999, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 2000, 1999 and 1998, and notes thereto were audited by PricewaterhouseCoopers LLP, independent accountants. Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years ended December 31, 2000, are included in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference herein. The selected consolidated financial data set forth for the three months ended March 31, 2001 and 2000 are unaudited; however, in the opinion of our management, the accompanying selected financial data contain all adjustments, consisting only of normal recurring items, necessary to present fairly the selected financial data for such periods. The results of operations for the three months ended March 31, 2001, may not be indicative of the results of operations to be expected for a full year. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.

     The comparison of selected consolidated financial data is significantly affected by the following business combinations accounted for as purchases:
Washington National Corporation (effective December 1, 1997); Colonial Penn Life Insurance Company and Providential Life Insurance Company (September 30, 1997); Pioneer Financial Services, Inc. (April 1, 1997); Capitol American Financial Corporation (January 1, 1997); Transport Holdings Inc. (December 31, 1996); American Travellers Corporation (December 31, 1996); FINOVA Acquisition I, Inc. (December 1, 1996); and Life Partners Group, Inc. (July 1, 1996). All financial data have been restated to give retroactive effect to the merger (completed on June 30, 1998) with Conseco Finance accounted for as a pooling of interests.

                                  THREE MONTHS ENDED
                                      MARCH 31,                          YEARS ENDED DECEMBER 31,
                                ----------------------   ---------------------------------------------------------
                                  2001         2000        2000        1999        1998        1997        1996
                                ---------   ----------   ---------   ---------   ---------   ---------   ---------
                                                              (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA
Insurance policy income.......  $ 1,029.2   $  1,048.7   $ 4,220.3   $ 4,040.5   $ 3,948.8   $ 3,410.8   $ 1,654.2
Gain on sale of finance
  receivables(a)..............        8.9           --         7.5       550.6       745.0       779.0       400.6
Net investment income.........      901.5      1,060.9     3,920.4     3,411.4     2,506.5     2,171.5     1,505.3
Net investment gains (losses)
  from the sale of
  investments.................     (113.3)       (35.3)     (358.3)     (156.2)      208.2       266.5        60.8
Total revenues................    2,136.6      2,205.9     8,296.4     8,335.7     7,760.2     6,872.2     3,789.8
Interest expense:
  Corporate...................      105.1         95.2       438.4       249.1       182.2       109.4       108.1
  Finance and investment
     borrowings...............      313.9        162.5     1,014.7       312.6       258.3       202.9        92.1
Total benefits and expenses...    1,962.3      2,014.1     9,658.2     7,184.8     6,714.5     5,386.5     2,974.0
Income (loss) before income
  taxes, minority interest,
  extraordinary gain (loss)
  and cumulative effect of
  accounting change...........      174.3        191.8    (1,361.8)    1,150.9     1,045.7     1,485.7       815.8
Extraordinary gain (loss) on
  extinguishment of debt, net
  of tax......................         .3           --        (5.0)         --       (42.6)       (6.9)      (26.5)
Cumulative effect of
  accounting change, net of
  tax.........................         --           --       (55.3)         --          --          --          --
Net income (loss)(b)..........       84.1         77.4    (1,191.2)      595.0       467.1       866.4       452.2

                                  THREE MONTHS ENDED
                                      MARCH 31,                          YEARS ENDED DECEMBER 31,
                                ----------------------   ---------------------------------------------------------
                                  2001         2000        2000        1999        1998        1997        1996
                                ---------   ----------   ---------   ---------   ---------   ---------   ---------
                                                              (DOLLARS IN MILLIONS)
BALANCE SHEET DATA -- PERIOD END
Total assets..................  $58,459.4   $ 55,468.8   $58,589.2   $52,185.9   $43,599.9   $40,679.8   $28,724.0
Notes payable and commercial
  paper:
  Corporate...................    4,925.0      5,444.8     5,055.0     4,624.2     3,809.9     2,354.9     1,094.9
  Finance.....................    2,000.2      2,863.8     2,810.9     2,540.1     1,511.6     1,863.0       762.5
  Related to securitized
     finance receivables
     structured as
     collateralized
     borrowings...............   12,396.1      6,520.7    12,100.6     4,641.8          --          --          --
Total liabilities.............   51,334.0     47,414.1    51,810.9    43,990.6    36,229.4    34,082.0    23,810.2
Minority interests in
  consolidated subsidiaries:
  Company-obligated
     mandatorily redeemable
     preferred securities of
     subsidiary trusts........    1,909.4      2,641.8     2,403.9     2,639.1     2,096.9     1,383.9       600.0
  Other equity interests in
     subsidiaries.............         --           --          --          --          --          --        97.0
Shareholders' equity..........    5,216.0      5,412.9     4,374.4     5,556.2     5,273.6     5,213.9     4,216.8
OTHER FINANCIAL DATA(C)
Premium and asset accumulation
  product collections(d)......  $ 1,620.6   $  1,997.1   $ 7,158.6   $ 6,986.0   $ 6,051.3   $ 5,075.6   $ 3,280.2
Operating earnings(e).........       54.0         30.7       135.2       749.2       841.1       991.8       467.5
Managed finance receivables...   44,776.9     47,216.4    46,585.9    45,791.4    37,199.8    27,957.1    20,072.7
Total managed assets (at fair
  value)(f)...................   93,531.9    101,368.7    95,471.7    98,561.8    87,247.4    70,259.8    59,084.8
Shareholders' equity,
  excluding accumulated other
  comprehensive income
  (loss)......................    5,612.9      6,289.3     5,025.4     6,327.8     5,302.0     5,013.3     4,180.2
Delinquencies greater than 60
  days as a percentage of
  managed finance
  receivables.................       1.72%        1.32%       1.76%       1.42%       1.19%       1.08%       1.08%
Net credit losses as a
  percentage of average
  managed finance
  receivables.................       1.98%        1.39%       1.79%       1.31%       1.03%       1.05%        .74%

-------------------------
(a) Subsequent to September 8, 1999, we no longer structure the securitizations of the loans we originate in a manner that results in gain-on-sale revenues. For more information on this change, refer to our Annual Report on Form 10-K for the year ended December 31, 2000, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, both of which are incorporated by reference herein.

(b)  Net income (loss) includes the following:

                                          THREE MONTHS
                                              ENDED
                                            MARCH 31,                 YEARS ENDED DECEMBER 31,
                                         ---------------   ----------------------------------------------
                                          2001     2000     2000      1999      1998      1997      1996
                                         ------   ------   -------   -------   -------   -------   ------
                                                              (DOLLARS IN MILLIONS)
    Net investment gains (losses), net
      of tax and other items...........  $(59.1)  $(13.2)  $(198.1)  $(111.9)  $ (32.8)  $  44.1   $ 11.2

    Impairment charge, net of tax......    (5.0)    (1.6)   (324.9)   (349.2)   (355.8)   (117.8)      --

    Special charges, net of tax........   (10.0)      --    (518.3)       --    (148.0)       --       --

    Gain on sale of interest in
      riverboat, net of tax............   122.6       --        --        --        --        --       --

    Provision for losses related to
      loan guarantees, net of tax......      --    (14.7)   (150.0)    (11.9)       --        --       --

    Venture capital income (loss), net
      of amortization, expenses and
      taxes............................   (17.5)    47.9     (99.4)    170.0        --        --       --

    Amounts related to major medical
      lines of business we intend to
      sell and other non-recurring
      items, net of tax................    (5.1)    24.1      13.6     147.3     205.2     (44.8)    17.4

    Cumulative effect of accounting
      change, net of tax...............      --       --     (55.3)       --        --        --       --

    Extraordinary gain (loss) on
      extinguishment of debt, net of
      tax..............................      .3       --      (5.0)       --     (42.6)     (6.9)   (26.5)

     ------------------------------
     Refer to: (i) our Annual Report on Form 10-K for the year ended December 31, 2000; and (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, both of which are incorporated by reference herein, for additional discussion of the above items.

(c) Amounts under this heading are included to assist the reader in analyzing our financial position and results of operations. Such amounts are not intended to, and do not, represent insurance policy income, net income or shareholders' equity prepared in accordance with generally accepted accounting principles.

(d) Includes premiums received from universal life products and products without mortality or morbidity risk. Such premiums are not reported as revenues under generally accepted accounting principles and were $610.5 million and $833.2 million for the three months ended March 31, 2001 and 2000, respectively, $2,731.1 million in 2000; $3,023.3 million in 1999;
     $2,585.7 million in 1998; $2,099.4 million in 1997; and $1,881.3 million in
     1996. Also includes deposits in mutual funds totaling $111.3 million and $289.6 million for the three months ended March 31, 2001 and 2000, respectively, $794.2 million in 2000; $479.3 million in 1999; $87.1 million in 1998; and $19.9 million in 1997. Also includes premiums related to our major medical lines, which we intend to sell, totalling $209.5 million and $233.5 million for the three months ended March 31, 2001 and 2000, respectively, $910.6 million in 2000; $855.7 million in 1999; $878.2 million in 1998; $744.0 million in 1997; and $341.0 million in 1996.

(e)  Represents net income excluding the items described in note (b) above.

(f) Includes: (i) all of our assets; (ii) the total finance receivables managed by Conseco Finance applicable to the holders of asset-backed securities sold by Conseco Finance in securitizations structured in a manner that resulted in gain-on-sale revenue (adjusted for the interests we retain); and (iii) the total market value of the investment portfolios we manage for others of $6.8 billion and $12.4 billion at March 31, 2001 and 2000, respectively, $7.2 billion, $11.4 billion, $11.2 billion, $5.1 billion and $12.6 billion at December 31, 2000, 1999, 1998, 1997 and 1996, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     The following is a review of our consolidated results of operations for the three months ended March 31, 2001 and 2000, and significant changes in our consolidated financial condition. Please read this discussion in conjunction with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, incorporated herein by reference.

CONSOLIDATED RESULTS AND ANALYSIS

     Net income applicable to common stock of $80.2 million in the first quarter of 2001, or 23 cents per diluted share, included: (i) net investment losses (net of related costs, amortization and taxes) of $59.1 million, or 16 cents per share; (ii) a loss of $17.5 million, or 5 cents per share, related to our venture capital investment in TeleCorp; (iii) the gain on the sale of our interest in a riverboat of $122.6 million, or 33 cents per share; (iv) an impairment charge of $5.0 million, or 1 cent per share, related to the Company's interest-only securities and servicing rights; (v) special charges of $10.0 million, or 3 cents per share as summarized in the notes to the consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, included by reference herein; (vi) the extraordinary gain of $.3 million, or nil per share, related to the early retirement of debt; and (vii) the net loss of $5.1 million, or 1 cent per share, related to the major medical lines of business which we intend to sell. Net income applicable to common stock of $73.2 million in the first quarter of 2000, or 22 cents per diluted share, included: (i) net investment losses (including related costs, amortization and taxes) of $13.2 million, or 4 cents per share;
(ii) income of $47.9 million, or 14 cents per share, related to our venture capital investment in TeleCorp; (iii) an impairment charge of $1.6 million, or nil cents per share, to reduce the value of interest-only securities and servicing rights; (iv) the provision for loss of $14.7 million, or 4 cents per share, related to the Company's guarantee of bank loans to directors, officers and key employees to purchase shares of Conseco common stock; and (v) net income of $24.1 million, or 6 cents per share, related to the major medical lines of business which we intend to sell and other non-recurring items.

     We evaluate the performance and determine future earnings goals based on operating earnings which are defined as income before: (i) net investment gains (losses)(less that portion of amortization of cost of policies purchased and cost of policies produced and income taxes relating to such gains (losses));
(ii) the venture capital income (loss) related to our investment in TeleCorp;
(iii) special items not related to the continuing operations of our businesses (including impairment charges to reduce the value of interest-only securities and servicing rights, special charges and the provision for losses related to loan guarantees); and (iv) the net income (loss) related to the major medical lines of business we intend to sell. The criteria used by management to identify the items excluded from operating earnings include whether the item: (i) relates to other than the continuing operations of our businesses; (ii) is infrequent;
(iii) is material to net income (loss); (iv) results from restructuring activities; (v) results from a change in the regulatory environment; and/or (vi) relates to the sale of an investment or the change in estimated market value of our venture capital investments. The non-operating items which may occur will vary from period to period, and since these items are determined based on management's discretion, inconsistencies in the application of the criteria may exist. Operating earnings are determined by adjusting GAAP net income for the above mentioned items. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe that the presentation of operating earnings enhances the understanding of our results of operations by highlighting net income attributable to the normal, recurring operations of the business and by excluding events that materially distort trends in net income. However, operating earnings are not a substitute for net income determined in accordance with GAAP.

  RESULTS OF OPERATIONS BY SEGMENT FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

     The following tables and narratives summarize our operating results by business segment.

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Operating earnings from continuing operations before
  goodwill amortization and taxes:
  Insurance and fee-based segment operating earnings........   $ 203.2      $ 185.3
  Finance segment operating earnings........................      63.6         35.8
                                                               -------      -------
  Subtotal..................................................     266.8        221.1
                                                               -------      -------
Holding company activities:
  Corporate expenses, less charges to subsidiaries for
     services provided......................................       8.5        (15.8)
  Interest and dividends, net of corporate investment
     income.................................................    (152.3)      (158.4)
  Allocation of interest and dividends to finance segment...       5.5         42.2
                                                               -------      -------
     Operating earnings from continuing operations before
      taxes and goodwill amortization.......................     128.5         89.1
Taxes.......................................................     (47.7)       (33.6)
                                                               -------      -------
     Operating earnings from continuing operations before
      goodwill amortization.................................      80.8         55.5
Goodwill amortization.......................................     (26.8)       (24.8)
                                                               -------      -------
     Operating earnings from continuing operations
      applicable to common stock............................      54.0         30.7
Non-operating items, net of tax:
  Net realized losses.......................................     (59.1)       (13.2)
  Venture capital income (loss).............................     (17.5)        47.9
  Gain on sale of interest in riverboat.....................     122.6           --
  Impairment charge.........................................      (5.0)        (1.6)
  Provision for losses related to loan guarantees...........        --        (14.7)
  Special charges...........................................     (10.0)          --
  Extraordinary gain on extinguishment of debt..............        .3           --
  Discontinued lines and other non-recurring items..........      (5.1)        24.1
                                                               -------      -------
Net income applicable to common stock.......................   $  80.2      $  73.2
                                                               =======      =======

  INSURANCE AND FEE-BASED OPERATIONS

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Premiums and asset accumulation product collections:
  Annuities.................................................  $   470.2    $   645.6
  Supplemental health.......................................      605.9        586.2
  Life......................................................      223.7        242.2
                                                              ---------    ---------
     Collections on insurance products from continuing
      operations............................................    1,299.8      1,474.0
  Major medical.............................................      209.5        233.5
                                                              ---------    ---------
          Total collections on insurance products...........    1,509.3      1,707.5
  Mutual funds..............................................      111.3        289.6
                                                              ---------    ---------
          Total premiums and asset accumulation product
            collections.....................................  $ 1,620.6    $ 1,997.1
                                                              =========    =========

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Average liabilities for insurance and asset accumulation
  products (excluding major medical lines):
  Annuities:
     Mortality based........................................  $   431.4    $   455.9
     Equity-linked..........................................    2,632.7      2,404.8
     Deposit based..........................................    8,858.1     10,233.5
  Separate accounts and investment trust liabilities........    2,488.8      2,458.9
  Health....................................................    4,983.0      4,598.0
  Life:
     Interest sensitive.....................................    4,289.7      4,245.3
     Non-interest sensitive.................................    2,653.7      2,729.9
                                                              ---------    ---------
          Total average liabilities for insurance and asset
            accumulation products, net of reinsurance
            ceded...........................................  $26,337.4    $27,126.3
                                                              =========    =========
Revenues:
  Insurance policy income...................................  $   823.1    $   819.6
  Net investment income:
     General account invested assets........................      440.8        495.8
     Equity-indexed products based on the change in value of
      the S&P 500 Call Options..............................      (26.7)        (6.1)
     Separate account assets................................      (49.3)        44.5
  Fee revenue and other income..............................       26.0         29.6
                                                              ---------    ---------
          Total revenues(a).................................    1,213.9      1,383.4
                                                              ---------    ---------
Expenses:
  Insurance policy benefits.................................      610.3        634.2
  Amounts added to policyholder account balances:
     Annuity products and interest-sensitive life products
      other than those listed below.........................      146.1        169.5
     Equity-indexed products based on S&P 500 Index.........        3.1         21.2
     Separate account liabilities...........................      (49.3)        44.5
  Amortization related to operations........................      147.2        147.0
  Interest expense on investment borrowings.................        4.5          5.0
  Other operating costs and expenses........................      148.8        176.7
                                                              ---------    ---------
          Total benefits and expenses(a)....................    1,010.7      1,198.1
                                                              ---------    ---------
          Operating income before goodwill amortization,
            income taxes and minority interest..............      203.2        185.3
Goodwill amortization.......................................      (26.8)       (24.8)
Net investment losses, including related costs and
  amortization..............................................      (90.9)       (21.0)
                                                              ---------    ---------
          Income before income taxes and minority
            interest........................................  $    85.5    $   139.5
                                                              =========    =========
Ratios:
  Investment income, net of interest credited on annuities
     and universal life products and interest expense on
     investment borrowings, as a percentage of average
     liabilities for insurance and asset accumulation
     products(b)............................................       4.46%        4.74%
  Operating costs and expenses (excluding amortization of
     cost of policies produced and cost of policies
     purchased) as a percentage of average liabilities for
     insurance and asset accumulation products..............       2.68%        2.96%

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Health loss ratios:
  All health lines:
     Insurance policy benefits..............................  $   450.8    $   437.1
     Loss ratio.............................................      76.45%       77.59%
  Medicare Supplement:
     Insurance policy benefits..............................  $   167.8    $   180.6
     Loss ratio.............................................      68.84%       76.99%
  Long-Term Care:
     Insurance policy benefits..............................  $   197.7    $   151.8
     Loss ratio.............................................      89.88%       76.01%
  Specified Disease:
     Insurance policy benefits..............................  $    58.6    $    77.5
     Loss ratio.............................................      63.33%       83.46%
  Other:
     Insurance policy benefits..............................  $    26.7    $    27.2
     Loss ratio.............................................      79.82%       75.18%

-------------------------

(a) Revenues exclude net investment gains (losses); benefits and expenses exclude amortization related to realized gains and goodwill amortization.

(b) Investment income includes income from general account assets only. Average insurance liabilities exclude liabilities related to separate accounts, investment trust and reinsurance ceded.

     General: Conseco's life insurance subsidiaries develop, market and administer annuity, supplemental health, individual life insurance and other insurance products. We distribute these products through a career agency force, professional independent producers and direct response marketing. This segment excludes our major medical lines, which the Company intends to sell.

     Collections on insurance products from continuing operations were $1.3 billion in the first quarter of 2001, down 12 percent from 2000. Sales of our equity-indexed and variable annuity products were adversely affected by the recent performance of the stock market. See "Premium and Asset Accumulation Product Collections" for further analysis.

     Average liabilities for insurance and asset accumulation products, net of reinsurance receivables, were $26.3 billion in the first quarter of 2001, down
2.9 percent from 2000.

     Insurance policy income is comprised of: (i) premiums earned on policies which provide mortality or morbidity coverage; and (ii) fees and other charges made against other policies. See "Premium and Asset Accumulation Product Collections" for further analysis.

     Net investment income on general account invested assets (which excludes income on separate account assets related to variable annuities and the income
(loss), cost and change in the fair value of S&P 500 Call Options related to equity-indexed products) was $440.8 million in the first quarter of 2001, down 11 percent from the same period in 2000. The average balance of general account invested assets in the first quarter of 2001 decreased 2.5 percent to $25.8 billion compared to the same period in 2000. The yield on these assets was 7.1 percent in 2001 and 7.7 percent in 2000. The decrease reflects general decreases in investment interest rates between periods.

     Net investment income related to equity-indexed products based on the change in value of the S&P 500 Call Options represents the change in the estimated fair value of our S&P 500 Index Call Options which are purchased in an effort to cover certain benefits accruing to the policyholders of our equity-indexed products. Our equity-indexed products are designed so that the investment income spread earned on the related insurance liabilities should be more than adequate to cover the cost of the S&P 500 Call Options and other costs related to these policies. Option costs that are attributable to benefits provided in the first quarters of 2001 and 2000 were $31.6 million and $28.8 million, respectively. These costs are netted in the investment income amounts. Net investment income related to equity-indexed products before this expense was $4.9 million and $22.7 million in the first quarters of 2001 and 2000, respectively. Such amounts were substantially offset by the corresponding charge to amounts added to policyholder account balances for equity-indexed products of $3.1 million and $21.2 million in the first quarters of 2001 and 2000, respectively. Such income and related charge fluctuated based on the policyholder account balance subject to this benefit and to the performance of the S&P 500 Index to which the returns on such products are linked.

     Net investment income from separate account assets is offset by a corresponding charge to amounts added to policyholder account balances for separate account liabilities. Such income and related charge fluctuated in relationship to total separate account assets and the return earned on such assets.

     Fee revenue and other income includes: (i) revenues we receive for managing investments for other companies; and (ii) fees received for marketing insurance products of other companies. This amount decreased primarily as a result of a decrease in the market value of investments managed for others, upon which these fees are based.

     Insurance policy benefits decreased in the first three months of 2001 as a result of the factors summarized in the explanations for loss ratio fluctuations related to specific products which follow.

     The loss ratio for Medicare supplement products in the first quarter of 2001 was stable and on plan. The loss ratio in the first quarter of 2000 was higher primarily due to the adverse development of the year end reserve. Governmental regulations generally require us to attain and maintain a loss ratio, after three years, of not less than 65 percent.

     The loss ratios for long-term care products increased in 2001, reflecting:
(i) unfavorable claims experience; (ii) refinements made to the reserve estimation process; and (iii) the effects of the asset accumulation phase of these products. The net cash flows from our long-term care products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, during the asset accumulation phase of these policies, the loss ratio will increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. In order to improve the profitability of the long-term care product line, we are currently selling products with higher margins, and we have continued to apply for appropriate rate increases on older blocks of business. As a result of recent unfavorable claim experience in our long-term care insurance lines, we reviewed our reserving methodologies for several blocks of business. Certain changes in estimates were made that adversely affected the loss ratio in 2001.

     The loss ratio for our specified disease policies in the first quarter of 2001 was stable and on plan. Our general expectation is for this loss ratio to be approximately 65 percent. The loss ratio for the first quarter of 2000 reflected refinements we made to the reserve estimation process and changes in estimates of year end claim liabilities.

     The loss ratios on our other products will fluctuate due to the smaller size of these blocks of business. While the increase in 2001 reflects worse than expected experience, the loss ratios on this business over longer periods of time have generally been within our expectations.

     Amounts added to policyholder account balances for annuity products decreased by 14 percent in the first quarter of 2001 to $146.1 million, primarily due to a smaller block of this type of annuity business in force, on the average, in the first three months of 2001. The weighted average crediting rates for these annuity liabilities were 4.5 percent and 4.7 percent in the first three months of 2001 and 2000, respectively.

     Amounts added to equity-indexed products and separate account liabilities correspond to the related investment income accounts described above.

     Amortization related to operations includes amortization of: (i) the cost of policies produced; and (ii) the cost of policies purchased. Amortization generally fluctuates in relationship to the total account balances subject to amortization.

     Interest expense on investment borrowings decreased along with our investment borrowing activities. Average investment borrowings were $316.2 million during the first three months of 2001 compared to $389.8 million during the same period of 2000. The weighted average interest rates on such borrowings was 5.7 percent and 5.1 percent during the first quarters of 2001 and 2000, respectively.

     Other operating costs and expenses decreased in 2001 consistent with our cost cutting programs and the current business plans for the segment. The decreased expenses are reflected in the improved ratio of operating expenses (excluding amortization of cost of policies produced and cost of policies purchased) as a percentage of average liabilities for insurance and asset accumulation products (2.68 percent for the three months ended March 31, 2001, compared to 2.96 percent for the same period in 2000).

     Net investment gains (losses), including related costs and amortization fluctuate from period to period. During the first quarter of 2001, we reviewed our entire investment portfolio for possible restructuring actions. Based on our review, decisions were made to sell several securities to enhance the yield and portfolio characteristics. In accordance with GAAP, we are required to recognize a writedown when it is determined that a loss will occur upon the planned sale of a security. Accordingly, we recorded $109.5 million of investment writedowns during the first three months of 2001 related to the investment restructuring activities and as a result of changes in conditions related to other investments which caused us to conclude that a decline in the fair value of the investments was other than temporary. During the comparable period of 2000, we recorded $8.2 million of writedowns.

     Sales of invested assets (primarily fixed maturity securities) during the first three months of 2001 generated proceeds of $4.4 billion, resulting in net investment losses of $3.8 million.

     When we sell securities at a gain (loss) and reinvest the proceeds at a different yield, we increase (reduce) the amortization of cost of policies purchased and cost of policies produced in order to reflect the change in future yields. Sales of fixed maturity investments resulted in a reduction in the amortization of the cost of policies purchased and the cost of policies produced of $22.4 million and $14.2 million in the first quarters of 2001 and 2000, respectively.

  FINANCE OPERATIONS

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Contract originations:
  Manufactured housing......................................  $   514.1    $ 1,183.7
  Mortgage services.........................................      563.7      1,544.2
  Consumer/credit card......................................      657.9        774.5
  Commercial................................................      506.5      1,506.7
                                                              ---------    ---------
          Total.............................................  $ 2,242.2    $ 5,009.1
                                                              =========    =========
Sales of finance receivables:
  Home equity/home improvement..............................  $   615.2    $      --
  Commercial (sale of vendor services financing business)...      802.3           --
                                                              ---------    ---------
          Total.............................................  $ 1,417.5    $      --
                                                              =========    =========

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Managed receivables (average):
  Manufactured housing......................................  $26,226.0    $24,936.7
  Mortgage services.........................................   13,132.6     12,734.1
  Consumer/credit card......................................    3,829.3      3,885.6
  Commercial................................................    2,270.4      5,144.5
                                                              ---------    ---------
          Total.............................................  $45,458.3    $46,700.9
                                                              =========    =========
Revenues:
  Net investment income:
     Finance receivables and other..........................  $   556.3    $   381.2
     Interest-only securities...............................       15.1         27.5
  Gain on sales of finance receivables......................        8.9           --
  Fee revenue and other income..............................       89.6        100.1
                                                              ---------    ---------
          Total revenues....................................      669.9        508.8
                                                              ---------    ---------
Expenses:
  Provision for losses......................................      121.4         58.6
  Finance interest expense..................................      321.6        204.5
  Other operating costs and expenses........................      163.3        209.9
                                                              ---------    ---------
          Total expenses....................................      606.3        473.0
                                                              ---------    ---------
          Operating income before special charges,
            impairment charges and income taxes.............       63.6         35.8
Special charges.............................................       13.8           --
Impairment charges..........................................        7.9          2.5
                                                              ---------    ---------
          Income before income taxes........................  $    41.9    $    33.3
                                                              =========    =========

     General: Conseco's finance subsidiaries provide financing for manufactured housing, home equity, home improvements, consumer products and equipment, and provide consumer and commercial revolving credit. Finance products include both fixed-term and revolving loans and leases. Conseco also markets physical damage and term mortgage life insurance and other credit protection relating to the loans it services.

     After September 8, 1999, we no longer structure our securitizations in a manner that results in recording a sale of the loans. Instead, new securitization transactions are being structured to include provisions that entitle the Company to repurchase assets transferred to the special purpose entity when the aggregate unpaid principal balance reaches a specified level. Until these assets are repurchased, however, the assets are the property of the special purpose entity and are not available to satisfy the claims of creditors of the Company. Pursuant to SFAS 125, such securitization transactions are accounted for as secured borrowings whereby the loans and securitization debt remain on the balance sheet, rather than as sales.

     The change to the structure of our new securitizations has no effect on the total profit we recognize over the life of each new loan, but it changes the timing of profit recognition. Under the portfolio method (the accounting method required for our securitizations which are structured as secured borrowings), we recognize: (i) earnings over the life of new loans as interest revenues are generated; (ii) interest expense on the securities which are sold to investors in the loan securitization trusts; and (iii) provisions for losses. As a result, our reported earnings from new loans securitized in transactions accounted for under the portfolio method are lower in the period in which the loans are securitized (compared to our historical method) and higher in later periods, as interest spread is earned on the loans.

     During 2000, we announced several courses of action with respect to Conseco Finance, including: (i) the sale, closing or runoff of five units (i.e., asset-based lending, vendor finance, bankcards, transportation and park construction); (ii) efforts to better utilize existing assets so as to increase cash; and (iii) cost savings and restructuring of ongoing businesses such as streamlining of the field force in the manufactured housing and home equity divisions.

     These courses of action and the change to the portfolio method of accounting have caused significant fluctuations in account balances as further described below.

     Loan originations in the first quarter of 2001 were $2.2 billion, down 55 percent from 2000. The primary reason for the decrease was our decision to no longer originate certain lines and to manage our growth consistent with our business plan. The significant decrease in new loan originations allowed the finance segment to enhance net interest margins, to reduce the amount of cash required for new loan originations, and to transfer cash to the parent company. The following table summarizes our loan originations in the first quarters of 2001 and 2000 summarized by product and whether part of our continuing or discontinued lines:

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Continuing lines:
  Manufacturing housing.....................................  $  514.1     $1,183.7
  Mortgage services.........................................     563.7      1,544.2
  Retail credit.............................................     648.4        529.6
  Floorplan.................................................     462.8      1,172.2
                                                              --------     --------
          Total continuing lines............................   2,189.0      4,429.7
  Discontinued lines........................................      53.2        579.4
                                                              --------     --------
          Total.............................................  $2,242.2     $5,009.1
                                                              ========     ========

     Sales of finance receivables in 2001 represent the sale of $1.4 billion of finance receivables, on which we recognized a gain of $8.9 million. These sales are further explained below under "Gain on sale of finance receivables".

     Managed receivables include finance receivables recorded on our consolidated balance sheet and those managed by us but applicable to holders of asset-backed securities sold in securitizations structured in a manner that resulted in gain-on-sale revenue. Average managed receivables decreased to $45.5 billion in the first quarter of 2001, down 2.7 percent from 2000.

     The following table summarizes our average managed receivables at March 31, 2001 and 2000, summarized by product and whether part of our continuing or discontinued lines:

                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Continuing lines:
  Manufactured housing......................................  $26,226.0    $24,936.7
  Mortgage services.........................................   13,132.6     12,734.1
  Retail credit.............................................    1,791.0      1,331.6
  Floorplan.................................................    1,413.7      2,356.6
                                                              ---------    ---------
          Total continuing lines............................   42,563.3     41,359.0
  Discontinued lines........................................    2,895.0      5,341.9
                                                              ---------    ---------
          Total.............................................  $45,458.3    $46,700.9
                                                              =========    =========

     Net investment income on finance receivables and other consists of: (i) interest earned on finance receivables; and (ii) interest income on short-term and other investments. Such income increased by 46 percent, to $556.3 million, in the first quarter of 2001, consistent with the increase in average on-balance sheet finance receivables. The weighted average yields earned on finance receivables and other investments were 12.4 percent and 12.1 percent during the first quarters of 2001 and 2000, respectively. As a result of the change in the structure of our securitizations, future interest earned on finance receivables should increase as our average on-balance sheet finance receivables increase.

     Net investment income on interest-only securities is the accretion recognized on the interest-only securities we retain after we sell finance receivables. Such income decreased by 45 percent, to $15.1 million, in the first quarter of 2001. The decrease is consistent with the change in the average balance of interest-only securities. The weighted average yields earned on interest-only securities were 13.9 percent and 12.1 percent during the first three months of 2001 and 2000, respectively. As a result of the change in the structure of our securitizations, our securitizations are accounted for as secured borrowings and we do not recognize gain-on-sale revenue or additions to interest-only securities from such transactions. Accordingly, future investment income accreted on the interest-only security will decrease, as cash remittances from the prior gain-on-sale securitizations reduce the interest-only security balances. In addition, the balance of the interest-only securities was reduced by $504.3 million during 2000 (of which only $4.8 million was incurred in the first three months of 2000) and by $14.4 million during 2001 due to impairment charges. Impairment charges are further explained below.

     Gain on sales of finance receivables resulted from the sale of $1.4 billion of finance receivables. The $1.4 billion of receivables sold included: (i) our $802.3 million vendor services loan portfolio (which was marked-to-market in the fourth quarter of 2000 and no additional gain or loss was recognized in the first quarter of 2001); (ii) $568.4 million of high-loan-to-value mortgage loans; and (iii) $46.8 million of other loans. These sales resulted in net gains of $8.9 million. The Company entered into a servicing agreement on the high-loan-to-value mortgage loans sold. Pursuant to the servicing agreement, the servicing fees payable to the Company are senior to all other payments of the trust which purchased the loans. The Company also holds a residual interest in certain other cash flows of the trust, although no value was recognized for such interest. In the future, the Company will sell this interest, if it can be sold at a reasonable price. The Company did not provide any guarantees with respect to the performance of the loans sold.

     We expect to continue to utilize the Company's infrastructure to originate certain types of finance receivables for sale to other parties, when such sales can be completed profitably.

     Fee revenue and other income includes servicing income, commissions earned on insurance policies written in conjunction with financing transactions and other income from late fees. Such income decreased by 10 percent, to $89.6 million, in the first quarter of 2001 primarily due to a $9.1 million decrease in commission income due to decreased origination activities. In addition, as a result of the change in the structure of our securitizations, we no longer record an asset for servicing rights at the time of our securitizations, nor do we record servicing fee revenue; instead, the entire amount of interest income is recorded as investment income. Accordingly, the amount of servicing income has decreased to $26.8 million in the first quarter of 2001 from $28.8 million in the comparable period of 2000, and will decline further in future periods.

     Provision for losses related to finance operations increased by 107 percent, to $121.4 million, in the first quarter of 2001. The increase is principally due to the increase in loans held on our balance sheet. Under the portfolio method (which is used for securitizations structured as collateralized borrowings), we recognize the credit losses on the loans on our balance sheet as the losses are incurred.

     Finance interest expense increased by 57 percent, to $321.6 million, in the first quarter of 2001. Our borrowings grew in order to fund the increase in finance receivables. In addition, our average borrowing rate increased to 7.6 percent in the first quarter of 2001 from 7.1 percent in the first quarter of 2000. Under the portfolio method, we recognize interest expense on the securities issued to investors in the securitization trusts. Since these securities typically have higher interest rates than our other debt, our average borrowing rate increased as compared to prior periods.

     Other operating costs and expenses include the costs associated with servicing our managed receivables, and non-deferrable costs related to originating new loans. Such expenses decreased by 22 percent, to $163.3 million, in the first quarter of 2001. Such costs have decreased as we began to realize the cost savings from the previously announced restructuring of Conseco Finance.

     Special charges in the finance segment include: (i) the loss related to the sale of certain finance receivables of $9.0 million; and (ii) severance benefits of $4.8 million. These charges are described in greater detail in the notes to the consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which is incorporated by reference herein.

     Impairment charges represent reductions in the value of interest-only securities and servicing rights recognized as a loss in the statement of operations. We carry interest-only securities at estimated fair value, which is determined by discounting the projected cash flows over the expected life of the receivables sold using current prepayment, default, loss and interest rate assumptions. When declines in value considered to be other than temporary occur, we reduce the amortized cost to estimated fair value and recognize a loss in the statement of operations. The assumptions used to determine new values are based on our internal evaluations and consultation with external advisors having significant experience in valuing these securities. Under current accounting rules which we adopted effective July 1, 2000, declines in the value of our interest-only securities are recognized when: (i) the fair value of the security is less than its carrying value; and (ii) the timing and/or amount of cash expected to be received from the security has changed adversely from the previous valuation which determined the carrying value of the security. When both occur, the security is written down to fair value.

     We recognized an impairment charge (net of adjustments to the valuation allowance associated with our servicing rights) of $7.9 million in the first quarter of 2001 for the interest-only securities that were not performing as well as expected based on our previous valuation estimates. We recognized an impairment charge of $2.5 million in the first quarter of 2000.

     Increases in the estimated fair value of our interest-only securities which result from favorable changes in the expected timing and/or amount of cash flows from our previous valuation estimates are recognized as adjustments to shareholders' equity, which are recognized as a yield adjustment in income over the life of the interest-only security. Such favorable changes resulted in a $36.4 million increase in unrealized appreciation during the first quarter of 2001.

     Credit quality of managed finance receivables was as follows:

                                                              MARCH 31,    DECEMBER 31,
                                                                2001           2000
                                                              ---------    ------------
60-days-and-over delinquencies as a percentage of managed
  finance receivables at period end:
     Manufactured housing...................................    1.96%          2.20%
     Mortgage services(a)...................................     .95            .93
     Retail credit..........................................    4.30           3.04
     Floorplan..............................................     .48            .31
       Total continuing lines...............................    1.71           1.78
     Total discontinued lines...............................    1.82           1.47
       Total................................................    1.72%          1.76%

                                                              MARCH 31,    DECEMBER 31,
                                                                2001           2000
                                                              ---------    ------------
Net credit losses incurred during the last twelve months as
  a percentage of average managed finance receivables during the period:
     Manufactured housing...................................    1.77%          1.61%
     Mortgage services......................................    1.35           1.17
     Retail credit..........................................    6.27           5.30
     Floorplan..............................................     .39            .31
       Total continuing lines...............................    1.76           1.55
     Total discontinued lines...............................    4.26           3.89
       Total................................................    1.98%          1.79%
Repossessed collateral inventory as a percentage of managed
  finance receivables at period end:
     Manufactured housing...................................    2.07%          1.73%
     Mortgage services(b)...................................    3.11           2.97
     Retail credit..........................................     .06             --
     Floorplan..............................................     .57            .44
       Total continuing lines...............................    2.25           2.00
     Total discontinued lines...............................    3.01           2.96
       Total................................................    2.30%          2.08%

-------------------------

(a) 60-days-and-over delinquencies exclude loans in foreclosure.

(b) Repossessed collateral inventory includes loans in foreclosure.

  CORPORATE OPERATIONS

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Corporate operations:
  Interest expense on corporate debt, net of investment
     income on cash and cash equivalents....................    $(93.4)      $(52.1)
  Investment income.........................................       4.4          7.6
  Other items...............................................       4.1        (23.4)
                                                                ------       ------
     Operating loss before non-operating items, income
      taxes, minority and extraordinary gain................     (84.9)       (67.9)
  Provision for losses and expense related to stock purchase
     plan...................................................        --        (23.4)
  Venture capital income (loss) related to investment in
     TeleCorp, net of related expenses......................     (26.9)        76.1
  Major medical lines, which the Company intends to sell,
     and other non-recurring items..........................      (7.9)        34.2
Gain on sale of interest in riverboat.......................     192.4           --
Special charges.............................................     (25.8)          --
                                                                ------       ------
     Income before income taxes and minority interest.......    $ 46.9       $ 19.0
                                                                ======       ======

     Interest expense on corporate debt, net of investment income on cash and cash equivalents, fluctuated due to the increase in the average balance and interest rate on outstanding debt. The average debt outstanding (net of the intercompany notes with the finance segment) was $4.7 billion and $2.9 billion in the first quarters of 2001 and 2000, respectively. The average interest rate on such debt was 8.5 percent and 7.2 percent in the first quarters of 2001 and 2000, respectively. In addition, as a result of recent rating agency actions, the interest rates on our bank credit facilities have increased (see the notes to the consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which is incorporated by reference herein). Such interest expense includes affiliated interest expense (which is eliminated in consolidation) of $6.4 million and $3.8 million for the three months ended March 31, 2001 and 2000, respectively.

     Investment income includes the income from our investment in a riverboat casino (prior to its sale) and miscellaneous other income.

     Other items include general corporate expenses, net of amounts charged to subsidiaries for services provided by the corporate operations.

     Provision for losses and expense related to stock purchase plan represents the noncash provision we established in connection with: (i) our guarantees of bank loans to approximately 160 directors, officers and key employees and our related loans for interest; and (ii) the liability related to the pay for performance benefits. The funds from the bank loans were used by the participants to purchase approximately 18.4 million shares of Conseco common stock. In the first quarter of 2000, we established a provision of $23.4 million in connection with these guarantees and loans. At March 31, 2001, the reserve for losses on the loan guarantees and the liability related to the pay for performance benefits totaled $250.4 million.

     Venture capital income (loss) relates to our investment in TeleCorp, a company in the wireless communication business. Our investment in TeleCorp is carried at estimated fair value, with changes in fair value recognized as investment income. The market values of TeleCorp and many other companies in this sector have been subject to volatility in recent periods.

     Major medical lines is a business we intend to sell and includes individual and group major medical health insurance products. These lines of business had losses of $7.9 million in the first quarter of 2001 compared to $16.9 million in the same period of 2000. Other non-recurring items for the first quarter of 2000 included certain revenue items not expected to reoccur in future periods.

     Gain on sale of interest in riverboat represents the gain recognized as a result of our sale of our 29 percent ownership interest in the riverboat casino in Lawrenceberg, Indiana, for $260 million.

     Special charges in corporate operations for 2001 include: (i) severance benefits of $10.5 million; (ii) amounts related to office closings and the sale of artwork totaling $6.8 million; and (iii) amounts related to our discontinued operations totaling $8.5 million. These charges are described in greater detail in the notes to the consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which is incorporated by reference herein.

  PREMIUM AND ASSET ACCUMULATION PRODUCT COLLECTIONS

     In accordance with GAAP, insurance policy income as shown in our consolidated statement of operations consists of premiums earned for policies that have life contingencies or morbidity features. For annuity and universal life contracts without such features, premiums collected are not reported as revenues, but as deposits to insurance liabilities. We recognize revenues for these products over time in the form of investment income and surrender or other charges.

     Marketing companies, agents who market insurance products, school districts, financial institutions and policyholders use the financial strength ratings assigned to an insurer by independent rating agencies as one factor in determining which insurer's products to market or purchase. During 2000, rating agencies lowered their financial strength ratings of our insurance companies, and many were placed on review as the agencies analyzed the impact of the events which occurred during 2000. Such rating actions adversely affected the marketing and persistency of our insurance products and other asset accumulation products. On November 7, 2000, A.M. Best upgraded the financial strength ratings of our principal life insurance subsidiaries to A- (Excellent) from B++ (Very Good).

     Total premiums and accumulation product collections were as follows:

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Premiums collected by our insurance subsidiaries:
  Annuities:
     Equity-indexed (first-year)............................  $   85.4     $  221.3
     Equity-indexed (renewal)...............................      11.5         18.4
                                                              --------     --------
       Subtotal -- equity-indexed annuities.................      96.9        239.7
                                                              --------     --------
     Other fixed (first-year)...............................     244.7        146.4
     Other fixed (renewal)..................................       9.4         17.1
                                                              --------     --------
       Subtotal -- other fixed annuities....................     254.1        163.5
                                                              --------     --------
     Variable (first-year)..................................      93.0        218.1
     Variable (renewal).....................................      26.2         24.3
                                                              --------     --------
       Subtotal -- variable annuities.......................     119.2        242.4
                                                              --------     --------
          Total annuities...................................     470.2        645.6
                                                              --------     --------
  Supplemental health:
     Medicare supplement (first-year).......................      25.8         27.1
     Medicare supplement (renewal)..........................     229.6        213.5
                                                              --------     --------
       Subtotal -- Medicare supplement......................     255.4        240.6
                                                              --------     --------
     Long-term care (first-year)............................      26.7         31.1
     Long-term care (renewal)...............................     198.8        184.0
                                                              --------     --------
       Subtotal -- long-term care...........................     225.5        215.1
                                                              --------     --------
     Specified disease (first-year).........................      10.3          9.6
     Specified disease (renewal)............................      84.7         86.0
                                                              --------     --------
       Subtotal -- specified disease........................      95.0         95.6
                                                              --------     --------
     Other health (first-year)..............................       2.8          8.1
     Other health (renewal).................................      27.2         26.8
                                                              --------     --------
       Subtotal -- other health.............................      30.0         34.9
                                                              --------     --------
          Total supplemental health.........................     605.9        586.2
                                                              --------     --------
  Life insurance:
     First-year.............................................      28.7         52.6
     Renewal................................................     195.0        189.6
                                                              --------     --------
          Total life insurance..............................     223.7        242.2
                                                              --------     --------
          Collections on insurance products from continuing
           operations.......................................   1,299.8      1,474.0
                                                              --------     --------

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
  Individual and group major medical:
     Individual (first-year)................................      39.2         32.7
     Individual (renewal)...................................      63.4         60.0
                                                              --------     --------
       Subtotal -- individual...............................     102.6         92.7
                                                              --------     --------
     Group (first-year).....................................       5.6         20.0
     Group (renewal)........................................     101.3        120.8
                                                              --------     --------
       Subtotal -- group....................................     106.9        140.8
                                                              --------     --------
          Total major medical...............................     209.5        233.5
                                                              --------     --------
          Total first-year premium collections on insurance
           products.........................................     562.2        767.0
          Total renewal premium collections on insurance
           products.........................................     947.1        940.5
                                                              --------     --------
          Total collections on insurance products...........  $1,509.3     $1,707.5
                                                              ========     ========
Mutual funds (excludes variable annuities)..................  $  111.3     $  289.6
                                                              ========     ========

     Annuities include equity-indexed annuities, other fixed annuities and variable annuities sold through both career agents and professional independent producers.

     We introduced our first equity-indexed annuity product in 1996. The accumulation value of these annuities is credited with interest at an annual guaranteed minimum rate of 3 percent (or, including the effect of applicable sales loads, a 1.7 percent compound average interest rate over the term of the contracts). These annuities provide for potentially higher returns based on a percentage of the change in the S&P 500 Index during each year of their term. We purchase S&P 500 Call Options in an effort to hedge increases to policyholder benefits resulting from increases in the S&P 500 Index. Total collected premiums for this product were $96.9 million in the first quarter of 2001 compared with $239.7 million in the first quarter of 2000. The decrease can be attributed to the general stock market performance which has made other investment products more attractive.

     Other fixed rate annuity products include single-premium deferred annuities ("SPDAs"), flexible-premium deferred annuities ("FPDAs") and single-premium immediate annuities ("SPIAs"), which are credited with a declared rate. The demand for traditional fixed-rate annuity contracts increased in the first quarter of 2001 as such products became more attractive than equity-indexed or variable annuity products. SPDA and FPDA policies typically have an interest rate that is guaranteed for the first policy year, after which we have the discretionary ability to change the crediting rate to any rate not below a guaranteed rate. The interest rate credited on SPIAs is based on market conditions existing when a policy is issued and remains unchanged over the life of the SPIA. Annuity premiums on these products increased by 55 percent, to $254.1 million, in the first quarter of 2001.

     Variable annuities offer contract holders the ability to direct premiums into specific investment portfolios; rates of return are based on the performance of the portfolio. Such annuities have become increasingly popular recently as a result of the desire of investors to invest in common stocks. In 1996, we began to offer more investment options for variable annuity deposits, and we expanded our marketing efforts, resulting in increased collected premiums. Our profits on variable annuities come from the fees charged to contract holders. Variable annuity collected premiums decreased by 51 percent, to $119.2 million, in the first quarter of 2001. This decrease can be attributed to the general stock market performance which has made other investment products more attractive.

     Supplemental health products include Medicare supplement, long-term care, specified disease and other insurance products distributed through a career agency force and professional independent producers. Our profits on supplemental health policies depend on the overall level of sales, persistency of in-force business, investment yields, claim experience and expense management.

     Collected premiums on Medicare supplement policies increased by 6.2 percent to $255.4 million, in the first quarter of 2001 due to increased premium rates, increased sales volume and the introduction of a new product.

     Premiums collected on long-term care policies increased 4.8 percent, to $225.5 million, in the first quarter of 2001 due to increases in premium rates and increased sales volume.

     Premiums collected on specified disease policies in the first quarter of 2001 were comparable to the same period in 2000.

     Other health products include various health insurance products that are not currently being actively marketed. Premiums collected in the 2001 period were slightly lower than the 2000 period. Since we no longer actively market these products, we expect collected premiums to decrease in future years. The in-force business continues to be profitable.

     Life products are sold through career agents, professional independent producers and direct response distribution channels. Life premiums collected decreased by 7.6 percent to $223.7 million in the first quarter of 2001.

     Individual and group major medical products include major medical health insurance products sold to individuals and groups. We have previously announced our intent to sell these lines of business. In recent periods, we have emphasized the sale of more profitable individual major medical products and are de-emphasizing the sale of group products. With respect to group major medical products, we are: (i) seeking rate increases; (ii) converting the members of groups to individual policies; or (iii) opting not to renew the group policies. Group premiums decreased by 24 percent, to $106.9 million, in the first quarter of 2001. Individual health premiums collected in the first quarter of 2001 increased 11 percent, to $102.6 million.

     Mutual fund sales decreased 62 percent to $111.3 million in the first quarter of 2001. Mutual fund sales have been adversely affected by the recent performance of the stock market.

LIQUIDITY AND CAPITAL RESOURCES

     Changes in our consolidated balance sheet between March 31, 2001 and December 31, 2000, reflect: (i) our operating results; (ii) our origination of finance receivables; (iii) the transfer of finance receivables to securitization trusts and sale of notes to investors in transactions accounted for as secured borrowings; (iv) changes in the fair value of actively managed fixed maturity securities and interest-only securities; and (v) various financing transactions. Financing transactions (described in the notes to the consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, which is incorporated by reference herein) include:
(i) the issuance of common stock; and (ii) the issuance and repayment of notes payable.

     In accordance with GAAP, we record our actively managed fixed maturity investments, interest-only securities, equity securities and certain other invested assets at estimated fair value with any unrealized gain or loss, net of tax and related adjustments, recorded as a component of shareholders' equity. At March 31, 2001, we decreased the carrying value of such investments by $830.0 million as a result of this fair value adjustment. The fair value adjustment resulted in a $1,241.9 million decrease in carrying value at year-end 2000.

     Total capital shown below excludes debt of the finance segment used to fund finance receivables.

                                                              MARCH 31,    DECEMBER 31,
                                                                2001           2000
                                                              ---------    ------------
                                                                (DOLLARS IN MILLIONS)
Total capital, excluding accumulated other comprehensive
  loss:
  Corporate notes payable...................................  $ 4,925.0     $ 5,055.0
  Company-obligated mandatorily redeemable preferred
     securities of subsidiary trusts........................    1,909.4       2,403.9

                                                              MARCH 31,    DECEMBER 31,
                                                                2001           2000
                                                              ---------    ------------
                                                                (DOLLARS IN MILLIONS)
  Shareholders' equity:
     Preferred stock........................................      490.7         486.8
     Common stock and additional paid-in capital............    3,415.2       2,911.8
     Retained earnings......................................    1,707.0       1,626.8
                                                              ---------     ---------
          Total shareholders' equity, excluding accumulated
            other comprehensive loss........................    5,612.9       5,025.4
                                                              ---------     ---------
          Total capital, excluding accumulated other
            comprehensive loss..............................   12,447.3      12,484.3
Accumulated other comprehensive loss........................     (396.9)       (651.0)
                                                              ---------     ---------
          Total capital.....................................  $12,050.4     $11,833.3
                                                              =========     =========

     Corporate notes payable decreased during the first three months of 2001 primarily due to the repayment of notes payable using the proceeds from our asset sales (primarily the sale of our interest in the riverboat and sale of our vendor services financing business).

     Shareholders' equity, excluding accumulated other comprehensive loss, increased by $587.5 million in the first three months of 2001, to $5.6 billion. Significant components of the increase included: (i) our net income of $84.1 million; and (ii) issuance of 11.4 million shares of Conseco common stock pursuant to the stock purchase contract component of the FELINE PRIDES with a carrying amount of $496.6 million. The accumulated other comprehensive loss decreased by $254.1 million, principally related to the increase in the fair value of our insurance companies' investment portfolio.

     Book value per common share outstanding increased to $14.00 at March 31, 2001, from $11.95 at December 31, 2000. Such change was primarily attributable to the factors discussed in the previous paragraph. Excluding accumulated other comprehensive loss, book value per common share outstanding was $15.17 at March 31, 2001, and $13.95 at December 31, 2000.

     Goodwill (representing the excess of the amounts we paid to acquire companies over the fair value of net assets acquired in transactions accounted for as purchases) was $3,744.7 million and $3,800.8 million at March 31, 2001 and December 31, 2000, respectively. Goodwill as a percentage of shareholders' equity was 72 percent and 87 percent at March 31, 2001 and December 31, 2000, respectively. Goodwill as a percentage of total capital, excluding accumulated other comprehensive loss, was 30 percent at both March 31, 2001 and December 31, 2000. We believe that the life of our goodwill is indeterminable and, therefore, have generally amortized its balance over 40 years as permitted by generally accepted accounting principles. Amortization of goodwill totaled $27.5 million and $27.4 million during the first three months of 2001 and 2000, respectively. If we had determined the estimated useful life of our goodwill was less than 40 years, amortization expense would have been higher.

     We continually monitor the value of our goodwill based on our best estimates of future earnings considering all available evidence. We determine whether goodwill is fully recoverable from projected undiscounted net cash flows from earnings of the business acquired over the remaining amortization period. Recent evaluations of goodwill also indicate it is recoverable from the projected net cash flows from estimated earnings (including earnings on projected amounts of new business consistent with the Company's business plan), discounted at rates we believe are appropriate for the business. If we were to determine that changes in undiscounted projected cash flows no longer support the recoverability of goodwill over the remaining amortization period, we would reduce its carrying value with a corresponding charge to expense or shorten the amortization period (no such changes occurred during the first quarter of 2001). Cash flows considered in such an analysis are those of the business acquired, if separately identifiable, or the product line of the business acquired, if such earnings are not separately identifiable.

     In September 2000, cash dividend payments on our common stock were suspended. Our current bank credit facilities prohibit the payment of cash dividends on our common stock until the Company has received investment grade ratings on its outstanding public debt and the bank credit facilities maturing in December 2001 are paid in full.

     The following table summarizes certain financial ratios as of and for the three months ended March 31, 2001, and as of and for the year ended December 31, 2000:

                                                              MARCH 31,    DECEMBER 31,
                                                                2001           2000
                                                              ---------    ------------
Book value per common share:
  As reported...............................................   $14.00         $11.95
  Excluding accumulated other comprehensive income
     (loss)(a)..............................................   $15.17         $13.95
Ratio of earnings to fixed charges:
  As reported...............................................     1.41x              (f)
  Excluding interest expense on direct third party debt of
     Conseco Finance(b).....................................     2.57x              (f)
Ratio of operating earnings to fixed charges(c):
  As reported...............................................     1.24x          1.19x
  Excluding interest expense on direct third party debt of
     Conseco Finance(b).....................................     1.92x          1.60x
Ratio of earnings to fixed charges, preferred dividends and
  distributions on Company-obligated mandatorily redeemable
  preferred securities of subsidiary trusts:
  As reported...............................................     1.25x              (g)
  Excluding interest expense on direct third party debt of
     Conseco Finance(b).....................................     1.71x              (g)
Ratio of operating earnings to fixed charges, preferred
  dividends and distributions on Company-obligated
  mandatorily redeemable preferred securities of subsidiary
  trusts(c):
  As reported...............................................     1.10x          1.02x
  Excluding interest expense on direct third party debt of
     Conseco Finance(b).....................................     1.28x          1.05x
Rating agency ratios(a)(d)(e):
  Corporate debt to total capital...........................       37%            40%
  Corporate debt and Company-obligated mandatorily
     redeemable preferred securities of subsidiary trusts to
     total capital..........................................       53%            60%

-------------------------
(a) Excludes accumulated other comprehensive income (loss).

(b) We include these ratios to assist you in analyzing the impact of interest expense on debt related to finance receivables and other investments (which is generally offset by interest earned on finance receivables and other investments financed by such debt). Such ratios are not intended to, and do not, represent the following ratios prepared in accordance with GAAP: the ratio of earnings and operating earnings to fixed charges; and the ratio of earnings and operating earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(c) Such ratios exclude the following items from earnings: (i) net investment gains (losses)(less that portion of amortization of cost of policies purchased and cost of policies produced and income taxes relating to such gains (losses)); (ii) the venture capital income (loss) related to our investment in TeleCorp; (iii) the gain on the sale of our interest in a riverboat; (iv) special items not related to the continuing operations of our businesses (including impairment charges to reduce the value of interest-only securities and servicing rights, special charges and the provision for losses related to loan guarantees); and (v) the net income
    (loss) related to the major medical lines of business we intend to sell. Operating earnings are determined by adjusting GAAP net income for the above mentioned items. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe that the presentation of operating earnings enhances the understanding of our results of operations by highlighting net income attributable to the normal, recurring operations of the business and by excluding events that materially distort trends in net income.

    These ratios are not intended to, and do not, represent the following ratios prepared in accordance with GAAP: the ratio of earnings to fixed charges; and the ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(d) Excludes the direct debt of the finance segment used to fund finance receivables and investment borrowings of the insurance segment.

(e) These ratios are calculated in a manner discussed with rating agencies.

(f) For such ratios, adjusted earnings were $1,361.8 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included:
    (i) special and impairment charges of $1,215.0 million; and (ii) provision for losses related to loan guarantees of $231.5 million.

(g) For such ratios, adjusted earnings were $1,602.4 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included:
    (i) special and impairment charges of $1,215.0 million; and (ii) provision for losses related to loan guarantees of $231.5 million.

  LIQUIDITY FOR INSURANCE AND FEE-BASED OPERATIONS

     Our insurance operating companies generally receive adequate cash flow from premium collections and investment income to meet their obligations. Life insurance and annuity liabilities are generally long-term in nature. Policyholders may, however, withdraw funds or surrender their policies, subject to any applicable surrender and withdrawal penalty provisions. We seek to balance the duration of our invested assets with the estimated duration of benefit payments arising from contract liabilities.

     We believe that the diversity of the investment portfolio and the concentration of investments in high-quality, liquid securities should provide sufficient liquidity to meet foreseeable cash requirements.

  LIQUIDITY FOR FINANCE OPERATIONS

     Our finance operations require cash to originate finance receivables. Our primary sources of cash are: (i) the collection of receivable balances; (ii) proceeds from the issuance of debt, certificates of deposit and securitization of loans; and (iii) cash provided by operations. During the last six months of 2000 and the first quarter of 2001, the finance segment significantly slowed the origination of finance receivables to enhance net interest margins, to reduce the amount of cash required for new loan originations, and to transfer cash to the parent company.

     The most significant source of liquidity for our finance operations has been our ability to finance the receivables we originate in the secondary markets through loan securitizations. Under certain securitization structures, we have provided a variety of credit enhancements, which have taken the form of corporate guarantees (although we have not provided such guarantees during the last six months of 2000 and the first quarter of 2001), but have also included bank letters of credit, surety bonds, cash deposits and over-collateralization or other equivalent collateral. When choosing the appropriate structure for a securitization of loans, we analyze the cash flows unique to each transaction, as well as its marketability and projected economic value. The structure of each securitized transaction depends, to a great extent, on conditions in the fixed-income markets at the time the transaction is completed, as well as on cost considerations and the availability and effectiveness of the various enhancement methods.

     During the first quarter of 2001, we completed two transactions, securitizing over $1.2 billion of finance receivables. We continue to be able to finance loans through: (i) our warehouse and bank credit facilities; (ii) the sale of securities through securitization transactions; and (iii) whole-loan sales.

     The market for securities backed by receivables is a cost-effective source of funds. Conditions in the credit markets during the last several years resulted in less-attractive pricing of certain lower-rated securities typically included in loan securitization transactions. As a result, we chose to hold rather than sell some of the securities in the securitization trusts, particularly securities having corporate guarantee provisions.

     Market conditions in the credit markets for loan securitizations and loan sales change from time to time. Changes in market conditions could affect the interest rate spreads we earn on the loans we originate and the cash provided by our finance operations. We adjust interest rates on our lending products to strive to maintain our targeted spread in the current interest rate environment.

     At March 31, 2001, we had $3.2 billion in master repurchase agreements, commercial paper conduit facilities and other facilities with various banking and investment banking firms for the purpose of financing our consumer and commercial finance loan production. These facilities typically provide financing of a certain percentage of the underlying collateral and are subject to the availability of eligible collateral and, in many cases, the willingness of the banking firms to continue to provide financing. Some of these agreements provide for annual terms which are extended either quarterly or semi-annually by mutual agreement of the parties for an additional annual term based upon receipt of updated quarterly financial information. At March 31, 2001, we had borrowed $1.0 billion of the $3.2 billion available under such agreements.

     We continually investigate and pursue alternative and supplementary methods to finance our lending operations. In late 1998, we began issuing certificates of deposit through our bank subsidiary. At March 31, 2001, we had $1,712.3 million of such deposits outstanding which are recorded as liabilities related to certificates of deposit. The average annual rate paid on these deposits was
6.8 percent during the first three months of 2001. We use the proceeds from the issuance of the certificates of deposit to fund the origination of certain consumer/credit card finance receivables.

     Our finance segment generated cash flows from operating activities of $93.2 million during the first three months of 2001, compared to approximately $162.0 million in the same period of 2000. Such cash flows include cash received from the securitization trusts of $30.6 million in the 2001 period, including servicing fees of $24.5 million and cash flows from interest-only securities of $6.1 million. Total cash received from the securitization trusts was $104.3 million in the 2000 period.

     Based on our current assumptions and expectations as to future events related to the loans underlying our interest-only securities, we estimate receiving cash from these securities of $5 million for the remainder of 2001, $120 million in 2002, $135 million in 2003, $95 million in 2004, $70 million in 2005, and $675 million in all years thereafter. We have projected lower cash flows from our interest-only securities in 2001, reflecting our assumption that the adverse loss experience in 2000 will continue into 2001 and then improve over time. As a result of these assumptions, we project that payments related to guarantees issued in conjunction with the sales of certain finance receivables will exceed the amounts paid in previous periods. These projected payments are considered in the projected cash flows we use to value our interest-only securities.

     Independent rating agencies, financial institutions, analysts and other interested parties monitor the leverage ratio of our finance segment. Such ratio (calculated, as discussed with independent rating agencies, as the ratio of debt to equity of our finance subsidiary calculated on a pro forma basis as if we had accounted for the securitizations of our finance receivables as financing transactions throughout the Company's history) was 20-to-1 and 21-to-1 at March 31, 2001, and December 31, 2000, respectively.

  LIQUIDITY OF CONSECO (PARENT COMPANY)

     The parent company is a legal entity, separate and distinct from its subsidiaries, and has no business operations. The parent company uses cash for:
(i) principal and interest payments on debt; (ii) dividends on mandatorily redeemable preferred stock of subsidiary trusts; (iii) payments to subsidiary trusts to be used for distributions on the Company-obligated mandatorily redeemable preferred securities of subsidiary trusts; (iv) holding company administrative expenses; (v) income taxes; and (vi) investments in subsidiaries and other investments. The primary sources of cash to meet these obligations are payments from our subsidiaries, including the statutorily permitted payments from our life insurance subsidiaries in the form of: (i) fees for services provided; (ii) tax sharing payments; (iii) dividend payments; and (iv) surplus debenture interest and principal payments.

     During 2000, the Company restructured its bank credit facilities. The amended facilities include: (i) a $1.5 billion five year facility (the "$1.5 billion facility"); and (ii) other bank credit facilities due December 31, 2001 (the "near-term facilities"). The $1.5 billion facility is due December 31, 2003; however, subject to the absence of any default, the Company may further extend its maturity to March 31, 2005, provided that: (i) Conseco pays an extension fee of 3.5 percent of the amount extended; and (ii) cumulative principal payments of at least $150 million have been paid by September 30, 2002 and at least $300 million by September 30, 2003.

     The maturities of the direct debt of the parent company at March 31, 2001 (assuming the Company elects to extend the maturity date of $1.2 billion of bank debt) were as follows (dollars in millions):

2001........................................................  $1,088.0(a)
2002........................................................     601.9
2003........................................................     463.5
2004........................................................     812.5
2005........................................................   1,449.8
Thereafter..................................................     551.0
                                                              --------
          Total par value at March 31, 2001.................  $4,966.7
                                                              ========

-------------------------
(a) Includes $550 million par value of Mandatory Par Put Remarketed Securities that can be redeemed by the Company on June 15, 2001. See the note entitled "Changes in Direct Corporate Obligations" for further information on these notes.

     At March 31, 2001, the Company holds $464.6 million of cash in segregated cash accounts for the payment of debt and $371.5 million in cash accounts available to the parent company. The Company has identified a number of sale and financing transactions which are expected to be completed during 2001. Management believes such cash held and expected to be received will be adequate to repay parent company debt of $1,088.0 million which matures during the remainder of 2001.

     Under our current bank credit facilities, we agreed to the manner in which the proceeds from asset sales and refinancing transactions would be used. During the first quarter of 2001, the $523.9 million of proceeds from such transactions were used as follows: (i) $73.2 million was used to repay amounts outstanding under our bank credit facilities; (ii) $58.6 million was used to repurchase $59.1 million par value of the 7.6% senior notes due June 2001 (resulting in an extraordinary gain of $.3 million, net of income taxes of $.2 million); (iii) $382.7 million was transferred to a segregated cash account for the payment of debt; and (iv) $9.4 million was added to the general cash balance of the Company.

     Pursuant to our current bank credit facilities, we have agreed that any amounts received from asset sales or refinancing transactions occurring after March 31, 2001 (with certain exceptions), would be used as follows: (i) of the first $.6 million received, $.1 million would be used to reduce our near-term facilities and $.5 million would be added to the segregated cash account for the payment of public debt maturing in 2001; (ii) the next $200 million received would be added to the segregated cash account for the payment of debt maturing in 2001; (iii) the next available proceeds would be applied 80 percent to reduce our near-term facilities, with the remaining 20 percent retained by Conseco until we have cash on hand of $330 million held by the parent company, and then 100 percent to our near-term facilities until such facilities have been paid in full; and (iv) any subsequent proceeds would be applied: (a) 50 percent to repay the $1.5 billion facility and to fund a segregated cash account to provide collateral for Conseco's guarantee related to the directors, officers and key employee stock purchase program (based on the relative balance due under each facility); and (b) the remaining 50 percent would be retained by Conseco. No assurance can be provided as to the timing, proceeds, or other terms related to any potential asset sale or financing transaction.

     During 2000, the Company amended an agreement with Lehman related to its master repurchase agreements and a collateralized credit facility. Such amendment significantly reduced the restrictions on intercompany payments from Conseco Finance to Conseco as required by the previous agreement. In conjunction with the amendment, Conseco agreed to convert $750 million principal balance of its intercompany note due from Conseco Finance to $750 million stated value of Conseco Finance 9 percent redeemable cumulative preferred stock (the "intercompany preferred stock"). During the first quarter of 2001, Conseco Finance made payments to Conseco totaling $274.4 million reducing the intercompany note balance to $512.3 million at March 31, 2001.

     Pursuant to the amended agreement, Conseco Finance may make the following payments to Conseco: (i) interest on the intercompany note; (ii) payments for products and services provided by Conseco; and (iii) intercompany tax sharing payments. Conseco Finance may also make the following payments to Conseco provided the minimum liquidity requirements defined in the amended agreement are met and the cash payments are applied in the order summarized: (i) unpaid interest on the intercompany note; (ii) prepayments of principal on the intercompany note or repayments of any increase to the intercompany receivable balance; (iii) dividends on the intercompany preferred stock; (iv) redemption of the intercompany preferred stock; and (v) common stock dividends. The liquidity test of the amended agreement requires Conseco Finance to have minimum levels of cash liquidity immediately both before and after giving effect to such payments to Conseco. Liquidity, as defined, includes unrestricted cash and may include up to $150 million of liquidity available at Conseco Finance's bank subsidiaries and the aggregate amount available to be drawn under Conseco Finance's credit facilities (where applicable, based on eligible excess collateral pledged to the lender multiplied by the appropriate advance rate). The minimum cash liquidity must equal or exceed $250 million, plus: (i) 50 percent of cash up to $100 million generated by Conseco Finance subsequent to September 21, 2000; and (ii) 25 percent of cash generated by Conseco Finance in excess of $100 million, provided the total minimum cash liquidity shall not exceed $350 million and the cash generated by Conseco Finance (used in the calculation to increase the minimum) will exclude operating cash flows and the net proceeds received from certain asset sales and other events listed in the amended agreement (which are consistent with the courses of actions we have previously announced).

     The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations. These regulations generally permit dividends to be paid from earned surplus of the insurance company for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of): (i) net gain from operations for the prior year; or (ii) 10 percent of surplus as of the end of the preceding year. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. Our insurance subsidiaries paid dividends to Conseco of $111.0 million during the first three months of 2001.

     In addition to fees and interest, during the remainder of 2001, our insurance subsidiaries may pay "ordinary" dividends to Conseco of $51.3 million without permission from state regulatory authorities.

     The ratings assigned to Conseco's senior debt, trust preferred securities and commercial paper are important factors in determining the Company's ability to access the public capital markets for additional liquidity. During 2000, rating agencies lowered their ratings on Conseco's senior debt, trust preferred securities and commercial paper. As of May 10, 2001, the rating agencies had assigned the following ratings: (i) Standard & Poor's has assigned a "BB-" rating to Conseco's senior debt and a "B-" rating to trust preferred securities;
(ii) Fitch Rating Company has assigned a "BB-" rating to Conseco's senior debt and a "B" rating to trust preferred securities; and (iii) Moody's Investor Services has assigned a "B1" rating to Conseco's senior debt and a "caa" rating to trust preferred securities. These ratings could make it difficult for the Company to issue additional securities in the public markets. On April 25, 2001, Moody's Investor Services changed the rating outlook for the credit ratings of Conseco to "positive" from "stable" and reaffirmed the Company's "B1" rating.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     In this section, we review the consolidated financial condition of Conseco at December 31, 2000 and 1999, the consolidated results of operations for the three years ended December 31, 2000, and where appropriate, factors that may affect future financial performance. Please read this discussion in conjunction with the consolidated financial statements, notes and selected consolidated financial data included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein.

CONSOLIDATED RESULTS AND ANALYSIS

     The net loss applicable to common stock of $1,202.2 million in 2000, or $3.69 per diluted share, included: (i) net investment losses (net of related costs, amortization and taxes) of $198.1 million, or 61 cents per share; (ii) an impairment charge of $324.9 million (net of an income tax benefit of $190.8 million), or $1.00 per share, related to the Company's interest-only securities and servicing rights; (iii) special charges of $518.3 million (net of an income tax benefit of $181.0 million), or $1.59 per share, as summarized in note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein; (iv) the provision for loss of $150.0 million (net of an income tax benefit of $80.5 million), or 46 cents per share, related to the Company's guarantee of bank loans made to directors, officers and key employees to purchase shares of Conseco common stock; (v) a loss of $99.4 million, or 31 cents per share, related to our venture capital investment in TeleCorp; (vi) net income of $13.6 million, or 4 cents per share, related to the major medical lines of business which we intend to sell and other non- recurring items; (vii) the cumulative effect of an accounting change of $55.3 million (net of an income tax benefit of $29.8 million), or 17 cents per share, related to new requirements for the valuation of interest-only securities; and (viii) an extraordinary charge of $5.0 million (net of an income tax benefit of $2.7 million), or 1 cent per share, related to the early retirement of debt.

     Net income applicable to common stock of $593.5 million in 1999, or $1.79 per diluted share, included: (i) net investment losses (net of related costs, amortization and taxes) of $111.9 million, or 34 cents per share; (ii) an impairment charge of $349.2 million (net of an income tax benefit of $205.1 million), or $1.05 per share, to reduce the value of interest-only securities and servicing rights; (iii) the provision for loss of $11.9 million (net of an income tax benefit of $7.0 million), or 3 cents per share, related to the aforementioned guarantee of bank loans; (iv) a gain of $170.0 million, or 51 cents per share, related to our venture capital investment in TeleCorp; and (v) the net income of $147.3 million, or 44 cents per share, related to the major medical lines of business we intend to sell and other non-recurring items. The aforementioned special and impairment charges are explained in more detail in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein.

     Net income applicable to common stock of $459.3 million in 1998, or $1.40 per diluted share, included: (i) net investment losses (net of related costs, amortization and taxes) of $32.8 million, or 10 cents per share; (ii) an impairment charge (net of an income tax benefit of $193.6 million) of $355.8 million, or $1.08 per share, to reduce the value of interest-only securities and servicing rights; (iii) special charges (net of taxes) of $148.0 million, or 44 cents per share, related primarily to costs incurred in conjunction with the merger with Conseco Finance (the "Merger") accounted for as a pooling of interests; (iv) income of $205.2 million, or 62 cents per share, related to the major medical lines of business we intend to sell and other non-recurring items; and (v) an extraordinary charge (net of taxes) of $42.6 million, or 13 cents per share, related to the early retirement of debt.

     Total revenues included net investment losses of $358.3 million and $156.2 million in 2000 and 1999, respectively, and net investment gains of $208.2 million in 1998. Total revenues, excluding net investment gains (losses), were up 1.9 percent in 2000 over 1999, and up 12 percent in 1999 over 1998.

     We evaluate the performance and determine future earnings goals based on operating earnings which are defined as income before: (i) net investment gains (losses)(less that portion of amortization of cost of policies purchased and cost of policies produced and income taxes relating to such gains (losses));
(ii) the
venture capital income (loss) related to our investment in TeleCorp; (iii) special items not related to the continuing operations of our businesses (including impairment charges to reduce the value of interest-only securities and servicing rights, special charges and the provision for losses related to loan guarantees); and (iv) the net income (loss) related to the major medical lines of business we intend to sell. The criteria used by management to identify the items excluded from operating earnings include whether the item: (i) relates to other than the continuing operations of our businesses; (ii) is infrequent;
(iii) is material to net income (loss); (iv) results from restructuring activities; (v) results from a change in the regulatory environment; and/or (vi) relates to the sale of an investment or the change in estimated market value of our venture capital investments. The non-operating items may vary from period to period and since these items are determined based on management's discretion, inconsistencies in the application of the criteria may exist. Operating earnings are determined by adjusting GAAP net income for the above mentioned items. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe that the presentation of operating earnings enhances the understanding of our results of operations by highlighting net income attributable to the normal, recurring operations of the business and by excluding events that materially distort trends in net income. However, operating earnings are not a substitute for net income determined in accordance with GAAP.

     RESULTS OF OPERATIONS BY SEGMENT FOR THE THREE YEARS ENDED DECEMBER 31,
2000:

     The following tables and narratives summarize our operating results by business segment.

                                                                  2000         1999        1998
                                                                  ----         ----        ----
                                                                      (DOLLARS IN MILLIONS)
Operating earnings from continuing operations before
  goodwill amortization and taxes:
     Insurance and fee-based segment operating earnings.....    $   818.1    $1,187.6    $1,310.2
     Finance segment operating earnings.....................        156.8       588.3       584.0
                                                                ---------    --------    --------
     Subtotal...............................................        974.9     1,775.9     1,894.2
                                                                ---------    --------    --------
Holding company activities:
  Corporate expenses........................................        (67.5)      (64.4)     (123.8)
  Interest and dividends, net of corporate investment
     income.................................................       (651.8)     (451.6)     (329.1)
  Allocation of interest and dividends to finance segment...        126.9        63.1        16.8
                                                                ---------    --------    --------
     Operating earnings from continuing operations before
       taxes and goodwill amortization......................        382.5     1,323.0     1,458.1
Taxes.......................................................       (141.6)     (476.9)     (527.7)
                                                                ---------    --------    --------
       Operating earnings from continuing operations before
          goodwill amortization.............................        240.9       846.1       930.4
Goodwill amortization.......................................       (105.7)      (96.9)      (97.1)
                                                                ---------    --------    --------
       Operating earnings from continuing operations
          applicable to common stock........................        135.2       749.2       833.3
Non-operating items, net of tax:
     Net realized losses....................................       (198.1)     (111.9)      (32.8)
     Venture capital income (loss)..........................        (99.4)      170.0          --
     Impairment charge......................................       (324.9)     (349.2)     (355.8)
     Provision for losses related to loan guarantees........       (150.0)      (11.9)         --
     Special charges........................................       (518.3)         --      (148.0)
     Cumulative effect of accounting change.................        (55.3)         --          --
     Extraordinary charge on extinguishment of debt.........         (5.0)         --       (42.6)
     Discontinued lines and other non-recurring items.......         13.6       147.3       205.2
                                                                ---------    --------    --------
Net income (loss) applicable to common stock................    $(1,202.2)   $  593.5    $  459.3
                                                                =========    ========    ========

     INSURANCE AND FEE-BASED OPERATIONS:

                                                                  2000         1999         1998
                                                                  ----         ----         ----
                                                                       (DOLLARS IN MILLIONS)
Premiums and asset accumulation product collections:
  Annuities.................................................    $ 2,255.7    $ 2,473.7    $ 1,999.1
  Supplemental health.......................................      2,263.9      2,206.6      2,158.1
  Life......................................................        934.2        970.7        928.8
                                                                ---------    ---------    ---------
       Collections on insurance products from continuing
          operations........................................      5,453.8      5,651.0      5,086.0
  Major medical.............................................        910.6        855.7        878.2
                                                                ---------    ---------    ---------
       Total collections on insurance products..............      6,364.4      6,506.7      5,964.2
  Mutual funds..............................................        794.2        479.3         87.1
                                                                ---------    ---------    ---------
       Total premiums and asset accumulation product
          collections.......................................    $ 7,158.6    $ 6,986.0    $ 6,051.3
                                                                =========    =========    =========
Average liabilities for insurance and asset accumulation
  products (excluding major medical lines):
     Annuities:
       Mortality based......................................    $   454.6    $   600.3    $   689.5
       Equity-linked........................................      2,550.6      1,710.1        902.5
       Deposit based........................................      9,618.1     10,864.7     11,649.6
     Separate accounts and investment trust liabilities.....      2,684.1      1,717.4        913.7
     Health.................................................      4,753.9      4,326.1      4,043.6
     Life:
       Interest sensitive...................................      4,264.0      4,121.6      4,131.4
       Non-interest sensitive...............................      2,682.8      2,799.9      2,762.9
                                                                ---------    ---------    ---------
       Total average liabilities for insurance and asset
          accumulation products, net of reinsurance ceded...    $27,008.1    $26,140.1    $25,093.2
                                                                =========    =========    =========
Revenues:
  Insurance policy income...................................    $ 3,315.0    $ 3,174.3    $ 3,059.6
  Net investment income:
     General account invested assets........................      1,882.7      1,959.6      1,920.2
     Equity-indexed products based on S&P 500 Index.........         12.9        142.3        103.9
     Amortization of cost of S&P 500 Call Options...........       (123.9)       (96.3)       (52.0)
     Separate account assets................................        246.0        172.7         51.0
  Fee revenue and other income..............................        129.0        111.7         86.1
                                                                ---------    ---------    ---------
       Total revenues(a)....................................      5,461.7      5,464.3      5,168.8
                                                                ---------    ---------    ---------
Expenses:
  Insurance policy benefits.................................      2,440.9      2,176.0      2,071.7
  Amounts added to policyholder account balances:
     Annuity products and interest-sensitive life products
       other than those listed below........................        615.2        666.5        728.6
     Equity-indexed products based on S&P 500 Index.........         11.4        141.3         96.1
     Separate account liabilities...........................        246.0        172.7         51.0
  Amortization related to operations........................        621.6        495.1        358.2
  Interest expense on investment borrowings.................         18.6         57.9         65.3
  Other operating costs and expenses........................        689.9        567.2        487.7
                                                                ---------    ---------    ---------
       Total benefits and expenses(a).......................      4,643.6      4,276.7      3,858.6
                                                                ---------    ---------    ---------
       Operating income before goodwill amortization, income
          taxes and minority interest.......................        818.1      1,187.6      1,310.2
Goodwill amortization.......................................       (105.7)       (96.9)       (97.1)
Net investment losses, including related costs and
  amortization..............................................       (304.9)      (172.1)       (28.3)
                                                                ---------    ---------    ---------
       Income before income taxes and minority interest.....    $   407.5    $   918.6    $ 1,184.8
                                                                =========    =========    =========

                                  (continued)

                         (continued from previous page)

                                                                    2000          1999          1998
                                                                    ----          ----          ----
                                                                         (DOLLARS IN MILLIONS)
Ratios:
  Investment income, net of interest credited on annuities
     and universal life products and interest expense on
     investment borrowings, as a percentage of average
     liabilities for insurance and asset accumulation
     products (b)...........................................          4.59%         4.52%         4.35%
  Operating costs and expenses (excluding amortization of
     cost of policies produced and cost of policies
     purchased) as a percentage of average liabilities for
     insurance and asset accumulation products..............          2.66%         2.36%         2.20%
Health loss ratios:
  All health lines:
     Insurance policy benefits..............................      $1,741.1      $1,502.5      $1,387.5
     Loss ratio.............................................         76.21%        68.61%        65.55%
  Medicare supplement:
     Insurance policy benefits..............................      $  675.5      $  638.1      $  604.2
     Loss ratio.............................................         71.60%        68.95%        68.30%
  Long-term care:
     Insurance policy benefits..............................      $  691.5      $  545.0      $  477.1
     Loss ratio.............................................         84.17%        71.98%        66.88%
  Specified disease:
     Insurance policy benefits..............................      $  256.4      $  232.9      $  212.7
     Loss ratio.............................................         69.00%        62.03%        55.57%
  Other:
     Insurance policy benefits..............................      $  117.7      $   86.5      $   93.5
     Loss ratio.............................................         79.53%        65.58%        68.78%

-------------------------
(a) Revenues exclude net investment gains (losses); benefits and expenses exclude amortization related to realized gains and goodwill amortization

(b) Investment income includes income from general account assets only. Average insurance liabilities exclude liabilities related to separate accounts, investment trust and reinsurance ceded.

     General: Conseco's life insurance subsidiaries develop, market and administer annuity, supplemental health, individual life insurance and other insurance products. We distribute these products through a career agency force, professional independent producers and direct response marketing. This segment excludes our major medical lines, which the Company intends to sell.

     Collections on insurance products from continuing operations in 2000 were $5.5 billion, down 3.5 percent from 1999. Rating actions during a portion of 2000 adversely affected the marketing of our insurance products. On November 7, 2000, A.M. Best upgraded the financial strength ratings of our principal life insurance subsidiaries to A- (Excellent) from B++ (Very Good). Such collections in 1999 were $5.7 billion, up 11 percent over 1998. These increases were primarily due to increased production and premium rate increases in 1999.

     See "Premium and Asset Accumulation Product Collections" for further analysis.

     Average insurance liabilities for insurance and asset accumulation products, net of reinsurance receivables, were $27.0 billion in 2000, up 3.3 percent over 1999, and $26.1 billion in 1999, up 4.2 percent over 1998.

     Insurance policy income is comprised of: (i) premiums earned on policies which provide mortality or morbidity coverage; and (ii) fees and other charges made against other policies. See "Premium and Asset Accumulation Product Collections" for further analysis.

     Net investment income on general account invested assets (which excludes income on separate account assets related to variable annuities; the income, cost and change in the fair value of S&P 500 Call Options related to equity-indexed products; and the income related to our venture capital investment in TeleCorp) decreased by 3.9 percent, to $1,882.7 million, in 2000, and increased by 2.1 percent, to $1,959.6 million, in 1999. The average balance of general account invested assets decreased by 1.3 percent in 2000 to $25.5 billion and increased by 2.0 percent in 1999 to $25.8 billion. The yield on these assets was 7.4 percent in 2000, and 7.6 percent in both 1999 and 1998. The 2000 decrease reflects general decreases in investment interest rates during the period.

     Net investment income related to equity-indexed products based on the S&P 500 Index is substantially offset by a corresponding charge to amounts added to policyholder account balances for equity-indexed products. Such income and related charge fluctuated based on the policyholder account balances subject to this provision and the performance of the S&P 500 Index to which the returns on such products are linked. During 2000, we recorded income from the S&P 500 Options of $12.9 million and added amounts to policyholders' account balances of the equity-indexed products of $11.4 million.

     Amortization of cost of S&P 500 Call Options represents the amortization of the premiums paid to purchase S&P 500 Call Options related to our equity-linked products. We amortize these amounts over the terms of the options. Such amortization has increased because of the increase in our equity-linked product business, changes in the participation rate of such business in the S&P 500 Index and the cost of the options. Our equity-indexed products are designed in an effort to have the investment income spread earned on the related insurance liabilities be more than adequate to cover the cost of the S&P 500 Call Options and other costs related to these policies.

     Net investment income from separate account assets is offset by a corresponding charge to amounts added to policyholder account balances for separate account liabilities. Such income and related charge fluctuated in relationship to total separate account assets and the return earned on such assets.

     Fee revenue and other income includes: (i) revenues we receive for managing investments for other companies; and (ii) fees received for marketing insurance products of other companies. This amount increased in 2000 primarily due to the revenues of an insurance marketing company purchased in 2000. This amount increased in 1999 as a result of growth in both of the aforementioned businesses.

     Insurance policy benefits increased in both 2000 and 1999 as a result of the factors summarized in the explanations for loss ratio fluctuations related to specific products which follows.

     The loss ratio for Medicare supplement products increased in 2000, for the following reasons: (i) our year end reserves developed adversely; (ii) the mix of our Medicare supplement business in 2000 includes a higher percent of less profitable standard Medicare supplement policies than the prior year (and a lower percent of more profitable nonstandard policies that we are no longer able to offer to new policyholders); and (iii) Medicare supplement business has recently experienced higher persistency among older blocks of business. While the Company benefits from the additional profits earned on the larger blocks of business, the loss ratio will generally increase since the older policies have higher claim costs. Governmental regulations generally require us to attain and maintain a loss ratio, after three years, of not less than 65 percent.

     The loss ratios for long-term care products increased in 2000, reflecting:
(i) unfavorable claims experience; (ii) refinements made to the reserve estimation process; and (iii) the effects of the asset accumulation phase of these products. The net cash flows from our long-term care products generally result in the accumulation of amounts in the early policy years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, during the asset accumulation phase of these policies, the loss ratio will increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. In order to improve the profitability of the long-term care product line, we are currently selling products with higher margins and we have continued to apply for appropriate rate increases on older blocks of business. As a result of recent unfavorable claim experience in our long-term care insurance lines, we reviewed our reserving methodologies for several blocks of business. Certain changes in estimates were made that adversely affected the loss ratio in 2000. The increase in the loss ratio in 1999 also reflects unfavorable claims experience, partially offset by the effects of the asset accumulation phase of these products.

     The 2000 loss ratio for specified disease products reflects refinements we made to the reserve estimation process during the first quarter of 2000 and changes in estimates of period end claim liabilities. Our general expectation is for this loss ratio to be approximately 65 percent. The 1999 ratio was within our expectations. The 1998 ratio benefited from favorable claim developments which were not expected to continue.

     The loss ratios on our other products will fluctuate more than other lines due to the smaller size of these blocks of business. While the increase in 2000 reflects worse than expected experience, the loss ratios on this business have generally been within our expectations.

     Amounts added to policyholder account balances for annuity products decreased by 7.7 percent, to $615.2 million, in 2000, and 8.5 percent, to $666.5 million, in 1999. These decreases reflect a smaller block of this type of annuity business in force, on the average, compared to 1998. The weighted average crediting rates for these annuity liabilities were 4.4 percent, 4.5 percent and 4.6 percent during 2000, 1999 and 1998, respectively.

     Amounts added to equity indexed products and separate account liabilities correspond to the related investment income accounts described above.

     Amortization related to operations includes amortization of: (i) the cost of policies produced; and (ii) the cost of policies purchased. Amortization has increased in relationship to the total account balances subject to amortization. In addition, amortization increased in 2000 as a result of adjustments to the surrender and lapse assumptions to reflect our current estimate of future experience related to certain blocks of business.

     Interest expense on investment borrowings decreased along with our investment borrowing activities. Average investment borrowings were $324.4 million during 2000, compared to $1,081.1 million during 1999. The weighted average interest rate on such borrowings was 5.7 percent and 5.4 percent during 2000 and 1999, respectively.

     Other operating costs and expenses increased in 2000 primarily as a result of our increased business and marketing initiatives. Such increased expenses are consistent with the increase in the ratio of operating expenses (excluding amortization of cost of policies produced and cost of policies purchased) as a percentage of average liabilities for insurance and asset accumulation products (2.66 percent for 2000, compared to 2.36 percent and 2.20 percent for 1999 and 1998, respectively).

     Net investment gains (losses), including related costs and amortization fluctuate from period to period. We recorded writedowns of fixed maturity securities and other invested assets of $189.3 million, $27.8 million and $32.4 million during 2000, 1999 and 1998, respectively, as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary. In addition, we realized a $59.2 million loss related to the termination of certain swap agreements during 2000.

     When we sell securities at a gain (loss) and reinvest the proceeds at a different yield, we increase (reduce) the amortization of cost of policies purchased and cost of policies produced in order to reflect the change in future yields. Sales of fixed maturity investments resulted in a reduction in the amortization of the cost of policies purchased and the cost of policies produced of $53.4 million in 2000 and an increase in such amortization in 1999 of $15.9 million and in 1998 of $236.5 million.

     FINANCE OPERATIONS:

                                                                  2000         1999         1998
                                                                ---------    ---------    ---------
                                                                       (DOLLARS IN MILLIONS)
Contract originations:
  Manufactured housing......................................    $ 4,395.8    $ 6,607.3    $ 6,077.5
  Mortgage services.........................................      4,448.3      6,745.8      5,215.8
  Consumer/credit card......................................      3,345.6      3,241.3      2,727.9
  Commercial................................................      4,700.6      8,514.6      7,400.8
                                                                ---------    ---------    ---------
       Total................................................    $16,890.3    $25,109.0    $21,422.0
                                                                =========    =========    =========
Sales of finance receivables:
  Manufactured housing......................................    $   600.7    $ 5,598.2    $ 5,556.4
  Home equity/home improvement..............................        913.1      3,748.4      5,038.5
  Consumer/equipment........................................        599.9        600.0      2,022.4
  Leases....................................................           --           --        379.9
  Commercial and retail revolving credit....................        575.0        117.7        741.0
  Retained bonds............................................           --       (405.2)      (364.6)
                                                                ---------    ---------    ---------
       Total................................................    $ 2,688.7    $ 9,659.1    $13,373.6
                                                                =========    =========    =========
Managed receivables (average):
  Manufactured housing......................................    $25,700.4    $22,899.2    $19,478.2
  Mortgage services.........................................     13,254.6     10,237.5      6,425.3
  Consumer/credit card......................................      3,910.9      3,324.1      2,388.6
  Commercial................................................      4,555.9      5,303.0      4,082.2
                                                                ---------    ---------    ---------
       Total................................................    $47,421.8    $41,763.8    $32,374.3
                                                                =========    =========    =========
Revenues:
  Net investment income:
     Finance receivables and other..........................    $ 1,933.8    $   647.1    $   295.5
     Interest-only securities...............................        106.6        185.1        132.9
  Gain on sale:
     Securitization transactions............................           --        550.6        745.0
     Whole-loan sales.......................................          7.5           --           --
  Fee revenue and other income..............................        369.0        372.7        260.4
                                                                ---------    ---------    ---------
       Total revenues.......................................      2,416.9      1,755.5      1,433.8
                                                                ---------    ---------    ---------
Expenses:
  Provision for losses......................................        354.2        128.7         44.2
  Finance interest expense..................................      1,152.4        341.3        213.7
  Other operating costs and expenses........................        753.5        697.2        591.9
                                                                ---------    ---------    ---------
       Total expenses.......................................      2,260.1      1,167.2        849.8
                                                                ---------    ---------    ---------
     Operating income before impairment charges, special
       charges, income taxes and extraordinary charge.......        156.8        588.3        584.0
Impairment charges..........................................        515.7        554.3        549.4
Special charges.............................................        394.3           --        148.0
                                                                ---------    ---------    ---------
     Income (loss) before income taxes and extraordinary
       charge...............................................    $  (753.2)   $    34.0    $  (113.4)
                                                                =========    =========    =========

     General: Conseco's finance subsidiaries provide financing for manufactured housing, home equity, home improvements, consumer products and equipment, and provide consumer and commercial revolving credit. Finance products include both fixed-term and revolving loans and leases. Conseco also markets physical damage and term mortgage life insurance and other credit protection relating to the loans it services.

     During 2000, we announced several courses of action with respect to Conseco Finance, including: (i) the sale, closing or runoff of five units (i.e., asset-based lending, vendor finance, bankcards, transportation and park construction); (ii) efforts to better utilize existing assets so as to increase cash; and (iii) cost savings and restructuring of ongoing businesses such as streamlining of the field force in the manufactured housing and home equity divisions.

     These courses of action and the change to the portfolio method of accounting have caused significant fluctuations in account balances as further described below.

     Loan originations in 2000 were $16.9 billion, down 33 percent from 1999. Loan originations in 1999 were $25.1 billion, up 17 percent over 1998. The primary reason for the decrease was our decision to no longer originate certain lines and to manage our growth consistent with our revised business plan. The significant decrease in new loan originations allowed the finance segment to enhance net interest margins, to reduce the amount of cash required for new loan originations, and to transfer cash to the parent company. The following table summarizes our loan originations in 2000 and 1999 summarized by product and whether part of our continuing or discontinued lines:

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
Continuing lines:
  Manufactured housing......................................    $ 4,395.8    $ 6,607.3
  Mortgage services.........................................      4,448.3      6,745.8
  Retail credit.............................................      2,582.1      2,056.2
  Floorplan.................................................      3,950.4      5,559.1
                                                                ---------    ---------
       Total continuing lines...............................     15,376.6     20,968.4
                                                                ---------    ---------
Discontinued lines:
  Consumer finance (1)......................................        544.6        770.5
  Bankcard..................................................        218.9        414.5
  Vendor finance............................................        396.5        533.0
  Transportation............................................        138.7      1,054.0
  Park construction and asset-based loans...................        215.0      1,368.6
                                                                ---------    ---------
       Total discontinued lines.............................      1,513.7      4,140.6
                                                                ---------    ---------
       Total................................................    $16,890.3    $25,109.0
                                                                =========    =========

-------------------------
(1) Represents closed-ended sales contracts originated through dealers. The Company continues to originate revolving credit agreements through the same dealers.

     Sales of finance receivables decreased as a result of the change in the structure of our securitizations. We no longer structure our securitizations in a manner that results in recording a sale of the loans. Sales of finance receivables in 2000 represent the sale of whole loans (with no interest retained by the Company).

     Managed receivables include finance receivables recorded on our consolidated balance sheet and those managed by us but applicable to holders of asset-backed securities sold in securitizations structured in a manner that resulted in gain-on-sale revenue. Average managed receivables increased to $47.4 billion in 2000, up 14 percent over 1999, and to $41.8 billion in 1999, up 29 percent over 1998.

     The following table summarizes our average managed receivables at December 31, 2000 and 1999 summarized by product and whether part of our continuing or discontinued lines:

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
Continuing lines:
  Manufactured housing......................................    $25,700.4    $22,899.2
  Mortgage services.........................................     13,254.6     10,237.5
  Retail credit.............................................      1,523.0        937.9
  Floorplan.................................................      2,070.4      2,098.4
                                                                ---------    ---------
       Total continuing lines...............................     42,548.4     36,173.0
                                                                ---------    ---------
Discontinued lines:
  Consumer finance..........................................      2,173.1      2,121.6
  Bankcard..................................................        214.8        264.6
  Vendor finance............................................        972.9        942.5
  Transportation............................................      1,112.0      1,570.3
  Park construction and asset-based loans...................        400.6        691.8
                                                                ---------    ---------
       Total discontinued lines.............................      4,873.4      5,590.8
                                                                ---------    ---------
       Total................................................    $47,421.8    $41,763.8
                                                                =========    =========

     Net investment income on finance receivables and other consists of: (i) interest earned on finance receivables; and (ii) interest income on short-term and other investments. Such income increased by 199 percent, to $1,933.8 million, in 2000 and by 119 percent, to $647.1 million, in 1999, consistent with the increases in average on-balance sheet finance receivables. The weighted average yields earned on finance receivables and other investments were 13.0 percent, 11.1 percent and 10.8 percent during 2000, 1999 and 1998, respectively. As a result of the change in the structure of our securitizations, future interest earned on finance receivables should increase as our average on-balance sheet finance receivables increase.

     Net investment income on interest-only securities is the accretion recognized on the interest-only securities we retain after we sell finance receivables. Such income decreased by 42 percent, to $106.6 million, in 2000 and increased by 39 percent, to $185.1 million, in 1999. These fluctuations are consistent with the change in the average balance of interest-only securities. The weighted average yields earned on interest-only securities were 13.4 percent, 14.6 percent and 13.2 percent during 2000, 1999 and 1998, respectively. As a result of the change in the structure of our securitizations, our new securitizations are accounted for as secured borrowings and we do not recognize gain-on-sale revenue or additions to interest-only securities from such transactions. Accordingly, future investment income accreted on the interest-only security will decrease, as cash remittances from the prior gain-on-sale securitizations reduce the interest-only security balances. In addition, the balance of the interest-only securities was reduced by $544.4 million in 1998, $533.8 million in 1999 and $504.3 million during 2000 (including $70.2 million due to the accounting change described in note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein) due to impairment charges which have caused a reduction in interest income accreted to this security. We regularly analyze future expected cash flows from this security to determine whether an impairment has occurred. Under current accounting principles, we are required to recognize declines in value of our interest-only securities in earnings when: (i) the fair value of the security is less than its carrying value; and (ii) the timing and/or amount of cash expected to be received from the security has changed adversely from the previous valuation which determined the carrying value of the security.

     Gain on sale related to securitization transactions was nil in 2000, reflecting our decision to no longer structure our securitizations as sales. Our new securitizations are being structured as secured borrowings and no gain on sale is recognized. The gain recognized for our previous securitizations fluctuated when changes occurred in: (i) the amount of loans sold; (ii) market conditions (such as the market interest rates available on securities sold in these securitizations); (iii) the amount and type of interest we retained in the receivables sold; and (iv) assumptions used to calculate the gain.

     Conditions in the credit markets during the past several years have resulted in less-attractive pricing of certain lower-rated securities in our securitization structures. As a result, we have chosen to hold rather than sell some of the securities in the securitization trusts, particularly securities having corporate guarantee provisions. Prior to our September 8, 1999, announcement, the securities that we held were treated as retained interests in the securitization trusts. We recognized no gain on the portion of the assets related to such securities, but we expect to recognize greater interest income, net of related interest expense, over the term we hold them. At December 31, 2000 and 1999 we held $494.6 million and $694.3 million, respectively, of such securities which are classified as actively managed fixed maturities.

     Gain on whole-loan sales totaled $7.5 million in 2000. During 2000, we sold approximately $147.1 million of finance receivables in whole-loan sales. Gain on whole-loan sales excludes the gain realized on the sale of our bankcard portfolio which is included in special charges.

     Fee revenue and other income includes servicing income, commissions earned on insurance policies written in conjunction with financing transactions, and other income from late fees. Such income decreased by 1.0 percent, to $369.0 million, in 2000 and increased by 43 percent, to $372.7 million, in 1999. As a result of the change in the structure of our future securitizations announced on September 8, 1999, we no longer record an asset for servicing rights at the time of our securitizations, nor do we record servicing fee revenue; instead, the entire amount of interest income is recorded as investment income. Accordingly, the amount of servicing income has decreased to $108.2 million in 2000 from $165.3 million in 1999 and $140.0 million in 1998, and will decline further in future periods. In 2000, the decrease in servicing income was partially offset by higher commissions and late fee income. In 1999, such income increased as our servicing portfolio and our net written insurance premiums both grew along with managed receivables.

     Provision for losses related to finance operations increased by 175 percent, to $354.2 million, in 2000 and by 191 percent, to $128.7 million, in 1999. The increase is principally due to the increase in loans held on our balance sheet. Under the portfolio method (which is used for securitizations structured as collateralized borrowings), we recognize the credit losses on the loans on our balance sheet as the losses are incurred. For loans previously recorded as sales, the anticipated discounted credit losses are reflected through a reduction in the gain-on-sale revenue recorded at the time of securitization.

     Finance interest expense increased by 238 percent, to $1,152.4 million, in 2000 and by 60 percent, to $341.3 million, in 1999. Our borrowings grew in order to fund the increase in finance receivables. Our average borrowing rate was 7.7 percent, 5.8 percent and 7.2 percent during 2000, 1999 and 1998, respectively.

     Under the portfolio method, we recognize interest expense on the securities issued to investors in the securitization trusts. Since these securities typically have higher interest rates than our other debt, our average borrowing rate increased as compared to prior periods.

     The average borrowing rate during 1999 was favorably impacted by the use of relatively lower rate borrowings from the parent company to fund finance receivables of Conseco Finance.

     Other operating costs and expenses include the costs associated with servicing our managed receivables, and non-deferrable costs related to originating new loans. Such expense increased by 8.1 percent, to $753.5 million, in 2000 and by 18 percent, to $697.2 million, in 1999. Such costs increased consistent with the prior business plans for the segment, partially offset in 2000 by cost savings from the restructuring of Conseco Finance. Other operating costs and expenses decreased $62.5 million to $345.5 million in the second half of 2000, as compared to the first half of 2000.

     Impairment charges represent reductions in the value of interest-only securities and servicing rights recognized as a loss in the statement of operations. We carry interest-only securities at estimated fair value, which is determined by discounting the projected cash flows over the expected life of the receivables sold using current prepayment, default, loss and interest rate assumptions. When declines in value considered to be other than temporary occur, we reduce the amortized cost to estimated fair value and recognize a loss in the statement of operations. The assumptions used to determine new values are based on our internal evaluations and consultation with external advisors having significant experience in valuing these securities. We record any unrealized gain or loss determined to be temporary, net of tax, as a component of shareholders' equity. We adopted EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets "("EITF 99-20") during the third quarter of 2000, which affects when impairments are considered to be other than temporary and, therefore, are recognized in earnings (see note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein).

     During 2000, actual default and loss trends were worse than our previous estimates. In light of these trends, management analyzed the assumptions used to determine the estimated fair value of the interest-only securities and made changes to the credit loss assumptions and the discount rate used to determine the value of our securities. These changes also reflected other economic factors and further methodology enhancements made by the Company. As a result, the expected future cash flows from interest-only securities changed adversely from previous estimates. Pursuant to the requirements of EITF 99-20, the effect of these changes was reflected immediately in earnings as an impairment charge. The effect of the impairment charge and adjustments to the value of our interest-only securities and servicing rights totaled $515.7 million ($324.9 million after the income tax benefit) for 2000 (in addition to the cumulative effect of adopting EITF 99-20 of $70.2 million ($45.5 million after the income tax benefit)).

     In addition, during 1999 and early 2000, the Company reevaluated its interest-only securities and servicing rights, including the underlying assumptions, in light of loss experience exceeding previous expectations. The principal change in the revised assumptions resulting from this process was an increase in expected future credit losses, relating primarily to reduced assumptions as to future housing price inflation, recent loss experience and refinements to the methodology of the valuation process. The effect of this change was offset somewhat by a revision to the estimation methodology to incorporate the value associated with the cleanup call rights held by the Company in securitizations. We recognized a $554.3 million impairment charge ($349.2 million after tax) in 1999 to reduce the book value of the interest-only securities and servicing rights.

     During the second quarter of 1998, prepayments on securitized loan contracts exceeded our expectations and management concluded that such prepayments were likely to continue to be higher than expected in future periods as well. As a result of these developments, we concluded that the value of the interest-only securities and servicing rights had been impaired, and we determined a new value using then current assumptions. In addition, the market yields of publicly traded securities similar to our interest-only securities also increased during the second quarter of 1998. The assumptions used to determine the new value at that time were based on our internal evaluations and consultation with external investment managers having significant experience in valuing these securities. Such assumptions reflected the following changes from the assumptions previously used: (i) an increase in prepayment rates; (ii) an increase in the discount rate used to determine the present value of future cash flows; and (iii) an increase in anticipated default rates. We recognized a $549.4 million ($355.8 million after tax) impairment charge in 1998 to reduce the carrying value of the interest-only securities and servicing rights.

     Special charges in 2000 include: (i) the $103.3 million adjustment to the value of finance receivables identified for sale; (ii) the $53.0 million loss on the sale of asset-based loans; (iii) $29.5 million of costs related to closing offices and streamlining businesses; (iv) $35.8 million related to the abandonment of computer processing systems; (v) $30.3 million of fees paid to Lehman including a $25.0 million fee paid in conjunction with the sale of $1.3 billion of finance receivables to Lehman; (vi) the issuance of a warrant valued at $48.1 million related to the modification of the Lehman master repurchase financing facilities; (vii) the $51.0 million loss on sale of transportation loans and vendor services financing business; (viii) a $48.0 million increase in the allowance for loan losses at our bank subsidiary; and (ix) $4.7 million of net gains related to the sale of certain lines of business, net of other items. These charges are described in greater detail in note 9 to the consolidated financial statements included in our Annual Report on

Form 10-K for the year ended December 31, 2000, incorporated by reference herein. Special charges of $148.0 million were recognized in 1998 and include:
$45.0 million of transaction costs; $71.0 million of severance and other employment related costs; and $32.0 million of other costs. Transaction costs included expenses related to the Merger such as fees paid for investment bankers, attorneys, accountants and printers. Severance and other employment related costs included contractual severance and other benefits due to certain executives. Other costs included the write-off of computer equipment and related software that will no longer be used, losses for facilities to be vacated, increases to legal expense accruals, and various other costs.

     CORPORATE OPERATIONS

                                                                          DECEMBER 31
                                                                -------------------------------
                                                                  2000        1999       1998
                                                                  ----        ----       ----
                                                                     (DOLLARS IN MILLIONS)
Corporate operations:
  Venture capital income (loss) related to investment in
     TeleCorp, net of related expenses......................    $  (152.8)   $ 261.5    $    --
  Interest expense on corporate debt........................       (310.7)    (182.8)    (165.4)
  Investment income.........................................         51.8       32.3       26.9
  Other items...............................................        (16.6)      67.9        4.5
                                                                ---------    -------    -------
       Operating income (loss) before provision for loss on
          loan guarantees, special charges, income taxes and
          minority interest.................................       (428.3)     178.9     (134.0)
  Provision for loss on loan guarantees.....................       (231.5)     (18.9)        --
  Major medical lines, which the Company intends to sell....        (51.3)      38.3      108.3
  Special charges...........................................       (305.0)        --         --
                                                                ---------    -------    -------
       Income (loss) before income taxes and minority
          interest..........................................    $(1,016.1)   $ 198.3    $ (25.7)
                                                                =========    =======    =======

     Venture capital income (loss) relates to our investment in TeleCorp, a company in the wireless communication business. Our investment in TeleCorp is carried at estimated fair value, with changes in fair value recognized as investment income. The market values of many companies in this sector have been subject to volatility in recent periods.

     Interest expense on corporate debt fluctuated due to the increase in the average balance and interest rate on outstanding debt. The average debt outstanding (net of the intercompany note with the finance segment) was $3.8 billion, $3.0 billion and $2.8 billion in 2000, 1999 and 1998, respectively. The average interest rate on such debt was 8.2 percent, 6.0 percent and 6.0 percent in 2000, 1999 and 1998, respectively. General levels of interest rates have increased over the last twelve months. In addition, as a result of recent rating agency actions, the interest rates on our bank credit facilities have increased (see note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein). Such interest expense includes affiliated interest expense (which is eliminated in consolidation) of $26.2 million, $13.2 million for 2000 and 1999, respectively. There was no such affiliated interest expense in 1998.

     Investment income includes the income from our investment in a riverboat casino and miscellaneous other income.

     Other items include general corporate expenses, net of amounts charged to subsidiaries for services provided by the corporate operations.

     Provision for loss on loan guarantees represents the noncash provision we established in connection with our guarantees of bank loans to approximately 160 directors, officers and key employees and our related loans for interest. The funds from the bank loans were used by the participants to purchase approximately 18.4 million shares of Conseco common stock. In 2000 and 1999, we established a provision of $231.5 million and $18.9 million, respectively, in connection with these guarantees and loans. At December 31, 2000, the total reserve for losses on the loan guarantees was $250.4 million.

     Major medical lines represent the results of our individual and group major medical health insurance products, which we intend to sell. These lines have experienced adverse loss ratios during 2000.

     Special charges in corporate operations for 2000 include: (i) advisory and professional fees related to debt restructuring of $9.9 million; (ii) a portion of the loss on the sale of asset-backed loans (excluding loss related to loans held by the finance segment) of $15.2 million; (iii) advisory fees paid to investment banks of $44.0 million; (iv) the loss related to our exit from the subprime automobile business of $71.6 million; (v) the amount paid to terminated executive pursuant to his employment agreement of $72.5 million; (vi) the amount paid to newly hired Chief Executive Officer of $45.0 million; (vii) the value of warrants issued to release newly hired Chief Executive Officer from a noncompete provision of a prior agreement of $21.0 million; and (viii) other charges of $25.8 million. These charges are described in greater detail in note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein.

PREMIUM AND ASSET ACCUMULATION PRODUCT COLLECTIONS

     In accordance with GAAP, insurance policy income as shown in our consolidated statement of operations consists of premiums earned for policies that have life contingencies or morbidity features. For annuity and universal life contracts without such features, premiums collected are not reported as revenues, but as deposits to insurance liabilities. We recognize revenues for these products over time in the form of investment income and surrender or other charges.

     Marketing companies, agents who market insurance products, school districts, financial institutions and policyholders use the financial strength ratings assigned to an insurer by independent rating agencies as one factor in determining which insurer's products to market or purchase. Following several recent events described in note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein and elsewhere herein, rating agencies lowered their financial strength ratings, and many were placed on review as the agencies analyze the impact of the developing events. Such rating actions adversely affected the marketing and persistency of our insurance products and other asset accumulation products. On November 7, 2000, A.M. Best upgraded the financial strength ratings of our principal life insurance subsidiaries to A- (Excellent) from B++ (Very Good).

     Total premiums and accumulation product collections were as follows:

                                                                  2000        1999        1998
                                                                --------    --------    --------
                                                                     (DOLLARS IN MILLIONS)
Premiums collected by our insurance subsidiaries:
  Annuities:
     Equity-indexed (first-year)............................    $  602.9    $  871.9    $  783.2
     Equity-indexed (renewal)...............................        40.6        39.9        15.0
                                                                --------    --------    --------
       Subtotal -- equity-indexed annuities.................       643.5       911.8       798.2
                                                                --------    --------    --------
     Other fixed (first-year)...............................       679.4       896.4       804.3
     Other fixed (renewal)..................................        61.3        62.1        64.0
                                                                --------    --------    --------
       Subtotal -- other fixed annuities....................       740.7       958.5       868.3
                                                                --------    --------    --------
     Variable (first-year)..................................       747.8       519.1       267.2
     Variable (renewal).....................................       123.7        84.3        65.4
                                                                --------    --------    --------
       Subtotal -- variable annuities.......................       871.5       603.4       332.6
                                                                --------    --------    --------
       Total annuities......................................     2,255.7     2,473.7     1,999.1
                                                                --------    --------    --------
  Supplemental health:
     Medicare supplement (first-year).......................       101.9       106.8       106.6
     Medicare supplement (renewal)..........................       829.1       808.8       810.1
                                                                --------    --------    --------
       Subtotal -- Medicare supplement......................       931.0       915.6       916.7
                                                                --------    --------    --------
     Long-term care (first-year)............................       119.2       127.1       122.6
     Long-term care (renewal)...............................       716.8       666.4       605.8
                                                                --------    --------    --------
       Subtotal -- long-term care...........................       836.0       793.5       728.4
                                                                --------    --------    --------
     Specified disease (first-year).........................        39.1        39.0        41.5
     Specified disease (renewal)............................       332.0       337.3       350.8
                                                                --------    --------    --------
       Subtotal -- specified disease........................       371.1       376.3       392.3
                                                                --------    --------    --------
     Other health (first-year)..............................        29.9        23.8        12.6
     Other health (renewal).................................        95.9        97.4       108.1
                                                                --------    --------    --------
       Subtotal -- other health.............................       125.8       121.2       120.7
                                                                --------    --------    --------
       Total supplemental health............................     2,263.9     2,206.6     2,158.1
                                                                --------    --------    --------
  Life insurance:
     First-year.............................................       186.6       211.5       154.0
     Renewal................................................       747.6       759.2       774.8
                                                                --------    --------    --------
       Total life insurance.................................       934.2       970.7       928.8
                                                                --------    --------    --------
       Collections on insurance products from continuing
          operations........................................     5,453.8     5,651.0     5,086.0
                                                                --------    --------    --------
  Individual and group major medical:
     Individual (first-year)................................       161.1        96.4        95.5
     Individual (renewal)...................................       246.2       233.3       228.3
                                                                --------    --------    --------
       Subtotal -- individual...............................       407.3       329.7       323.8
                                                                --------    --------    --------
     Group (first-year).....................................        80.1        53.0        48.0
     Group (renewal)........................................       423.2       473.0       506.4
                                                                --------    --------    --------
       Subtotal -- group....................................       503.3       526.0       554.4
                                                                --------    --------    --------
       Total major medical..................................       910.6       855.7       878.2
                                                                --------    --------    --------
       Total first-year premium collections on insurance
          products..........................................     2,748.0     2,945.0     2,435.5
       Total renewal premium collections on insurance
          products..........................................     3,616.4     3,561.7     3,528.7
                                                                --------    --------    --------
       Total collections on insurance products..............    $6,364.4    $6,506.7    $5,964.2
                                                                ========    ========    ========
Mutual funds (excludes variable annuities)..................    $  794.2    $  479.3    $   87.1
                                                                ========    ========    ========

     Annuities include equity-indexed annuities, other fixed annuities and variable annuities sold through both career agents and professional independent producers.

     We introduced our first equity-indexed annuity product in 1996. The accumulation value of these annuities is credited with interest at an annual guaranteed minimum rate of 3 percent (or, including the effect of applicable sales loads, a 1.7 percent compound average interest rate over the term of the contracts). These annuities provide for potentially higher returns based on a percentage of the change in the S&P 500 Index during each year of their term. We purchase S&P 500 Call Options in an effort to hedge increases to policyholder benefits resulting from increases in the S&P 500 Index. Total collected premiums for this product decreased by 29 percent, to $643.5 million, in 2000 and increased by 14 percent, to $911.8 million, in 1999.

     Other fixed rate annuity products include single-premium deferred annuities ("SPDAs"), flexible-premium deferred annuities ("FPDAs") and single-premium immediate annuities ("SPIAs"), which are credited with a declared rate. The demand for traditional fixed-rate annuity contracts has decreased in recent years, as relatively low interest rates have made other investment products more attractive. SPDA and FPDA policies typically have an interest rate that is guaranteed for the first policy year, after which we have the discretionary ability to change the crediting rate to any rate not below a guaranteed rate. The interest rate credited on SPIAs is based on market conditions existing when a policy is issued and remains unchanged over the life of the SPIA. Annuity premiums on these products decreased by 23 percent, to $740.7 million, in 2000 and increased by 10 percent, to $958.5 million, in 1999. Fixed annuity collections in 1999 included $208.8 million of premiums on reinsurance contracts entered into during the year.

     Variable annuities offer contract holders the ability to direct premiums into specific investment portfolios; rates of return are based on the performance of the portfolio. Such annuities have become increasingly popular recently as a result of the desire of investors to invest in common stocks. In 1996, we began to offer more investment options for variable annuity deposits, and we expanded our marketing efforts, resulting in increased collected premiums. Our profits on variable annuities come from the fees charged to contract holders. Variable annuity collected premiums increased by 44 percent, to $871.5 million, in 2000 and by 81 percent, to $603.4 million, in 1999.

     Supplemental health products include Medicare supplement, long-term care, specified disease and other insurance products distributed through a career agency force and professional independent producers. Our profits on supplemental health policies depend on the overall level of sales, persistency of in-force business, investment yields, claim experience and expense management.

     Collected premiums on Medicare supplement policies increased by 1.7 percent, to $931.0 million, in 2000 and decreased by .1 percent, to $915.6 million, in 1999. Sales of Medicare supplement policies have been affected by steps taken to improve profitability by increasing premium rates and changing our commission structure and underwriting criteria.

     Premiums collected on long-term care policies increased by 5.4 percent, to $836.0 million, in 2000 and by 8.9 percent, to $793.5 million, in 1999 due to increases in premium rates and increased sales volume.

     Premiums collected on specified disease products were $371.1 million, $376.3 million and $392.3 million in 2000, 1999 and 1998, respectively. Such decreases were the result of steps taken to improve the profitability of these products. In addition, during 1999, we curtailed sales of these products in one state due to adverse regulatory decisions, which accounts for most of the decrease.

     Other health products include: (i) various health insurance products that are not currently being actively marketed; and (ii) in 1999 and 1998, certain specialty health insurance products sold to educators. Premiums collected in 2000 were $125.8 million, up 3.8 percent over 1999. Premiums collected in 1999 were $121.2 million, up .4 percent over 1998. Since we no longer actively market these products, we expect collected premiums to decrease in future years. The in-force business continues to be profitable.

     Life products are sold through career agents, professional independent producers and direct response distribution channels. Life premiums collected in 2000 were $934.2 million, down 3.8 percent from 1999. Life premiums collected in 1999 were $970.7 million, up 4.5 percent over 1998. Collections in 1999 included $49.2 million of premiums on reinsurance contracts entered into during the year.

     Individual and group major medical products include major medical health insurance products sold to individuals and groups. We have previously announced our intent to sell these lines of business. In recent periods, we have emphasized the sale of more profitable individual major medical products and are de-emphasizing the sale of group products. With respect to group major medical products, we are: (i) seeking rate increases; (ii) converting the members of groups to individual policies; or (iii) opting not to renew the group policies. Group premiums decreased by 4.3 percent, to $503.3 million, in 2000 and decreased by 5.1 percent, to $526.0 million, in 1999. Individual health premiums increased by 24 percent, to $407.3 million, in 2000 and increased by 1.8 percent, to $329.7 million, in 1999.

     Mutual fund sales increased 66 percent, to $794.2 million in 2000, and increased 450 percent, to $479.3 million, in 1999, reflecting our expanded distribution and new marketing programs. We also believe that these sales were positively impacted by the recent strong investment performance of our funds. Recently, mutual fund sales have been adversely affected by the resignation of certain equity portfolio managers. The Company engaged Frank Russell Company to transition its equity portfolio management.

INVESTMENTS

     Our investment strategy is to: (i) maintain a predominately investment-grade fixed income portfolio; (ii) provide adequate liquidity to meet our cash obligations to policyholders and others; and (iii) maximize current income and total investment return through active investment management. Consistent with this strategy, investments in fixed maturity securities, mortgage loans and policy loans made up 94 percent of our $25.0 billion investment portfolio at December 31, 2000. The remainder of the invested assets were interest-only securities, equity securities, venture capital investments and other invested assets.

     Insurance statutes regulate the type of investments that our insurance subsidiaries are permitted to make and limit the amount of funds that may be used for any one type of investment. In light of these statutes and regulations and our business and investment strategy, we generally seek to invest in United States government and government-agency securities and corporate securities rated investment grade by established nationally recognized rating organizations or in securities of comparable investment quality, if not rated.

     The following table summarizes investment yields earned over the past three years on the general account invested assets of our insurance subsidiaries (excluding revenues from major medical lines, which the Company intends to sell). General account investments exclude our venture capital investment in TeleCorp, separate account assets, the value of S&P 500 call options and the investments held by our finance segment.

                                                                  2000         1999         1998
                                                                  ----         ----         ----
                                                                       (DOLLARS IN MILLIONS)
Weighted average general account invested assets as defined:
  As reported...............................................    $24,009.7    $24,986.2    $25,598.4
  Excluding unrealized appreciation (depreciation) (a)......     25,461.3     25,785.6     25,273.2
Net investment income on general account invested assets....      1,882.7      1,959.6      1,920.2
Yields earned:
  As reported...............................................          7.8%         7.8%         7.5%
  Excluding unrealized appreciation (depreciation) (a)......          7.4%         7.6%         7.6%

-------------------------
(a) Excludes the effect of reporting fixed maturities at fair value as described in note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein.

     Although investment income is a significant component of total revenues, the profitability of certain of our insurance products is determined primarily by the spreads between the interest rates we earn and the rates we credit or accrue to our insurance liabilities. At December 31, 2000, the average yield, computed on the cost basis of our actively managed fixed maturity portfolio, was
7.2 percent, and the average interest rate credited or accruing to our total insurance liabilities (excluding interest rate bonuses for the first policy year only and excluding the effect of credited rates attributable to variable or equity-indexed products) was 4.9 percent.

     ACTIVELY MANAGED FIXED MATURITIES

     Our actively managed fixed maturity portfolio at December 31, 2000, included primarily debt securities of the United States government, public utilities and other corporations, and mortgage-backed securities.
Mortgage-backed securities included collateralized mortgage obligations ("CMOs") and mortgage-backed pass-through securities.

     At December 31, 2000, our fixed maturity portfolio had $147.1 million of unrealized gains and $1,322.2 million of unrealized losses, for a net unrealized loss of $1,175.1 million. Estimated fair values for fixed maturity investments were determined based on: (i) estimates from nationally recognized pricing services (85 percent of the portfolio); (ii) broker-dealer market makers (1 percent of the portfolio); and (iii) internally developed methods (14 percent of the portfolio).

     At December 31, 2000, approximately 7.6 percent of our invested assets (8.7 percent of fixed maturity investments) were fixed maturities rated below-investment grade by nationally recognized statistical rating organizations (or, if not rated by such firms, with ratings below Class 2 assigned by the NAIC). We plan to maintain approximately the present level of below-investment-grade fixed maturities. These securities generally have greater risks than other corporate debt investments, including risk of loss upon default by the borrower, and are often unsecured and subordinated to other creditors. Below-investment-grade issuers usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment-grade issuers. We are aware of these risks and monitor our below-investment-grade securities closely. At December 31, 2000, our below-investment-grade fixed maturity investments had an amortized cost of $2,407.7 million and an estimated fair value of $1,887.9 million.

     We periodically evaluate the creditworthiness of each issuer whose securities we hold. We pay special attention to those securities whose market values have declined materially for reasons other than changes in interest rates or other general market conditions. We evaluate the realizable value of the investment, the specific condition of the issuer and the issuer's ability to comply with the material terms of the security. Information reviewed may include the recent operational results and financial position of the issuer, information about its industry, recent press releases and other information. Conseco employs a staff of experienced securities analysts in a variety of specialty areas. Among their responsibilities, this staff is charged with compiling and reviewing such information. If evidence does not exist to support a realizable value equal to or greater than the carrying value of the investment, and such decline in market value is determined to be other than temporary, we reduce the carrying amount to its net realizable value, which becomes the new cost basis; we report the amount of the reduction as a realized loss. We recognize any recovery of such reductions in the cost basis of an investment only upon the sale, repayment or other disposition of the investment. In 2000, we recorded writedowns of fixed maturity investments, equity securities and other invested assets totaling $189.3 million. Our investment portfolio is subject to the risks of further declines in realizable value. However, we attempt to mitigate this risk through the diversification and active management of our portfolio.

     As of December 31, 2000, our fixed maturity investments in substantive default (i.e., in default due to nonpayment of interest or principal) or technical default (i.e., in default, but not as to the payment of interest or principal) had an amortized cost of $162.7 million and a carrying value of $102.8 million. There were no other fixed maturity investments about which we had serious doubts as to the ability of the issuer to comply on a timely basis with the material terms of the instrument.

     When a security defaults, our policy is to discontinue the accrual of interest and eliminate all previous interest accruals, if we determine that such amounts will not be ultimately realized in full. Investment income forgone due to defaulted securities was $15.3 million and $8.7 million for the years ended December 31, 2000 and 1999, respectively.

     At December 31, 2000, fixed maturity investments included $7.3 billion of mortgage-backed securities (or 34 percent of all fixed maturity securities). CMOs are backed by pools of mortgages that are segregated into sections or "tranches" that provide for reprioritizing of retirement of principal. Pass-through securities receive principal and interest payments through their regular pro rata share of the payments on the underlying mortgages backing the securities. The yield characteristics of mortgage-backed securities differ from those of traditional fixed-income securities. Interest and principal payments for mortgage-backed securities occur more frequently, often monthly. Mortgage-backed securities are subject to risks associated with variable prepayments. Prepayment rates are influenced by a number of factors that cannot be predicted with certainty, including: the relative sensitivity of the underlying mortgages backing the assets to changes in interest rates; a variety of economic, geographic and other factors; and the repayment priority of the securities in the overall securitization structures.

     In general, prepayments on the underlying mortgage loans and the securities backed by these loans increase when prevailing interest rates decline significantly relative to the interest rates on such loans. The yields on mortgage-backed securities purchased at a discount to par will increase when the underlying mortgages prepay faster than expected. The yields on mortgage-backed securities purchased at a premium will decrease when they prepay faster than expected. When interest rates decline, the proceeds from the prepayment of mortgage-backed securities are likely to be reinvested at lower rates than we were earning on the prepaid securities. When interest rates increase, prepayments on mortgage-backed securities decrease, as fewer underlying mortgages are refinanced. When this occurs, the average maturity and duration of the mortgage-backed securities increase, which decreases the yield on mortgage-backed securities purchased at a discount, because the discount is realized as income at a slower rate, and increases the yield on those purchased at a premium as a result of a decrease in the annual amortization of the premium.

     The following table sets forth the par value, amortized cost and estimated fair value of mortgage-backed securities, summarized by interest rates on the underlying collateral at December 31, 2000:

                                                                  PAR       AMORTIZED    ESTIMATED
                                                                 VALUE        COST       FAIR VALUE
                                                                 -----      ---------    ----------
                                                                       (DOLLARS IN MILLIONS)
Below 7 percent.............................................    $4,366.5    $4,331.2      $4,290.0
7 percent -- 8 percent......................................     1,936.6     1,926.0       1,944.4
8 percent -- 9 percent......................................       445.1       445.9         451.3
9 percent and above.........................................       884.5       835.1         612.3
                                                                --------    --------      --------
       Total mortgage-backed securities (a).................    $7,632.7    $7,538.2      $7,298.0
                                                                ========    ========      ========

-------------------------
(a) Includes below-investment grade mortgage-backed securities with an amortized cost and estimated fair value of $744.0 million and $521.3 million, respectively.

     The amortized cost and estimated fair value of mortgage-backed securities at December 31, 2000, summarized by type of security, were as follows:

                                                                              ESTIMATED FAIR VALUE
                                                                             ----------------------
                                                                                            % OF
                                                                AMORTIZED                  FIXED
                            TYPE                                  COST        AMOUNT     MATURITIES
                            ----                                ---------     ------     ----------
                                                                       (DOLLARS IN MILLIONS)
Pass-throughs and sequential and targeted amortization
  classes...................................................    $3,855.1     $3,848.2        18%
Planned amortization classes and accretion-directed bonds...     2,081.4      2,066.1        10
Commercial mortgage-backed securities.......................       712.5        714.0         3
Subordinated classes and mezzanine tranches.................       851.0        631.0         3
Other.......................................................        38.2         38.7        --
                                                                --------     --------        --
       Total mortgage-backed securities (a).................    $7,538.2     $7,298.0        34%
                                                                ========     ========        ==

-------------------------
(a) Includes below-investment grade mortgage-backed securities with an amortized cost and estimated fair value of $744.0 million and $521.3 million, respectively.

     Pass-throughs and sequential and targeted amortization classes have similar prepayment variability. Pass-throughs historically provide the best liquidity in the mortgage-backed securities market. Pass-throughs are also used frequently in the dollar roll market and can be used as the collateral when creating collateralized mortgage obligations. Sequential classes are a series of tranches that return principal to the holders in sequence. Targeted amortization classes offer slightly better structure in return of principal than sequentials when prepayment speeds are close to the speed at the time of creation.

     Planned amortization classes and accretion-directed bonds are some of the most stable and liquid instruments in the mortgage-backed securities market. Planned amortization class bonds adhere to a fixed schedule of principal payments as long as the underlying mortgage collateral experiences prepayments within a certain range. Changes in prepayment rates are first absorbed by support or companion classes. This insulates the planned amortization class from the consequences of both faster prepayments (average life shortening) and slower prepayments (average life extension).

     Commercial mortgage-backed securities ("CMBS") are bonds secured by commercial real estate mortgages. Commercial real estate encompasses income producing properties that are managed for economic profit. Property types include multi-family dwellings including apartments, retail centers, hotels, restaurants, hospitals, nursing homes, warehouses, and office buildings. The CMBS market currently offers high yields, strong credits, and call protection compared to similar rated corporate bonds. Most CMBS have strong call protection features where borrowers are locked out from prepaying their mortgages for a stated period of time. If the borrower does prepay any or all of the loan, they will be required to pay prepayment penalties.

     Subordinated and mezzanine tranches are classes that provide credit enhancement to the senior tranches. The rating agencies require that this credit enhancement not deteriorate due to prepayments for a period of time, usually five years of complete lockout followed by another period of time where prepayments are shared pro rata with senior tranches. The credit risk of subordinated and mezzanine tranches is derived from owning a small percentage of the mortgage collateral, while bearing a majority of the risk of loss due to property owner defaults. Subordinated bonds can be rated "AA" or lower. We typically do not buy subordinated or mezzanine bonds that are rated lower than "BB". This class also includes our investments in other asset-backed securities that are mortgage related (manufactured housing and home equity loans). The amortized cost and estimated fair value of these other asset-backed securities was $716.8 million and $494.6 million, respectively, at December 31, 2000.

     During 2000, we sold $7.0 billion of investments (primarily fixed maturities), resulting in $140.5 million of investment gains and $205.8 million of investment losses (both before related expenses, amortization and taxes). Such securities were sold in response to changes in the investment environment, which created opportunities to enhance the total return of the investment portfolio without adversely affecting the quality of the portfolio or the matching of expected maturities of assets and liabilities. As discussed in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein, the realization of gains and losses affects the timing of the amortization of the cost of policies produced and the cost of policies purchased related to universal life and investment products.

     VENTURE CAPITAL INVESTMENT IN TELECORP

     Our venture capital investment in TeleCorp was made by our subsidiary which engages in venture capital investment activity. TeleCorp is a company in the wireless communication business. At the time we purchased this investment, we believed it had high growth or appreciation potential. Our investment in TeleCorp is carried at estimated fair value, with changes in fair value recognized as investment income. Since there are restrictions on our ability to sell this investment , we adjust the quoted market price to produce an estimate of the attainable fair value. At December 31, 2000, we held 17.2 million common shares of TeleCorp. The market values of many companies in TeleCorp's business sector have been subject to market valuation volatility in recent periods. We recognized venture capital investment income (loss) of $(199.5) million in 2000 and $354.8 million in 1999, primarily related to this investment.

     OTHER INVESTMENTS

     At December 31, 2000, we held mortgage loan investments with a carrying value of $1,238.6 million (or 5.0 percent of total invested assets) and a fair value of $1,197.7 million. Mortgage loans were substantially comprised of commercial loans. Noncurrent mortgage loans were insignificant at December 31, 2000. Realized losses on mortgage loans were not significant in any of the past three years. At December 31, 2000, we had a mortgage loan loss reserve of $3.8 million. Approximately 8 percent of the mortgage loans were on properties located in Ohio, 8 percent in New York, 7 percent in Florida, 7 percent in Pennsylvania, 7 percent in Texas and 6 percent in California. No other state accounted for more than 5 percent of the mortgage loan balance.

     At December 31, 2000, we held $15.0 million of trading securities; they are included in other invested assets. Trading securities are investments we intend to sell in the near term. We carry trading securities at estimated fair value; changes in fair value are reflected in the statement of operations.

     Other invested assets also include: (i) S&P 500 Call Options; and (ii) certain nontraditional investments, including investments in limited partnerships, mineral rights and promissory notes.

     As part of our investment strategy, we enter into reverse repurchase agreements and dollar-roll transactions to increase our return on investments and improve our liquidity. Reverse repurchase agreements involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed-upon price. Dollar rolls are similar to reverse repurchase agreements except that the repurchase involves securities that are only substantially the same as the securities sold. We enhance our investment yield by investing the proceeds from the sales in short-term securities pending the contractual repurchase of the securities at discounted prices in the forward market. We are able to engage in such transactions due to the market demand for mortgage-backed securities to form CMOs. Such investment borrowings averaged $324.4 million during 2000 and were collateralized by investment securities with fair values approximately equal to the loan value. The weighted average interest rate on such borrowings was 5.7 percent in 2000. The primary risk associated with short-term collateralized borrowings is that the counterparty might be unable to perform under the terms of the contract. Our exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments (which was not material at December 31, 2000). We believe that the counterparties to our reverse repurchase and dollar-roll agreements are financially responsible and that counterparty risk is minimal.

FINANCE RECEIVABLES, INTEREST-ONLY SECURITIES AND SERVICING RIGHTS OF FINANCE SUBSIDIARIES

     FINANCE RECEIVABLES

     Finance receivables, including receivables which serve as collateral for the notes issued to investors in securitization trusts of $12,622.8 million and $4,730.5 million at December 31, 2000 and 1999, respectively, summarized by type, were as follows:

                                                                    DECEMBER 31,
                                                                ---------------------
                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
Continuing lines:
  Manufactured housing......................................    $ 5,865.1    $1,748.8
  Mortgage services.........................................      6,499.1     3,354.3
  Retail credit.............................................      1,763.9       867.8
  Floorplan.................................................        637.0     1,239.7
                                                                ---------    --------
                                                                 14,765.1     7,210.6
  Less allowance for credit losses..........................        261.9        43.2
                                                                ---------    --------
     Net finance receivables -- for continuing lines........     14,503.2     7,167.4
                                                                ---------    --------
Discontinued lines:
  Consumer finance..........................................        822.4       421.1
  Transportation............................................        137.8       919.7
  Vendor finance............................................        862.3       639.4
  Park construction.........................................        131.2       188.7
  Other.....................................................         75.8       543.5
                                                                ---------    --------
                                                                  2,029.5     2,712.4
  Less allowance for credit losses..........................         44.9        45.2
                                                                ---------    --------
     Net finance receivables -- for discontinued lines......      1,984.6     2,667.2
                                                                ---------    --------
       Total finance receivables............................    $16,487.8    $9,834.6
                                                                =========    ========

     Subsequent to September 8, 1999, we no longer structure our securitizations in a manner that results in recording a sale of the loans. Instead, we are using the portfolio method (the accounting method required for securitizations which are structured as secured borrowings) to account for securitization transactions structured after that date. Our securitizations are now structured in a manner that requires them to be accounted for under the portfolio method, whereby the loans and securitization debt are held on our balance sheet, pursuant to Financial Accounting Standards Board Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125").

     For loans we finance through securitizations, this change, and the resulting use of the portfolio method of accounting, has no effect on the total profit we recognize over the life of each new loan, but does change the timing of profit recognition. Under the portfolio method, we recognize earnings over the life of a new loan as it generates interest. As a result, our reported earnings from each new loan under the portfolio method are lower in the period it is securitized (compared to our historical method) and higher in later periods, as interest is earned on the loan.

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 140, "Accounting for the Transfer and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140") which is a replacement of SFAS 125, and a related implementation guide. SFAS 140 and the implementation guide have changed the criteria that must be met for securitization transactions to be recorded under the portfolio method. We do not believe we will need to make any significant changes to our securitization structures to meet the new criteria which are effective for securitization transactions completed after March 31, 2001.

     The securitizations structured prior to our September 8, 1999, announcement met the applicable criteria to be accounted for as sales. At the time the loans were securitized and sold, we recognized a gain and recorded our retained interest represented by the interest-only security. The interest-only security represents the right to receive, over the life of the pool of receivables: (i) the excess of the principal and interest received on the receivables transferred to the special purpose entity over the principal and interest paid to the holders of other interests in the securitization; and (ii) contractual servicing fees. In some of those securitizations, we also retained certain lower-rated securities that are senior in payment priority to the interest-only securities. Such retained securities had a par value, fair market value and amortized cost of $769.8 million, $494.6 million and $716.8 million, respectively, at December 31, 2000, and were classified as actively managed fixed maturity securities.

     During 1999 and 1998, the Company sold $9.7 billion and $13.4 billion, respectively, of finance receivables in various securitized transactions and recognized gains of $550.6 million and $745.0 million, respectively. During 2000, we recognized no gain on sale related to securitized transactions. The gains recognized were dependent in part on the previous carrying amount of the finance receivables included in the securitization transactions, allocated between the assets sold and our retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests, so we estimated the fair values based on the present value of future expected cash flows using our best estimates of the key assumptions -- credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved.

     We service for a fee all of the finance receivables we previously sold in securitization transactions accounted for as sales. We collect, in the special purpose securitization entity, loan payments, and where applicable, other payments from borrowers and remit principal and interest payments to holders of the securities backed by the finance receivables we have sold. The cash applicable to the servicing fee and residual interest is remitted from the special purpose entity to the Company, after payment of all required principal and interest.

     Managed finance receivables by loan type were as follows:

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
Continuing lines:
  Fixed term................................................    $39,837.4    $37,012.9
  Revolving credit..........................................      3,030.7      3,892.8
Discontinued lines..........................................      3,717.8      4,885.7
                                                                ---------    ---------
       Total................................................    $46,585.9    $45,791.4
                                                                =========    =========
Number of contracts serviced:
  Fixed term contracts -- continuing lines..................    1,108,000    1,095,000
  Revolving credit accounts -- continuing lines.............      972,000    1,626,000
  Discontinued lines........................................      463,000      687,000
                                                                ---------    ---------
       Total................................................    2,543,000    3,408,000
                                                                =========    =========

     At December 31, 2000, no single state accounted for more than 8 percent of the contracts we serviced. In addition, no single contractor, dealer or vendor accounted for more than one percent of the total contracts we originated.

     Credit quality of managed finance receivables was as follows:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                     2000         1999
                                                                     ----         ----
60-days-and-over delinquencies as a percentage of managed
  finance receivables at period end:
     Manufactured housing...................................         2.20%        1.57%
     Mortgage services......................................          .93         1.00
     Retail credit..........................................         3.04         3.02
     Floorplan..............................................          .31          .07
       Total continuing lines...............................         1.78         1.36
     Total discontinued lines...............................         1.47         1.72
       Total................................................         1.76%        1.42%
Net credit losses incurred during the last twelve months as
  a percentage of average managed finance receivables during the period:
     Manufactured housing...................................         1.61%        1.25%
     Mortgage services......................................         1.17          .99
     Retail credit..........................................         5.30         4.33
     Floorplan..............................................          .31          .17
       Total continuing lines...............................         1.55         1.20
     Total discontinued lines...............................         3.89         1.97
       Total................................................         1.79%        1.31%
Repossessed collateral inventory as a percentage of managed
  finance receivables at period end:
     Manufactured housing...................................         1.73%        1.09%
     Mortgage services......................................         2.97         2.29
     Floorplan..............................................          .44          .07
       Total continuing lines...............................         2.00         1.36
     Total discontinued lines...............................         2.96         1.18
       Total................................................         2.08%        1.34%

     These ratios increased during 2000 primarily as a result of: (i) the increases in delinquencies and credit losses as the portfolios age; (ii) changes in the mix of managed receivables; and (iii) underlying loss experience. Such underlying delinquency and loss experience deteriorated after the proposed sale of our finance segment was announced. We believe that our employees' concerns about their future significantly affected the collection function. Our delinquency rates have leveled off in January 2001 and decreased in February 2001.

     INTEREST-ONLY SECURITIES

     Interest-only securities represent interests we retained in securitization transactions structured prior to September 8, 1999, and are carried at estimated fair value. On a quarterly basis, we estimate the fair value of these securities by discounting the projected future cash flows using current assumptions. If we determine that the differences between the estimated fair value and the book value of these securities is a temporary difference we adjust shareholders' equity. At December 31, 2000, this adjustment increased the carrying value of the interest-only securities by $1.7 million to $432.9 million. Declines in value are considered to be other than temporary when: (i) the fair value of the security is less than its carrying value; and (ii) the timing and/or amount of cash expected to be received from the security has changed adversely from the previous valuation which determined the carrying value of the security. When both occur, the security is written down to fair value.

     We recognized impairment charges of $515.7 million ($324.9 million after tax) in 2000, $554.3 million ($349.2 million after tax) in 1999 and $549.4 million ($355.8 million after tax) in 1998 to reduce the book value of interest-only securities and servicing rights as described above under "Finance Operations."

     Based on our current assumptions and expectations as to future events related to the loans underlying our interest-only securities, we estimate receiving cash from these securities of $15 million in 2001, $115 million in 2002, $140 million in 2003, $85 million in 2004, $65 million in 2005, and $630 million in all years thereafter. We have projected lower cash flows from our interest-only securities in 2001, reflecting our assumption that the adverse loss experience in 2000 will continue into 2001 and then improve over time. As a result of these assumptions, we project that payments related to guarantees issued in conjunction with the sales of certain finance receivables will exceed the amounts paid in previous periods. These projected payments are considered in the projected cash flows we use to value our interest-only securities. See note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein, for additional information about the guarantees.

LIQUIDITY AND CAPITAL RESOURCES

     Changes in the consolidated balance sheet at December 31, 2000, compared to 1999, reflect: (i) our operating results; (ii) our origination of finance receivables; (iii) the transfer of finance receivables to securitization trusts and sale of notes to investors in transactions accounted for as secured borrowings; (iv) the sale of finance receivables to Lehman; (v) the sale of assets of our subprime automobile, bankcard and transportation businesses; (vi) changes in the fair value of actively managed fixed maturity securities and interest-only securities; and (vii) various financing and restructuring transactions described in the notes to the consolidated financial statements.

     Total capital shown below excludes debt of the finance segment used to fund finance receivables. Total capital, before the fair value adjustment recorded in accumulated other comprehensive loss, decreased $1,106.8 million, or 8.1 percent, to $12.5 billion. The decrease is primarily due to our operating results for 2000.

                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
Total capital, excluding accumulated other comprehensive
  loss:
  Corporate notes payable and commercial paper..............    $ 5,055.0    $ 4,624.2
  Company-obligated mandatorily redeemable preferred
     securities of subsidiary trusts........................      2,403.9      2,639.1
  Shareholders' equity:
     Preferred stock........................................        486.8        478.4
     Common stock and additional paid-in capital............      2,911.8      2,987.1
     Retained earnings......................................      1,626.8      2,862.3
                                                                ---------    ---------
       Total shareholders' equity, excluding accumulated
        other comprehensive
          loss..............................................      5,025.4      6,327.8
                                                                ---------    ---------
       Total capital, excluding accumulated other
        comprehensive loss..................................     12,484.3     13,591.1
     Accumulated other comprehensive loss...................       (651.0)      (771.6)
                                                                ---------    ---------
       Total capital........................................    $11,833.3    $12,819.5
                                                                =========    =========

     Corporate notes payable and commercial paper increased $430.8 million during 2000. Increases were primarily due to: (i) the settlement of a forward contract described in note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein; (ii) the redemption of $250 million par value of Company-obligated mandatorily redeemable preferred securities of subsidiary trusts; (iii) the acquisition of a long-term care insurance marketing organization for $32.9 million; (iv) cash required for special charges of $216.3 million; and (v) an increase in cash and cash equivalents held at the parent company of approximately $374 million. These increases were reduced by the actions completed during 2000 to generate cash in order to reduce corporate debt. Through December 31, 2000, we have completed transactions which generated cash proceeds in excess of $1.0 billion (see note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein).

     Shareholders' equity, excluding accumulated other comprehensive loss, decreased by $1.3 billion in 2000, to $5.0 billion. Significant components of the decrease included: (i) our net loss of $1,191.2 million; (ii) the settlement of the forward contract and repurchases of common stock of $102.9 million; and
(iii) $44.3 million of common and preferred stock dividends. These decreases were partially offset by the issuance of warrants of $21.0 million. The accumulated other comprehensive loss decreased by $120.6 million principally related to the increase in the fair value of our insurance companies' investment portfolio.

     Book value per common share outstanding decreased to $11.95 at December 31, 2000, from $15.50 a year earlier. Such change was primarily attributable to the factors discussed in the previous paragraph. Excluding accumulated other comprehensive loss, book value per common share outstanding decreased to $13.95 at December 31, 2000, from $17.85 a year earlier.

     Goodwill (representing the excess of the amounts we paid to acquire companies over the fair value of net assets acquired in transactions accounted for as purchases) was $3,800.8 million and $3,927.8 million at December 31, 2000 and 1999, respectively. Goodwill as a percentage of shareholders' equity was 87 percent and 71 percent at December 31, 2000 and 1999, respectively. Goodwill as a percentage of total capital, excluding other comprehensive loss, was 30 percent and 29 percent at December 31, 2000 and 1999, respectively. We believe that the life of our goodwill is indeterminable and, therefore, have generally amortized its balance over 40 years as permitted by generally accepted accounting principles. Amortization of goodwill totaled $112.5 million, $110.1 million, and $106.2 million during 2000, 1999 and 1998, respectively. If we had determined the estimated useful life of our goodwill was less than 40 years, amortization expense would have been higher.

     During 2000, we recognized a special charge and reduced goodwill by $20.3 million, representing the difference between: (i) the carrying value of the net assets of the vendor services financing business; and (ii) the anticipated proceeds from the sale of such business, which was completed in the first quarter of 2001.

FINANCIAL RATIOS

                                              2000         1999         1998         1997         1996
                                              ----         ----         ----         ----         ----
Book value per common share:
  As reported...........................    $   11.95    $   15.50    $   16.37    $   16.45    $   13.47
  Excluding accumulated other
     comprehensive income (loss) (a)....        13.95        17.85        16.46        15.80        13.34
Ratio of earnings to fixed charges:
  As reported...........................          (f)         2.98x        3.30x        5.55x        4.85x
  Excluding interest expense on direct
     third party debt of Conseco Finance
     and investment borrowings (b)......          (f)         5.27x        6.30x       13.00x        7.80x
Ratio of operating earnings to fixed
  charges (c):
  As reported...........................         1.26x        4.26x        4.89x        6.09x        4.73x
  Excluding interest expense on direct
     third party debt of Conseco Finance
     and investment borrowings (b)......         1.84x        8.04x        9.98x       14.43x        7.60x

                                              2000         1999         1998         1997         1996
                                              ----         ----         ----         ----         ----
Ratio of earnings to fixed charges,
  preferred dividends and distributions
  on Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts:
  As reported...........................          (g)         2.20x        2.47x        4.10x        3.74x
  Excluding interest expense on direct
     third party debt of Conseco Finance
     and investment borrowings (b)......          (g)         2.98x        3.55x        6.72x        5.11x
Ratio of operating earnings to fixed
  charges, preferred preferred
  securities of subsidiary distributions
  on Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts (c):
  As reported...........................         1.09x        3.14x        3.66x        4.49x        3.65x
  Excluding interest expense on debt
     direct third party debt of Conseco
     Finance and investment borrowings
     (b)................................         1.21x        4.55x        5.62x        7.45x        4.98x
Rating agency ratios (a) (d) (e):
  Corporate debt to total capital.......           40%          34%          34%          27%          18%
  Corporate debt and Company-obligated
     mandatorily redeemable preferred
     securities of subsidiary trusts to
     total capital......................           60%          54%          53%          43%          28%

-------------------------
(a) Excludes accumulated other comprehensive income (loss).

(b) We include these ratios to assist you in analyzing the impact of interest expense on debt related to finance receivables and other investments (which is generally offset by interest earned on finance receivables and other investments financed by such debt). Such ratios are not intended to, and do not, represent the following ratios prepared in accordance with GAAP: the ratio of earnings and operating earnings to fixed charges; and the ratio of earnings and operating earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(c) Such ratios exclude the following items from earnings: (i) net investment gains (losses)(less that portion of amortization of cost of policies purchased and cost of policies produced and income taxes relating to such gains (losses)); (ii) the venture capital income (loss) related to our investment in TeleCorp; (iii) special items not related to the continuing operations of our businesses (including impairment charges to reduce the value of interest-only securities and servicing rights, special charges and the provision for losses related to loan guarantees); and (iv) the net income (loss) related to the major medical lines of business we intend to sell. Operating earnings are determined by adjusting GAAP net income for the above mentioned items. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe that the presentation of operating earnings enhances the understanding of our results of operations by highlighting net income attributable to the normal, recurring operations of the business and by excluding events that materially distort trends in net income.

    These ratios are not intended to, and do not, represent the following ratios prepared in accordance with GAAP: the ratio of earnings to fixed charges; and the ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(d) Excludes direct debt of the finance segment used to fund finance receivables and investment borrowings of the insurance segment.

(e) These ratios are calculated in a manner discussed with rating agencies.

(f) For such ratios, adjusted earnings were $1,361.8 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included:
    (i) special and impairment charges of $1,215.0 million; and (ii) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein.

(g) For such ratios, adjusted earnings were $1,602.4 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included:
    (i) special and impairment charges of $1,215.0 million; and (ii) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein.

     LIQUIDITY FOR INSURANCE AND FEE-BASED OPERATIONS

     Our insurance operating companies generally receive adequate cash flow from premium collections and investment income to meet their obligations. Life insurance and annuity liabilities are generally long-term in nature. Policyholders may, however, withdraw funds or surrender their policies, subject to any applicable surrender and withdrawal penalty provisions. We seek to balance the duration of our invested assets with the estimated duration of benefit payments arising from contract liabilities.

     Only a small portion of our insurance liabilities have a time for contractual payment; the majority of such liabilities are payable upon occurrence of the insured event or upon surrender. Of our total insurance liabilities at December 31, 2000, approximately 19 percent could be surrendered by the policyholder without a penalty. Approximately 60 percent could be surrendered by the policyholder subject to penalty or the release of an insurance liability in excess of surrender benefits paid. The remaining 21 percent do not provide a surrender benefit.

     Approximately 45 percent of insurance liabilities were subject to interest rates that may be reset annually; 30 percent have a fixed explicit interest rate for the duration of the contract; 20 percent have credited rates which approximate the income earned by the Company; and the remainder have no explicit interest rate.

     Insurance liabilities for interest-sensitive products by credited rate (excluding interest rate bonuses for the first policy year only) at December 31, 2000 were as follows (dollars in millions):

Below 4.00 percent..........................................    $ 5,292.6     (a)
4.00 percent -- 4.50 percent................................      2,430.1
4.50 percent -- 5.00 percent................................      4,828.8
5.00 percent -- 5.50 percent................................      2,098.8
5.50 percent and above......................................      1,472.9
                                                                ---------
Total insurance liabilities on interest-sensitive
  products..................................................    $16,123.2
                                                                =========

-------------------------

(a) Includes liabilities related to our equity-indexed annuity product of $2,642.5 million. The accumulation value of these annuities is credited with interest at an annual guaranteed minimum rate of 3 percent (or, including the effect of applicable sales loads, a 1.7 percent compound average interest rate over the term of the contract). These annuities provide for potentially higher returns based on a percentage of the change in the S&P 500 Index during each year of their term. We purchase S&P 500 Call Options in an effort to hedge increases to insurance liabilities resulting from increases in the S&P 500 Index.

     At December 31, 2000, we held $.6 billion of cash and cash equivalents and $16.8 billion of publicly traded investment grade bonds. Although there is no present need or intent to dispose of such investments, our life insurance subsidiaries could readily liquidate portions of their investments, if such a need arose. In addition, investments could be used to facilitate borrowings under reverse-repurchase agreements or dollar-roll transactions. Such borrowings have been used by the life companies from time to time to increase their return on investments and to improve liquidity.

     LIQUIDITY FOR FINANCE OPERATIONS

     During 2000, we completed fourteen transactions, securitizing over $8.9 billion of finance receivables. We continue to be able to finance loans through:
(i) our warehouse and bank credit facilities; (ii) the sale of securities through securitization transactions; and (iii) whole-loan sales.

     Market conditions in the credit markets for loan securitizations and loan sales change from time to time. For example, during certain periods of 1999, the general levels of interest rates had increased on securities issued in securitizations, causing us to incur higher interest costs on securitizations completed during those periods. Changes in market conditions could affect the interest rate spreads we earn on the loans we originate and the cash provided by our finance operations. We adjust interest rates on our lending products to strive to maintain our targeted spread in the current interest rate environment.

     At December 31, 2000, we had $3.5 billion in master repurchase agreements, commercial paper conduit facilities and other facilities with various banking and investment banking firms for the purpose of financing our consumer and commercial finance loan production. These facilities typically provide financing of a certain percentage of the underlying collateral and are subject to the availability of eligible collateral and, in many cases, the willingness of the banking firms to continue to provide financing. Some of these agreements provide for annual terms which are extended either quarterly or semi-annually by mutual agreement of the parties for an additional annual term based upon receipt of updated quarterly financial information. At December 31, 2000, we had borrowed $1.8 billion of the $3.5 billion available under such agreements. The average interest rate incurred under such agreements during 2000 was 7.4 percent.

     We continually investigate and pursue alternative and supplementary methods to finance our lending operations. In late 1998, we began issuing certificates of deposit through our bank subsidiary. At December 31, 2000, we had $1,873.3 million of such deposits outstanding which are recorded as liabilities related to certificates of deposit. The average annual rate paid on these deposits was
6.7 percent during 2000.

     Our finance segment generated cash flows from operating activities of $472.9 million during 2000, compared to $624.0 million in 1999. Such cash flows include cash received from the securitization trusts of $311.4 million in 2000 and $618.3 million in 1999, representing distribution of excess interest and servicing fees.

     Although we plan to continue to finance the receivables we originate through loan securitizations subsequent to September 8, 1999, we will no longer structure future securitizations in a manner that results in gain-on-sale revenues. This change has not had any material effect on the amount or timing of cash flows we receive, but the change required us to classify certain activities differently on our cash flow statement (e.g., certain cash flows recorded as "operating cash flows" under the gain-on-sale method must be recorded as "investing activities" under the portfolio method and vice versa).

INFLATION

     Inflation does not have a significant effect on our balance sheet; we have minimal investments in property, equipment or inventories. To the extent that interest rates may change to reflect inflation or inflation expectations, there would be an effect on our balance sheet and operations. Lower interest rates experienced in periods prior to 1999 have increased the value of our investment in fixed maturities and may have increased the amount of new finance receivables originated. These lower rates may also have made it more difficult to issue new fixed rate annuities and may have accelerated prepayments of finance receivables. Rising interest rates experienced in 2000 decreased the value of our investments in fixed maturities and may have slowed the issuance of new finance receivables and the prepayment of existing finance receivables. Changes in interest rates can also affect the value of the finance receivables we hold.

     Medical cost inflation has had a significant impact on our supplemental health operations. Generally, these costs have increased more rapidly than the Consumer Price Index. Medical costs will likely continue to rise. The impact of medical cost inflation on our operations depends on our ability to increase premium rates. Such increases are subject to approval by state insurance departments. We seek to price our new standardized supplement plans to reflect the impact of these filings and the lengthening of the period required to implement rate increases.

MARKET-SENSITIVE INSTRUMENTS AND RISK MANAGEMENT

     INSURANCE AND FEE-BASED

     We seek to invest our available funds in a manner that will maximize shareholder value and fund future obligations to policyholders and debtors, subject to appropriate risk considerations. We seek to meet this objective through investments that: (i) have similar characteristics to the liabilities they support; (ii) are diversified among industries, issuers and geographic locations; and (iii) make up a predominantly investment-grade fixed maturity securities portfolio. Many of our products incorporate surrender charges, market interest rate adjustments or other features to encourage persistency.

     We seek to maximize the total return on our investments through active investment management. Accordingly, we have determined that our entire portfolio of fixed maturity securities is available to be sold in response to: (i) changes in market interest rates; (ii) changes in relative values of individual securities and asset sectors; (iii) changes in prepayment risks; (iv) changes in credit quality outlook for certain securities; (v) liquidity needs; and (vi) other factors. From time to time, we invest in securities for trading purposes, although such investments account for a relatively small portion of our total portfolio.

     The profitability of many of our products depends on the spreads between the interest yield we earn on investments and the rates we credit on our insurance liabilities. In addition, changes in competition and other factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. Approximately 45 percent of our insurance liabilities were subject to interest rates that may be reset annually; 30 percent have a fixed explicit interest rate for the duration of the contract; 20 percent have credited rates which approximate the income earned by the Company; and the remainder have no explicit interest rates. As of December 31, 2000, the average yield, computed on the cost basis of our investment portfolio, was 7.2 percent, and the average interest rate credited or accruing to our total insurance liabilities (excluding interest rate bonuses for the first policy year only and excluding the effect of credited rates attributable to variable or equity-indexed products) was 4.9 percent.

     We use computer models to simulate the cash flows expected from our existing insurance business under various interest rate scenarios. These simulations help us to measure the potential gain or loss in fair value of our interest rate-sensitive financial instruments. With such estimates, we seek to closely match the duration of our assets to the duration of our liabilities. When the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities. At December 31, 2000, the adjusted modified duration of our fixed maturity securities and short-term investments was approximately 6.4 years and the duration of our insurance liabilities was approximately 6.5 years. We estimate that our fixed maturity securities and short-term investments (net of corresponding changes in the value of cost of policies purchased, cost of policies produced and insurance liabilities) would decline in fair value by approximately $590 million if interest rates were to increase by 10 percent from their December 31, 2000 levels. This compares to a decline in fair value of $605 million based on amounts and rates at December 31, 1999. The calculations involved in our computer simulations incorporate numerous assumptions, require significant estimates and assume an immediate change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in value of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, our net exposure to interest rates can vary over time.

     The operations of the Company are subject to risk resulting from fluctuations in market prices of our equity securities and venture-capital investments. In general, these investments have more year-to-year price variability than our fixed maturity investments. However, returns over longer time frames have been consistently higher. We manage this risk by limiting our equity securities and venture-capital investments to a relatively small portion of our total investments.

     Our investment in S&P 500 Call Options is closely matched with our obligation to equity-indexed annuity holders. Market value changes associated with that investment are substantially offset by an increase or decrease in the amounts added to policyholder account balances for equity-indexed products.

     FINANCE

     We substantially reduce interest rate risk of our finance operations by funding most of the loans we make through securitization transactions. The finance receivables transferred in these transactions and the asset-backed securities purchased by investors generally both have fixed rates. Principal payments on the assets are passed through to investors in the securities as received, thereby reducing interest rate exposure in these transactions that might otherwise arise from maturity mismatches between debt instruments and assets.

     Subsequent to September 8, 1999, we no longer structure the securitizations of the loans we originate in a manner that results in gain-on-sale revenues. Our new securitizations are being structured as secured borrowings. Prior to September 8, 1999, we retained interests in the finance receivables sold through investments in interest-only securities that are subordinated to the rights of other investors. Interest-only securities do not have a stated maturity or amortization period. The expected amount of the cash flow as well as the timing depends on the performance of the underlying collateral supporting each securitization. The actual cash flow of these instruments could vary substantially if performance is different from our assumptions. We develop assumptions to value these investments by analyzing past portfolio performance, current loan characteristics, current and expected market conditions and the expected effect of our actions to mitigate adverse performance. Assumptions used as of December 31, 2000, are summarized in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein.

     We use computer models to simulate the cash flows expected from our interest-only securities under various interest rate scenarios. These simulations help us to measure the potential gain or loss in fair value of these financial instruments, including the effects of changes in interest rates on prepayments. We estimate that our interest-only securities would decline in fair value by approximately $30 million if interest rates were to decrease by 10 percent from their December 31, 2000 levels. This compares to a decline in fair value of $72.4 million based on amounts and rates at December 31, 1999. The calculations involved in our computer simulations incorporate numerous assumptions, require significant estimates and assume an immediate change in interest rates without any management of the interest-only securities in reaction to such change. Consequently, potential changes in value of our interest-only securities indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. See the note to the consolidated financial statement entitled "Finance Receivables and Interest-Only Securities" for a summary of the Key economic assumptions used to determine the estimated fair value of all of our retained interests in securitizations and the sensitivity of the current fair value of cash flows to immediate 10 percent and 20 percent changes in those assumptions.

     We estimate that our finance receivables (including both "finance receivables" and "finance receivables-securitized") would decline in fair value by approximately $308.8 million if interest rates were to increase by 10 percent from their December 31, 2000 levels. This compares to a decline in fair value of $128.8 million based on amounts and rates at December 31, 1999. The increase in the estimated decline corresponds with the increase to our finance receivable balances.

     Our finance receivables are primarily funded with the fixed rate asset-backed securities purchased by investors in our securitizations and floating-rate debt. Such borrowings included bank credit facilities, master repurchase agreements and the notes payable related to securitized finance receivables structured as collateralized borrowings ($9.8 billion of which was at fixed rates and $5.1 billion of which was at floating rates). Based on the interest rate exposure and prevalent rates at December 31, 2000, a relative 10 percent decrease in interest rates would increase the fair value of the finance segment's fixed-rate borrowed capital by approximately $244.9 million. The interest expense on this segment's floating-rate debt will fluctuate as prevailing interest rates change.

     CORPORATE

     We manage the ratio of borrowed capital to total capital and the portion of our outstanding capital subject to fixed and variable rates, taking into consideration the current interest rate environment and other market conditions. Our borrowed capital at December 31, 2000, included notes payable and Company-obligated mandatorily redeemable preferred securities of subsidiary trusts totaling $7.5 billion ($5.5 billion of which is at fixed rates and $2.0 billion of which is at floating rates). Based on the interest rate exposure and prevalent rates at December 31, 2000, a relative 10 percent decrease in interest rates would increase the fair value of our fixed-rate borrowed capital by approximately $38 million. This compares to a $47 million increase based on our borrowed capital and prevalent rates at December 31, 1999. Our interest expense on floating-rate debt will fluctuate as prevailing interest rates change.

     The fair value of our borrowed capital also varies with credit ratings and other conditions in the capital markets. Following the events that occurred during 2000 concerning plans to explore the sale of Conseco Finance and other events described elsewhere herein, the capital markets reacted by lowering the value of our publicly traded securities. In addition, the capital markets have also lowered the value of the securities issued in previous securitization transactions of Conseco Finance.

                              BUSINESS OF CONSECO

     Conseco, Inc. ("we", "Conseco", or the "Company") is a financial services holding company with subsidiaries operating in the insurance and finance business, predominately in the United States. Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. Our finance subsidiaries originate, securitize and service manufactured housing, home equity, retail credit and floorplan loans.

     Data in this section are provided as of December 31, 2000, or for the year then ended (as the context implies), unless otherwise described.

MARKETING AND DISTRIBUTION

  INSURANCE

     Our insurance products are sold through three primary distribution channels -- career agents, professional independent producers and direct marketing.

     Conseco seeks to retain the loyalty of its agency force by providing marketing and sales support; electronic and automated access to account and commission information; and marketing and training tools. We also have introduced new products like equity-indexed annuities (1996) and multibucket flexible premium annuities (which provide for various earnings strategies under one product) (1999). We are also seeking to reduce our agents' administrative burden, increase their productive sales time and get them the information they need faster and more reliably. The Conseco Online Information System ("COINS") enables agents to track policy and commission information and order materials at their convenience. Many of our marketing companies and agents use COINS.

     Our insurance subsidiaries collectively hold licenses to market our insurance products in all fifty states, the District of Columbia, and certain protectorates of the United States. Sales to residents of the following states accounted for at least 6 percent of our 2000 collected premiums: California (9.6 percent), Illinois (8.0 percent), Florida (8.0 percent), and Texas (6.8 percent).

     We believe that people purchase most types of life insurance, accident and health insurance and annuity products only after being contacted and solicited by an insurance agent. Accordingly, the success of our distribution system is largely dependent on our ability to attract and retain agents who are experienced and highly motivated.

     A description of the primary distribution channels follows:

     Career Agents. This agency force of approximately 5,300 agents working from 172 branch offices, permits one-on-one contacts with potential policyholders and promotes strong personal relationships with existing policyholders. The career agents sell primarily Medicare supplement and long-term care insurance policies, senior life insurance and annuities. In 2000, this distribution channel accounted for $1,528.1 million, or 24 percent, of our total collected premiums. These agents sell only Conseco policies and typically visit the prospective policyholder's home to conduct personalized "kitchen-table" sales presentations. After the sale of an insurance policy, the agent serves as a contact person for policyholder questions, claims assistance and additional insurance needs.

     Professional Independent Producers. This distribution channel consists of a general agency and insurance brokerage distribution system comprised of approximately 130,000 independent licensed agents doing business in all fifty states. In 2000, this channel accounted for $4,648.3 million, or 73 percent, of our total collected premiums.

     Professional independent producers are a diverse network of independent agents, insurance brokers and marketing organizations. Marketing companies typically recruit agents for Conseco by advertising our products and commission structure through direct mail advertising or through seminars for insurance agents and brokers. These organizations bear most of the costs incurred in marketing our products. We compensate the marketing organizations by paying them a percentage of the commissions earned on new sales generated by the agents recruited by such organizations. Certain of these marketing organizations are specialty organizations that have a marketing expertise or a distribution system relating to a particular product, such as flexible-premium annuities for educators. During 1999 and 2000, Conseco purchased four organizations that specialize in marketing and distributing supplemental health products. In 2000, these four organizations accounted for $228.5 million, or 3.6 percent, of our total collected premiums.

     Direct Marketing. This distribution channel is engaged primarily in the sale of "graded benefit life" insurance policies. In 2000, this channel accounted for $188.0 million, or 3 percent, of our total collected premiums. During 2000, we reacquired the name "Colonial Penn" (the former brand name these products were sold under prior to our acquisition of this business), which will be used to market these products in the future.

FINANCE

     Our finance group, with nationwide operations and managed finance receivables of $46.6 billion at December 31, 2000, is one of America's largest consumer finance companies, with leading market positions in retail home equity mortgages, home improvement loans, private label credit cards and manufactured housing lending. Originations to customers in the following states accounted for at least 5.0 percent of our 2000 originations: Texas (9.0 percent), California (7.4 percent), Florida (5.2 percent), Illinois (5.1 percent) and Michigan (5.0 percent).

     During 2000, 61 percent of our finance products were marketed indirectly to customers through intermediary channels such as dealers, contractors, retailers and correspondents. The remaining products were marketed directly to our customers through our regional offices and service centers. A description of the primary distribution channels follows:

     Dealers, Contractors, Retailers and Correspondents. Manufactured housing, home improvement and home equity receivables are purchased from and originated by selected dealers and contractors after being underwritten and analyzed via one of the Company's automated credit scoring systems at one of our regional service centers. During 2000, these marketing channels accounted for the following percentages of total loan originations: 86 percent of manufactured housing, 57 percent of home improvement, 24 percent of home equity, 97 percent of consumer finance and 100 percent of equipment finance.

     Regional Service Centers, Retail Satellite Offices and Telemarketing Center. We market and originate manufactured housing loans through 33 regional offices and 3 origination and processing centers. We originate home equity loans through a system of 128 retail satellite offices and 6 regional centers. We also market private label retail credit products through selected retailers and process the contracts through Conseco Bank, Inc. ("Conseco Bank"), a Utah industrial loan company, and through Green Tree Retail Services Bank, Inc. ("Retail Bank"), a South Dakota limited purpose credit card bank, both of which are wholly owned subsidiaries of the Company. We also utilize direct mail to originate home improvement loans and home equity loans. During 2000, these marketing channels accounted for the following percentages of total loan originations: 14 percent of manufactured housing, 43 percent of home improvement, 76 percent of home equity, 3 percent of consumer finance and 100 percent of retail credit contracts.

INSURANCE PRODUCTS

     SUPPLEMENTAL HEALTH

     Supplemental health products include Medicare supplement, long-term care and specified-disease insurance products distributed through our career agency force and professional independent producers. During 2000, we collected Medicare supplement premiums of $931.0 million, long-term care premiums of $836.0 million, specified-disease premiums of $371.1 million and other supplemental health premiums of $125.8 million. Medicare supplement, long-term care, specified disease and other supplemental health premiums represented 15 percent, 13 percent, 6 percent and 2 percent, respectively, of our total premiums collected in 2000.

     The following describes the major supplemental health products:

     Medicare supplement. Medicare is a two-part federal health insurance program for disabled persons and senior citizens (age 65 and older). Part A of the program provides protection against the costs of hospitalization and related hospital and skilled nursing home care, subject to an initial deductible, related coinsurance amounts and specified maximum benefit levels. The deductible and coinsurance amounts are subject to change each year by the federal government. Part B of Medicare covers doctors bills and a number of other medical costs not covered by Part A, subject to deductible and coinsurance amounts for "approved" charges.

     Medicare supplement policies provide coverage for many of the medical expenses which the Medicare program does not cover, such as deductibles, coinsurance costs (in which the insured and Medicare share the costs of medical expenses) and specified losses which exceed the federal program's maximum benefits. Our Medicare supplement plans automatically adjust coverage to reflect changes in Medicare benefits. In marketing these products, we concentrate on individuals who have recently become eligible for Medicare by reaching the age of 65. We offer a higher first-year commission for sales to these policyholders and competitive premium pricing. Approximately 35 percent of new sales of Medicare supplement policies are to individuals who are reaching the age of 65.

     Long-term care. Long-term care products provide coverage, within prescribed limits, for nursing home, home healthcare, or a combination of both nursing home and home healthcare expenses. The long-term care plans are sold primarily to retirees and, to a lesser degree, to older self-employed individuals and others in middle-income levels.

     Current nursing home care policies cover incurred and daily fixed-dollar benefits available with an elimination period (which, similar to a deductible, requires the insured to pay for a certain number of days of nursing home care before the insurance coverage begins), subject to a maximum benefit. Home healthcare policies cover the usual and customary charges after a deductible and are subject to a daily or weekly maximum dollar amount, and an overall benefit maximum. We monitor the loss experience on our long-term care products and, when necessary, apply for rate increases in the states in which we sell such products.

     Specified-disease products. These policies generally provide fixed or limited benefits. Cancer insurance and heart/stroke products are guaranteed renewable individual accident and health insurance policies. Payments under cancer insurance policies are generally made directly to, or at the direction of, the policyholder following diagnosis of, or treatment for, a covered type of cancer. Heart/stroke policies provide for payments directly to the policyholder for treatment of a covered heart disease, heart attack or stroke. The benefits provided under the specified-disease policies do not necessarily reflect the actual cost incurred by the insured as a result of the illness; benefits are not reduced by any other medical insurance payments made to or on behalf of the insured.

     Approximately 76 percent of our specified-disease policies in force (based on a count of policies) are sold with return of premium or cash value riders. The return of premium rider generally provides that after a policy has been in force for a specified number of years or upon the policyholder reaching a specified age, the Company will pay to the policyholder, or a beneficiary under the policy, the aggregate amount of all premiums paid under the policy, without interest, less the aggregate amount of all claims incurred under the policy.

     ANNUITIES

     Annuity products include equity-indexed annuity, variable annuity, traditional fixed rate annuity and market value-adjusted annuity products sold through both career agents and professional independent producers. During 2000, we collected annuity premiums of $2,255.7 million, or 35 percent of our total premiums collected.

     The following describes the major annuity products:

     Equity-indexed annuity products. These products accounted for $643.5 million, or 10 percent, of our total premiums collected in 2000. The accumulation value of these annuities is credited with interest at an annual minimum guaranteed average rate over the term of the contract of 3 percent (or, including the effect of applicable sales loads, a 1.7 percent compound average interest rate over the term of the contracts), but the annuities provide for potentially higher returns based on a percentage (the "participation rate") of the change in the Standard & Poor's Corporation ("S&P") 500 Index during each year of their term. The Company has the discretionary ability to annually change the participation rate which currently ranges from 55 percent to 70 percent and may include a first-year "bonus", similar to the bonus interest described below for traditional fixed rate annuity products, which generally ranges from 20 percent to 55 percent. The minimum guaranteed values are equal to: (i) 90 percent of premiums collected for annuities for which premiums are received in a single payment (single premium deferred annuities or "SPDAs"), or 75 percent of first year and 87.5 percent of renewal premiums collected for annuities which allow for more than one payment (flexible premium deferred annuities or "FPDAs"); plus (ii) interest credited on such percentage of the premiums collected at an annual rate of 3 percent. The annuity provides for penalty-free withdrawals of up to 10 percent of premium in each year after the first year of the annuity's term. Other withdrawals from SPDA products are generally subject to a surrender charge of 9 percent over the eight year contract term at which time the contract must be renewed or withdrawn. Other withdrawals from FPDA products are subject to a surrender charge of 12 percent to 20 percent in the first year, declining 1.2 percent to 1.3 percent each year, to zero over a 10 to 15 year period, depending on issue age. We purchase S&P 500 Index Call Options ("S&P 500 Call Options") in an effort to hedge potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product's return is linked.

     Other fixed rate annuity products. These products include SPDAs, FPDAs (excluding the equity-indexed products) and single-premium immediate annuities ("SPIAs"). These products accounted for $740.7 million, or 11 percent, of our total collected premiums in 2000. Our SPDAs and FPDAs typically have an interest rate (the "crediting rate") that is guaranteed by the Company for the first policy year, after which, we have the discretionary ability to change the crediting rate to any rate not below a guaranteed minimum rate. The guaranteed rate on annuities written recently ranges from 3.0 percent to 4.5 percent, and the rate on all policies in force ranges from 2.5 percent to 6.0 percent. The initial crediting rate is largely a function of: (i) the interest rate we can earn on invested assets acquired with the new annuity fund deposits; (ii) the costs related to marketing and maintaining the annuity products; and (iii) the rates offered on similar products by our competitors. For subsequent adjustments to crediting rates, we take into account the yield on our investment portfolio, annuity surrender assumptions, competitive industry pricing and the crediting rate history for particular groups of annuity policies with similar characteristics.

     Approximately 52 percent of our new annuity sales have been "bonus" products. The initial crediting rate on these products specifies a bonus crediting rate ranging from 1 percent to 5 percent of the annuity deposit for the first policy year only. After the first year, the bonus interest portion of the initial crediting rate is automatically discontinued, and the renewal crediting rate is established. As of December 31, 2000, crediting rates on our outstanding traditional annuities were at an average rate, excluding bonuses, of
4.4 percent.

     The policyholder is typically permitted to withdraw all or part of the premium paid plus the accumulated interest credited to his or her account (the "accumulation value"), subject in virtually all cases to the assessment of a surrender charge for withdrawals in excess of specified limits. Most of our traditional annuities provide for penalty-free withdrawals of up to 10 percent of the accumulation value each year, subject to limitations. Withdrawals in excess of allowable penalty- free amounts are assessed a surrender charge during a penalty period which generally ranges from five to 12 years after the date a policy is issued. The initial surrender charge is generally 6 percent to 12 percent of the accumulation value and generally decreases by approximately 1 to 2 percentage points per year during the penalty period. Surrender charges are set at levels to protect the Company from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates. This practice lengthens the effective duration of policy liabilities and enables the Company to maintain profitability on such policies.

     SPIAs accounted for $60.8 million, or 1.0 percent, of our total collected premiums in 2000. SPIAs are designed to provide a series of periodic payments for a fixed period of time or for life, according to the policyholder's choice at the time of issue. Once the payments begin, the amount, frequency and length of time for which they are payable are fixed. SPIAs often are purchased by persons at or near retirement age who desire a steady stream of payments over a future period of years. The single premium is often the payout from a terminated annuity contract. The implicit interest rate on SPIAs is based on market conditions when the policy is issued. The implicit interest rate on the Company's outstanding SPIAs averaged 6.9 percent at December 31, 2000.

     Recently, the Company introduced its multibucket annuity product which provides for different rates of cash value growth based on the experience of a particular market strategy. Earnings are credited to this product based on the market activity of a given strategy, less management fees, and funds may be moved between cash value strategies. Portfolios available include high-yield bond, investment-grade bond, convertible bond and guaranteed-rate portfolios. During 2000, this product accounted for $139.8 million, or 2.2 percent, of our total collected premiums.

     Variable annuity products. Variable annuities accounted for $871.5 million, or 14 percent, of our total premiums collected in 2000. Variable annuities, sold on a single-premium or flexible-premium basis, differ from fixed annuities in that the principal value may fluctuate, depending on the performance of assets allocated pursuant to various investment options chosen by the contract owner. Variable annuities offer contract owners a fixed or variable rate of return based upon the specific investment portfolios into which premiums may be directed.

     LIFE

     Life products include traditional, universal life and other life insurance products. These products are currently sold through career agents, professional independent producers and direct response marketing. During 2000, we collected $934.2 million, or 15 percent, of our total collected premiums from life products.

     Interest-sensitive life products. These products include universal life products that provide whole life insurance with adjustable rates of return related to current interest rates. They accounted for $483.5 million, or 7.6 percent, of our total collected premiums in 2000 and are marketed through professional independent producers and, to a lesser extent, career agents. The principal differences between universal life products and other interest-sensitive life insurance products are policy provisions affecting the amount and timing of premium payments. Universal life policyholders may vary the frequency and size of their premium payments, and policy benefits may also fluctuate according to such payments. Premium payments under other interest-sensitive policies may not be varied by the policyholders, and as a result, are designed to reduce the administrative costs typically associated with monitoring universal life premium payments and policy benefits.

     Traditional life. These products accounted for $450.7 million, or 7.1 percent, of our total collected premiums in 2000. Traditional life policies, including whole life, graded benefit life and term life products, are marketed through professional independent producers, career agents and direct response marketing. Under whole life policies, the policyholder generally pays a level premium over an agreed period or the policyholder's lifetime. The annual premium in a whole life policy is generally higher than the premium for comparable term insurance coverage in the early years of the policy's life, but is generally lower than the premium for comparable term insurance coverage in the later years of the policy's life. These policies, which continue to be marketed by the Company on a limited basis, combine insurance protection with a savings component that increases in amount gradually over the life of the policy. The policyholder may borrow against the savings generally at a rate of interest lower than that available from other lending sources. The policyholder may also choose to surrender the policy and receive the accumulated cash value
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rather than continuing the insurance protection. Term life products offer pure insurance protection for a specified period of time -- typically 5, 10 or 20 years.

     Traditional life products also include graded benefit life insurance products. Graded benefit life products accounted for $66.2 million, or 1.0 percent, of our total collected premiums in 2000. Graded benefit life insurance products are offered on an individual basis primarily to persons age 50 to 80, principally in face amounts of $350 to $10,000, without medical examination or evidence of insurability. Premiums are paid as frequently as monthly. Benefits paid are less than the face amount of the policy during the first two years, except in cases of accidental death. Graded benefit life policies are marketed using direct response marketing techniques. New policyholder leads are generated primarily from television and print advertisements.

     INDIVIDUAL AND GROUP MAJOR MEDICAL

     Sales of our individual and group major medical health insurance products are targeted to self-employed individuals, small business owners, large employers and early retirees. Various deductible and coinsurance options are available, and most policies require certain utilization review procedures. The profitability of this business depends largely on the overall persistency of the business in force, claim experience and expense management. We have previously announced our intent to sell these lines of business. During 2000, we collected $910.6 million, or 14 percent, of our total collected premiums from these products.

FINANCE PRODUCTS

     Manufactured Housing. Our finance subsidiaries provide financing for consumer purchases of manufactured housing. During 2000, we originated $4.4 billion of contracts for manufactured housing purchases, or 26 percent of our total originations. At December 31, 2000, our managed receivables included $26.3 billion of contracts for manufactured housing purchases, or 56 percent of total managed receivables. Manufactured housing or a manufactured home is a structure, transportable in one or more sections, which is designed to be a dwelling with or without a permanent foundation. Manufactured housing does not include either modular housing (which typically involves more sections, greater assembly and a separate means of transporting the sections) or recreational vehicles.

     The majority of sales contracts for manufactured home purchases are financed on a conventional basis. Federal Housing Administration and Veterans' Administration contracts represent less than 1 percent of our manufactured housing originations and 1 percent of our total servicing portfolio. Manufactured housing contracts are generally subject to minimum down payments of at least 5 percent of the amount financed and have terms of up to 30 years.

     Through our regional service centers, we purchase manufactured housing contracts from dealers located throughout the United States. Our regional service center personnel solicit dealers in their region. If the dealer wishes to utilize our financing, the dealer completes an application. Upon approval, a dealer agreement is executed. We also originate manufactured housing installment loan agreements directly with customers. For the year ended December 31, 2000, 86 percent of our manufactured housing loan originations were purchased from dealers and 14 percent were originated directly by us.

     Customers' credit applications for new manufactured homes are reviewed in our service centers. If the application meets our guidelines, we generally purchase the contract after the customer has moved into the manufactured home. We use a proprietary automated credit scoring system to evaluate manufactured housing contracts. The scoring system is statistically based, quantifying information using variables obtained from customer credit applications and credit reports.

     Mortgage Services. Products within this category include home equity and home improvement loans. During 2000, we originated $4.4 billion of contracts for these products, or 26 percent of our total originations. At December 31, 2000, our managed receivables included $13.3 billion of contracts for home equity and home improvement loans, or 29 percent of total managed receivables.

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     We originate home equity loans through 128 retail satellite offices and 6 regional centers, and through a network of correspondent lenders throughout the United States. The satellite offices are responsible for originating, processing, underwriting and funding the loan transaction. Subsequently, loans are re-underwritten on a test basis by a third party to ensure compliance with our credit policy. After the loan has closed, the loan documents are forwarded to our loan servicing center. The servicing center is responsible for handling customer service and performing document handling, custodial, quality control and collection functions.

     During 2000, approximately 76 percent of our home equity finance loans were originated directly with the borrower. The remaining finance volume was originated through approximately 220 correspondent lenders. The Company ceased using the correspondent channel in September 2000. However, from time to time, the Company may make whole-loan portfolio purchases.

     Typically, home equity loans are secured by first or second liens. Homes used for collateral in securing home equity loans may be either residential or investor owned, one-to-four-family properties having a minimum appraised value of $25,000. During 2000, approximately 76 percent of the loans originated were secured by first liens. The average loan to value for loans originated in 2000 was approximately 91 percent. The majority of our home equity loans are fixed rate closed-end loans. We periodically purchase adjustable rate loans from our correspondent network. Adjustable rate loans accounted for 19 percent of our home equity finance volume during 2000.

     We originate the majority of our home improvement loan contracts indirectly through a network of home improvement contractors located throughout the United States. We review the financial condition, business experience and qualifications of all contractors through which we obtain loans.

     We finance both conventional home improvement contracts and contracts insured through the Federal Housing Administration Title I program. Such contracts are generally secured by first, second or, to a lesser extent, third liens on the improved real estate. We also implemented an unsecured conventional home improvement lending program for certain customers which generally allows for loans of $2,500 to $15,000. Unsecured loans account for less than 2 percent of our home improvement servicing portfolio.

     Typically, an approved contractor submits the customer's credit application and construction contract to our centralized service center where an analysis of the creditworthiness of the customer is made using a proprietary credit scoring system. If it is determined that the application meets our underwriting guidelines, we typically purchase the contract from the contractor when the customer verifies satisfactory completion of the work.

     We also originate home improvement loans directly with borrowers. After receiving a mail solicitation, the customer calls our telemarketing center and our sales representative explains the available financing plans, terms and rates depending on the customer's needs. The majority of the loans are secured by a second or third lien on the real estate of the customer. Direct distribution accounted for approximately 43 percent of the home improvement finance originations during 2000.

     The types of home improvements we finance include exterior renovations (such as windows, siding and roofing); pools and spas; kitchen and bath remodeling; and room additions and garages. We may also extend additional credit beyond the purchase price of the home improvement for the purpose of debt consolidation.

     Private Label Credit Card. During 2000, we originated $2.6 billion of private label credit card receivables through our bank subsidiaries, or 15 percent of our total originations. At December 31, 2000, our managed receivables included $1.8 billion of contracts for credit card loans, or 4 percent of total managed receivables.

     Private label credit card programs are offered to select retailers. We review the credit of individual customers seeking credit cards utilizing an automated credit scoring system administered in one of our processing centers.

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ACQUISITIONS

     Since 1982, Conseco has acquired 19 insurance groups and related businesses and two finance companies. We continue to regularly investigate acquisition opportunities in the industries in which we operate. These acquisitions have been responsible for the Company's growth in recent years. The Company's current plans are to grow and improve the profitability of its businesses, rather than growing through acquisitions.

INVESTMENTS

     Conseco Capital Management, Inc. ("CCM"), a registered investment adviser wholly owned by Conseco, manages the investment portfolios of Conseco's subsidiaries. CCM had approximately $30.9 billion of assets (at fair value) under management at December 31, 2000, of which $23.7 billion were assets of Conseco's subsidiaries and $7.2 billion were assets owned by other parties. Our investment philosophy is to maintain a largely investment-grade fixed-income portfolio, provide adequate liquidity for expected liability durations and other requirements and maximize total return through active investment management.

     Investment activities are an integral part of our business; investment income is a significant component of our total revenues. Profitability of many of our insurance products is significantly affected by spreads between interest yields on investments and rates credited on insurance liabilities. Although substantially all credited rates on SPDAs and FPDAs may be changed annually, changes in crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. As of December 31, 2000 the average yield, computed on the cost basis of our investment portfolio, was 7.2 percent, and the average interest rate credited or accruing to our total insurance liabilities (excluding interest rate bonuses for the first policy year only and excluding the effect of credited rates attributable to variable or equity-indexed products) was 4.9 percent.

     We manage the equity-based risk component of our equity-indexed annuity products by: (i) purchasing S&P 500 Call Options in an effort to hedge such risk; and (ii) adjusting the participation rate to reflect the change in the cost of such options (such cost varies based on market conditions). Accordingly, we are able to focus on managing the interest rate spread component of these products.

     We seek to balance the duration of our invested assets with the expected duration of benefit payments arising from our insurance liabilities. At December 31, 2000, the adjusted modified duration of fixed maturities and short-term investments was approximately 6.4 years and the duration of our insurance liabilities was approximately 6.5 years.

     For information regarding the composition and diversification of the investment portfolio of our subsidiaries, see both "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Investments" and the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein.

COMPETITION

     Our businesses operate in a highly competitive environment. The financial services industry consists of a large number of companies, some of which are larger and have greater financial resources, broader and more diversified product lines and larger staffs than those of Conseco. An expanding number of banks, securities brokerage firms and other financial intermediaries also market insurance products or offer competing products, such as mutual fund products, traditional bank investments and other investment and retirement funding alternatives. We also compete with many of these companies and others in providing services for fees. In most areas, competition is based on a number of factors, including pricing, service provided to distributors and policyholders and ratings. Conseco's subsidiaries must also compete with their

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competitors to attract and retain the allegiance of dealers, vendors, contractors, manufacturers, retailers and agents.

     In the finance industry, operations are affected by consumer demand which is influenced by regional trends, economic conditions and personal preferences. Competition in the finance industry is primarily among banks, finance companies (or finance divisions of manufacturers), savings and loan associations and credit unions. Competition is based on a number of factors, including service, the credit review process, the integration of financing programs and the ability to manage the servicing portfolio in changing economic environments.

     In the individual health insurance business, insurance companies compete primarily on the basis of marketing, service and price. The provisions of the Omnibus Budget Reconciliation Act of 1984 and the work of the National Association of Insurance Commissioners ("NAIC") (an association of state regulators and their staffs) have resulted in standardized policy features for Medicare supplement products. This increases the comparability of such policies and may intensify competition based on factors other than product features. See "Underwriting" and "Governmental Regulation." In addition to the products of other insurance companies, our health insurance products compete with health maintenance organizations, preferred provider organizations and other health care-related institutions which provide medical benefits based on contractual agreements.

     Marketing companies, agents who market insurance products, school districts, financial institutions and policyholders use the financial strength ratings assigned to an insurer by independent rating agencies as one factor in determining which insurer's products to market or purchase. As of December 31, 2000, all of our primary life insurance companies had an "A-(Excellent)" rating by A.M. Best Company ("A.M. Best"). A.M. Best ratings for the industry currently range from "A++ (Superior)" to "F (In Liquidation)." Publications of A.M. Best indicate that the "A" and "A-" ratings are assigned to those companies that, in A.M. Best's opinion, have, on balance, excellent financial strength, operating performance and market profile when compared to the standards established by A.M. Best and have demonstrated a strong ability to meet their ongoing obligations to policyholders. A.M. Best ratings consider the financial strength of the rated company and are not a rating of the investment worthiness of the rated company.

     We believe that we are able to compete effectively because: (i) we emphasize a number of specialized distribution channels, where the ability to respond rapidly to changing customer needs yields a competitive edge; (ii) we are experienced in establishing and cultivating relationships with the unique distribution networks and the independent marketing companies operating in these specialized markets; (iii) we can offer competitive rates as a result of our operating efficiencies and higher-than-average investment yields achieved by applying active investment portfolio management techniques; and (iv) we have reliable policyholder administrative services, supported by customized information technology systems.

INSURANCE UNDERWRITING

     Under regulations promulgated by the NAIC and adopted as a result of the Omnibus Budget Reconciliation Act of 1990, we are prohibited from underwriting our Medicare supplement policies for certain first-time purchasers. If a person applies for insurance within six months after becoming eligible by reason of age, or disability in certain limited circumstances, the application may not be rejected due to medical conditions. Some states prohibit underwriting of all Medicare supplement policies. For other prospective Medicare supplement policyholders, such as senior citizens who are transferring to Conseco's products, the underwriting procedures are relatively limited, except for policies providing prescription drug coverage.

     Before issuing long-term care or comprehensive major medical products to individuals and groups, we generally apply detailed underwriting procedures designed to assess and quantify the insurance risks. We require medical examinations of applicants (including blood and urine tests, where permitted) for certain health insurance products and for life insurance products which exceed prescribed policy amounts. These requirements are graduated according to the applicant's age and may vary by type of policy or product. We
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also rely on medical records and the potential policyholder's written application. In recent years, there have been significant regulatory changes with respect to underwriting individual and group major medical plans. An increasing number of states prohibit underwriting and/or charging higher premiums for substandard risks. We monitor changes in state regulation that affect our products, and consider these regulatory developments in determining where we market our products.

     Most of our life insurance policies are underwritten individually, although standardized underwriting procedures have been adopted for certain low face-amount life insurance coverages. After initial processing, insurance underwriters review each file and obtain the information needed to make an underwriting decision (such as medical examinations, doctors' statements and special medical tests). After collecting and reviewing the information, the underwriter either: (i) approves the policy as applied for, or with an extra premium charge because of unfavorable factors; or (ii) rejects the application. We underwrite group insurance policies based on the characteristics of the group and its past claim experience. Graded benefit life insurance policies are issued without medical examination or evidence of insurability. There is minimal underwriting on annuities.

REINSURANCE

     Consistent with the general practice of the life insurance industry, our subsidiaries enter into both facultative and treaty agreements of indemnity reinsurance with other insurance companies in order to reinsure portions of the coverage provided by our insurance products. Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a large or unusually hazardous risk or to diversify its risk. Indemnity reinsurance does not discharge the original insurer's primary liability to the insured. The Company's reinsured business is ceded to numerous reinsurers. We believe the assuming companies are able to honor all contractual commitments, based on our periodic review of their financial statements, insurance industry reports and reports filed with state insurance departments.

     As of December 31, 2000, the policy risk retention limit was generally $.8 million or less on the policies of our subsidiaries. Reinsurance ceded by Conseco represented 21 percent of gross combined life insurance in force and reinsurance assumed represented 5.0 percent of net combined life insurance in force. At December 31, 2000, the total ceded business in force of $27.5 billion was primarily ceded to insurance companies rated "A- (Excellent)" or better by A.M. Best. Our principal reinsurers at December 31, 2000 were General & Cologne Life Insurance Company, Connecticut General Life Insurance Company, Employers Reassurance Corporation, Life Reassurance Corporation of America, Lincoln National Life Insurance Company, Reliance Standard Life Insurance Company, RGA Reinsurance Company, Security Life of Denver and Swiss Re Life and Health America. No other single reinsurer assumes greater than 3 percent of the total ceded business in force.

EMPLOYEES

     At December 31, 2000, Conseco, Inc. and its subsidiaries had approximately 14,300 employees, including: (i) 7,000 employees supporting our insurance operations; and (ii) 7,300 employees supporting our finance operations. None of our employees is covered by a collective bargaining agreement. We believe that we have excellent relations with our employees.

GOVERNMENTAL REGULATION

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (the "Financial Modernization Act"), which significantly modifies the regulation of financial services companies. The Financial Modernization Act allows full affiliations among banks, insurance companies, securities firms and other financial services companies, that could result in increased consolidation of, and competition among, these firms. In addition, the Financial Modernization Act contains privacy provisions relating to the protection, transfer and use of the nonpublic personal information of consumers. Consumer privacy laws containing expanded provisions also have been adopted, or are under consideration, in a number of states.

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     INSURANCE

     Our insurance subsidiaries are subject to regulation and supervision by the insurance regulatory agencies of the states in which they transact business. State laws generally establish supervisory agencies with broad regulatory authority, including the power to: (i) grant and revoke business licenses; (ii) regulate and supervise trade practices and market conduct; (iii) establish guaranty associations; (iv) license agents; (v) approve policy forms; (vi) approve premium rates for some lines of business; (vii) establish reserve requirements; (viii) prescribe the form and content of required financial statements and reports; (ix) determine the reasonableness and adequacy of statutory capital and surplus; (x) perform financial, market conduct and other examinations; (xi) define acceptable accounting principles; (xii) regulate the type and amount of permitted investments; and (xiii) limit the amount of dividends and surplus debenture payments that can be paid without obtaining regulatory approval. Our insurance subsidiaries are subject to periodic examinations by state regulatory authorities. We do not expect the results of any ongoing examinations to have a material effect on the Company's financial condition.

     Most states have also enacted regulations on the activities of insurance holding company systems, including acquisitions, extraordinary dividends, the terms of surplus debentures, the terms of affiliate transactions and other related matters. Currently, the Company and its insurance subsidiaries have registered as holding company systems pursuant to such legislation in the domiciliary states of the insurance subsidiaries (Arizona, Illinois, Indiana, New York, Pennsylvania and Texas), and they routinely report to other jurisdictions.

     Most states have either enacted legislation or adopted administrative regulations which affect the acquisition of control of insurance companies as well as transactions between insurance companies and persons controlling them. The nature and extent of such legislation and regulations vary from state to state. Most states, however, require administrative approval of: (i) the acquisition of 10 percent or more of the outstanding shares of an insurance company domiciled in the state; or (ii) the acquisition of 10 percent or more of the outstanding stock of an insurance holding company whose insurance subsidiary is domiciled in the state. The acquisition of 10 percent of such shares is generally deemed to be the acquisition of control for the purpose of the holding company statutes. These regulations require the acquirer to file detailed information concerning the acquiring parties and the plan of acquisition, and to obtain administrative approval prior to the acquisition. In many states, however, an insurance authority may determine that control does not exist, even in circumstances in which a person owns or controls 10 percent or a greater amount of securities.

     The NAIC revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual is effective January 1, 2001. The domiciliary states of our insurance subsidiaries have adopted the provisions of the revised manual or, with respect to some states, adopted the manual with certain modifications. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that our insurance subsidiaries use to prepare their statutory-basis financial statements. However, we believe the impact of these changes to our insurance subsidiaries' statutory-based capital and surplus as of January 1, 2001, will not be significant.

     The federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation, privacy laws and federal taxation, do affect the insurance business. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in regulating the companies or allowing combinations between insurance companies, banks and other entities.

     On the basis of statutory statements filed with state regulators annually, the NAIC calculates certain financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A "usual range" of results for each ratio is used as a benchmark. In the past, variances in certain ratios of our insurance subsidiaries have resulted in inquiries from insurance departments to which we have responded. Such inquiries did not lead to any restrictions affecting our operations.
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     In recent years, the NAIC has developed several model laws and regulations including: (i) investment reserve requirements; (ii) risk-based capital ("RBC") standards; (iii) codification of insurance accounting principles; (iv) additional investment restrictions; (v) restrictions on an insurance company's ability to pay dividends; and (vi) product illustrations. The NAIC is currently developing new model laws or regulations, including product design standards and reserve requirements.

     The RBC standards establish capital requirements for insurance companies based on the ratio of the company's total adjusted capital (defined as the total of its statutory capital, surplus, asset valuation reserve and certain other adjustments) to its RBC (such ratio is referred to herein as the "RBC ratio"). The standards are designed to help identify companies which are under capitalized and require specific regulatory actions in the event an insurer's RBC ratio falls below specified levels. Each of our life insurance subsidiaries has more than enough statutory capital to meet the standards as of December 31, 2000. The aggregate RBC ratio for our insurance subsidiaries was greater than 240 percent at December 31, 2000.

     The NAIC has adopted model long-term care policy language providing nonforfeiture benefits and has proposed a rate stabilization standard for long-term care policies. Various bills are proposed from time to time in the U.S. Congress which would provide for the implementation of certain minimum consumer protection standards for inclusion in all long-term care policies, including guaranteed renewability, protection against inflation and limitations on waiting periods for pre-existing conditions. Federal legislation permits premiums paid for qualified long-term care insurance to be treated as tax-deductible medical expenses and for benefits received on such policies to be excluded from taxable income.

     In addition, our insurance subsidiaries are required under guaranty fund laws of most states in which we transact business, to pay assessments up to prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. Assessments can be partially recovered through a reduction in future premium taxes in some states.

     Most states mandate minimum benefit standards and loss ratios for accident and health insurance policies. We are generally required to maintain, with respect to our individual long-term care policies, minimum anticipated loss ratios over the entire period of coverage of not less than 60 percent. With respect to our Medicare supplement policies, we are generally required to attain and maintain an actual loss ratio, after three years, of not less than 65 percent. We provide, to the insurance departments of all states in which we conduct business, annual calculations that demonstrate compliance with required minimum loss ratios for both long-term care and Medicare supplement insurance. These calculations are prepared utilizing statutory lapse and interest rate assumptions. In the event that we fail to maintain minimum mandated loss ratios, our insurance subsidiaries could be required to provide retrospective refunds and/or prospective rate reductions. We believe that our insurance subsidiaries currently comply with all applicable mandated minimum loss ratios.

     NAIC model regulations, adopted in substantially all states, created 10 standard Medicare supplement plans (Plans A through J). Plan A provides the least extensive coverage, while Plan J provides the most extensive coverage. Under NAIC regulations, Medicare insurers must offer Plan A, but may offer any of the other plans at their option. Our insurance subsidiaries currently offer nine of the model plans. We have declined to offer Plan J, due in part to its high benefit levels and, consequently, high costs to the consumer.

     Numerous proposals to reform the current health care system (including Medicare) have been introduced in Congress and in various state legislatures. Proposals have included, among other things, modifications to the existing employer-based insurance system, a quasi-regulated system of "managed competition" among health plans, and a single-payer, public program. Changes in health care policy could significantly affect our business. For example, Federal comprehensive major medical or long-term care programs, if proposed and implemented, could partially or fully replace some of Conseco's current products.

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     A number of states have passed or are considering legislation that would limit the differentials in rates that insurers could charge for health care coverages between new business and renewal business for similar demographic groups. State legislation has also been adopted or is being considered that would make health insurance available to all small groups by requiring coverage of all employees and their dependents, by limiting the applicability of pre-existing conditions exclusions, by requiring insurers to offer a basic plan exempt from certain benefits as well as a standard plan, or by establishing a mechanism to spread the risk of high risk employees to all small group insurers. Congress and various state legislators have from time to time proposed changes to the health care system that could affect the relationship between health insurers and their customers, including external review.

     We cannot predict with certainty the effect that any proposals, if adopted, or legislative developments could have on our insurance businesses and operations.

     FINANCE

     The Company's finance operations are subject to regulation by certain federal and state regulatory authorities. A substantial portion of the Company's consumer loans and assigned sales contracts are originated or purchased by finance subsidiaries licensed under applicable state law. The licensed entities are subject to examination by and reporting requirements of the state administrative agencies issuing such licenses. The finance subsidiaries are subject to state laws and regulations which in certain states: limit the amount, duration and charges for such loans and contracts; require disclosure of certain loan terms and regulate the content of documentation; place limitations on collection practices; and govern creditor remedies. The licenses granted are renewable and may be subject to revocation by the respective issuing authority for violation of such state's laws and regulations. Some states have adopted or are considering the adoption of consumer protection laws or regulations that impose requirements or restrictions on lenders who make certain types of loans secured by real estate.

     In addition to the finance companies licensed under state law, both Conseco Bank and Retail Bank, both of which are wholly owned subsidiaries of Conseco, are under the supervision of, and subject to examination by, the Federal Deposit Insurance Corporation. Conseco Bank is also supervised and examined by the Utah Department of Financial Institutions. Retail Bank is supervised and examined by the South Dakota Department of Banking. The ownership of these entities does not subject the Company to regulation by the Federal Reserve Board as a bank holding company. Conseco Bank has the authority to engage generally in the banking business and may accept all types of deposits, other than demand deposits. Retail Bank is limited by its charter to engage in the credit card business and may issue only certificates of deposit in denominations of $100,000 or greater. Conseco Bank and Retail Bank are subject to regulations relating to capital adequacy, leverage, loans, loss reserves, deposits, consumer protection, community reinvestment, payment of dividends and transactions with affiliates.

     A number of states have usury and other consumer protection laws which may place limitations on the amount of interest charged on loans originated in such state. Generally, state law has been preempted by federal law under the Depositary Institutions Deregulation and Monetary Control Act of 1980 ("DIDA") which deregulates the rate of interest, discount points and finance charges with respect to first lien residential loans, including manufactured home loans and real estate secured mortgage loans. As permitted under DIDA, a number of states enacted legislation timely opting out of coverage of either or both of the interest rate and/or finance charge provisions of the Act. States may no longer opt out of the interest rate provisions of the Act, but could in the future opt out of the finance charge provisions. To be eligible for federal preemption for manufactured home loans, the Company's licensed finance companies must comply with certain restrictions providing protection to consumers. In addition, another provision of DIDA applicable to state-chartered insured depository institutions permits both Conseco Bank and Retail Bank to export interest rates, finance charges and certain fees from the states where they are located to all other states, with the exception of Iowa which opted out of the Act during the permitted time period. Interest rates, finance charges and fees in Utah and South Dakota are, for the most part, deregulated.

     The Company's operations are subject to Federal regulation under other applicable federal laws and regulations, the more significant of which include: the Truth in Lending Act ("TILA"); the Equal Credit Opportunity Act ("ECOA"); the Fair Credit Reporting Act ("FCRA"); the Real Estate Settlement and Procedures Act ("RESPA"); the Home Mortgage Disclosure Act ("HMDA"); the Home Owner Equity Protection Act ("HOEPA"); DIDA; and certain rules and regulations of the Federal Trade Commission ("FTC Rules").

     TILA and Regulation Z promulgated thereunder contain certain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of extensions of credit and the ability to compare credit terms. TILA also provides consumers with a three day right to cancel certain credit transactions, including certain of the loans originated by the Company.

     ECOA requires certain disclosures to applicants for credit concerning information that is used as a basis for denial of credit and prohibits discrimination against applicants with respect to any aspect of a credit transaction on the basis of sex, race, color, religion, national origin, age, marital status, derivation of income from a public assistance program or the good faith exercise of a right under TILA. ECOA also requires that adverse action notices be given to applicants who are denied credit.

     FCRA regulates the process of obtaining, using and reporting of credit information on consumers. This Act also regulates the use of credit information among affiliates.

     RESPA regulates the disclosure of information to consumers on loans involving a mortgage on real estate. The Act and related regulations also govern payment for and disclosure of payments for settlement services in connection with mortgage loans and prohibits the payment of referral fees for the referral of a loan or related services.

     HMDA requires reporting of certain information to the Department of Housing and Urban Development, including the race and sex of applicants in connection with mortgage loan applications. A lender is required to obtain and report such information if the application is made in person, but is not required to obtain such information if the application is taken over the telephone.

     HOEPA provides for additional disclosure and regulation of certain consumer mortgage loans which are defined by the Act as "Covered Loans." A Covered Loan is a mortgage loan (other than a mortgage loan to finance the initial purchase of a dwelling) which (1) has total origination fees in excess of the greater of eight percent of the loan amount, or $451, or (2) has an annual percentage rate of more than ten percent higher than comparably maturing United States treasury obligations. A number of the Company's home equity and home improvement loans are Covered Loans under the Act.

     The FTC Rules provide, among other things, that in connection with the purchase of consumer sales finance contracts from dealers, the holder of the contract is subject to all claims and defenses which the consumer could assert against the dealer, but the consumer's recovery under such provisions cannot exceed the amount paid under the sales contract.

     In the judgment of the Company, existing federal and state law and regulations have not had a material adverse effect on the finance operations of the Company. There can, however, be no assurance that future law and regulatory changes will not occur and will not place additional burdens on the Company's finance operations.

     The Company's commercial lending operations are not subject to material regulation in most states, although certain states do require licensing. In addition, certain provisions of ECOA apply to commercial loans to small businesses.

FEDERAL INCOME TAXATION

     The annuity and life insurance products marketed and issued by our insurance subsidiaries generally provide the policyholder with an income tax advantage, as compared to other savings investments such as certificates of deposit and bonds, in that income taxation on the increase in value of the product is deferred until it is received by the policyholder. With other savings investments, the increase in value is taxed as earned. Annuity benefits and life insurance benefits, which accrue prior to the death of the policyholder, are generally not taxable until paid. Life insurance death benefits are generally exempt from income tax. Also, benefits received on immediate annuities (other than structured settlements) are recognized as taxable income ratably, as opposed to the methods used for some other investments which tend to accelerate taxable income into earlier years. The tax advantage for annuities and life insurance is provided in the Internal Revenue Code (the "Code"), and is generally followed in all states and other United States taxing jurisdictions. In addition, the interest paid on home equity and home improvement loans by customers of Conseco Finance are generally tax deductible for individuals who itemize their tax deductions.

     From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including elimination of all or a portion of the income tax advantage of certain insurance products and changes in how life insurance companies are taxed; such changes could affect the marketability of our products and increase the Company's current tax liability. In addition, from time to time, various tax law changes have been proposed that could increase the attractiveness of our products to certain consumers.

     Our insurance company subsidiaries are taxed under the life insurance company provisions of the Code. Provisions in the Code require a portion of the expenses incurred in selling insurance products to be deducted over a period of years, as opposed to immediate deduction in the year incurred. This provision increases the tax for statutory accounting purposes, which reduces statutory earnings and surplus and, accordingly, decreases the amount of cash dividends that may be paid by the life insurance subsidiaries.

     In certain securitization transactions, Conseco Finance utilizes a special tax structure referred to as a Real Estate Mortgage Investment Conduit ("REMIC"). When this tax structure is used, the Company is required to account for the transfer of the finance receivables into the securitization trust as a sale (although for GAAP reporting purposes such transfers are accounted for as collateralized borrowings). Additionally, since the Company retains the residual interests of the REMIC, the REMIC tax rules require the Company to pay a minimum amount of tax each year based on the taxable income of the retained residual interest.

     The Company has tax loss carryforwards ("NOLs") at December 31, 2000, of approximately $1.1 billion. Such NOLs expire as follows: $41.4 million in the next five years; $74.3 million in 2006 through 2011; $129.7 million in 2012; $280.9 million in 2018; $165.3 million in 2019; and $431.9 million in 2020.
These NOLs are not eligible to offset the majority of the income of the Company's life insurance subsidiaries, and certain of these NOLs may only offset income from specific subsidiaries. Additionally, certain of these NOLs are limited to an aggregate deductible amount in any one year. We, however, believe that the Company will be able to fully utilize substantially all NOLs before they expire.

                                   MANAGEMENT

     Set forth below is information as of June 25, 2001 regarding the Company's executive officers:

                                                           POSITIONS WITH CONSECO, PRINCIPAL
         OFFICER NAME AND AGE (A)             SINCE      OCCUPATION AND BUSINESS EXPERIENCE (B)
         ------------------------             -----      --------------------------------------
Gary C. Wendt, 59.........................    2000     Since June 2000, Chairman and Chief
                                                       Executive Officer of Conseco; from 1999 to
                                                       2000, associated with Global Opportunity
                                                       Advisors (a private equity investment
                                                       fund); from 1986 to 1998, Chairman and
                                                       Chief Executive Officer of GE Capital
                                                       Services; from 1984 to 1986, President and
                                                       Chief Operations Officer of GE Credit
                                                       Corp.
Charles B. Chokel, 47.....................    2001     Since March 2001, Executive Vice President
                                                       and Chief Financial Officer of Conseco;
                                                       from 1999 to 2000, Co-Chief Executive
                                                       Officer of Progressive Corporation; from
                                                       1991 to 1998, Chief Financial Officer of
                                                       Progressive Corporation.
David K. Herzog, 45.......................    2000     Since September 2000, Executive Vice
                                                       President, General Counsel and Secretary
                                                       of Conseco; from 1980 to 2000 attorney
                                                       with Baker & Daniels (law firm).
Thomas J. Kilian, 50......................    1998     Since February 2000, President of Conseco;
                                                       from 1998 to February 2000, Executive Vice
                                                       President and Chief Operations Officer of
                                                       Conseco; since 1996, President of Conseco
                                                       Services, LLC (responsible for insurance
                                                       operations, data processing, human
                                                       resources and administrative services for
                                                       various Conseco subsidiaries); from 1989
                                                       to 1996, Senior Vice President of data
                                                       processing for various Conseco
                                                       subsidiaries.
James S. Adams, 41........................    1997     Since 1997, Senior Vice President, Chief
                                                       Accounting Officer and Treasurer of
                                                       Conseco; from 1989 to present, Senior Vice
                                                       President and Treasurer of various Conseco
                                                       subsidiaries.
Maxwell E. Bublitz, 45....................    1998     Since 1998, Senior Vice President,
                                                       Investments of Conseco; from 1994 to
                                                       present, President and Chief Executive
                                                       Officer of Conseco Capital Management,
                                                       Inc., a subsidiary of Conseco.
David Gubbay, 48..........................    2001     Since March 2001, Executive Vice
                                                       President-Strategic Business Development
                                                       of Conseco; from 1999 to 2000, Executive
                                                       Vice President-Operations for Norwegian
                                                       Cruise Line Ltd.; from 1997 to 1998,
                                                       Senior Vice President-Corporate
                                                       Development/Mergers and Acquisitions for
                                                       Fortis, Inc.; from 1989 to 1996, Chairman
                                                       and Chief Executive Officer of Whitehall
                                                       Group.

-------------------------
(a) The executive officers serve as such at the discretion of the Board of Directors and are elected annually.

(b) Business experience is given for at least the last five years.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

DIRECT CORPORATE OBLIGATIONS

     Notes payable, representing direct corporate obligations, were as follows (interest rates as of March 31, 2001):

                                                              MARCH 31,    DECEMBER 31,
                                                                2001           2000
                                                              ---------    ------------
                                                                (DOLLARS IN MILLIONS)
$1.5 billion bank credit facility (7.77%)...................  $1,499.8       $1,500.0
Other bank credit facilities (7.71%)........................     478.2          551.2
7.6% senior notes due June 2001.............................      59.8          118.9
6.4% Mandatory Par Put Remarketed Securities putable on June
  15, 2001..................................................     550.0          550.0
8.5% notes due 2002.........................................     450.0          450.0
6.4% notes due 2003.........................................     250.0          250.0
8.75% notes due 2004........................................     788.0          788.0
6.8% senior notes due 2005..................................     250.0          250.0
9.0% notes due 2006.........................................     550.0          550.0
Other.......................................................      90.9           92.1
                                                              --------       --------
          Total principal amount............................   4,966.7        5,100.2
Unamortized net discount....................................      41.7           45.2
                                                              --------       --------
          Direct corporate obligations......................  $4,925.0       $5,055.0
                                                              ========       ========

     Under our current bank credit facilities, we agreed to the manner in which the proceeds from asset sales and refinancing transactions would be used. During the first quarter of 2001, the $523.9 million of proceeds from such transactions were used as follows: (i) $73.2 million was used to repay amounts outstanding under our bank credit facilities; (ii) $58.6 million was used to repurchase $59.1 million par value of the 7.6% senior notes due June 2001 (resulting in an extraordinary gain of $.3 million, net of income taxes of $.2 million); (iii) $382.7 million was transferred to a segregated cash account for the payment of debt; and (iv) $9.4 million was added to the general cash balance of the Company.

     Pursuant to our current bank credit facilities, we have agreed that any amounts received from asset sales or refinancing transactions occurring after March 31, 2001 (with certain exceptions), would be used as follows: (i) of the first $.6 million received, $.1 million would be used to reduce our near-term facilities and $.5 million would be added to the segregated cash account for the payment of public debt maturing in 2001; (ii) the next $200 million received would be added to the segregated cash account for the payment of debt maturing in 2001; (iii) the next available proceeds would be applied 80 percent to reduce our near-term facilities, with the remaining 20 percent retained by Conseco until we have cash on hand of $330 million held by the parent company, and then 100 percent to our near-term facilities until such facilities have been paid in full; and (iv) any subsequent proceeds would be applied: (a) 50 percent to repay the $1.5 billion facility and to fund a segregated cash account to provide collateral for Conseco's guarantee related to the directors, officers and key employee stock purchase program (based on the relative balance due under each facility); and (b) the remaining 50 percent would be retained by Conseco. No assurance can be provided as to the timing, proceeds, or other terms related to any potential asset sale or financing transaction.

     Our bank credit facilities were amended as of May 30, 2001 to permit us to issue the notes to be issued in this offering. We also agreed to apply the net proceeds of this offering to the payment in full of our near-term facilities.

     Our current bank credit facilities require the Company to maintain various financial ratios and balances, as defined in the agreement including: (i) a debt-to-total capitalization ratio of less than .435:1.0 at March 31, 2001 and decreasing over time, as defined in the agreement, to 0.300:1.0 at March 31, 2004 and thereafter (such ratio was .400:1.0 at March 31,
2001); (ii) an interest coverage ratio greater than 1.00:1.0 for the six months ending March 31, 2001 and increasing over time, as defined in the agreement, to 2.00:1.0 for the four quarters ending December 31, 2003 and thereafter (such ratio was 1.31:1.0 for the six months ended March 31, 2001); (iii) adjusted earnings, as defined in the agreement, of at least $650 million for the six months ending March 31, 2001 and increasing over time, as defined in the agreement, to $2,175.0 million for the year ending December 31, 2004 (the adjusted earnings for the six months ended March 31, 2001 were $1,050.1 million); (iv) Conseco Finance tangible net worth, as defined in the agreement, of at least $950.0 million at March 31, 2001; $1.2 billion at December 31, 2001; $1.4 billion at December 31, 2002; $1.65 billion at December 31, 2003; and $2.0 billion at December 31, 2004 (such tangible net worth was in excess of $1.2 billion at March 31, 2001); and (v) an aggregate risk-based capital ratio with respect to our insurance subsidiaries of at least 200 percent (such ratio was greater than 240 percent at March 31, 2001).

     Our current bank credit facilities require the Company's principal insurance subsidiaries to maintain a financial strength rating of A- (Excellent) from A.M. Best (such rating was A- (Excellent) at March 31, 2001). The amended bank credit facilities also prohibit the payment of cash dividends on our common stock until the Company has received investment grade ratings on its outstanding public debt and all amounts due under the near-term facilities have been paid. Our current bank credit agreements also limit the issuance of additional debt, contingent obligations, liens, asset dispositions, other restrictive agreements, affiliate transactions, change in business and modification of terms of debt or preferred stock, all as defined in the agreements. The obligations under our current bank credit facilities are guaranteed by CIHC, Incorporated, a wholly owned subsidiary of Conseco, and the ultimate holding company for Conseco's principal operating subsidiaries. In addition, $131.4 million of our near-term facilities are collateralized by most of Conseco's assets.

     The interest rate on our current bank credit facilities is based on an IBOR rate plus a margin of 2.5 percent. Borrowings under our bank credit facilities averaged $2,018.0 million during the first quarter of 2001, at a weighted average interest rate of 8.4 percent.

     Under our current bank credit facilities, we have agreed to a number of covenants which contain significant restrictions on the manner in which we and our subsidiaries may conduct our business. See "Risk Factors -- The covenants outlined in our restructured bank agreements also restrict our activities."

     Pursuant to the terms of our current bank credit facilities, we cannot consummate any merger, consolidation or amalgamation or dispose of all, or substantially all, of our property or business unless we concurrently repay in full our obligations under the credit facilities.

DIRECT FINANCE OBLIGATIONS (EXCLUDING NOTES PAYABLE RELATED TO SECURITIZED FINANCE RECEIVABLES STRUCTURED AS COLLATERALIZED BORROWINGS)

     Notes payable (excluding notes payable related to securitized finance receivables structured as collateralized borrowings) of the finance segment were as follows (interest rates as of March 31, 2001):

                                                              MARCH 31,    DECEMBER 31,
                                                                2001           2000
                                                              ---------    ------------
                                                                (DOLLARS IN MILLIONS)
Master repurchase agreements due on various dates in 2002
  and 2003 (6.35%)..........................................  $1,023.9       $1,806.9
Credit facility collateralized by retained interests in
  securitizations due 2003 (7.06%)..........................     562.5          590.0
Medium term notes due September 2002 and April 2003
  (6.52%)...................................................     223.7          223.7
10.25% senior subordinated notes due 2002...................     193.6          193.6
Other.......................................................       1.5            3.2
                                                              --------       --------
          Total principal amount............................   2,005.2        2,817.4
Unamortized net discount and deferred fees..................       5.0            6.5
                                                              --------       --------
          Direct finance obligations........................  $2,000.2       $2,810.9
                                                              ========       ========

     Amounts borrowed under master repurchase agreements have decreased due to repayments using the proceeds received from various asset sales. At March 31, 2001, we had $3.2 billion in master repurchase agreements, commercial paper conduit facilities and other facilities with various banking and investment banking firms for the purpose of financing our consumer and commercial finance loan production. These facilities typically provide financing of a certain percentage of the underlying collateral and are subject to the availability of eligible collateral and, in some cases, the willingness of the banking firms to continue to provide financing. Some of these agreements provide for annual terms which are extended either quarterly or semi-annually by mutual agreement of the parties for an additional annual term based upon receipt of updated quarterly financial information. At March 31, 2001, we had borrowed $1.0 billion of the $3.2 billion available under such agreements.

     During 2000, the Company amended an agreement with Lehman related to certain master repurchase agreements and the collateralized credit facility. Such amendment significantly reduced the restrictions on intercompany payments from Conseco Finance to Conseco as required by the previous agreement. In conjunction with the amendment, Conseco agreed to convert $750 million principal balance of its intercompany note due from Conseco Finance to $750 million stated value of Conseco Finance 9 percent redeemable cumulative preferred stock (the "intercompany preferred stock"). During the first quarter of 2001, Conseco Finance made payments to Conseco totaling $274.4 million reducing the intercompany note balance to $512.3 million at March 31, 2001.

     Pursuant to the amended agreement, Conseco Finance may make the following payments to Conseco: (i) interest on the intercompany note; (ii) payments for products and services provided by Conseco; and (iii) intercompany tax sharing payments. Conseco Finance may also make the following payments to Conseco provided the minimum liquidity requirements defined in the amended agreement are met and the cash payments are applied in the order summarized: (i) unpaid interest on the intercompany note; (ii) prepayments of principal on the intercompany note or repayments of any increase to the intercompany receivable balance; (iii) dividends on the intercompany preferred stock; (iv) redemption of the intercompany preferred stock; and (v) common stock dividends. The liquidity test of the amended agreement requires Conseco Finance to have minimum levels of liquidity both before and after giving effect to such payments to Conseco. Liquidity, as defined, includes unrestricted cash and may include up to $150 million of liquidity available at Conseco Finance's bank subsidiaries and the aggregate amount available to be drawn under Conseco Finance's credit facilities (where applicable, based on eligible excess collateral pledged to the lender multiplied by the appropriate advance rate). The minimum liquidity must equal or exceed $250 million, plus: (i) 50 percent of cash up to $100 million generated by Conseco Finance subsequent to September 21, 2000; and (ii) 25 percent of cash generated by Conseco Finance in excess of $100 million, provided the total minimum cash liquidity shall not exceed $350 million and the cash generated by Conseco Finance (used in the calculation to increase the minimum) will exclude operating cash flows and the net proceeds received from certain asset sales and other events listed in the amended agreement (which are consistent with the courses of actions we have previously announced).

     The amended agreement requires Conseco Finance to maintain various financial ratios, as defined in the agreement. These ratios include: (i) an adjusted tangible net worth of at least $1.95 billion (such amount was $2.2 billion at March 31, 2001); (ii) a fixed charge coverage ratio of not less than 1.0:1.0 for the six-month period ending March 31, 2001, and defined periods thereafter (such ratio was 1.17:1.0 for the six months ended March 31, 2001);
(iii) a ratio of net worth to total managed receivables of not less than 4:100 (such ratio was 4.68:100 at March 31, 2001); and (iv) a ratio of total non-warehouse debt less finance receivables and certain other assets, as defined in the agreement, to net worth of less than 1.0:2.0 (such ratio was (.1):2.0 at March 31, 2001).

NOTES PAYABLE RELATED TO SECURITIZED FINANCE RECEIVABLES STRUCTURED AS COLLATERALIZED BORROWINGS

     Notes payable related to securitized finance receivables structured as collateralized borrowings were $12,396.1 million at March 31, 2001. The principal and interest on these notes are paid using the cash flows from the underlying finance receivables which serve as collateral for the notes. Accordingly, the timing of the principal payments on these notes is dependent on the payments received on the underlying finance receivables which back the notes. The average interest rate on these notes at March 31, 2001 was 7.7 percent.

                            DESCRIPTION OF THE NOTES

GENERAL

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions". When we refer to "us," "we" or "Conseco" in this description, we refer only to Conseco, Inc. and not to any of our subsidiaries.

     The terms of the 10 3/4% Senior Notes due 2008 are described below. The notes are described in the prospectus which follows this prospectus supplement. The provisions described below supplement, and to the extent they conflict they supersede, the information in the prospectus with respect to the notes.

     We will issue the notes under the Senior Indenture dated as of November 13, 1997 (the "Base Indenture"), as supplemented by the First Senior Supplemental Indenture dated as of June 29, 2001 (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), between us and The Bank of New York (as successor to LTCB Trust Company), as trustee. The Indenture is governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these notes. You may request copies of the Indenture at our address set forth under the caption "Where You Can Find More Information" in the accompanying prospectus.

     The notes will be issued as a separate series of senior debt securities under the Indenture, and accordingly will vote as a separate series from other series of senior debt securities on matters under the Indenture.

     As of the date of the Supplemental Indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     We will issue the notes with an initial maximum aggregate principal amount of $400 million. On one or more occasions after the sale of the notes, we may issue under the Indenture up to $350 million aggregate principal amount of additional notes having substantially identical terms to the notes offered hereby. Any offering of additional notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 15, 2008.

     Interest on the notes will accrue at the rate of 10 3/4% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2001. We will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

RANKING

     The notes will be:

     - our senior unsecured obligations;

     - equal (pari passu) in ranking as to payment with all our existing and future unsecured senior debt; and

     - senior in right of payment to all our existing and future subordinated debt.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

OPTIONAL REDEMPTION

     On and after the issue date of the notes, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture, at a redemption price equal to the sum of the principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), plus the Applicable Premium.

     At any time prior to June 15, 2004, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes at a redemption price of 110.75% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by us, provided that:

          (1) at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our Subsidiaries); and

          (2) the redemption occurs within 45 days of the date of the closing of such Equity Offering.

     After June 15, 2005, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

                            YEAR                                PERCENTAGE
                            ----                                ----------
2005........................................................     105.375%
2006........................................................     102.688%
2007 and thereafter.........................................     100.000%

MANDATORY REDEMPTION

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     If we experience a Change of Control, each Holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer (as defined in the Indenture) on the terms set forth in the Indenture. In the Change of Control Offer, we will offer a Change of Control Payment (as defined in the Indenture) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase.

     In order to implement a Change of Control Offer, we will mail a notice to each Holder within ten days following any Change of Control, describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date (as defined in the Indenture) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflict. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

     The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

     The Conseco Facilities and the D&O Facilities prohibit us from purchasing any notes prior to May 30, 2005. In addition, our other Credit Facilities may prohibit us from purchasing any notes prior to certain dates, and may also provide that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Facilities. Our other future debt may contain similar prohibitions or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by Holders of notes of their right to require us to repurchase such notes could cause a default under our existing or future debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to Holders of notes upon a repurchase may be limited by our then existing financial resources. We cannot assure you that we will have sufficient funds available when necessary to make any required repurchases. Our failure to purchase notes in connection with a Change of Control Offer would result in a default under the Indenture. Such a default would, in turn, constitute a default under our other existing debt and may constitute a default under our other future debt as well. Our obligation to make a Change of Control Offer may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "--Amendment, Supplement and Waiver."

     ASSET SALES

     We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by our board of directors or the executive committee thereof and evidenced by its resolution set forth in an officers' certificate delivered to the trustee; and

(3) at least 75% of the consideration received in that Asset Sale is in the form of cash.

For purposes of this provision, each of the following will be deemed to be cash:

     (a) any liabilities, as shown on our or such Restricted Subsidiary's most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such Subsidiary from further liability; and

     (b) any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by us or such Subsidiary into cash, to the extent of the cash received in that conversion.

     Notwithstanding clause (3) above, Asset Sales having a fair market value of up to $200 million in the aggregate per year may be for consideration that is less than 75% but at least 50% in cash.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

(1) to reduce (a) any of our Indebtedness under a Credit Facility and to correspondingly redeem commitments with respect thereto, (b) any Shorter-Term Public Debt and (c) any Indebtedness of a Restricted Subsidiary;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure;

(4) to acquire other assets that are used or useful in a Permitted Business; or

(5) to fund our cash on hand up to a maximum of $200 million of additions thereto.

     Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $50 million, we will be required to make an Asset Sale Offer (as defined in the Indenture) to all Holders of notes and all holders of other Indebtedness that ranks pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.

     The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of the notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of the Excess Proceeds will be reset at zero.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the Indenture by virtue of any such conflict.

     The Conseco Facilities and the D&O Facilities prohibit us from purchasing any notes until such facilities are repaid in full. In addition, our other Credit Facilities may prohibit us from purchasing any notes, and also provide that certain change of control or asset sale events with respect to us may constitute a default under these agreements. Any future Credit Facilities or other agreements relating to Senior Debt to which we become a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute a default under the Indenture which would, in turn, constitute a default under such Senior Debt.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. We will mail notices of redemption by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, but we may mail redemption notices more than 60 days prior to a redemption date if we issue the notice in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. We may not provide conditional notices of redemption.

     If we are to partly redeem any note, we will provide in the related notice of redemption the portion of the principal amount of that note that will be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption.

CERTAIN COVENANTS

     COVENANT CANCELLATION

     When:

(1) the notes have been rated as Investment Grade Securities by either S&P or Moody's; and

(2) no Default or Event of Default has occurred and is continuing under the Indenture as of such time,

we and our Subsidiaries will not thereafter be subject to the provisions of the Indenture described under the following captions:

     - "Repurchase at the Option of Holders -- Asset Sales,"

     - " -- Restricted Payments,"

     - " -- Incurrence of Indebtedness and Issuance of Preferred Stock,"

     - " -- Dividend and Other Payment Restrictions Affecting Subsidiaries,"

     - clauses (4) and (5) of " -- Merger, Consolidation or Sale of Assets,"

     - " -- Transactions with Affiliates,"

     - " -- Limitation of Investments," and

     - " -- Business Activities."

     RESTRICTED PAYMENTS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of our or to the extent non-ratable any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) or to the direct or indirect holders of our or to the extent non-ratable any of our Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) or to us or one of our Restricted Subsidiaries);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving
    us) any of our Equity Interests or our Restricted Subsidiaries' Equity Interests not held by us or a Restricted Subsidiary or Trust Preferred Securities;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except (i) a payment of interest or principal at the Stated Maturity thereof, (ii) intercompany Indebtedness, (iii) prepayments of capital lease liabilities in connection with the disposition of the related asset or property and (iv) payments on Indebtedness of Conseco Finance; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the date of the Supplemental Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

     (a) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Supplemental Indenture to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

     (b) 100% of the aggregate net cash proceeds received by us since the date of the Supplemental Indenture as a contribution to our common equity capital or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of our convertible or exchangeable Disqualified Stock or our convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities) sold to any of our Subsidiaries, plus

     (c) to the extent that any Restricted Investment that was made after the date of the Supplemental Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

     (d) to the extent that we redesignate any Unrestricted Subsidiary as a Restricted Subsidiary after the date of the Supplemental Indenture, the lesser of (i) the fair market value of our Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which we originally designated such Subsidiary as an Unrestricted Subsidiary.

     So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any of our subordinated Indebtedness or of any of our Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any of our Subsidiaries) of, our Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of our subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any of our or any of our Restricted Subsidiaries' Equity Interests held by any member of our (or any of our Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement, employment agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $25 million in any twelve-month period (excluding for this purpose any such repurchases not involving a cash payment by us or our Restricted Subsidiaries);

(5) the payment of interest and principal at maturity on our debentures underlying the Trust Preferred Securities (and the related trusts may pay dividends under such Trust Preferred Securities);

(6) the payment in respect of fractional shares of our Equity Interests;

(7) the redemption of our common and preferred stock owned by our Subsidiaries;
    or

(8) other Restricted Payments in an aggregate amount since the date of the Supplemental Indenture not to exceed $150 million.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by a Senior Executive of Conseco whose certificate with respect thereto will be delivered to the trustee. Such Senior Executive's determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25 million. No later than the date of making any Restricted Payment, we will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock other than to us or another Restricted Subsidiary; provided, however, that this covenant will not prohibit the incurrence of Permitted Debt and, provided, further, that we may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     LIENS

     We will not and will not permit any of our Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of our property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to us or any of our Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

(2) make loans or advances to us or any of our Restricted Subsidiaries; or

(3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

 (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Supplemental Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Supplemental Indenture;

 (2) the Indenture and the notes;

 (3) applicable law, regulations promulgated under any applicable statute, or action of any governmental agency having regulatory supervision over us or any of our Subsidiaries;

 (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

 (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

 (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

 (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

 (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

 (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our and our Restricted Subsidiaries' properties or assets in one or more related transactions, to another Person; unless:

(1) either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) we or the Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

(5) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the surviving Person will have an Adjusted Total Shareholders' Equity in an amount which is not less than our Adjusted Total Shareholders' Equity immediately prior to such transaction or series of transactions.

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person.

     TRANSACTIONS WITH AFFILIATES

     We will not, and will not permit any of our Restricted Subsidiaries to, make any material payment to, or sell, lease, transfer or otherwise dispose of any of our material properties or assets to, or purchase any material property or assets from, or enter into or make or amend any material transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

(2) we deliver to the trustee:

     (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, a resolution of our board of directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of our board of directors; and

     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of us or such Restricted Subsidiary;

(2) transactions between or among us and/or our Restricted Subsidiaries not otherwise prohibited by the Indenture;

(3) transactions with a Person that is our Affiliate solely because we own an Equity Interest in, or control, such Person;

(4) payment of reasonable directors fees to Persons who are not otherwise our Affiliates;

(5) sales of Equity Interests (other than Disqualified Stock) to our Affiliates; and

(6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

     DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     Our board of directors or the executive committee thereof may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Our board of directors or the executive committee thereof may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

     BUSINESS ACTIVITIES

     We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Subsidiaries taken as a whole.

     LIMITATION OF INVESTMENTS

     We will not, and will not permit our Insurance Subsidiaries to, directly or indirectly, make or hold Investments in Non-Investment Grade Securities which at any time exceed in the aggregate 20% of the total Admitted Assets of our Insurance Subsidiaries taken as a whole determined as of the end of the preceding calendar quarter.

     PAYMENTS FOR CONSENT

     We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Notwithstanding that we may not be subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act in the future, we will file with the Commission and provide the trustee and Holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that we will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

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EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by us or any of our Restricted Subsidiaries to comply with the provisions described under the captions " -- Certain Covenants -- Restricted Payments," " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or " -- Certain Covenants -- Merger, Consolidation or Sale of Assets," if applicable;

(4) failure by us or any of our Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions " -- Repurchase at the Option of Holders -- Asset Sales" or " -- Repurchase at the Option of Holders -- Change of Control."

(5) failure by us or any of our Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Supplemental Indenture, if that default:

     (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

     (b) results in the acceleration of such Indebtedness prior to its stated maturity,

     and, in each case, the principal amount of any such Indebtedness is more than $50 million;

(7) failure by us or any of our Subsidiaries to pay final judgments aggregating in excess of $50 million, which judgments are not paid, vacated, discharged, stayed or bonded pending appeal for a period of 60 days from the entry thereof; and

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to us or any of our Significant Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us or any Subsidiary that is a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

     Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have

                                      S-109
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had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to June 15, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of us with the intention of avoiding the prohibition on redemption of the notes prior to June 15, 2005, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OUR DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of us, as such, will have any liability for any of our obligations under the notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note or a beneficial interest in a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) Our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under " -- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) We must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Supplemental Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

(6) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the Holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(7) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption
    "  --  Repurchase at the Option of Holders");

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

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

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption
    " -- Repurchase at the Option of Holders"); or

(8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder of notes, we and the trustee may amend or supplement the Indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of our obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

     Our obligations under the Indenture will be discharged and will cease to be of further effect as to all notes of this series, when:

(1) either:

     (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

     (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities (as defined in the Indenture), or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3) we have paid or caused to be paid all sums payable by it under the Indenture; and

(4) we have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes our creditor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
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     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

FORM, DENOMINATION AND REGISTRATION

     DENOMINATION AND REGISTRATION

     The notes will be issued in fully registered form, without coupons in minimal denominations of $1,000 principal amount and whole multiples of $1,000.

     GLOBAL NOTES

     Upon issuance, all notes will be represented by one or more global notes. Each global note will be deposited with, or on behalf of, the depositary, The Depository Trust Company, registered in the name of Cede & Co., the depositary's partnership nominee. Unless it is exchanged in whole or in part for definitive notes, no global note may be transferred except that the depositary, its nominees and their successors may transfer a global note as a whole to one another.

     DEPOSITARY PROCEDURES

     The depositary will act as securities depositary for the global notes. The following information about the depositary is based on information furnished by the depositary.

     The depositary is a limited-purpose trust company organized under the New York Banking Law. It is

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act:

     The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This process eliminates the need for physical movement of securities' certificates. Direct participants of the depositary include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by:

     - a number of its direct participants;

     - the New York Stock Exchange;

     - the American Stock Exchange; and

     - the National Association of Securities Dealers.

     Access to the depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to the depositary and its participants are on file with the Commission.

     Purchases of beneficial interests in global notes under the depositary's system must be made by or through direct participants who will receive a credit for those purchases on the depositary's records. Your
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beneficial ownership interest is, in turn, recorded on the records of direct participants and indirect participants. As a beneficial owner of an interest in a global note, you will not receive written confirmation from the depositary of your purchase. Instead it is expected that you will receive written confirmations, as well as periodic statements of your holdings, from your broker. Transfers of your beneficial ownership interest in a global note are accomplished by entries made on the books of the participants acting on behalf of you and other beneficial owners. As a beneficial owner of an interest in a global note you will not receive definitive notes, except as otherwise provided below.

     To facilitate transfers, all global notes that are deposited with or on behalf of, the depositary are registered in the name of the depositary's nominee, Cede & Co. The deposit of global notes with or on behalf of, the depositary and their registration in the name of Cede & Co. does not change the beneficial ownership. Unless you are a direct participant, the depositary has no knowledge of your beneficial owner-ship of an interest in the global notes. The depositary's records reflect only the identity of the direct participants to whose accounts interests in the global notes are credited. The participants, for instance your broker, remain responsible for keeping account of their holdings on your behalf.

     Neither the depositary nor Cede & Co. will consent or vote with respect to the global notes. Under its usual procedures, the depositary mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts interests in the global notes are credited on the applicable record date.

     We will make principal, premium, if any, and/or interest, if any, payments on the global notes in immediately available funds to the depositary. The depositary's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings unless the depositary has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name". These payments will be the responsibility of the applicable participant and will not be the responsibility of the depositary, the trustee, any of the agents or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depositary is our responsibility and the responsibility of the trustee. Disbursement of payments to direct participants will be the responsibility of the depositary and disbursement of payments to you will be the responsibility of your broker.

     If applicable, redemption notices will be sent to Cede & Co. If less than all of the notes are being redeemed, the depositary's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     You will give notice of any option to have your interests in the global notes repaid through your broker. The trustee, upon notice of your decision, will effect delivery of your interests in the global notes by causing your broker to transfer their interest in the global notes, on the depositary's records, to the trustee.

     The depositary may discontinue providing its services as securities depositary with respect to the global notes at any time by giving reasonable notice to us or the trustee. In the event that a successor securities depositary is not obtained, definitive notes will be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through the depositary or a successor securities depositary. In that event, definitive notes will be printed and delivered.

     The laws of some states may require that certain purchasers of securities take physical delivery of definitive securities. These limits and these laws may impair the ability to own, transfer or pledge beneficial interests in global notes.

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     So long as the depositary, or its nominee, is the registered owner of a global note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, you will not be entitled to:

     - have the notes represented by a global note registered in your name;

     - receive physical delivery of the notes in definitive form; or

     - be considered the owner or holder of the notes under the Indenture.

     Accordingly, you must rely on the procedures of the depositary and, if you are not a participant, on the procedures of the participant through which you own your interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, the depositary would authorize you to give or take actions granted by the Indenture and that your broker would authorize you to give or take the desired action or would otherwise act upon your instructions.

     EXCHANGE FOR DEFINITIVE NOTES

     The global note(s) will be exchangeable for definitive notes of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000 if:

     - the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 120 days;

     - we execute and deliver to the trustee a order to the effect that the global notes shall be exchangeable; or

     - an event of default has occurred and is continuing with respect to the notes.

     Definitive notes will be registered in the name or names as the depositary instructs the trustee. It is expected that instructions may be based upon directions received by the depositary, which are forwarded from participants, with respect to ownership of beneficial interests in global notes.

     The information in this section concerning the depositary and the depositary's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Adjusted Total Shareholders' Equity" means, with respect to any specified Person, as of any date of determination, the Total Shareholders' Equity of such Person as of the end of its most recent fiscal quarter ending at least 45 days prior to such date of determination; provided, however, that pro forma effect shall be given to (x) any of the following that shall have occurred since the end of the relevant fiscal quarter or that shall occur simultaneously with or immediately following the transaction giving rise to the need to calculate Adjusted Total Shareholders' Equity and (y) the use of any proceeds of such transaction to

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effect any of the following (in each case without duplication and as if the following had occurred on the last day of such fiscal quarter):

     (a) issuances and sales of Capital Stock by such specified Person or any of its Subsidiaries,

     (b) Investments in (by merger or otherwise) or acquisitions of any Subsidiary of such specified Person or any Person that becomes such a Subsidiary as a result of such Investment or acquisition or in assets which constitute all or substantially all of an operating unit of a business,

     (c) Restricted Payments and Permitted Investments, and

     (d) Asset Sales.

     "Admitted Assets" means with respect to an Insurance Subsidiary the total assets of such Insurance Subsidiary determined under Statutory Accounting Practices.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Applicable Premium" means, with respect to a note at any time of determination, the excess, if any, of (A) the present value at such time of determination of the remaining required interest and principal payments (including any past due or accrued and unpaid interest) in respect of the portion of such note to be redeemed, computed using a discount rate equal to the applicable Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of the portion of such note to be redeemed.

     "Asset Finance Indebtedness" means any Indebtedness of Conseco Finance which is not Non-Asset Finance Indebtedness.

     "Asset Sale" means:

 (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory or equipment (including, without limitation, repossessed and/or off lease property of Conseco Finance) in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of us and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption
     "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain
     Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

 (2) the issuance of Equity Interests in any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Subsidiaries.

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

 (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $50 million;

 (2) a transfer of assets between or among us and our Restricted Subsidiaries (or Restricted Subsidiaries with other Restricted Subsidiaries),

 (3) an issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary;

 (4) (i) a disposition of assets pursuant to any reinsurance arrangements in the ordinary course of business or (ii) any other disposition pursuant to a reinsurance agreement so long as (x) the proceeds therefrom are retained by an Insurance Subsidiary, (y) such proceeds are used for the general corporate purposes of the Insurance Subsidiaries (including for reinvestment within insurance
                                      S-116
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     lines of business similar to Conseco's insurance lines of business at the time of the relevant transaction) and (z) the aggregate statutory profit and/or gains on insurance policy sales or other portfolio transfers resulting from all dispositions described in this clause (ii) consummated after August 25, 2000 shall not exceed $250 million;

 (5) a sale or lease of assets in the ordinary course of business;

 (6) the issuance of Equity Interests in Conseco;

 (7) a sale or other disposition of cash or Cash Equivalents;

 (8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments;"

 (9) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(10) dispositions of Investments by Insurance Subsidiaries (other than any of their respective Investments in Persons engaged in insurance lines of business) in the ordinary course of business consistent with past practices;

(11) dispositions of (i) in the case of Conseco Finance, loans, leases, receivables, installment contracts and other financial products originated, acquired, sold or securitized by Conseco Finance or (ii) interests in or components of Interest Only Securities;

(12) transfers resulting from any casualty or condemnation of property or assets;

(13) licenses or sublicenses of intellectual property and general intangibles and licenses, leases or subleases of other property in the ordinary course of business;

(14) any consignment arrangements or similar arrangements for the sale of assets in the ordinary course of business and consistent with the past practices of Conseco and its Subsidiaries; and

(15) the sale or discount of overdue accounts receivable arising in the ordinary course of business and consistent with the past practices of Conseco and its Subsidiaries, but only in connection with the compromise or collection thereof.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

     (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Indebtedness represented thereby according to the definition of "Capital Lease Obligation", and

     (b) in all other instances, the greater of:

        (i) the fair market value of the property subject to such Sale and Leaseback Transaction (which shall be determined, if such property has a fair market value in excess of $50 million, by a Senior Executive and evidenced by a resolution, dated within 30 days of the relevant transaction, delivered to the trustee); and

        (ii) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "B-Share Financings" means the financing of fees or commissions related to B-Shares.

     "B-Shares" means those shares or ownership representing a mutual interest in a pool of assets on which 12b-1 fees or contingent deferred sales commissions
(CDSC), as defined under the Investment Company Act of 1940, are applicable.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "board of directors" means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to any of the Credit Agreements or with any domestic commercial bank having capital and surplus in excess of $500.0 million and short term debt rating of at least A-1 by S&P and P-1 by Moody's;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of at least P-1 by Moody's or A-1 by S&P and in each case maturing within six months after the date of acquisition;

(6) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P and A2 by Moody's;

(7) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any lender party to any of the Credit Agreements or any commercial bank satisfying the requirements of clause (3) of this definition; and

(8) money market funds or similar funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
    (7) of this definition.

     "CBOs" means notes or other instruments (other than CMOs) secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans.

     "Change of Control" means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of our board of directors are not Continuing Directors.

     "CMOs" means notes or other instruments secured by collateral consisting primarily of mortgages, mortgage-backed securities and/or other types of mortgage-related obligations.

     "Commission" means the Securities and Exchange Commission.

     "Conseco Facilities" means:

     (a) the Senior Secured Revolving Credit Agreement, dated as of May 30, 2000, among Conseco, the banks parties thereto, Chase Manhattan Bank, as administrative agent and Chase Securities Inc. and Banc of America Securities LLC as co-lead arrangers and co-lead book managers;

     (b) the 364-Day Credit Agreement, dated as of September 25, 1998, among Conseco, the banks parties thereto, the syndication agents and documentation agent named therein and Bank of America, N.A., as agent, as amended to incorporate the obligations of Conseco under the ECN Dealer Agreement between Conseco and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated September 28, 1999; and

     (c) the Five-Year Credit Agreement, dated as of September 25, 1998, among Conseco, the banks parties thereto, the syndication agents and documentation agent named therein and Bank of America, N.A., as agent;

in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Conseco Finance" means, collectively, Conseco Finance Corp., a Delaware corporation, and its consolidated subsidiaries.

     "Consolidated Adjusted Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period:

 (1) plus net investment losses and minus net investment gains (adjusted for that portion of cost of policies purchased and cost of policies produced relating to such losses or gains);

 (2) plus venture capital losses and minus venture capital income related to the investment in TeleCorp PCS, Inc. (adjusted for that portion of cost of policies purchased and cost of policies produced relating to such losses or income);

 (3) plus special expense or loss items and minus special income or gain items not relating to the continuing operations of the specified business of such Person (including impairment charges to reduce the value of interest-only securities and servicing rights, the provision for losses related to loan guarantees, expenses related to restructuring activities and other special charges);

 (4) plus the net loss or minus the net gain related to businesses such Person intends to sell;

 (5) plus any expense resulting from a change in the regulatory environment;

 (6) plus an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income;

 (7) plus provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;

 (8) plus consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (excluding Hedging Obligations of Insurance Subsidiaries), but excluding the interest expense on direct third party borrowings of Conseco Finance and investment borrowings of Insurance Subsidiaries to the extent that any such expense was deducted in computing such Consolidated Net Income;

 (9) plus depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding (a) any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period, (b) amortization of a prepaid cash expense that was paid in a prior period, including deferred policy acquisition costs, (c) amortization of the present value of future profits, and (d) any non-cash expense constituting an extraordinary item of loss) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

(10) minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; and

(11) plus amounts applicable to minority interest including payment of dividends under Trust Preferred Securities.

in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means with respect to any specified person (the "Specified Person"), for any period, the net income of such Specified Person and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP (and if not otherwise deducted, after deduction of amounts applicable to minority interest, including payment of dividends under Trust Preferred Securities).

     "Continuing Director" means, as of any date of determination, any member of our board of directors who:

(1) was a member of our board of directors on the date of the Supplemental Indenture; or

(2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

     "Credit Agreements" means:

(1) the Conseco Facilities; and

(2) the D&O Facilities;

in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "D&O Facilities" means:

(1) the Termination and Replacement Agreement, dated as of May 30, 2000, among the individual borrowers parties thereto, the banks parties thereto, Chase Manhattan Bank, as administrative agent and Chase Securities Inc. and Banc of America Securities LLC as co-lead arrangers and co-lead book managers and the related guaranty by each of Conseco and CIHC, Incorporated;

(2) the Credit Agreement, dated as of August 21, 1998, among the individual borrowers party thereto, the banks party thereto and Bank of America, N.A., as administrative agent and the related guaranty by each of Conseco and CIHC, Incorporated;

(3) the Amended and Restated Credit Agreement, dated as of August 26, 1997, among the individual borrowers parties thereto, the banks parties thereto and Bank of America, N.A., as administrative agent, and the related guaranty by each of Conseco and CIHC, Incorporated;

(4) the Credit Agreement, dated as of November 22, 2000, among the persons listed on the signature pages thereto, as Borrowers, the other financial institutions party thereto and Bank of America, National Association, as Administrative Agent (Relating to Refinancing of certain Loans under that certain Credit Agreement, dated as of August 21, 1998) and the related guaranty by each of Conseco and CIHC, Incorporated;

(5) the Credit Agreement, dated as of November 22, 2000, among the persons listed on the signature pages thereto, as Borrowers, the other financial institutions party thereto and Bank of America, National Association, as Administrative Agent (Relating to Refinancing of certain Loans under that certain Credit Agreement, dated as of August 26, 1997) and the related guaranty by each of Conseco and CIHC, Incorporated; and

(6) the Credit Agreement, dated as of November 22, 2000, among the persons listed on the signature pages thereto, as Borrowers, the other financial institutions party thereto and The Chase Manhattan Bank, as Administrative Agent (Relating to Refinancing of certain Loans under that certain Credit Agreement, dated as of September 15, 1999, as terminated and replaced by that certain Termination Replacement Agreement, dated as of May 30, 2000) and the related guaranty by each of Conseco and CIHC, Incorporated;

in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). For the avoidance of doubt, the term "Equity Interests" will not include Trust Preferred Securities.

     "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by us after the date of the Supplemental Indenture.

     "Existing Indebtedness" means the aggregate principal amount of our and our Restricted Subsidiaries' Indebtedness (other than Indebtedness under the Credit Agreements) in existence on the date of the Supplemental Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense on Indebtedness of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations of Conseco; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed and funded by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     Notwithstanding the foregoing, interest expense or other amounts incurred in the ordinary course of business by Conseco Finance shall not be included as part of Fixed Charges and interest expense related to investment borrowings of Insurance Subsidiaries shall be excluded from Fixed Charges.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Adjusted Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2) the Consolidated Adjusted Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect on the date of the determination.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions designed to protect the person or entity entering into the agreement against fluctuations in interest rates or currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time;

(4) other agreements designed to hedge against market risks associated with the issuance of insurance products; and

(5) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker's acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; it being understood that for the avoidance of doubt Trust Preferred Securities shall be Indebtedness for purposes hereof. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Insurance Subsidiary" means any of our Subsidiaries that is subject to regulation as an insurance company by the insurance regulatory authorities of its jurisdiction of domicile.

     "Interest Only Security" means any interest, including servicing fees, retained by Conseco Finance relating to the sale or securitization of loans, leases, receivables or installment contracts, which constitutes either an interest only security or a servicing right asset in accordance with GAAP.

     "Investment Grade Securities" means (i) cash or cash equivalents, (ii) debt securities or debt instruments with a BBB- or higher rating by Standard & Poor's Corporation (or its successors) ("S&P"), Baa3 or higher rating by Moody's Investors Service, Inc. (or its successors) ("Moody's"), or Class (2) or higher rating by the National Association of Insurance Commissioners (or its successors) ("NAIC"), or (iii) commercial paper with an A-2 or higher rating by S&P or a P-2 or higher rating by Moody's, or the equivalent of such ratings by S&P, Moody's or the NAIC, or, if neither S&P, Moody's nor the NAIC makes a rating publicly available, the equivalent of such ratings by a nationally recognized securities rating agency or agencies, as the case may be, selected by us which shall be substituted for S&P, Moody's or the NAIC. For purposes of this definition, indebtedness secured by one or more mortgages shall not be deemed to be debt securities or debt instruments.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Subsidiaries sell or otherwise dispose of any Equity Interests of any of our direct or indirect Subsidiaries such that, after giving effect to any such sale or disposition, such Person is no longer our Subsidiary, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by us or any of our Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by us or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

     "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Asset Finance Indebtedness" means total Indebtedness of Conseco Finance less the sum of unrestricted cash and Cash Equivalents of Conseco Finance, book value of all finance receivables of Conseco Finance and 85% of servicing advance receivables of Conseco Finance.

     "Non-Investment Grade Securities" means any equity securities or debt securities or debt securities or debt instruments other than Investment Grade Securities, except for (i) debt securities or debt instruments issued by us or our Subsidiaries and (ii) Specified Investments.

     "Non-Recourse Debt" means Indebtedness:

(1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of us or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means (a) the life insurance and reinsurance business,
(b) the investment management business, (c) consumer and commercial finance business and (d) any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by our board of directors or executive committee thereof and set forth in an officer's certificate delivered to the trustee.

     "Permitted Debt" means:

 (1) the incurrence by us and any of our Subsidiaries of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to our or our Subsidiaries' maximum potential liability thereunder) under:

     (a) the Conseco Facilities in an aggregate amount at any one time outstanding not to exceed $1.5 billion; and

     (b) the D&O Facilities in an aggregate amount at any one time outstanding not to exceed the amount outstanding on the date of the Supplemental Indenture;

provided that the aggregate principal balance of Indebtedness that may be outstanding at any one time under the Credit Agreements shall be permanently reduced to the extent that the amount available under the Credit Agreements is, by the terms of any Credit Agreement then in effect, permanently reduced as a result of one or more Asset Sales.

 (2) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

 (3) the incurrence of Indebtedness represented by the notes issued and sold in this offering;

 (4) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (9) or (17) of this paragraph;

 (5) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries (or between Restricted Subsidiaries); provided, however, that: (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or our Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either us or our Restricted Subsidiary; will be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Subsidiary, as the case may be, that was not permitted by this clause (5);

 (6) the incurrence by us or any of our Subsidiaries of Hedging Obligations;

 (7) the guarantee by us or any of our Subsidiaries of our or our Subsidiaries' Indebtedness that was permitted to be incurred by another provision of this covenant;

 (8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in our Fixed Charges as accrued;

 (9) the incurrence by us or any of our Subsidiaries of Indebtedness related to Permitted Transactions;

(10) contingent obligations of us and/or any of our Subsidiaries in the ordinary course of business not otherwise described above or below in an aggregate amount not to exceed at any time ten percent (10%) of Total Shareholders' Equity of Conseco;

(11) the incurrence by us or any of our Subsidiaries of Permitted Nonrecourse Transaction Indebtedness;

(12) the incurrence by us or any of our Subsidiaries of secured Indebtedness, including without limitation, capitalized lease liabilities and purchase money debt, provided that the aggregate outstanding principal amount of Indebtedness of this type does not exceed at any time ten percent (10%) of Total Shareholders' Equity of Conseco at such time;

(13) Indebtedness in respect of surplus debentures entered into by an Insurance Subsidiary;

(14) the incurrence by our Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by our Restricted Subsidiary that was not permitted by this clause (14);

(15) Asset Finance Indebtedness; provided that such Indebtedness is non-recourse to Conseco;

(16) Non-Asset Finance Indebtedness; provided, however, that such Non-Asset Finance Indebtedness shall not exceed at any time outstanding 50% of Total Shareholders' Equity of Conseco Finance and provided further that at the time of incurrence of such Non-Asset Finance Indebtedness, the ratio of Conseco Finance's Total Shareholder's Equity to Total Managed Receivables shall be at least 4%; and

(17) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $200 million.

     For purposes of determining compliance with the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant contained herein, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to such covenant, we will be permitted to classify or (later classify or reclassify in whole or in part in our sole discretion) such item of Indebtedness in any manner that complies with such covenant.

     "Permitted Investments" means:

(1) any Investment in us or in any of our Restricted Subsidiaries;

(2) any Investment in Cash Equivalents;

(3) any Investment by us or any of our Subsidiaries in a Person, if as a result of such Investment:

     (a) such Person becomes our Restricted Subsidiary; or

     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or our Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

(5) any acquisition of assets solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) any Investment made by a Subsidiary (other than CIHC, Incorporated) in the ordinary course of its business;

(8) Hedging Obligations permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

(9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding. not to exceed $50 million per year.

     "Permitted Liens" means:

 (1) our Liens existing on the date hereof securing Senior Debt referred to in clauses (1), (2) and (3) of the definition of "Permitted Debt" that was permitted by the terms of the Indenture to be incurred;

 (2) Liens in our favor;

 (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or our Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Restricted Subsidiary;

 (4) Liens on property existing at the time of acquisition of the property by us or any of our Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition;

 (5) Liens existing on the date of the Supplemental Indenture, including any subsequent renewals, extensions or replacements thereof which do not increase with respect to the Obligations secured;

 (6) Liens for taxes, assessments or governmental charges or claims that are not delinquent for more than 60 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

 (7) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

 (8) Liens in connection with Permitted Transactions;

 (9) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into the ordinary course of business or to secure obligations on surety or appeal bonds;

(10) Liens of mechanics, carriers, and materialmen and other like Liens arising in the ordinary course of business in respect of obligations which are not overdue for more than 60 days or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(11) Liens arising in the ordinary course of business for sums being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP, or for sums not due, and in either case not involving any deposits or advances for borrowed money or the deferred purchase price of property or services;

(12) Liens in favor of the trustees on sums required to be deposited with such trustees under the senior and subordinated indentures of Conseco and its Subsidiaries existing as of the date of the Supplemental Indenture;

(13) Liens incurred on assets of Conseco Finance securing Indebtedness which is expressly permitted by clause 15 or 16 of the definition of Permitted Debt;

(14) Liens securing Indebtedness permitted by clause 12 of the definition of Permitted Debt;

(15) easements, rights-of-way, zoning restrictions, restrictions and other similar encumbrances incurred in the ordinary course of business and which do not materially interfere with the ordinary course of business of Conseco and its Subsidiaries;

(16) Liens on property of Conseco and its Subsidiaries in favor of landlords securing licenses, subleases or leases of property permitted hereunder;

(17) licenses, leases or subleases permitted hereunder granted to others not interfering in any material respect in the business of Conseco and its Subsidiaries;

(18) attachment or judgment Liens not constituting an Event of Default under the Indenture;

(19) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by Conseco and its Subsidiaries in the ordinary course of business;

(20) Liens in connection with a Permitted Telecorp Hedge Transaction; and

(21) Liens incurred in the ordinary course of business of us or our Subsidiaries with respect to obligations that do not exceed $50 million at any time outstanding.

     "Permitted Nonrecourse Transaction Indebtedness" means nonrecourse Indebtedness of Conseco and its Restricted Subsidiaries (other than Conseco Finance) resulting from the sale or securitization of non-admitted assets, policy loans, B-Share Financings, CBOs and CMOs.

     "Permitted Refinancing Indebtedness" means any of our or any of our Subsidiaries' Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund of our or any of our Subsidiaries' other Indebtedness (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by us or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Telecorp Hedge Transaction" means Liens securing obligations under hedging transactions relating to the value of the capital stock in TeleCorp PCS, Inc. with counterparties having a senior unsecured non-credit enhancing long-term debt rating of at least A2 from Moody's and A from S&P.

     "Permitted Transactions" means (a) mortgage-backed security transactions in which an investor sells mortgage collateral, such as securities issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation for delivery in the current month while simultaneously contracting to repurchase "substantially the same" (as determined by the Public Securities Association and GAAP) collateral for a later settlement, (b) transactions in which an investor lends cash to a primary dealer and the primary dealer collateralizes the borrowing of the cash with certain securities, (c) transactions in which an investor lends securities to a primary dealer and the primary dealer collateralizes the borrowing of the securities with cash collateral, (d) transactions in which an investor makes loans of securities to a broker-dealer under an agreement requiring such loans to be continuously secured by cash collateral or United States government securities, (e) transactions in which a federal home loan mortgage bank (a "FHLMB") makes loans, which are sufficiently secured by appropriate assets consisting of government agency mortgage-backed securities, in accordance with the rules, regulations and guidelines of such FHLMB for its loan programs, (f) financing transactions in which Conseco Finance sells or transfers as collateral loans, leases, receivables or installment contracts to a third party while simultaneously contracting to repurchase or reacquire substantially the same assets and (g) the issuance of any asset backed securities by Conseco Finance.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

     "Receivables" means consumer and commercial loans, leases and receivables purchased or originated by us or any Restricted Subsidiary in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby we or any of our Subsidiaries transfer such property to another Person and we or any of our Subsidiaries lease it from such Person.

     "Senior Debt" means:

(1) our Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of us permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

(3) all Obligations with respect to the items listed in the preceding clauses
    (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by us;

(2) any intercompany Indebtedness of us or any of our Subsidiaries to us or any of our Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the Indenture.

     "Senior Executive" means the chief financial officer, treasurer or member of the office of the chief executive of Conseco.

     "Shorter-Term Public Debt" means Conseco's 8.5% Notes due October 15, 2002, 6.4% Notes due February 10, 2003, 8 1/8% Senior Notes due February 15, 2003, 10.5% Senior Notes due December 15, 2004, 8.75% Notes due February 9, 2004, 6.8% Notes due June 15, 2005 and 9% Notes due October 15, 2006.

     "Significant Subsidiary" means any Subsidiary of Conseco with, after the elimination of intercompany accounts, (a) assets which constituted at least 5% of Conseco's consolidated total assets, or (b) revenues which constituted at least 5% of Conseco's consolidated total revenue or (c) net earnings which constituted at least 5% of Conseco's consolidated total net earnings, but not less than $10,000,000, all as determined as of the date of Conseco's most recently prepared quarterly financial statements for the 12-month period then ended.

     "Specified Investments" means Investment by us or a Subsidiary of up to $50 million in the aggregate at any one time in (1) companies conducting solely insurance business (or holding companies holding solely Capital Stock of such companies), or (2) debt or equity securities of one or more Persons controlled by us or our Affiliates, or in Persons controlled by such Persons, which are formed primarily for the purpose of investing in or acquiring, and owning and operating, insurance businesses.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Statutory Accounting Practices" means, with respect to an Insurance Subsidiary, applicable statutory accounting practices prescribed or permitted by the state of domicile of such Insurance Subsidiary.

     "Subsidiary" means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof);

(3) any limited liability company of which more than 50% of the membership interest is owned or controlled by that Person or a Subsidiary of such Person; and

(4) a trust, association or other unincorporated organization of which more than 50% of the beneficial interest is owned or controlled by such Person or a Subsidiary of such Person; provided, that, with respect to any Investment made by Conseco in any Person in the ordinary course of business solely for investment purposes, such Person shall not be considered a Subsidiary of Conseco for the purposes of the Supplemental Indenture if such Person is not integral to the business or operations of Conseco or any Significant Subsidiary.

     "Total Managed Receivables" means the averaged managed receivables of Conseco Finance as reported in its most recent annual report on Form 10-K filed with the Commission.

     "Total Shareholders' Equity" means, with respect to any specified Person, the sum of, without duplication, total common and preferred shareholders' equity of such specified Person as determined in accordance with GAAP (calculated excluding unrealized gains (losses) of securities as determined in accordance with FAS 115), less any amounts attributable to Disqualified Stock.

     "Treasury Rate" means, with respect to the notes, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Weighted Average Life to Maturity of the notes; provided, however, that, if the notes Weighted Average Life to Maturity of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if the Weighted Average Life to Maturity of such series is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Trust Preferred Securities" means mandatorily redeemable preferred securities (a) issued by one or more Delaware business trusts formed by Conseco and (b) guaranteed by Conseco, including specifically, "MIPS," "QuIPS," "TOPrS," "TruPS" and similar instruments.

     "Unrestricted Subsidiary" means any of our Subsidiaries that is designated by our board of directors or the executive committee thereof as an Unrestricted Subsidiary pursuant to a resolution, but only to the extent that such
Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates;

(3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries have any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of us or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of us or any of our Restricted Subsidiaries.

     Any designation of any of our Subsidiaries as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by our Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," we will be in default of such covenant. Our board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by our Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material U.S. federal income tax consequences of the ownership of notes as of the date hereof. Except where noted, this summary deals only with holders who purchase their notes upon original issuance at their issue price and who hold their notes as capital assets, and does not deal with special situations. For example, this summary does not address:

     - tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

     - tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

     - tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

     - alternative minimum tax consequences, if any; or

     - any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax adviser.

     IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

CONSEQUENCES TO UNITED STATES HOLDERS

     The following is a summary of the U.S. federal tax consequences that will apply to you if you are a United States holder of notes. Certain consequences to "non-United States holders" of notes are described under "Consequences to Non-United States Holders" below. "United States holder" means a beneficial owner of a note that is:

     - a citizen or resident of the U.S.;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the U.S.;

     - an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

     - a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

  PAYMENT OF INTEREST

     We expect that the notes will not be issued with more than a de minimis amount of original issue discount. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

  SALE, EXCHANGE AND RETIREMENT OF NOTES

     You will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of a note equal to the difference between the amount realized (less an amount equal to any accrued interest not previously included in income, which will be taxable as ordinary income) upon the sale, exchange, retirement or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss will be capital gain or loss. If you are an individual and have held the note for more than one year, your capital gain may be taxable at a reduced rate. Your ability to deduct capital losses may be limited.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal and interest paid on the notes and to the proceeds of sale of a note made to you unless you are an exempt recipient (such as a corporation). A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service (the "IRS").

CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a summary of the United States federal tax consequences that will apply to you if you are a non-United States holder of notes. The term "non-United States holder" means a beneficial owner of a note that is not a United States holder.

  U.S. FEDERAL WITHHOLDING TAX

     The 30.0% U.S. federal withholding tax will not apply to any payment to you of principal or interest on a note provided that:

     - you do not actually or constructively own 10.0% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A)of the Code; and

     - you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS W-8BEN (or successor form)), or if you hold the note through certain foreign intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations.

     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

  U.S. FEDERAL ESTATE TAX

     The U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that:

     - you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the U.S. Treasury regulations) and

     - interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the U.S.

  U.S. FEDERAL INCOME TAX

     If you are engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest (although exempt from the 30% withholding tax) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S. For this purpose, interest will be included in earnings and profits.

     Any gain or income realized on the disposition of a note generally will not be subject to U.S. Federal income tax unless:

     - that gain or income is effectively connected with the conduct of a trade or business in the U.S. by you,

     - in the case of gain, you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met or

     - we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

     We believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. Federal income tax purposes.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and you have given us the statement described above under "-- U.S. Federal Withholding Tax."

     In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S. related financial intermediaries, if the payor has received the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

     U.S. Treasury Regulations were issued that generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 2000. In general, these U.S. Treasury Regulations will not significantly alter the present rules discussed above. However, certain non-United States holders that are partnerships may have additional reporting obligations as a result of the new U.S. Treasury Regulations and all prospective foreign investors are advised to consult with their tax advisors with respect to those regulations.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

     We intend to offer the notes through the underwriters. Lehman Brothers Inc. is acting as representative of the underwriters below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

                                                               PRINCIPAL
UNDERWRITERS                                                     AMOUNT
------------                                                  ------------
Lehman Brothers Inc. .......................................  $200,000,000
Banc of America Securities LLC..............................    72,000,000
J.P. Morgan Securities Inc. ................................    72,000,000
UBS Warburg LLC.............................................    56,000,000
                                                              ------------
          Total.............................................  $400,000,000
                                                              ============

     The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities. We have also agreed that, during the period ending 60 days after the date of this prospectus supplement, we will not offer, sell, contract to sell, pledge, or otherwise dispose of any debt securities of Conseco (except for the notes) having terms similar to those of the notes, or options or warrants for such debt securities, in connection with a public offering or a Rule 144A offering.

     The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     We intend to use more than 10% of the net proceeds from the offering to repay a portion of indebtedness under our two near-term credit facilities, owed to affiliates of certain underwriters participating in this offering. See
"-- Other Relationships". Accordingly, the offering is being conducted in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule generally provides that if more than 10% of the net proceeds of an offering of debt securities, not including underwriting compensation, is intended to be paid to the underwriters or their affiliates, the yield at which the issue of such debt securities is to be distributed to the public may not be lower than that recommended by a "qualified independent underwriter" meeting certain standards.

     Lehman Brothers Inc. has assumed the responsibilities of acting as the qualified independent underwriter. The yield of the notes is not lower than that recommended by Lehman Brothers Inc.

     We and the underwriters have agreed that up to $10 million aggregate principal amount of the notes to be purchased by the underwriters will be reserved for sale by the underwriters to Gary Wendt, our Chief Executive Officer, as part of the distribution of the notes by the underwriters, subject to the terms of our agreement with the underwriters, the applicable rules, regulations and interpretations of the National Association of Securities Dealers, Inc. and all other applicable laws, rules and regulations. If Mr. Wendt does not confirm his purchase of such reserved notes by the end of the first business day after the date of this prospectus supplement, such reserved notes may be offered to the public as part of the public offering contemplated hereby. Mr. Wendt has represented and warranted to, and agreed with, us and the underwriters that he will be purchasing such reserved notes for investment purposes and will not sell, transfer, assign, pledge or hypothecate any of the reserved notes for at least three months following the completion of the offering.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price specified on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .25% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .125% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The expenses of the offering, not including the underwriting discount, are estimated to be $600,000 and are payable by us.

NEW ISSUE OF NOTES

     The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. are among the lenders under our near term credit facilities and our $1.5 billion five year credit facility. We will use the net proceeds of the offering, together with other available cash, to repay the indebtedness under our near term credit facilities, including the indebtedness owed to the affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. See "Use of Proceeds" and "Description of Existing Indebtedness."

     Affiliates of Banc of America Securities LLC and J.P. Morgan Securities Inc. are also among the lenders under the D&O loan facilities pursuant to which loans (guaranteed by us and one of our affiliates) were provided to our directors, officers and key employees for the purpose of purchasing shares of our common stock. As of March 31, 2001, the aggregate amount of loans outstanding under D&O loan facilities was $550.5 million.

     In addition, on May 11, 2000 (as amended on September 22, 2000), Conseco, Conseco Finance, certain other affiliates of Conseco, and an affiliate of Lehman Brothers Inc. entered into an agreement relating to our facilities and a series of revised lending agreements, including a warehouse debt facility, an asset assignment agreement and a master repurchase agreement. Pursuant to the master repurchase agreement, Lehman Brothers Inc.'s affiliate was granted a warrant to acquire up to 5% of the common stock of Conseco Finance.

     Finally, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

     The validity of the notes offered by this prospectus supplement and prospectus will be passed upon for us by David K. Herzog, Executive Vice President, General Counsel and Secretary of Conseco. Mr. Herzog is a full-time employee and officer of Conseco and holds options to purchase 100,000 shares of Conseco common stock. Baker & Daniels, Indianapolis, Indiana, will pass upon certain legal matters on behalf of Conseco. Certain legal matters will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P. a limited partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. represents us from time to time in connection with certain legal matters.

                                    EXPERTS

     The consolidated financial statements of Conseco, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, which are incorporated by reference and included in this prospectus supplement have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report thereon. The financial statements are included in reliance upon their report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Balance Sheet at March 31, 2001 (Unaudited) and
  December 31, 2000.........................................   F-2
Consolidated Statement of Operations for the Three-Month
  Periods Ended March 31, 2001 and 2000 (Unaudited).........   F-4
Consolidated Statement of Shareholders' Equity for the
  Three-Month Periods Ended March 31, 2001 and 2000
  (Unaudited)...............................................   F-5
Consolidated Statement of Cash Flows for the Three-Month
  Periods Ended March 31, 2001 and 2000 (Unaudited).........   F-6
Notes to Consolidated Financial Statements (Unaudited)......   F-7
Report of Independent Accountants...........................  F-29
Consolidated Balance Sheet at December 31, 2000 and 1999....  F-30
Consolidated Statement of Operations for the Years Ended
  December 31, 2000, 1999 and 1998..........................  F-32
Consolidated Statement of Shareholders' Equity for the Years
  Ended December 31, 2000, 1999 and 1998....................  F-33
Consolidated Statement of Cash Flows for the Years Ended
  December 31, 2000, 1999 and 1998..........................  F-36
Notes to Consolidated Financial Statements..................  F-37

                              FINANCIAL STATEMENTS

                         CONSECO, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                     ASSETS

                                                                 MARCH 31,     DECEMBER 31,
                                                                   2001            2000
                                                                -----------    ------------
                                                                (UNAUDITED)
Investments:
  Actively managed fixed maturities at fair value (amortized
     cost: 2001 -- $23,332.6; 2000 -- $22,930.2)............     $22,544.5      $21,755.1
  Interest-only securities at fair value (amortized cost:
     2001 -- $418.3; 2000 -- $431.2)........................         456.4          432.9
  Equity securities at fair value (cost: 2001 -- $279.9;
     2000 -- $286.8)........................................         235.4          248.3
  Mortgage loans............................................       1,194.5        1,238.6
  Policy loans..............................................         642.9          647.2
  Venture capital investment in TeleCorp PCS, Inc. (cost:
     2001 and 2000 -- $53.2)................................         211.5          258.6
  Other invested assets.....................................         295.9          436.9
                                                                 ---------      ---------
       Total investments....................................      25,581.1       25,017.6
Cash and cash equivalents:
  Held by the parent company................................         371.5          294.0
  Held by the parent company for the payment of debt........         464.6           81.9
  Held by subsidiaries......................................         898.9        1,287.7
Accrued investment income...................................         480.2          467.1
Finance receivables.........................................       3,332.8        3,865.0
Finance receivables -- securitized..........................      12,718.9       12,622.8
Cost of policies purchased..................................       1,847.9        1,954.8
Cost of policies produced...................................       2,625.5        2,480.5
Reinsurance receivables.....................................         651.6          669.4
Income tax assets...........................................         484.2          647.2
Goodwill....................................................       3,744.7        3,800.8
Assets held in separate accounts and investment trust.......       2,367.5        2,610.1
Cash held in segregated accounts for investors..............         638.3          551.3
Cash held in segregated accounts related to servicing
  agreements and securitization transactions................         585.1          866.7
Other assets................................................       1,666.6        1,372.3
                                                                 ---------      ---------
       Total assets.........................................     $58,459.4      $58,589.2
                                                                 =========      =========

                            (continued on next page)

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                             (DOLLARS IN MILLIONS)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                 MARCH 31,     DECEMBER 31,
                                                                   2001            2000
                                                                -----------    ------------
                                                                (UNAUDITED)
Liabilities:
  Liabilities for insurance and asset accumulation products:
     Interest-sensitive products............................     $15,944.5      $16,123.2
     Traditional products...................................       7,968.4        7,875.1
     Claims payable and other policyholder funds............       1,006.7        1,026.1
     Liabilities related to separate accounts and investment
      trust.................................................       2,367.5        2,610.1
     Liabilities related to certificates of deposit.........       1,712.3        1,873.3
  Investor payables.........................................         638.3          551.3
  Other liabilities.........................................       1,885.2        1,565.5
  Investment borrowings.....................................         489.8          219.8
  Notes payable:
     Direct corporate obligations...........................       4,925.0        5,055.0
     Direct finance obligations:
       Master repurchase agreements.........................       1,020.6        1,802.4
       Credit facility collateralized by retained interests
        in securitizations..................................         562.5          590.0
       Other borrowings.....................................         417.1          418.5
     Related to securitized finance receivables structured
      as collateralized borrowings..........................      12,396.1       12,100.6
                                                                 ---------      ---------
       Total liabilities....................................      51,334.0       51,810.9
                                                                 ---------      ---------
Minority interest:
  Company-obligated mandatorily redeemable preferred
     securities of subsidiary trusts........................       1,909.4        2,403.9
Shareholders' equity:
  Preferred stock...........................................         490.7          486.8
  Common stock and additional paid-in capital (no par value,
     1,000,000,000 shares authorized, shares issued and
     outstanding: 2001 -- 337,600,523; 2000 -- 325,318,457).       3,415.2        2,911.8
  Accumulated other comprehensive loss......................        (396.9)        (651.0)
  Retained earnings.........................................       1,707.0        1,626.8
                                                                 ---------      ---------
       Total shareholders' equity...........................       5,216.0        4,374.4
                                                                 ---------      ---------
       Total liabilities and shareholders' equity...........     $58,459.4      $58,589.2
                                                                 =========      =========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                    THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                --------------------------
                                                                   2001           2000
                                                                -----------    -----------
Revenues:
  Insurance policy income...................................       $1,029.2       $1,048.7
  Net investment income:
    Insurance and fee-based segment general account
     assets.................................................          448.6          504.3
    Finance segment assets..................................          565.1          405.5
    Equity-indexed and separate account products............          (76.0)          38.4
    Venture capital income (loss) related to investment in
     TeleCorp PCS, Inc......................................          (47.1)         105.1
    Other...................................................           10.9            7.6
  Gain on sale of finance receivables.......................            8.9             --
  Gain on sale of interest in riverboat.....................          192.4             --
  Net investment losses.....................................         (113.3)         (35.3)
  Fee revenue and other income..............................          117.9          131.6
                                                                -----------    -----------
         Total revenues.....................................        2,136.6        2,205.9
                                                                -----------    -----------
Benefits and expenses:
  Insurance policy benefits.................................          875.0        1,067.5
  Provision for losses......................................          121.4           82.0
  Interest expense..........................................          419.0          257.7
  Amortization..............................................          152.5          198.3
  Other operating costs and expenses........................          346.9          406.1
  Special charges...........................................           39.6             --
  Impairment charges........................................            7.9            2.5
                                                                -----------    -----------
         Total benefits and expenses........................        1,962.3        2,014.1
         Income before income taxes, minority interest and
           extraordinary gain...............................          174.3          191.8
Income tax expense..........................................           58.3           75.4
                                                                -----------    -----------
         Income before minority interest and extraordinary
           gain.............................................          116.0          116.4
Minority interest:
  Distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts, net of income
    taxes...................................................           32.2           39.0
                                                                -----------    -----------
         Income before extraordinary gain...................           83.8           77.4
Extraordinary gain on extinguishment of debt, net of
  taxes.....................................................             .3             --
                                                                -----------    -----------
         Net income.........................................           84.1           77.4
Preferred stock dividends...................................            3.9            4.2
                                                                -----------    -----------
         Net income applicable to common stock..............        $  80.2        $  73.2
                                                                ===========    ===========
Earnings per common share:
  Basic:
    Weighted average shares outstanding.....................    331,136,000    327,946,000
    Income before extraordinary gain........................           $.24           $.22
    Extraordinary gain on extinguishment of debt............             --             --
                                                                -----------    -----------
      Net income............................................           $.24           $.22
                                                                ===========    ===========
  Diluted:
    Weighted average shares outstanding.....................    372,732,700    357,343,900
    Net income before extraordinary gain....................           $.23           $.22
    Extraordinary gain on extinguishment of debt............             --             --
                                                                -----------    -----------
      Net income............................................           $.23           $.22
                                                                ===========    ===========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                  COMMON STOCK      ACCUMULATED OTHER
                                                    PREFERRED    AND ADDITIONAL       COMPREHENSIVE      RETAINED
                                         TOTAL        STOCK      PAID-IN CAPITAL          LOSS           EARNINGS
                                        --------    ---------    ---------------    -----------------    --------
Balance, January 1, 2001............    $4,374.4     $486.8         $2,911.8            $ (651.0)        $1,626.8
Comprehensive income, net of tax:
  Net income........................        84.1         --               --                  --             84.1
  Change in unrealized depreciation
     of investments (net of
     applicable income tax expense
     of $146.8).....................       254.1         --               --               254.1               --
                                        --------
       Total comprehensive income...       338.2
  Issuance of shares pursuant to
     stock purchase contracts
     related to FELINE PRIDES.......       496.6         --            496.6                  --               --
  Issuance of shares for stock
     options and for employee
     benefit plans..................         6.8         --              6.8                  --               --
  Payment-in-kind dividends on
     convertible preferred shares...         3.9        3.9               --                  --               --
  Dividends on preferred stock......        (3.9)        --               --                  --             (3.9)
                                        --------     ------         --------            --------         --------
Balance, March 31, 2001.............    $5,216.0     $490.7         $3,415.2            $ (396.9)        $1,707.0
                                        ========     ======         ========            ========         ========
Balance, January 1, 2000............    $5,556.2     $478.4         $2,987.1            $ (771.6)        $2,862.3
Comprehensive loss, net of tax:
  Net income........................        77.4         --               --                  --             77.4
  Change in unrealized depreciation
     of investments (net of
     applicable income tax benefit
     of $37.1)......................      (104.8)        --               --              (104.8)              --
                                        --------
       Total comprehensive loss.....       (27.4)
  Issuance of shares for stock
     options and for employee
     benefit plans..................         5.0         --              5.0                  --               --
  Cost of shares acquired...........      (102.6)        --           (102.6)                 --               --
  Payment-in-kind dividends on
     convertible preferred shares...         2.9        2.9               --                  --               --
  Dividends on common stock.........       (17.0)        --               --                  --            (17.0)
  Dividends on preferred stock......        (4.2)        --               --                  --             (4.2)
                                        --------     ------         --------            --------         --------
Balance, March 31, 2000.............    $5,412.9     $481.3         $2,889.5            $ (876.4)        $2,918.5
                                        ========     ======         ========            ========         ========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,
                                                                ------------------------
                                                                   2001          2000
                                                                ----------    ----------
Cash flows from operating activities:
  Insurance policy income...................................    $    896.6    $    907.5
  Net investment income.....................................         960.9         921.2
  Fee revenue and other income..............................         115.6         133.4
  Insurance policy benefits.................................        (670.4)       (744.4)
  Interest expense..........................................        (390.9)       (212.0)
  Policy acquisition costs..................................        (176.9)       (218.3)
  Other operating costs.....................................        (414.2)       (471.6)
  Taxes.....................................................         (26.8)         (0.1)
                                                                ----------    ----------
      Net cash provided by operating activities.............         293.9         315.7
                                                                ----------    ----------
Cash flows from investing activities:
  Sales of investments......................................       4,377.4       2,109.4
  Maturities and redemptions of investments.................         224.3         187.2
  Purchases of investments..................................      (4,265.5)     (2,883.9)
  Cash received from the sale of finance receivables, net of
    expenses................................................         626.2            --
  Principal payments received on finance receivables........       1,884.2       2,134.4
  Finance receivables originated............................      (3,007.5)     (5,054.0)
  Other.....................................................         (84.0)         36.6
                                                                ----------    ----------
      Net cash used by investing activities.................        (244.9)     (3,470.3)
                                                                ----------    ----------
Cash flows from financing activities:
  Amounts received for deposit products.....................         911.6       1,503.8
  Withdrawals from deposit products.........................      (1,219.7)       (959.1)
  Issuance of notes payable and commercial paper............       2,183.2       6,185.1
  Payments on notes payable and commercial paper............      (2,347.5)     (3,211.5)
  Change in cash held in restricted accounts for settlement
    of borrowings...........................................         232.9        (260.1)
  Investment borrowings.....................................         270.0        (530.3)
  Issuance of common shares.................................           0.7           0.4
  Payments for settlement of forward contract and to
    repurchase equity securities............................            --        (102.6)
  Dividends on common and preferred shares and distributions on Company-obligated mandatorily redeemable preferred
    securities of subsidiary trusts.........................          (8.8)        (93.6)
                                                                ----------    ----------
      Net cash provided by financing activities.............          22.4       2,532.1
                                                                ----------    ----------
      Net increase (decrease) in cash and cash
       equivalents..........................................          71.4        (622.5)
Cash and cash equivalents, beginning of period..............       1,663.6       1,686.9
                                                                ----------    ----------
Cash and cash equivalents, end of period....................    $  1,735.0    $  1,064.4
                                                                ==========    ==========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following notes should be read together with the notes to the consolidated financial statements included in the 2000 Form 10-K of Conseco, Inc. ("we", "Conseco" or the "Company").

     Conseco is a financial services holding company with subsidiaries operating throughout the United States. Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. Our finance subsidiaries originate, securitize and service manufactured housing, home equity, home improvement, retail credit and floorplan loans. Conseco's operating strategy is to grow its business by focusing its resources on the development and expansion of profitable products and strong distribution channels, to seek to achieve superior investment returns through active asset management and to control expenses.

BASIS OF PRESENTATION

     Our unaudited consolidated financial statements reflect normal recurring adjustments that are necessary to present fairly Conseco's financial position and results of operations on a basis consistent with that of our prior audited consolidated financial statements. As permitted by rules and regulations of the Securities and Exchange Commission applicable to quarterly reports on Form 10-Q, we have condensed or omitted certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). We have also reclassified certain amounts from the prior periods to conform to the 2001 presentation. These reclassifications have no effect on net income or shareholders' equity. Results for interim periods are not necessarily indicative of the results that may be expected for a full year.

     When we prepare financial statements in conformity with GAAP, we are required to make estimates and assumptions that significantly affect various reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting periods. For example, we use significant estimates and assumptions in calculating values for the cost of policies produced, the cost of policies purchased, interest-only securities, certain investments, servicing rights, goodwill, liabilities for insurance and asset accumulation products, liabilities related to litigation, guaranty fund assessment accruals, liabilities related to guarantees of securitized debt issued in conjunction with certain sales of finance receivables and liabilities related to guarantees of bank loans and the related interest loans to certain current and former directors, officers and key employees, gain on sale of finance receivables, allowance for credit losses on finance receivables and deferred income taxes. If our future experience differs from these estimates and assumptions, our financial statements could be materially affected.

     Our consolidated financial statements exclude the results of material transactions between us and our consolidated affiliates, or among our consolidated affiliates.

ACCOUNTING FOR INVESTMENTS

     We classify our fixed maturity securities into three categories: (i) "actively managed" (which we carry at estimated fair value); (ii) "trading" (which we carry at estimated fair value); and (iii) "held to maturity" (which we carry at amortized cost). We held $12.0 million of trading securities at March 31, 2001, which we included in "other invested assets." We had no fixed maturity securities in the "held to maturity" category during any of the periods presented.

                         CONSECO, INC. AND SUBSIDIARIES

     Accumulated other comprehensive loss is primarily comprised of unrealized losses on actively managed fixed maturity investments. Such amounts, included in shareholders' equity as of March 31, 2001 and December 31, 2000, were as follows:

                                                                MARCH 31,    DECEMBER 31,
                                                                  2001           2000
                                                                ---------    ------------
                                                                  (DOLLARS IN MILLIONS)
Unrealized losses on investments............................     $(830.0)     $(1,241.9)
Adjustments to cost of policies purchased and cost of
  policies produced.........................................       208.7          219.7
Deferred income tax benefit.................................       224.6          371.4
Other.......................................................         (.2)           (.2)
                                                                 -------      ---------
  Accumulated other comprehensive loss......................     $(396.9)     $  (651.0)
                                                                 =======      =========

VENTURE CAPITAL INVESTMENT IN TELECORP PCS, INC.

     Our venture capital investment in TeleCorp PCS, Inc. ("TeleCorp") was made by our subsidiary which engages in venture capital investment activity. TeleCorp is a company in the wireless communication business. Our investment in TeleCorp is carried at estimated fair value, with changes in fair value recognized as investment income. Since there are restrictions in our ability to sell this investment, we adjust the quoted market price to produce an estimate of the attainable fair value.

     At March 31, 2001, we held 17.2 million common shares of TeleCorp with a carrying value of $211.5 million. The market values of TeleCorp and many other companies in TeleCorp's business sector have been subject to volatility in recent periods. We recognized venture capital investment income (loss) of $(47.1) million and $105.1 million in the first quarters of 2001 and 2000, respectively, related to this investment.

FINANCE RECEIVABLES AND INTEREST-ONLY SECURITIES

     During the first quarter of 2001, we completed two securitization transactions, securitizing $1.2 billion of finance receivables. These securitizations were structured in a manner that requires them to be accounted for as secured borrowings, whereby the loans and securitization debt remain on our balance sheet pursuant to Financial Accounting Standards Board Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). Such accounting method is referred to as the "portfolio method".

     We classify the finance receivables transferred to the securitization trusts and held as collateral for the notes issued to investors as "finance receivables-securitized." The average interest rate earned on these receivables at March 31, 2001, was approximately 12.4 percent. We classify the notes issued to investors in the securitization trusts as "notes payable related to securitized finance receivables structured as collateralized borrowings."

     We also completed various loan sale transactions. During the first quarter of 2001, we sold $1.4 billion of finance receivables which included: (i) our $802.3 million vendor services loan portfolio (which was marked-to-market in the fourth quarter of 2000 and no additional gain or loss was recognized in the first quarter of 2001); (ii) $568.4 million of high-loan-to-value mortgage loans; and (iii) $46.8 million of other loans. These sales resulted in net gains of $8.9 million. The Company entered into a servicing agreement on the high-loan-to-value mortgage loans sold. Pursuant to the servicing agreement, the servicing fees payable to the Company are senior to all other payments of the trust which purchased the loans. The Company also holds a residual interest in certain other cash flows of the trust, although no value was recognized for such interest. In the future, the Company will sell this interest, if it can be sold at a

                         CONSECO, INC. AND SUBSIDIARIES
reasonable price. The Company did not provide any guarantees with respect to the performance of the loans sold.

     We expect to continue to utilize the Company's infrastructure to originate certain types of finance receivables for sale to other parties, when such sales can be completed profitably.

     For securitizations structured prior to September 8, 1999, we accounted for the transfer of finance receivables as sales in accordance with SFAS 125. In applying SFAS 125 to our securitized sales, we recognized a gain, representing the difference between the proceeds from the sale (net of related sale costs) and the carrying value of the component of the finance receivable sold. We determined such carrying amount by allocating the carrying value of the finance receivables between the portion we sold and the interests we retained (generally interest-only securities, servicing rights and, in some instances, other securities), based on each portion's relative fair values on the date of the sale.

     The following table summarizes our finance receivables -- securitized by business line and categorized as either: (i) a part of our continuing lines; or
(ii) a part of the business units we have decided to sell, close or runoff (the "discontinued lines"):

                                                                MARCH 31,    DECEMBER 31,
                                                                  2001           2000
                                                                ---------    ------------
                                                                  (DOLLARS IN MILLIONS)
Continuing lines:
  Manufactured housing......................................    $ 6,033.3     $ 5,602.1
  Mortgage services.........................................      5,418.7       5,126.0
  Retail credit.............................................        557.7         653.8
  Floorplan.................................................        637.0         637.0
                                                                ---------     ---------
                                                                 12,646.7      12,018.9
  Less allowance for credit losses..........................        156.1         166.4
                                                                ---------     ---------
     Net finance receivables -- securitized for continuing
      lines.................................................     12,490.6      11,852.5
                                                                ---------     ---------
Discontinued lines..........................................        229.4         778.3
  Less allowance for credit losses..........................          1.1           8.0
                                                                ---------     ---------
     Net finance receivables -- securitized for discontinued
      lines.................................................        228.3         770.3
                                                                ---------     ---------
       Total finance receivables -- securitized.............    $12,718.9     $12,622.8
                                                                =========     =========

                         CONSECO, INC. AND SUBSIDIARIES

     The following table summarizes our other finance receivables by business line and categorized as either: (i) a part of our continuing lines; or (ii) a part of our discontinued lines:

                                                                MARCH 31,    DECEMBER 31,
                                                                  2001           2000
                                                                ---------    ------------
                                                                  (DOLLARS IN MILLIONS)
Continuing lines:
  Manufactured housing......................................    $  202.3       $  263.0
  Mortgage services.........................................       884.0        1,373.1
  Retail credit.............................................     1,262.2        1,110.1
  Floorplan.................................................       185.3             --
                                                                --------       --------
                                                                 2,533.8        2,746.2
  Less allowance for credit losses..........................       128.9           95.5
                                                                --------       --------
     Net other finance receivables for continuing lines.....     2,404.9        2,650.7
                                                                --------       --------
Discontinued lines..........................................       953.9        1,251.2
  Less allowance for credit losses..........................        26.0           36.9
                                                                --------       --------
     Net other finance receivables for discontinued lines...       927.9        1,214.3
                                                                --------       --------
       Total other finance receivables......................    $3,332.8       $3,865.0
                                                                ========       ========

     The changes in the allowance for credit losses included in finance receivables were as follows:

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                                --------------------
                                                                 2001          2000
                                                                -------       ------
                                                                    (DOLLARS IN
                                                                     MILLIONS)
Allowance for credit losses, beginning of period............    $ 306.8       $ 88.4
Additions to the allowance..................................      113.0(a)      58.6
Credit losses...............................................     (107.7)       (27.9)
                                                                -------       ------
Allowance for credit losses, end of period..................    $ 312.1       $119.1
                                                                =======       ======

-------------------------
(a) Additions to the allowance for the three months ended March 31, 2001, includes: (i) an increase to reserves of $121.4 million which is classified as "provision for losses"; and (ii) a net decrease to reserves totaling $8.4 million primarily related to the sale of certain finance receivables.

     The securitizations structured prior to September 8, 1999, met the applicable criteria to be accounted for as sales. At the time the loans were securitized and sold, we recognized a gain and recorded our retained interest represented by the interest-only security. The interest-only security represents the right to receive, over the life of the pool of receivables: (i) the excess of the principal and interest received on the receivables transferred to the special purpose entity over the principal and interest paid to the holders of other interests in the securitization; and (ii) contractual servicing fees. In some of those securitizations, we also retained certain lower-rated securities that are senior in payment priority to the interest-only securities. Such retained securities (classified as actively managed fixed maturity securities) had a par value, fair market value and amortized cost of $766.8 million, $501.1 million and $714.8 million, respectively, at March 31, 2001.

     The interest-only securities on our balance sheet represent an allocated portion of the cost basis of the finance receivables in the securitization transactions accounted for as sales related to transactions structured prior to September 8, 1999. Our interest-only securities and other retained interests in those securitization transactions are subordinate to the interests of other investors. Their values are subject to credit, prepayment, and interest rate risk on the securitized finance receivables. We used the following

                         CONSECO, INC. AND SUBSIDIARIES
assumptions to adjust the amortized cost to estimated fair value at March 31, 2001 and December 31, 2000. We include the difference between estimated fair value and the amortized cost of the interest-only securities (after adjustments for impairments required to be recognized in earnings) in "accumulated other comprehensive loss, net of taxes".

                                             MANUFACTURED        HOME EQUITY/        CONSUMER/
MARCH 31, 2001                                 HOUSING       HOME IMPROVEMENT (B)    EQUIPMENT      TOTAL
--------------                               ------------    --------------------    ---------    ---------
                                                                 (DOLLARS IN MILLIONS)
Interest-only securities at fair value...     $   255.9            $  192.4          $    8.1     $   456.4
Cumulative principal balance of sold
  finance receivables at March 31,
  2001...................................      19,691.9             6,603.9           1,644.0      27,939.8
Weighted average stated customer interest
  rate on sold finance receivables.......           9.9%               12.0%             10.7%
Assumptions to determine estimated fair
  value of interest-only securities at
  March 31, 2001:
     Expected prepayment speed as a
       percentage of principal balance of
       sold finance receivables (a)......           7.8%               18.3%             19.5%
     Expected nondiscounted credit losses
       as a percentage of principal
       balance of related finance
       receivables (a)...................          10.2%                7.5%              6.5%
     Weighted average discount rate......          15.0%               15.0%             15.0%

                                             MANUFACTURED        HOME EQUITY/        CONSUMER/
DECEMBER 31, 2000                              HOUSING         HOME IMPROVEMENT      EQUIPMENT      TOTAL
-----------------                            ------------    --------------------    ---------    ---------
                                                                 (DOLLARS IN MILLIONS)
Interest-only securities at fair value...     $   245.4            $  177.5          $   10.0     $   432.9
Cumulative principal balance of sold
  finance receivables at December 31,
  2000...................................      20,256.4             6,489.7           1,936.3      28,682.4
Weighted average stated customer interest
  rate on sold finance receivables.......           9.9%               11.6%             10.8%
Assumptions to determine estimated fair
  value of interest-only securities at
  December 31, 2000:
     Expected prepayment speed as a
       percentage of principal balance of
       sold finance receivables (a)......           7.9%               18.5%             19.7%
     Expected nondiscounted credit losses
       as a percentage of principal
       balance of related finance
       receivables (a)...................          10.2%                6.5%              6.5%
     Weighted average discount rate......          15.0%               15.0%             15.0%

-------------------------
(a) The valuation of interest-only securities is affected not only by the projected level of prepayments of principal and net credit losses, but also by the projected timing of such prepayments and net credit losses. Should such timing differ materially from our projections, it could have a material effect on the valuation of our interest-only securities. Additionally, such valuation is determined by discounting cash flows over the entire expected life of the receivables sold.

(b) Includes the sale of finance receivables in the first quarter of 2001 totaling $568.4 million. The Company did not provide any guarantees with respect to the loans sold. The Company holds

                         CONSECO, INC. AND SUBSIDIARIES
    a residual interest in certain cash flows from the securitization trust which purchased the loans, although no value was recognized for the interest-only security.

     Under current accounting rules which we adopted effective July 1, 2000, declines in the value of our interest-only securities are recognized when: (i) the fair value of the security is less than its carrying value; and (ii) the timing and/or amount of cash expected to be received from the security has changed adversely from the previous valuation which determined the carrying value of the security. When both occur, the security is written down to fair value.

     We recognized an impairment charge (net of adjustments to the valuation allowance associated with our servicing rights) of $7.9 million in the first quarter of 2001 for the interest-only securities that were not performing as well as expected based on our previous valuation estimates.

     Increases in the estimated fair value of our interest-only securities which result from favorable changes in the expected timing and/or amount of cash flows from our previous valuation estimates are recognized as adjustments to shareholders' equity, which are recognized as a yield adjustment in income over the life of the interest-only security. Such favorable changes resulted in a $36.4 million increase in unrealized appreciation during the first quarter of 2001.

     The following table summarizes certain cash flows received from and paid to the securitization trusts during the first quarter of 2001 (dollars in millions):

Servicing fees received.....................................    $ 24.5
Cash flows from interest-only securities....................       6.1
Cash flows from retained bonds..............................      17.5
Servicing advances paid.....................................     264.5
Repayment of servicing advances.............................     194.9

     We have projected lower cash flows from our interest-only securities in 2001, reflecting our assumption that the adverse loss experience in 2000 will continue into 2001 and then improve over time. As a result of these assumptions, we project that payments related to guarantees issued in conjunction with the sales of certain finance receivables will exceed the amounts paid in previous periods. These projected payments are considered in the projected cash flows we use to value our interest-only securities.

     The following table summarizes quantitative information about delinquencies, net credit losses, and components of managed finance receivables:

                                                                     PRINCIPAL BALANCE        NET CREDIT LOSSES
                                                                      60 DAYS OR MORE         ------------------
                                        PRINCIPAL BALANCE                PAST DUE                THREE MONTHS
                                    -------------------------    -------------------------     ENDED MARCH 31,
                                    MARCH 31,    DECEMBER 31,    MARCH 31,    DECEMBER 31,    ------------------
                                      2000           2000          2001           2000         2001       2000
                                    ---------    ------------    ---------    ------------    -------    -------
                                                               (DOLLARS IN MILLIONS)
Type of finance receivables:
  Manufactured housing..........    $26,124.3     $26,314.4       $501.8         $569.3       $135.3     $ 88.2
  Home equity/home improvement..     12,914.8      13,307.0        118.5          120.5         59.4       32.7
  Consumer......................      3,786.4       3,887.4         98.4           76.4         56.8       39.2
  Commercial....................      1,951.4       3,077.1         31.9           35.2          9.6       12.1
                                    ---------     ---------       ------         ------       ------     ------
       Total managed
          receivables...........     44,776.9      46,585.9        750.6          801.4        261.1      172.2
Less finance receivables
  securitized...................     28,215.3      29,636.0        455.7          536.6        153.4      144.3
Less allowance for credit
  losses........................        312.1         306.8           --             --           --         --
Less deferred points and other,
  net...........................        197.8         155.3           --             --           --         --
                                    ---------     ---------       ------         ------       ------     ------
Finance receivables held on
  balance sheet.................    $16,051.7     $16,487.8       $294.9         $264.8       $107.7     $ 27.9
                                    =========     =========       ======         ======       ======     ======

                         CONSECO, INC. AND SUBSIDIARIES

     Activity in the interest-only securities account was as follows:

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                ----------------------
                                                                  2001         2000
                                                                --------    ----------
                                                                (DOLLARS IN MILLIONS)
Balance, beginning of period................................     $432.9      $  905.0
  Additions resulting from clean-up calls (a)...............        4.9          60.7
  Investment income.........................................       15.1          27.5
  Cash received, net........................................       (6.1)        (70.6)
  Impairment charge to reduce carrying value................      (14.4)         (4.8)
  Sale of securities related to a discontinued line.........      (12.4)           --
  Change in unrealized appreciation (depreciation) charged
     to shareholders' equity................................       36.4         (28.1)
                                                                 ------      --------
Balance, end of period......................................     $456.4      $  889.7
                                                                 ======      ========

-------------------------
(a) During the first three months of 2001 and 2000, clean-up calls were exercised for certain securitizations that were previously recognized as sales. The interest-only securities related to these securitizations had previously been separately securitized with other interest-only securities in transactions recognized as sales. The repurchase of the collateral underlying these securitizations triggered a requirement for the Company to repurchase a portion of the interest-only securities.

EARNINGS PER SHARE

     A reconciliation of income and shares used to calculate basic and diluted earnings per share is as follows:

                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                -------------------------
                                                                  2001           2000
                                                                ---------    ------------
                                                                  (DOLLARS IN MILLIONS
                                                                AND SHARES IN THOUSANDS)
Income:
  Net income................................................     $  84.1       $   77.4
  Preferred stock dividends.................................         3.9            4.2
                                                                 -------       --------
     Income applicable to common ownership for basic
      earnings per share....................................        80.2           73.2
Effect of dilutive securities:
  Preferred stock dividends.................................         3.9            4.2
                                                                 -------       --------
     Income applicable to common ownership and assumed
      conversions for diluted earnings per share............     $  84.1       $   77.4
                                                                 =======       ========
Shares:
  Weighted average shares outstanding for basic earnings per
     share..................................................     331,136        327,946
  Effect of dilutive securities on weighted average shares:
     Stock options..........................................      13,569            343
     Employee benefit plans.................................         993          1,071
     Assumed conversion of convertible preferred stock......      27,035         26,079
     Forward purchase agreement.............................          --          1,905
                                                                 -------       --------
       Dilutive potential common shares.....................      41,597         29,398
                                                                 -------       --------
          Weighted average shares outstanding for diluted
            earnings per share..............................     372,733        357,344
                                                                 =======       ========

                         CONSECO, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS

     We manage our business operations through two segments, based on the products offered, in addition to the corporate segment.

     Finance segment. Our finance segment provides a variety of finance products including: loans for the purchase of manufactured housing, home improvements and various consumer products, home equity loans, private label credit card programs, and floorplan financing. These products are primarily marketed through intermediary channels such as dealers, vendors, contractors and retailers.

     Insurance and fee-based segment. Our insurance and fee-based segment provides supplemental health, annuity and life insurance products to a broad spectrum of customers through multiple distribution channels, each focused on a specific market segment. These products are primarily marketed through career agents, professional independent producers and direct marketing. Fee-based activities include services performed for other companies, including: (i) investment management; and (ii) insurance product marketing.

     Corporate and other segment. Our corporate segment includes certain investment activities, such as our venture capital investment in the wireless communication company, TeleCorp, and, prior to its sale, our ownership interest in the riverboat casino in Lawrenceberg, Indiana. In addition, the corporate segment includes interest expense related to the Company's corporate debt, special corporate charges, income (loss) from the major medical lines of business which we intend to sell and other income and expenses. Corporate expenses are net of charges to our subsidiaries for services provided by the corporate operations.

     Segment operating information was as follows:

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                ----------------------
                                                                  2001         2000
                                                                ---------    ---------
                                                                (DOLLARS IN MILLIONS)
Revenues:
  Insurance and fee-based segment:
     Insurance policy income:
       Annuities............................................    $   25.9     $   33.0
       Supplemental health..................................       556.2        527.1
       Life.................................................       207.6        223.3
       Other................................................        33.4         36.2
     Net investment income (a)..............................       364.8        534.2
     Fee revenue and other income (a).......................        26.0         29.6
     Net losses from the sale of investments (a)............      (113.3)       (35.3)
                                                                --------     --------
          Total insurance and fee-based segment revenues....     1,100.6      1,348.1
                                                                --------     --------

                         CONSECO, INC. AND SUBSIDIARIES

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                ----------------------
                                                                  2001         2000
                                                                ---------    ---------
                                                                (DOLLARS IN MILLIONS)
  Finance segment:
     Net investment income:
       Interest-only securities (a).........................    $   15.1     $   27.5
       Manufactured housing.................................       199.4         82.1
       Mortgage services....................................       200.6        129.0
       Consumer/credit card.................................       112.6         96.0
       Commercial...........................................        36.4         57.7
       Other (a)............................................         7.3         16.4
     Gain on sale of finance receivables....................         8.9           --
     Fee revenue and other income...........................        89.6        100.1
                                                                --------     --------
          Total finance segment revenues....................       669.9        508.8
                                                                --------     --------
  Corporate and other:
     Net investment income..................................        10.9          7.6
     Venture capital income (loss) related to investment in
      TeleCorp..............................................       (47.1)       105.1
     Gain on sale of interest in riverboat..................       192.4           --
     Revenue from major medical lines, which the Company
      intends to sell.......................................       215.9        239.8
     Other income...........................................          .9          1.6
                                                                --------     --------
          Total corporate segment revenues..................       373.0        354.1
                                                                --------     --------
  Eliminations..............................................        (6.9)        (5.1)
                                                                --------     --------
          Total revenues....................................     2,136.6      2,205.9
                                                                --------     --------
Expenses:
  Insurance and fee-based segment:
     Insurance policy benefits..............................       710.2        869.4
     Amortization...........................................       151.6        157.5
     Interest expense.......................................         4.5          5.0
     Other operating costs and expenses.....................       148.8        176.7
                                                                --------     --------
          Total insurance and fee-based segment expenses....     1,015.1      1,208.6
                                                                --------     --------
  Finance segment:
     Provision for losses...................................       121.4         58.6
     Interest expense.......................................       321.6        204.5
     Special charges........................................        13.8           --
     Impairment charges.....................................         7.9          2.5
     Other operating costs and expenses.....................       163.3        209.9
                                                                --------     --------
          Total finance segment expenses....................       628.0        475.5
                                                                --------     --------

                         CONSECO, INC. AND SUBSIDIARIES

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                ----------------------
                                                                  2001         2000
                                                                ---------    ---------
                                                                (DOLLARS IN MILLIONS)
  Corporate and other:
     Interest expense on corporate debt.....................    $   99.9     $   52.1
     Provision for losses and expense related to stock
      purchase plan.........................................          --         23.4
     Expenses from major medical lines, which the Company
      intends to sell.......................................       223.8        256.7
     Special charges and other corporate expenses, less
      charges to subsidiaries for services provided.........         2.4          2.9
                                                                --------     --------
          Total corporate segment expenses..................       326.1        335.1
                                                                --------     --------
  Eliminations..............................................        (6.9)        (5.1)
                                                                --------     --------
          Total expenses....................................     1,962.3      2,014.1
                                                                --------     --------
Income before income taxes, minority interest and
  extraordinary gain:
  Insurance and fee-based operations........................        85.5        139.5
  Finance operations........................................        41.9         33.3
  Corporate interest expense and other items................        46.9         19.0
                                                                --------     --------
     Income before income taxes, minority interest and
      extraordinary gain....................................    $  174.3     $  191.8
                                                                ========     ========

-------------------------
(a) It is not practicable to provide additional components of revenue by product or service.

STANDARD & POOR'S 500 INDEX CALL OPTIONS

     Our equity-indexed annuity products provide a guaranteed base rate of return and a higher potential return linked to the performance of the Standard & Poor's 500 Index ("S&P 500 Index"). We buy S&P 500 Call Options in an effort to hedge potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product's return is linked. We include the cost of the S&P 500 Call Options in the pricing of these products. Policyholder account balances for these annuities fluctuate in relation to changes in the values of these options. We reflect changes in the estimated market value of these options in net investment income. During the first three months of 2001 and 2000, net investment income included $4.9 million and $22.7 million, respectively, related to these changes. Such investment income was substantially offset by increases to liabilities representing the accrual of benefits to policyholders. The value of the S&P 500 Call Options was $11.5 million at March 31, 2001. We classify such instruments as other invested assets.

     If the counterparties for the S&P 500 Call Options of these financial instruments fail to meet their obligations, Conseco may have to recognize a loss. Conseco limits its exposure to such a loss by diversifying among several counterparties believed to be strong and creditworthy. At March 31, 2001, all of the counterparties were rated "A" or higher by Standard & Poor's Corporation.

GUARANTEES

     In conjunction with certain sales of finance receivables, our finance subsidiary provided guarantees aggregating approximately $1.5 billion at March 31, 2001. We consider any potential payments related to these guarantees in the projected net cash flows used to determine the value of our interest-only securities. During the first three months of 2001, advances of interest and principal payments related to such guarantees totaled $14.2 million.

     We have guaranteed bank loans totaling $550.5 million to approximately 160 current and former directors, officers and key employees. The funds were used by the participants to purchase approximately

                         CONSECO, INC. AND SUBSIDIARIES

18.4 million shares of Conseco common stock in open market or negotiated transactions with independent parties. Such shares are held by the bank as collateral for the loans. In addition, Conseco has provided loans to participants for interest on the bank loans totaling $110.3 million. During the third quarter of 2000, the Company negotiated a new guarantee with the banks which expires on December 31, 2003, and made it available to participants who qualified and chose to participate in a new lending program. A key goal of the program is to reduce the balance of each participant's bank and interest loans to $25 per share of stock purchased through the program. Such reductions are to occur through cash payments and pay for performance programs. In order to receive the pay for performance program benefits, participants in the new program are required to put to the Company, 75 percent of the value in excess of $25 per share of the shares purchased through this program, as determined on December 31, 2003. A subsidiary of Conseco has pledged $50 million of cash collateral in conjunction with the guarantee of a portion of the bank loans. Conseco also granted a security interest in most of its assets in conjunction with the guarantee of a portion of the bank loans. At March 31, 2001, the guaranteed bank loans and interest loans exceeded the value of the common stock collateralizing the loans by approximately $385 million. All participants have agreed to indemnify Conseco for any loss incurred on their loans. We regularly evaluate these guarantees and loans in light of the collateral and the creditworthiness of the participants. At March 31, 2001, the reserve for losses on the loan guarantees and the liability related to the pay for performance benefits totaled $250.4 million.

REINSURANCE

     The cost of reinsurance ceded totaled $61.0 million and $78.0 million in the first three months of 2001 and 2000, respectively. We deducted this cost from insurance policy income. Conseco is contingently liable for claims reinsured if the assuming company is unable to pay. Reinsurance recoveries netted against insurance policy benefits totaled $49.9 million and $73.8 million in the first three months of 2001 and 2000, respectively. Reinsurance premiums assumed totaled $47.9 million and $84.9 million in the first three months of 2001 and 2000, respectively.

INCOME TAXES

     A reconciliation of the U.S. statutory corporate income tax rate to the effective rate reflected in the consolidated statement of operations is as follows:

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                                -------------------
                                                                2001          2000
                                                                -----         -----
U.S. statutory corporate rate...............................    35.0%         35.0%
Nondeductible goodwill amortization.........................     5.7           4.9
State taxes.................................................     2.5           1.0
Provision for tax issues and other..........................    (9.8)         (1.6)
                                                                ----          ----
     Effective tax rate.....................................    33.4%         39.3%
                                                                ====          ====

                         CONSECO, INC. AND SUBSIDIARIES

CHANGES IN DIRECT CORPORATE OBLIGATIONS

     Notes payable, representing direct corporate obligations, were as follows (interest rates as of March 31, 2001):

                                                                MARCH 31,    DECEMBER 31,
                                                                  2001           2000
                                                                ---------    ------------
                                                                  (DOLLARS IN MILLIONS)
$1.5 billion bank credit facility (7.77%)...................    $1,499.8       $1,500.0
Other bank credit facilities (7.71%)........................       478.2          551.2
7.6% senior notes due June 2001.............................        59.8          118.9
6.4% Mandatory Par Put Remarketed Securities putable on June
  15, 2001..................................................       550.0          550.0
8.5% notes due 2002.........................................       450.0          450.0
6.4% notes due 2003.........................................       250.0          250.0
8.75% notes due 2004........................................       788.0          788.0
6.8% senior notes due 2005..................................       250.0          250.0
9.0% notes due 2006.........................................       550.0          550.0
Other.......................................................        90.9           92.1
                                                                --------       --------
     Total principal amount.................................     4,966.7        5,100.2
Unamortized net discount....................................        41.7           45.2
                                                                --------       --------
     Direct corporate obligations...........................    $4,925.0       $5,055.0
                                                                ========       ========

     Under our current bank credit facilities, we agreed to the manner in which the proceeds from asset sales and refinancing transactions would be used. During the first quarter of 2001, the $523.9 million of proceeds from such transactions were used as follows: (i) $73.2 million was used to repay amounts outstanding under our bank credit facilities; (ii) $58.6 million was used to repurchase $59.1 million par value of the 7.6% senior notes due June 2001 (resulting in an extraordinary gain of $.3 million, net of income taxes of $.2 million); (iii) $382.7 million was transferred to a segregated cash account for the payment of debt; and (iv) $9.4 million was added to the general cash balance of the Company.

     Pursuant to our current bank credit facilities, we have agreed that any amounts received from asset sales or refinancing transactions occurring after March 31, 2001 (with certain exceptions), would be used as follows: (i) of the first $.6 million received, $.1 million would be used to reduce our near-term facilities and $.5 million would be added to the segregated cash account for the payment of public debt maturing in 2001; (ii) the next $200 million received would be added to the segregated cash account for the payment of debt maturing in 2001; (iii) the next available proceeds would be applied 80 percent to reduce our near-term facilities, with the remaining 20 percent retained by Conseco until we have cash on hand of $330 million held by the parent company, and then 100 percent to our near-term facilities until such facilities have been paid in full; and (iv) any subsequent proceeds would be applied: (a) 50 percent to repay the $1.5 billion facility and to fund a segregated cash account to provide collateral for Conseco's guarantee related to the directors, officers and key employee stock purchase program (based on the relative balance due under each facility); and (b) the remaining 50 percent would be retained by Conseco. No assurance can be provided as to the timing, proceeds, or other terms related to any potential asset sale or financing transaction.

     Our current bank credit facilities require the Company to maintain various financial ratios and balances, as defined in the agreement including: (i) a debt-to-total capitalization ratio of less than .435:1.0 at March 31, 2001 and decreasing over time, as defined in the agreement, to 0.30:1.0 at March 31, 2004 and thereafter (such ratio was .400:1.0 at March 31, 2001); (ii) an interest coverage ratio greater than 1.00:1.0 for the six months ending March 31, 2001 and increasing over time, as defined in the agreement, to 2.00:1.0 for the four quarters ending December 31, 2003 and thereafter (such ratio was 1.31:1.0 for the

                         CONSECO, INC. AND SUBSIDIARIES
six months ended March 31, 2001); (iii) adjusted earnings, as defined in the agreement, of at least $650 million for the six months ending March 31, 2001 and increasing over time, as defined in the agreement, to $2,175.0 million for the year ending December 31, 2004 (the adjusted earnings for the six months ended March 31, 2001 were $1,050.1 million); (iv) Conseco Finance tangible net worth, as defined in the agreement, of at least $950.0 million at March 31, 2001; $1.2 billion at December 31, 2001; $1.4 billion at December 31, 2002; $1.65 billion at December 31, 2003; and $2.0 billion at December 31, 2004 (such tangible net worth was in excess of $1.2 billion at March 31, 2001); and (v) an aggregate risk-based capital ratio with respect to our insurance subsidiaries of at least 200 percent (such ratio was greater than 240 percent at March 31, 2001).

     Our current bank credit facilities require the Company's principal insurance subsidiaries to maintain a financial strength rating of A-(Excellent) from A.M. Best (such rating was A- (Excellent) at March 31, 2001). The amended bank credit facilities also prohibit the payment of cash dividends on our common stock until the Company has received investment grade ratings on its outstanding public debt and all amounts due under the near-term facilities have been paid. Our current bank credit agreements also limit the issuance of additional debt, contingent obligations, liens, asset dispositions, other restrictive agreements, affiliate transactions, change in business and modification of terms of debt or preferred stock, all as defined in the agreements. The obligations under our current bank credit facilities are guaranteed by CIHC, Incorporated, a wholly owned subsidiary of Conseco, and the ultimate holding company for Conseco's principal operating subsidiaries. In addition, $131.4 million of our near-term facilities are collateralized by most of Conseco's assets.

     The interest rate on our current bank credit facilities is based on an IBOR rate plus a margin of 2.5 percent. Borrowings under our bank credit facilities averaged $2,018.0 million during the first quarter of 2001, at a weighted average interest rate of 8.4 percent.

     Pursuant to the terms of the Mandatory Par Put Remarketed Securities, such notes may be put back to the Company at their par value on June 15, 2001.
Otherwise: (i) the notes will be remarketed and the interest rate on the notes will be reset at a rate based, in part, on current market interest rates applicable to the Company; or (ii) the Company may elect to redeem the notes at a redemption price defined in the remarketing agreement. The Company is currently reviewing its options with respect to these notes. If the Company chooses to redeem the notes on June 15, 2001, no significant extraordinary charge would be recognized in the quarter ended June 30, 2001, based on May 14, 2001 market conditions.

                         CONSECO, INC. AND SUBSIDIARIES

CHANGES IN DIRECT FINANCE OBLIGATIONS (EXCLUDING NOTES PAYABLE RELATED TO SECURITIZED FINANCE RECEIVABLES STRUCTURED AS COLLATERALIZED BORROWINGS)

     Notes payable (excluding notes payable related to securitized finance receivables structured as collateralized borrowings) of the finance segment were as follows (interest rates as of March 31, 2001):

                                                                MARCH 31,    DECEMBER 31,
                                                                  2001           2000
                                                                ---------    ------------
                                                                  (DOLLARS IN MILLIONS)
Master repurchase agreements due on various dates in 2002
  and 2003 (6.35%)..........................................    $1,023.9       $1,806.9
Credit facility collateralized by retained interests in
  securitizations due 2003 (7.06%)..........................       562.5          590.0
Medium term notes due September 2002 and April 2003
  (6.52%)...................................................       223.7          223.7
10.25% senior subordinated notes due 2002...................       193.6          193.6
Other.......................................................         1.5            3.2
                                                                --------       --------
     Total principal amount.................................     2,005.2        2,817.4
Unamortized net discount and deferred fees..................         5.0            6.5
                                                                --------       --------
     Direct finance obligations.............................    $2,000.2       $2,810.9
                                                                ========       ========

     Amounts borrowed under master repurchase agreements have decreased due to repayments using the proceeds received from various asset sales. At March 31, 2001, we had $3.2 billion in master repurchase agreements, commercial paper conduit facilities and other facilities with various banking and investment banking firms for the purpose of financing our consumer and commercial finance loan production. These facilities typically provide financing of a certain percentage of the underlying collateral and are subject to the availability of eligible collateral and, in some cases, the willingness of the banking firms to continue to provide financing. Some of these agreements provide for annual terms which are extended either quarterly or semi-annually by mutual agreement of the parties for an additional annual term based upon receipt of updated quarterly financial information. At March 31, 2001, we had borrowed $1.0 billion of the $3.2 billion available under such agreements.

     During 2000, the Company amended an agreement with Lehman related to certain master repurchase agreements and the collateralized credit facility. Such amendment significantly reduced the restrictions on intercompany payments from Conseco Finance to Conseco as required by the previous agreement. In conjunction with the amendment, Conseco agreed to convert $750 million principal balance of its intercompany note due from Conseco Finance to $750 million stated value of Conseco Finance 9 percent redeemable cumulative preferred stock (the "intercompany preferred stock"). During the first quarter of 2001, Conseco Finance made payments to Conseco totaling $274.4 million reducing the intercompany note balance to $512.3 million at March 31, 2001.

     Pursuant to the amended agreement, Conseco Finance may make the following payments to Conseco: (i) interest on the intercompany note; (ii) payments for products and services provided by Conseco; and (iii) intercompany tax sharing payments. Conseco Finance may also make the following payments to Conseco provided the minimum liquidity requirements defined in the amended agreement are met and the cash payments are applied in the order summarized: (i) unpaid interest on the intercompany note; (ii) prepayments of principal on the intercompany note or repayments of any increase to the intercompany receivable balance; (iii) dividends on the intercompany preferred stock; (iv) redemption of the intercompany preferred stock; and (v) common stock dividends. The liquidity test of the amended agreement requires Conseco Finance to have minimum levels of liquidity both before and after giving effect to such payments to Conseco. Liquidity, as defined, includes unrestricted cash and may include up to $150 million of liquidity available at Conseco Finance's bank subsidiaries and the aggregate amount available to be drawn under Conseco Finance's credit facilities (where applicable, based on eligible excess

                         CONSECO, INC. AND SUBSIDIARIES
collateral pledged to the lender multiplied by the appropriate advance rate). The minimum liquidity must equal or exceed $250 million, plus: (i) 50 percent of cash up to $100 million generated by Conseco Finance subsequent to September 21, 2000; and (ii) 25 percent of cash generated by Conseco Finance in excess of $100 million, provided the total minimum cash liquidity shall not exceed $350 million and the cash generated by Conseco Finance (used in the calculation to increase the minimum) will exclude operating cash flows and the net proceeds received from certain asset sales and other events listed in the amended agreement (which are consistent with the courses of actions we have previously announced).

     The amended agreement requires Conseco Finance to maintain various financial ratios, as defined in the agreement. These ratios include: (i) an adjusted tangible net worth of at least $1.95 billion (such amount was $2.2 billion at March 31, 2001); (ii) a fixed charge coverage ratio of not less than 1.0:1.0 for the six-month period ending March 31, 2001, and defined periods thereafter (such ratio was 1.17:1.0 for the six months ended March 31, 2001);
(iii) a ratio of net worth to total managed receivables of not less than 4:100 (such ratio was 4.68:100 at March 31, 2001); and (iv) a ratio of total non-warehouse debt less finance receivables and certain other assets, as defined in the agreement, to net worth of less than 1.0:2.0 (such ratio was (.1):2.0 at March 31, 2001).

NOTES PAYABLE RELATED TO SECURITIZED FINANCE RECEIVABLES STRUCTURED AS COLLATERALIZED BORROWINGS

     Notes payable related to securitized finance receivables structured as collateralized borrowings were $12,396.1 million at March 31, 2001. The principal and interest on these notes are paid using the cash flows from the underlying finance receivables which serve as collateral for the notes. Accordingly, the timing of the principal payments on these notes is dependent on the payments received on the underlying finance receivables which back the notes. The average interest rate on these notes at March 31, 2001 was 7.7 percent.

CHANGES IN MINORITY INTEREST

     On February 16, 2001, the trust preferred securities component of the FELINE PRIDES were retained by the Company (and subsequently retired) as payment under the stock purchase contract in accordance with their terms and, as a result, we issued 11.4 million shares of Conseco common stock to the holders of the FELINE PRIDES. The $496.6 million carrying value of the FELINE PRIDES that were retired (and used for payment pursuant to the stock purchase contracts) was transferred from minority interest to common stock and additional paid-in capital.

CHANGES IN PREFERRED STOCK

     On December 15, 1999, we issued $500.0 million (2.6 million shares) of Series F Common-Linked Convertible Preferred Stock (the "Series F Preferred Stock") to Thomas H. Lee Company and affiliated investors. The Series F Preferred Stock is convertible into Conseco common stock at a common equivalent rate of $19.25 per share. The Series F Preferred Stock pays a 4 percent dividend, of which an amount at least equal to the common stock dividend will be payable in cash, and the remainder may be paid in additional Series F shares valued at a common equivalent rate of $19.25 per share. In September 2000, we suspended the payment of common stock dividends, and as a result, all dividend payments since that date have been paid in additional Series F shares. The Series F Preferred Stock ranks senior to the common stock outstanding and has a liquidation preference of $192.50 per share plus all declared and unpaid dividends.

                         CONSECO, INC. AND SUBSIDIARIES

CHANGES IN COMMON STOCK

     Changes in the number of shares of common stock outstanding were as follows:

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                ---------------------
                                                                 2001          2000
                                                                -------       -------
                                                                (SHARES IN THOUSANDS)
Balance, beginning of period................................    325,318       327,679
  Stock options exercised...................................         67            34
  Shares issued pursuant to stock purchase contracts related
     to the FELINE PRIDES...................................     11,351            --
  Settlement of forward contract and common stock
     acquired...............................................         --        (4,240)
  Shares issued under employee benefit compensation plans...        865         1,791
                                                                -------       -------
Balance, end of period......................................    337,601       325,264
                                                                =======       =======

     In February 2001, the Company issued 11.4 million shares of Conseco common stock pursuant to stock purchase contracts related to the FELINE PRIDES. This transaction is discussed in further detail in the note above entitled "Changes in Minority Interest".

     On June 30, 1999, we sold 3.6 million shares of our common stock to an unaffiliated party (the "Buyer"). Simultaneously with the issuance of the common stock, we entered into a forward transaction with the Buyer to be settled at $29.0625 per share in a method of our choosing (i.e. cash settlement, transfer of net shares to or from the Buyer, or transfer of net cash to or from the Buyer). We settled the contract in March 2000 by repurchasing 3.6 million shares held by the Buyer.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS 138") requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be recorded each period either in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, on the type of hedge transaction. We adopted SFAS 133 on January 1, 2001. Because of our minimal use of derivatives, other than the S&P 500 Call Options and embedded derivatives associated with our equity-indexed annuities, the adoption of the new standard and implementation guidance approved by FASB prior to December 31, 2000, did not have a material impact on the Company's financial position or results of operations. We are continuing to review additional guidance approved by FASB on March 14, 2001, related to derivatives associated with equity-indexed annuity products.

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 140, "Accounting for the Transfer and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140") which is a replacement for SFAS 125; and a related implementation guide. SFAS 140 and the implementation guide have changed the criteria that must be met for securitization transactions to be recorded under the portfolio method. We did not need to make any significant changes to our securitization structures to meet the new criteria which are effective for securitization transactions completed after March 31, 2001. SFAS 140 also requires additional disclosures regarding securitization

                         CONSECO, INC. AND SUBSIDIARIES
transactions, which are reflected in the notes herein or in the notes to the consolidated financial statements included in the Company's 2000 Form 10-K.

LITIGATION

     Conseco Finance was served with various related lawsuits filed in the United States District Court for the District of Minnesota. These lawsuits were generally filed as purported class actions on behalf of persons or entities who purchased common stock or options to purchase common stock of Conseco Finance during alleged class periods that generally run from February 1995 to January 1998. One action (Florida State Board of Admin. v. Green Tree Financial Corp., Case No. 98-1162) did not include class action claims. In addition to Conseco Finance, certain current and former officers and directors of Conseco Finance are named as defendants in one or more of the lawsuits. Conseco Finance and other defendants obtained an order consolidating the lawsuits seeking class action status into two actions, one of which pertains to a purported class of common stockholders (In re Green Tree Financial Corp. Stock Litig., Case No. 97-2666) and the other which pertains to a purported class of stock option traders (In re Green Tree Financial Corp. Options Litig., Case No. 97-2679). Plaintiffs in the lawsuits assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In each case, plaintiffs allege that Conseco Finance and the other defendants violated federal securities laws by, among other things, making false and misleading statements about the current state and future prospects of Conseco Finance (particularly with respect to prepayment assumptions and performance of certain loan portfolios of Conseco Finance) which allegedly rendered Conseco Finance's financial statements false and misleading. On August 24, 1999, the United States District Court for the District of Minnesota issued an order to dismiss with prejudice all claims alleged in the lawsuits. The plaintiffs subsequently appealed the decision to the U.S. Court of Appeals for the 8th Circuit, and the appeal is currently pending. The Company believes that the lawsuits are without merit and intends to continue to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty.

     A total of forty-five suits were filed against the Company in the United States District Court for the Southern District of Indiana. Nineteen of these cases were putative class actions on behalf of persons or entities that purchased the Company's common stock during alleged class periods that generally run from April 1999 through April 2000. Two cases were putative class actions on behalf of persons or entities that purchased the Company's bonds during the same alleged class periods. Three cases were putative class actions on behalf of persons or entities that purchased or sold option contracts, not issued by the Company, on the Company's common stock during the same alleged class periods. One case was a putative class action on behalf of persons or entities that purchased the Company's "FELINE PRIDES" convertible preferred stock instruments during the same alleged class periods. With four exceptions, in each of these twenty-five cases two former officers/directors of the Company were named as defendants. In each case, the plaintiffs assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In each case, plaintiffs allege that the Company and the individual defendants violated the federal securities laws by, among other things, making false and misleading statements about the current state and future prospects of Conseco Finance (particularly with respect to performance of certain loan portfolios of Conseco Finance) which allegedly rendered the Company's financial statements false and misleading. The Company believes that these lawsuits are without merit and intends to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty.

     Eleven of the cases in the United States District Court were filed as purported class actions on behalf of persons or entities that purchased preferred securities issued by various Conseco Financing Trusts, including Conseco Financing Trust V, Conseco Financing Trust VI, and Conseco Financing Trust VII. Each of these complaints named as defendants the Company, the relevant trust (with two exceptions), two former officers/directors of the Company, and underwriters for the particular issuance (with one exception). One complaint also named an officer and all of the Company's directors at the time of

                         CONSECO, INC. AND SUBSIDIARIES
issuance of the preferred stock by Conseco Financing Trust VII. In each case, plaintiffs asserted claims under Section 11 and Section 15 of the Securities Act of 1933, and eight complaints also asserted claims under Section 12(a)(2) of that Act. Two complaints also asserted claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and one complaint also asserted a claim under Section 10(b) of that Act. In each case, plaintiffs alleged that the defendants violated the federal securities laws by, among other things, making false and misleading statements in Prospectuses and/or Registration Statements related to the issuance of preferred securities by the Trust involved regarding the current state and future prospects of Conseco Finance (particularly with respect to performance of certain loan portfolios of Conseco Finance) which allegedly rendered the disclosure documents false and misleading.

     All of the Conseco, Inc. securities cases have now been consolidated into one case in the United States District Court for the Southern District of Indiana, captioned: "In Re Conseco, Inc. Securities Litigation", cause number IP00-585-C-Y/S. An amended complaint was filed on January 12, 2001, which asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, with respect to common stock and various other securities issued by the Company and Conseco Financing Trust VII. The Company filed a motion to dismiss the amended complaint on April 27, 2001. The Company intends to defend this lawsuit vigorously. The ultimate outcome cannot be predicted with certainty.

     Nine shareholder derivative suits were filed in United States District Court for the Southern District of Indiana. The complaints named as defendants the current directors, certain former directors, certain non-director officers of the Company (in one case), and, alleging aiding and abetting liability, certain banks which allegedly made loans in relation to the Company's "Stock Purchase Plan" (in three cases). The Company is also named as a nominal defendant in each complaint. Plaintiffs allege that the defendants breached their fiduciary duties by, among other things, intentionally disseminating false and misleading statements concerning the acquisition, performance and proposed sale of Conseco Finance, and engaged in corporate waste by causing the Company to guarantee loans that certain officers, directors and key employees of the Company used to purchase stock under the Stock Purchase Plan. These cases have now been consolidated into one case in the United States District Court for the Southern District of Indiana, captioned: "In Re Conseco, Inc. Derivative Litigation", cause number IP00655-C-Y/S. An amended complaint was filed on April 13, 2001, making generally the same allegations and allegations of violation of the Federal Reserve Board's margin rules. Three similar cases have been filed in the Hamilton County Superior Court in Indiana. Schweitzer v. Hilbert, et al., Cause No. 29001-0004CP251; Evans v. Hilbert, et al., Cause No. 29001-0005CP308 (both Schweitzer and Evans name as defendants certain non-director officers); Gintel v. Hilbert, et al., Cause No. 29003-0006CP393 (naming as defendants, and alleging aiding and abetting liability as to, banks which allegedly made loans in relation to the Stock Purchase Plan). The cases filed in Hamilton County have been stayed pending resolution of the derivative suits filed in the United States District Court. The Company believes that these lawsuits are without merit and intends to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty.

     Conseco, Inc. and its subsidiaries, Conseco Services, LLC, Washington National Insurance Company and United Presidential Life Insurance Company are currently named defendants in a lawsuit filed in the Circuit Court of Claiborne County, Mississippi, Cause No. CV-99-0106, and captioned "Carla Beaugez, Lois Dearing, Lee Eaton and all other persons identified in the lawsuit v. Conseco, Inc., Conseco Services, Inc., Washington National Company, United Presidential Life Insurance Company and Larry Ratcliff." The claims of the eighty-seven plaintiffs arise out of allegedly wrongful increases of the cost of insurance and decrease in the credited interest rates on universal life policies issued to the plaintiffs by United Presidential Life. The plaintiffs asserted claims including negligent and intentional misrepresentation, fraudulent concealment, fraudulent inducement, common law fraud, and deceptive sales practices. The

                         CONSECO, INC. AND SUBSIDIARIES

Company believes this lawsuit is without merit and is defending it vigorously. The ultimate outcome of this lawsuit cannot be predicted with certainty.

     Conseco Finance is a defendant in two arbitration proceedings in South Carolina (Lackey v. Green Tree Financial Corporation, n/k/a Conseco Finance Corp. and Bazzle v. Green Tree Financial Corporation, n/k/a Conseco Finance Corp.) where the arbitrator, over Conseco Finance's objection, allowed the plaintiffs to pursue purported class action claims in arbitration. The two purported arbitration classes consist of South Carolina residents who obtained real estate secured credit from Conseco Finance's Manufactured Housing Division (Lackey) and Home Improvement Division (Bazzle) in the early and mid 1990s, and did not receive a South Carolina specific disclosure form relating to selection of attorneys in connection with the credit transactions. The arbitrator, in separate awards issued on July 24, 2000, awarded a total of $26.8 million in penalties and attorneys' fees. The awards were confirmed as judgments in both Lackey and Bazzle. These matters are currently on appeal at the South Carolina Supreme Court. Conseco Finance intends to vigorously challenge the awards and believes that the arbitrator erred by, among other things, conducting class action arbitrations without the authority to do so and misapplying South Carolina law when awarding the penalties. The ultimate outcome of these proceedings cannot be predicted with certainty.

     In addition, the Company and its subsidiaries are involved on an ongoing basis in other lawsuits related to their operations. Although the ultimate outcome of certain of such matters cannot be predicted, such lawsuits currently pending against the Company or its subsidiaries are not expected, individually or in the aggregate, to have a material adverse effect on the Company's consolidated financial condition, cash flows or results of operations.

                         CONSECO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

     The following disclosures supplement our consolidated statement of cash flows:

                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                -------------------------
                                                                  2001           2000
                                                                ---------    ------------
                                                                  (DOLLARS IN MILLIONS)
Cash flows from operating activities:
  Net income................................................     $  84.1       $  77.4
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Interest-only securities investment income.............       (15.1)        (27.5)
     Cash received from interest-only securities............         6.1          70.6
     Servicing income.......................................       (26.8)        (31.1)
     Cash received from servicing activities................        24.5          33.7
     Provision for losses...................................       121.4          82.0
     Gain on sale of finance receivables....................        (8.9)           --
     Amortization and depreciation..........................       169.1         215.1
     Income taxes...........................................        14.4          54.4
     Insurance liabilities..................................        72.0         163.3
     Accrual and amortization of investment income..........        68.4        (183.6)
     Deferral of cost of policies produced and purchased....      (176.9)       (227.0)
     Gain on sale of interest in riverboat..................      (192.4)           --
     Impairment charges.....................................         7.9           2.5
     Special charges........................................        39.6            --
     Minority interest......................................        49.5          59.9
     Net investment losses..................................       113.3          35.3
     Other..................................................       (56.3)         (9.3)
                                                                 -------       -------
       Net cash provided by operating activities............     $ 293.9       $ 315.7
                                                                 =======       =======

                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                -------------------------
                                                                  2001           2000
                                                                ---------    ------------
                                                                  (DOLLARS IN MILLIONS)
Non-cash items not reflected in the investing and financing
  activities sections of the consolidated statement of cash
  flows:
  Issuance of common stock under stock option and employee
     benefit plans..........................................     $   6.1       $   4.6
  Issuance of convertible preferred shares..................         3.9           2.9
  Value of FELINE PRIDES retired and transferred from
     minority interest to common stock and additional
     paid-in capital........................................       496.6            --

                         CONSECO, INC. AND SUBSIDIARIES

SPECIAL CHARGES

     The following table summarizes the special charges incurred by the Company during the first quarter of 2001, which are further described in the paragraphs which follow (dollars in millions):

Organizational restructuring:
  Severance benefits........................................    $15.3
  Office closings and sale of artwork.......................      6.8
  Loss related to sale of certain finance receivables.......      9.0
Amounts related to discontinued operations..................      8.5
                                                                -----
       Special charges before income tax benefit............    $39.6
                                                                =====

     SEVERANCE BENEFITS

     During the first quarter of 2001, Conseco developed plans to change the way it operates. Such changes are being undertaken in an effort to improve the Company's operations and profitability. The planned changes included moving a significant number of jobs to India, where a highly-educated, low-cost, English-speaking labor force is available. Pursuant to GAAP, the Company is required to recognize the costs associated with most restructuring activities as the costs are incurred. However, costs associated with severance benefits are required to be recognized when the costs are: (i) attributable to employees' services that have already been rendered; (ii) relate to obligations that accumulate; and (iii) are probable and can be reasonably estimated. Since the severance costs associated with our planned activities meet these requirements, we recognized a charge of $15.3 million in the first quarter of 2001.

     OFFICE CLOSINGS AND SALE OF ARTWORK

     In conjunction with our restructuring activities, we have decided to close certain offices, which resulted in the abandonment of certain leasehold improvements. Further, certain antiques and artwork, formerly displayed in the Company's executive offices, have been or are in the process of being sold. We recognized a charge of $6.8 million related to these assets in the first quarter of 2001.

     LOSS RELATED TO THE SALE OF CERTAIN FINANCE RECEIVABLES

     During the first quarter of 2001, the purchaser of certain credit card receivables returned certain receivables pursuant to a return of accounts provision included in the sales agreement. Such returns and the associated losses exceeded the amounts we initially anticipated when the receivables were sold. We recognized a loss of $9.0 million related to the returned receivables.

     AMOUNTS RELATED TO DISCONTINUED OPERATIONS

     During the first quarter of 2001, we recognized special charges related to our discontinued operations of: (i) $6.0 million related to various disputed reinsurance balances; and (ii) $2.5 million related to reserves for litigation.

SALE OF INTEREST IN RIVERBOAT

     In the first quarter of 2001, the Company sold its 29 percent ownership interest in the riverboat casino in Lawrenceberg, Indiana, for $260 million. We recognized a net gain on the sale of $192.4 million.

                         CONSECO, INC. AND SUBSIDIARIES

SUBSEQUENT EVENT

     On April 23, 2001, we announced an agreement to acquire all of the outstanding shares of Ex1Service ("Ex1"), a firm that specializes in customer service and backroom outsourcing with operations in India. We will issue 3.4 million shares of our common stock in exchange for Ex1's common stock. The total value of the transaction is approximately $52.6 million. Because of certain contingencies related to the purchase price and other factors, the acquisition is required to be accounted for as a purchase.

     Gary C. Wendt, the Company's Chief Executive Officer, and his wife own 20.3% of Exl; his relatives own an additional 9.4%. Mr. Wendt's share of the consideration paid to Exl will be 696,602 shares of Conseco common stock ($9.75 million). However Mr. Wendt will be prohibited from realizing the value of those shares unless Conseco recovers its $52.6 million acquisition price through cost savings achieved from the venture and/or profits from third party business managed by Exl. Furthermore, if the full value of the acquisition is not recovered prior to the end of Mr. Wendt's current contract in June 2005, his Conseco shares from the transaction will be forfeited, and Mr. Wendt will receive nothing.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  and Shareholders of Conseco, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Conseco, Inc. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in note 1 to the consolidated financial statements, the Company adopted EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" in 2000.
                                          PricewaterhouseCoopers LLP

Indianapolis, Indiana
March 26, 2001

                         CONSECO, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 2000 AND 1999
                             (DOLLARS IN MILLIONS)

                                     ASSETS

                                                                  2000         1999
                                                                  ----         ----
Investments:
  Actively managed fixed maturities at fair value (amortized
     cost: 2000 -- $22,930.2; 1999 -- $23,690.4)............    $21,755.1    $22,203.8
  Interest-only securities at fair value (amortized cost:
     2000 -- $431.2; 1999 -- $916.2)........................        432.9        905.0
  Equity securities at fair value (cost: 2000 -- $286.8;
     1999 -- $323.7)........................................        248.3        312.7
  Mortgage loans............................................      1,238.6      1,274.5
  Policy loans..............................................        647.2        664.1
  Venture capital investment in TeleCorp PCS, Inc.
     (cost: 2000 and 1999 -- $53.2).........................        258.6        430.1
  Other invested assets.....................................        436.9        641.4
                                                                ---------    ---------
       Total investments....................................     25,017.6     26,431.6
Cash and cash equivalents:
  Held by the parent company................................        294.0          1.9
  Held by the parent company for the payment of debt........         81.9           --
  Held by subsidiaries......................................      1,287.7      1,685.0
Accrued investment income...................................        467.1        436.0
Finance receivables.........................................      3,865.0      5,104.1
Finance receivables -- securitized..........................     12,622.8      4,730.5
Cost of policies purchased..................................      1,954.8      2,258.5
Cost of policies produced...................................      2,480.5      2,087.4
Reinsurance receivables.....................................        669.4        728.6
Goodwill....................................................      3,800.8      3,927.8
Income tax assets...........................................        647.2        209.8
Assets held in separate accounts and investment trust.......      2,610.1      2,231.4
Cash held in segregated accounts for investors..............        551.3        853.0
Cash held in segregated accounts related to servicing
  agreements and securitization transactions................        866.7        270.6
Other assets................................................      1,372.3      1,229.7
                                                                ---------    ---------
       Total assets.........................................    $58,589.2    $52,185.9
                                                                =========    =========

                            (continued on next page)

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (CONTINUED)
                           DECEMBER 31, 2000 AND 1999
                             (DOLLARS IN MILLIONS)
                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                  2000         1999
                                                                ---------    ---------
Liabilities:
  Liabilities for insurance and asset accumulation products:
     Interest-sensitive products............................    $16,123.2    $17,322.4
     Traditional products...................................      7,875.1      7,537.3
     Claims payable and other policyholder funds............      1,026.1      1,042.3
     Liabilities related to separate accounts and investment
      trust.................................................      2,610.1      2,231.4
     Liabilities related to certificates of deposit.........      1,873.3        870.5
  Investor payables.........................................        551.3        853.0
  Other liabilities.........................................      1,565.5      1,498.7
  Investment borrowings.....................................        219.8        828.9
  Notes payable and commercial paper:
     Direct corporate obligations...........................      5,055.0      4,624.2
     Direct finance obligations:
       Master repurchase agreements.........................      1,802.4      1,620.9
       Credit facility collateralized by retained interests
        in securitizations..................................        590.0        499.0
       Other borrowings.....................................        418.5        420.2
     Related to securitized finance receivables structured
      as collateralized borrowings..........................     12,100.6      4,641.8
                                                                ---------    ---------
       Total liabilities....................................     51,810.9     43,990.6
                                                                ---------    ---------
Minority interest:
  Company-obligated mandatorily redeemable preferred
     securities of subsidiary trusts........................      2,403.9      2,639.1
Shareholders' equity:
  Preferred stock...........................................        486.8        478.4
  Common stock and additional paid-in capital (no par value,
     1,000,000,000 shares authorized, shares issued and
     outstanding: 2000 -- 325,318,457;
     1999 -- 327,678,638)...................................      2,911.8      2,987.1
  Accumulated other comprehensive loss......................       (651.0)      (771.6)
  Retained earnings.........................................      1,626.8      2,862.3
                                                                ---------    ---------
       Total shareholders' equity...........................      4,374.4      5,556.2
                                                                ---------    ---------
       Total liabilities and shareholders' equity...........    $58,589.2    $52,185.9
                                                                =========    =========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   2000           1999           1998
                                                                -----------    -----------    -----------
Revenues:
  Insurance policy income...................................      $ 4,220.3       $4,040.5       $3,948.8
  Net investment income.....................................        3,920.4        3,411.4        2,506.5
  Gain on sale of finance receivables.......................            7.5          550.6          745.0
  Net investment gains (losses).............................         (358.3)        (156.2)         208.2
  Fee revenue and other income..............................          506.5          489.4          351.7
                                                                -----------    -----------    -----------
         Total revenues.....................................        8,296.4        8,335.7        7,760.2
                                                                -----------    -----------    -----------
Benefits and expenses:
  Insurance policy benefits.................................        4,071.0        3,815.9        3,580.5
  Provision for losses......................................          585.7          147.6           44.2
  Interest expense..........................................        1,453.1          561.7          440.5
  Amortization..............................................          687.2          752.1          733.0
  Other operating costs and expenses........................        1,646.2        1,353.2        1,218.9
  Special charges...........................................          699.3             --          148.0
  Impairment charges........................................          515.7          554.3          549.4
                                                                -----------    -----------    -----------
         Total benefits and expenses........................        9,658.2        7,184.8        6,714.5
                                                                -----------    -----------    -----------
         Income (loss) before income taxes, minority
           interest, extraordinary charge and cumulative
           effect of accounting change......................       (1,361.8)       1,150.9        1,045.7
Income tax expense (benefit)................................         (376.2)         423.1          445.6
                                                                -----------    -----------    -----------
         Income (loss) before minority interest,
           extraordinary charge and cumulative effect of
           accounting change................................         (985.6)         727.8          600.1
Minority interest:
  Distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts, net of
    taxes...................................................          145.3          132.8           90.4
                                                                -----------    -----------    -----------
         Income (loss) before extraordinary charge and
           cumulative effect of accounting change...........       (1,130.9)         595.0          509.7
Extraordinary charge on extinguishment of debt, net of
  taxes.....................................................            5.0             --           42.6
Cumulative effect of accounting change, net of taxes........           55.3             --             --
                                                                -----------    -----------    -----------
         Net income (loss)..................................       (1,191.2)         595.0          467.1
Preferred stock dividends...................................           11.0            1.5            7.8
                                                                -----------    -----------    -----------
         Net income (loss) applicable to common stock.......      $(1,202.2)       $ 593.5        $ 459.3
                                                                ===========    ===========    ===========
Earnings per common share:
  Basic:
    Weighted average shares outstanding.....................    325,953,000    324,635,000    311,785,000
    Income (loss) before extraordinary charge and cumulative
      effect of accounting change...........................         $(3.51)         $1.83          $1.61
    Extraordinary charge on extinguishment of debt..........           (.01)            --           (.14)
    Cumulative effect of accounting change..................           (.17)            --             --
                                                                -----------    -----------    -----------
      Net income (loss).....................................         $(3.69)         $1.83          $1.47
                                                                ===========    ===========    ===========
  Diluted:
    Weighted average shares outstanding.....................    325,953,000    332,893,000    332,701,000
    Income (loss) before extraordinary charge and cumulative
      effect of accounting change...........................         $(3.51)         $1.79          $1.53
    Extraordinary charge on extinguishment of debt..........           (.01)            --           (.13)
    Cumulative effect of accounting change..................           (.17)            --             --
                                                                -----------    -----------    -----------
      Net income (loss).....................................         $(3.69)         $1.79          $1.40
                                                                ===========    ===========    ===========

                     The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN MILLIONS)

                                                                  COMMON STOCK      ACCUMULATED OTHER
                                                    PREFERRED    AND ADDITIONAL       COMPREHENSIVE      RETAINED
                                         TOTAL        STOCK      PAID-IN CAPITAL      INCOME (LOSS)      EARNINGS
                                        --------    ---------    ---------------    -----------------    --------
Balance, January 1, 1998............    $5,213.9     $115.8         $2,619.8             $200.6          $2,277.7
Comprehensive income, net of tax:
  Net income........................       467.1         --               --                 --             467.1
  Change in unrealized depreciation
     of investments (net of
     applicable income tax benefit
     of $124.7).....................      (229.0)        --               --             (229.0)               --
                                        --------
       Total comprehensive income...       238.1
  Conversion of preferred stock into
     common shares..................          --      (10.3)            10.3                 --                --
  Issuance of common shares for
     stock options and for employee
     benefit plans..................       158.1         --            158.1                 --                --
  Tax benefit related to issuance of
     shares under stock option
     plans..........................        63.1         --             63.1                 --                --
  Conversion of convertible
     debentures into common
     shares.........................        67.4         --             67.4                 --                --
  Issuance of warrants in
     conjunction with financing
     transaction....................         7.7         --              7.7                 --                --
  Cost of shares acquired...........      (308.4)        --           (189.9)                --            (118.5)
  Dividends on preferred stock......        (7.8)        --               --                 --              (7.8)
  Dividends on common stock.........      (158.5)        --               --                 --            (158.5)
                                        --------     ------         --------             ------          --------
Balance, December 31, 1998..........    $5,273.6     $105.5         $2,736.5             $(28.4)         $2,460.0

                         (continued on following page)

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY, CONTINUED
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN MILLIONS)

                                                                  COMMON STOCK     ACCUMULATED OTHER
                                                     PREFERRED   AND ADDITIONAL      COMPREHENSIVE     RETAINED
                                           TOTAL       STOCK     PAID-IN CAPITAL     INCOME (LOSS)     EARNINGS
                                          --------   ---------   ---------------   -----------------   --------
Balance, December 31, 1998 (carried
  forward from prior page).............   $5,273.6    $105.5        $2,736.5            $ (28.4)       $2,460.0
  Comprehensive loss, net of tax:
     Net income........................      595.0                                                        595.0
     Change in unrealized depreciation
       of investments (net of
       applicable income tax benefit of
       $427.4).........................     (743.2)       --              --             (743.2)             --
                                          --------
          Total comprehensive loss.....     (148.2)
  Issuance of common shares............      209.6        --           209.6                 --              --
  Issuance of convertible preferred
     shares............................      478.4     478.4              --                 --
  Tax benefit related to issuance of
     shares under stock option plans...       25.0        --            25.0                 --              --
  Conversion of preferred stock into
     common shares.....................         --    (105.5)          105.5                 --              --
  Cost of shares acquired..............      (89.5)       --           (89.5)                --              --
  Dividends on preferred stock.........       (1.5)       --              --                 --            (1.5)
  Dividends on common stock............     (191.2)       --              --                 --          (191.2)
                                          --------    ------        --------            -------        --------
Balance, December 31, 1999.............   $5,556.2    $478.4        $2,987.1            $(771.6)       $2,862.3

                         (continued on following page)

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY, CONTINUED
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN MILLIONS)

                                                                 COMMON STOCK     ACCUMULATED OTHER
                                                    PREFERRED   AND ADDITIONAL      COMPREHENSIVE     RETAINED
                                          TOTAL       STOCK     PAID-IN CAPITAL     INCOME (LOSS)     EARNINGS
                                        ---------   ---------   ---------------   -----------------   ---------
Balance, December 31, 1999 (carried
  forward from prior page)...........   $ 5,556.2    $478.4        $2,987.1            $(771.6)       $ 2,862.3
  Comprehensive loss, net of tax:
     Net loss........................    (1,191.2)       --              --                 --         (1,191.2)
     Change in unrealized
       depreciation of investments
       (net of applicable income tax
       expense of $72.0).............       120.6        --              --              120.6               --
                                        ---------
          Total comprehensive loss...    (1,070.6)
  Issuance of common shares for stock
     options and for employee benefit
     plans...........................         6.6        --             6.6                 --               --
  Issuance of convertible preferred
     shares..........................         8.4       8.4              --                 --               --
  Issuance of warrants...............        21.0        --            21.0                 --               --
  Settlement of forward contract.....       (90.5)       --           (90.5)                --               --
  Cost of shares acquired............       (12.4)       --           (12.4)                --               --
  Dividends on preferred stock.......       (11.0)       --              --                 --            (11.0)
  Dividends on common stock..........       (33.3)       --              --                 --            (33.3)
                                        ---------    ------        --------            -------        ---------
Balance, December 31, 2000...........   $ 4,374.4    $486.8        $2,911.8            $(651.0)       $ 1,626.8
                                        =========    ======        ========            =======        =========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN MILLIONS)

                                                                   2000          1999          1998
                                                                   ----          ----          ----
Cash flows from operating activities:
  Insurance policy income...................................    $  3,886.6    $  3,635.4    $  3,378.5
  Net investment income.....................................       4,169.9       3,090.7       2,658.3
  Points and origination fees...............................            --         390.0         298.3
  Fee revenue and other income..............................         522.1         499.9         371.6
  Insurance policy benefits.................................      (3,197.6)     (2,894.5)     (2,932.4)
  Interest expense..........................................      (1,331.6)       (533.6)       (453.6)
  Policy acquisition costs..................................        (794.2)       (819.4)       (790.3)
  Special charges...........................................        (216.3)        (20.9)        (93.7)
  Other operating costs.....................................      (1,792.0)     (1,306.3)     (1,161.4)
  Taxes.....................................................         (41.6)       (252.7)       (295.7)
                                                                ----------    ----------    ----------
      Net cash provided by operating activities.............       1,205.3       1,788.6         979.6
                                                                ----------    ----------    ----------
Cash flows from investing activities:
  Sales of investments......................................       6,987.5      15,811.6      30,708.4
  Maturities and redemptions of investments.................         825.5       1,056.8       1,541.2
  Purchases of investments..................................      (7,952.6)    (18,957.4)    (32,040.0)
  Cash received from the sale of finance receivables, net of
    expenses................................................       2,501.2       9,516.6      13,303.6
  Principal payments received on finance receivables........       8,490.1       7,402.4       6,065.9
  Finance receivables originated............................     (18,515.9)    (24,650.5)    (21,261.6)
  Other.....................................................        (165.2)         36.8         (78.2)
                                                                ----------    ----------    ----------
      Net cash used by investing activities.................      (7,829.4)     (9,783.7)     (1,760.7)
                                                                ----------    ----------    ----------
Cash flows from financing activities:
  Amounts received for deposit products.....................       4,966.7       3,935.0       3,127.4
  Withdrawals from deposit products.........................      (4,545.9)     (3,029.6)     (2,763.2)
  Issuance of notes payable and commercial paper............      22,548.9      21,219.7      16,630.9
  Payments on notes payable and commercial paper............     (14,416.2)    (14,657.5)    (15,522.5)
  Change in cash held in restricted accounts for settlement
    of borrowings...........................................        (689.7)        (76.8)           --
  Investment borrowings.....................................        (609.1)       (127.3)       (433.3)
  Issuance of Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts...............            --         534.3         710.8
  Repurchase of Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts...............        (250.0)           --            --
  Issuance of common and convertible preferred shares.......            .8         588.4         121.3
  Payments for settlement of forward contract and to
    repurchase equity securities............................        (102.6)        (29.5)       (257.4)
  Dividends and distributions on Company-obligated
    mandatorily redeemable preferred securities of
    subsidiary trusts.......................................        (302.1)       (379.4)       (282.9)
                                                                ----------    ----------    ----------
      Net cash provided by financing activities.............       6,600.8       7,977.3       1,331.1
                                                                ----------    ----------    ----------
      Net increase (decrease) in cash and cash
         equivalents........................................         (23.3)        (17.8)        550.0
Cash and cash equivalents, beginning of year................       1,686.9       1,704.7       1,154.7
                                                                ----------    ----------    ----------
Cash and cash equivalents, end of year......................    $  1,663.6    $  1,686.9    $  1,704.7
                                                                ==========    ==========    ==========

                     The accompanying notes are an integral part
                   of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

     Conseco, Inc. ("we", "Conseco" or the "Company") is a financial services holding company with subsidiaries operating throughout the United States. Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. Our finance subsidiaries originate, securitize and service manufactured housing, home equity, retail credit and floorplan loans. Conseco's operating strategy is to grow its business by focusing its resources on the development and expansion of profitable products and strong distribution channels, to seek to achieve superior investment returns through active asset management and to control expenses.

     During 2000, we announced several courses of action with respect to Conseco Finance Corp. ("Conseco Finance", formerly Green Tree Financial Corporation prior to its name change in November 1999), a wholly owned subsidiary of Conseco, as well as our intent to sell our individual and group major medical insurance lines and certain non-strategic assets held at the parent company level. These actions are designed to reduce parent company debt over time and are an integral part of the restructuring of the bank debt which occurred during the third quarter of 2000. The actions with respect to Conseco Finance include:
(i) the sale, closing or runoff of five units (i.e., asset-based lending, vendor leasing, bankcards, transportation and park construction); (ii) efforts to better utilize existing assets so as to increase cash; and (iii) cost savings and restructuring of ongoing businesses such as the streamlining of loan origination operations in the manufactured housing and home equity lending divisions. The actions with respect to the sale of certain non-strategic assets include the sales of our investment in the wireless communication company, TeleCorp PCS Inc. ("TeleCorp"), our interest in the riverboat casino in Lawrenceberg, Indiana, and our subprime auto loan portfolio. These actions had a significant effect on the Company's operating results during 2000.

     Several elements of the plans we previously announced have already been completed:

         (i) We completed the restructuring of the operations of Conseco
             Finance;

        (ii) We completed the restructuring of our bank debt;

       (iii) We have made significant progress in achieving our asset liquidation and monetization transaction goals. Through December 31, 2000, we have completed transactions which generated cash proceeds in excess of $1.0 billion including the sale of our subprime auto, asset-based, bankcard and transportation lending businesses;

        (iv) On November 7, 2000, A.M. Best upgraded the financial strength ratings of our principal life insurance subsidiaries to A- (Excellent) from B++ (Very Good). The return of these ratings to A- (Excellent) satisfies a covenant in the amended bank credit facilities, well before the required date of March 31, 2001;

        (v) On January 31, 2001, we completed the sale of the vendor leasing business of Conseco Finance, generating cash proceeds of approximately $180 million; and

        (vi) On February 22, 2001, we completed the sale of our interest in the Argosy Riverboat Casino in Lawrenceberg, Indiana, generating cash proceeds of $260 million.

BASIS OF PRESENTATION

     The following summary explains the significant accounting policies we use to prepare our financial statements. We prepare our financial statements in accordance with generally accepted accounting principles ("GAAP"). We follow the accounting standards established by the Financial Accounting

                         CONSECO, INC. AND SUBSIDIARIES

Standards Board ("FASB"), the American Institute of Certified Public Accountants and the Securities and Exchange Commission.

     Consolidation issues. The consolidated financial statements give retroactive effect to the merger (the "Merger") with Conseco Finance on June 30, 1998, in a transaction accounted for as a pooling of interests (see note 2, "Acquisitions"). The pooling of interests method of accounting requires the restatement of all periods presented as if Conseco and Conseco Finance had always been combined. The consolidated statement of shareholders' equity therefore reflects the accounts of the Company as if additional shares of Conseco common stock issued in the Merger had been outstanding during all periods presented. We have eliminated intercompany transactions prior to the Merger and we have made certain reclassifications to Conseco Finance's financial statements to conform to Conseco's presentations. See note 2 for additional discussion of the Merger.

     Our consolidated financial statements exclude the results of material transactions between us and our consolidated affiliates, or among our consolidated affiliates. We reclassified certain amounts in our 1999 and 1998 consolidated financial statements and notes to conform with the 2000 presentation. These reclassifications have no effect on net income or shareholders' equity.

INVESTMENTS

     Fixed maturities are securities that mature more than one year after issuance and include bonds, certain notes receivable and redeemable preferred stock. Fixed maturities that we may sell prior to maturity are classified as actively managed and are carried at estimated fair value, with any unrealized gain or loss, net of tax and related adjustments, recorded as a component of shareholders' equity. Fixed maturity securities that we intend to sell in the near term are classified as trading and included in other invested assets. We include any unrealized gain or loss on trading securities in net investment gains.

     Interest-only securities represent the right to receive certain future cash flows from securitization transactions structured prior to our September 8, 1999 announcement (see "Revenue Recognition for Sales of Finance Receivables and Amortization of Servicing Rights" below). Such cash flows generally are equal to the value of the principal and interest to be collected on the underlying financial contracts of each securitization in excess of the sum of the principal and interest to be paid on the securities sold and contractual servicing fees. We carry interest-only securities at estimated fair value. We determine fair value by discounting the projected cash flows over the expected life of the receivables sold using current prepayment, default, loss and interest rate assumptions. Estimates for prepayments, defaults, and losses for manufactured housing loans are determined based on a macroeconomic model developed by the Company with the assistance of outside experts and refined to reflect Company-specific experience and trends. We record any unrealized gain or loss determined to be temporary, net of tax, as a component of shareholders' equity. With the adoption of EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" ("EITF 99-20") on July 1, 2000, declines in value are considered to be other than temporary when: (i) the fair value of the security is less than its carrying value; and (ii) the timing and/or amount of cash expected to be received from the security has changed adversely from the previous valuation which determined the carrying value of the security. When declines in value considered to be other than temporary occur, we reduce the amortized cost to estimated fair value and recognize a loss in the statement of operations. The assumptions used to determine new values are based on our internal evaluations and consultation with external advisors having significant experience in valuing these securities. See note 4 for additional discussion of gain on sale of receivables and interest-only securities.

     Equity securities include investments in common stocks and non-redeemable preferred stock. We carry these investments at estimated fair value. We record any unrealized gain or loss, net of tax and related adjustments, as a component of shareholders' equity.

                         CONSECO, INC. AND SUBSIDIARIES

     Mortgage loans held in our investment portfolio are carried at amortized unpaid balances, net of provisions for estimated losses.

     Policy loans are stated at their current unpaid principal balances.

     Venture capital investment in TeleCorp was made by our subsidiary which engages in venture capital investment activity. TeleCorp is a company in the wireless communication business. Our investment in TeleCorp is carried at estimated fair value, with changes in fair value recognized as investment income. Since there are restrictions in our ability to sell this investment, we adjust the quoted market price to produce an estimate of the attainable fair value.

     At December 31, 2000, we held 17.2 million common shares of TeleCorp. The market values of many companies in TeleCorp's business sector have been subject to volatility in recent periods. We recognized venture capital investment income
(loss) of $(199.5) million in 2000 and $354.8 million in 1999, primarily related to this investment.

     Other invested assets include: (i) trading securities; (ii) Standard & Poor's 500 Call Options ("S&P 500 Call Options"); and (iii) certain non-traditional investments. We carry the S&P 500 Call Options at estimated fair value as further described below under "Standard & Poor's 500 Index Call Options and Interest Rate Swap Agreements". Non-traditional investments include investments in certain limited partnerships, mineral rights and promissory notes; we account for them using either the cost method, or for investments in partnerships over whose operations the Company exercises significant influence, the equity method.

     We defer any fees received or costs incurred when we originate investments. We amortize fees, costs, discounts and premiums as yield adjustments over the contractual lives of the investments. We consider anticipated prepayments on mortgage-backed securities in determining estimated future yields on such securities.

     When we sell a security (other than trading securities, venture capital investments or S&P 500 Call Options), we report the difference between the sale proceeds and amortized cost (determined based on specific identification) as an investment gain or loss.

     We regularly evaluate all of our investments based on current economic conditions, credit loss experience and other investee-specific developments. If there is a decline in a security's net realizable value that is other than temporary, we treat it as a realized loss and reduce the cost basis of the security to its estimated fair value.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include commercial paper, invested cash and other investments purchased with original maturities of less than three months. We carry them at amortized cost, which approximates estimated fair value.

FINANCE RECEIVABLES

     Finance receivables include manufactured housing, home equity, home improvement, retail credit and floorplan loans. We carry finance receivables at amortized cost, net of an allowance for credit losses.

     We defer fees received and costs incurred when we originate finance receivables. We amortize deferred fees, costs, discounts and premiums over the estimated lives of the receivables. We include such deferred fees or costs in the amortized cost of finance receivables.

     We generally stop accruing investment income on finance receivables after three consecutive months of contractual delinquency.

                         CONSECO, INC. AND SUBSIDIARIES

     Finance receivables transferred to securitization trusts in transactions structured as securitized borrowings are classified as finance receivables -- securitized. These receivables are held as collateral for the notes issued toinvestors in the securitization trusts. Finance receivables held by us that have not been securitized are classified as finance receivables.

PROVISION FOR LOSSES

     The provision for credit losses charged to expense is based upon an assessment of current and historical loss experience, loan portfolio trends, prevailing economic and business conditions, and other relevant factors. In management's opinion, the provision is sufficient to maintain the allowance for credit losses at a level that adequately provides for losses inherent in the portfolio.

     We reduce the carrying value of finance receivables to net realizable value after six months of contractual delinquency.

     In addition, during 1999 and 2000, we established a provision for losses related to our guarantees of bank loans and the related interest loans to approximately 160 current and former directors, officers and key employees for the purchase of Conseco common stock (see note 8 for additional information on this provision).

COST OF POLICIES PRODUCED

     The costs that vary with, and are primarily related to, producing new insurance business are referred to as cost of policies produced. We amortize these costs using the interest rate credited to the underlying policy: (i) in relation to the estimated gross profits for universal life-type and investment-type products; or (ii) in relation to future anticipated premium revenue for other products.

     When we realize a gain or loss on investments backing our universal life or investment-type products, we adjust the amortization to reflect the change in estimated gross profits from the products due to the gain or loss realized and the effect of the event on future investment yields. We also adjust the cost of policies produced for the change in amortization that would have been recorded if actively managed fixed maturity securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. We include the impact of this adjustment in accumulated other comprehensive income (loss) within shareholders' equity.

     When we replace an existing insurance contract with another insurance contract with substantially different terms, all unamortized cost of policies produced related to the replaced contract is immediately written off. When we replace an existing insurance contract with another insurance contract with substantially similar terms, we continue to defer the cost of policies produced associated with the replaced contract. Such costs related to the replaced contracts which continue to be deferred were $5.6 million, $8.6 million and $9.1 million in 2000, 1999 and 1998, respectively.

     Each year, we evaluate the recoverability of the unamortized balance of the cost of policies produced. We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable. If we determine a portion of the unamortized balance is not recoverable, it is charged to amortization expense.

COST OF POLICIES PURCHASED

     The cost assigned to the right to receive future cash flows from contracts existing at the date of an acquisition is referred to as the cost of policies purchased. We also defer renewal commissions paid in excess of ultimate commission levels related to the purchased policies in this account. The balance of this

                         CONSECO, INC. AND SUBSIDIARIES
account is amortized, evaluated for recovery, and adjusted for the impact of unrealized gains (losses) in the same manner as the cost of policies produced described above.

     The discount rate we use to determine the value of the cost of policies purchased is the rate of return we need to earn in order to invest in the business being acquired. In determining this required rate of return, we consider many factors including: (i) the magnitude of the risks associated with each of the actuarial assumptions used in determining expected future cash flows; (ii) the cost of our capital required to fund the acquisition; (iii) the likelihood of changes in projected future cash flows that might occur if there are changes in insurance regulations and tax laws; (iv) the acquired company's compatibility with other Conseco activities that may favorably affect future cash flows; (v) the complexity of the acquired company; and (vi) recent prices (i.e., discount rates used in determining valuations) paid by others to acquire similar blocks of business.

GOODWILL

     Goodwill is the excess of the amount we paid to acquire a company over the fair value of its net assets. Our analysis of acquired businesses indicates that the anticipated ongoing cash flows from the earnings of the purchased businesses extend beyond the maximum 40-year period allowed for goodwill amortization. Accordingly, we amortize goodwill on the straight-line basis generally over a 40-year period. The total accumulated amortization of goodwill was $503.7 million and $391.2 million at December 31, 2000 and 1999, respectively. We continually monitor the value of our goodwill based on our estimates of future earnings. We determine whether goodwill is fully recoverable from projected undiscounted net cash flows from earnings of the subsidiaries over the remaining amortization period. At December 31, 2000, goodwill is also recoverable from projected net cash flows from estimated earnings (including earnings on projected amounts of new business consistent with the Company's business plan), discounted at rates we believe are appropriate for the business. If we were to determine that changes in undiscounted projected cash flows no longer support the recoverability of goodwill over the remaining amortization period, we would reduce its carrying value with a corresponding charge to expense or shorten the amortization period. Cash flows considered in such an analysis are those of the business acquired, if separately identifiable, or the product line that acquired the business, if such earnings are not separately identifiable. See note 9 regarding the reduction in goodwill related to the sale of the vendor services financing business.

ASSETS HELD IN SEPARATE ACCOUNTS AND INVESTMENT TRUST

     Separate accounts are funds on which investment income and gains or losses accrue directly to certain policyholders. The assets of these accounts are legally segregated. They are not subject to the claims that may arise out of any other business of Conseco. We report separate account assets at market value; the underlying investment risks are assumed by the contract holders. We record the related liabilities at amounts equal to the market value of the underlying assets. We record the fees earned for administrative and contractholder services performed for the separate accounts in insurance policy income.

     In addition, we hold investments in a trust for the benefit of the purchasers of certain products of our asset management subsidiary; this amount is offset by a corresponding liability account, the value of which fluctuates in relation to changes in the values of these investments. Because we hold the residual interests in the cash flows from the trust and actively manage its investments, we are required to include the accounts of the trust in our consolidated financial statements. We record the fees earned for investment management and other services provided to the trust as fee revenue.

RECOGNITION OF INSURANCE POLICY INCOME AND RELATED BENEFITS AND EXPENSES ON INSURANCE CONTRACTS

     Generally, we recognize insurance premiums for traditional life and accident and health contracts as earned over the premium-paying periods. We establish reserves for future benefits on a net-level premium

                         CONSECO, INC. AND SUBSIDIARIES
method based upon assumptions as to investment yields, mortality, morbidity, withdrawals and dividends. We record premiums for universal life-type and investment-type contracts that do not involve significant mortality or morbidity risk as deposits to insurance liabilities. Revenues for these contracts consist of mortality, morbidity, expense and surrender charges. We establish reserves for the estimated present value of the remaining net costs of all reported and unreported claims.

LIABILITIES RELATED TO CERTIFICATES OF DEPOSIT

     These liabilities relate to the certificates of deposits issued by our bank subsidiary. The liability and interest expense account are also increased for the interest which accrues on the deposits. The weighted average interest crediting rate on these deposits was 6.7 percent and 5.8 percent during 2000 and 1999, respectively.

REINSURANCE

     In the normal course of business, we seek to limit our exposure to loss on any single insured or to certain groups of policies by ceding reinsurance to other insurance enterprises. We currently retain no more than $.8 million of mortality risk on any one policy. We diversify the risk of reinsurance loss by using a number of reinsurers that have strong claims-paying ratings. If any reinsurer could not meet its obligations, the Company would assume the liability. The likelihood of a material loss being incurred as a result of the failure of one of our reinsurers is considered remote. The cost of reinsurance is recognized over the life of the reinsured policies using assumptions consistent with those used to account for the underlying policy. The cost of reinsurance ceded totaled $248.3 million, $418.6 million and $541.3 million in 2000, 1999 and 1998, respectively. A receivable is recorded for the reinsured portion of insurance policy benefits paid and liabilities for insurance products. Reinsurance recoveries netted against insurance policy benefits totaled $283.2 million, $392.0 million and $484.3 million in 2000, 1999 and 1998, respectively.

     From time-to-time, we assume insurance from other companies. Any costs associated with the assumption of insurance are amortized consistent with the method used to amortize the cost of policies produced described above. Reinsurance premiums assumed totaled $305.4 million, $547.8 million and $316.0 million in 2000, 1999 and 1998 respectively.

INCOME TAXES

     Our income tax expense includes deferred income taxes arising from temporary differences between the tax and financial reporting bases of assets and liabilities. In assessing the realization of deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets depends upon generating future taxable income during the periods in which temporary differences become deductible. If future income is not generated as expected, deferred income tax assets may need to be written off (no such write-offs have occurred).

INVESTMENT BORROWINGS

     As part of our investment strategy, we may enter into reverse repurchase agreements and dollar-roll transactions to increase our investment return or to improve our liquidity. We account for these transactions as collateral borrowings, where the amount borrowed is equal to the sales price of the underlying securities. Reverse repurchase agreements involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed-upon price. Dollar rolls are similar to reverse repurchase agreements except that, with dollar rolls, the repurchase involves securities that are only substantially the same as the securities sold. Such borrowings averaged $324.4 million during 2000 and $1,081.1 million during 1999. These borrowings were collateralized by investment securities with fair values

                         CONSECO, INC. AND SUBSIDIARIES
approximately equal to the loan value. The weighted average interest rate on short-term collateralized borrowings was 5.7 percent and 5.4 percent in 2000 and 1999, respectively. The primary risk associated with short-term collateralized borrowings is that a counterparty will be unable to perform under the terms of the contract. Our exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments (such excess was not material at December 31, 2000). We believe the counterparties to our reverse repurchase and dollar-roll agreements are financially responsible and that the counterparty risk is minimal.

USE OF ESTIMATES

     When we prepare financial statements in conformity with GAAP, we are required to make estimates and assumptions that significantly affect various reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting periods. For example, we use significant estimates and assumptions in calculating values for the cost of policies produced, the cost of policies purchased, interest-only securities, certain investments, servicing rights, goodwill, liabilities for insurance and asset accumulation products, liabilities related to litigation, guaranty fund assessment accruals, liabilities related to guarantees of securitized debt issued in conjunction with certain sales of finance receivables and liabilities related to guarantees of bank loans and the related interest loans to certain current and former directors, officers and key employees, gain on sale of finance receivables, allowance for credit losses on finance receivables and deferred income taxes. If our future experience differs materially from these estimates and assumptions, our financial statements could be affected.

STANDARD & POOR'S 500 INDEX CALL OPTIONS AND INTEREST RATE SWAP AGREEMENTS

     Our equity-indexed annuity products provide a guaranteed base rate of return and a higher potential return linked to the performance of the Standard & Poor's 500 Index ("S&P 500 Index"). We buy S&P 500 Call Options in an effort to hedge potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product's return is linked. We include the cost of the S&P 500 Call Options in the pricing of these products. Policyholder account balances for these annuities fluctuate in relation to changes in the values of these options. We reflect changes in the value of these options in net investment income. During 2000, 1999 and 1998, net investment income included $12.9 million, $142.3 million and $103.9 million, respectively, related to these changes. Such investment income was substantially offset by increases to policyholder account balances. The value of the S&P 500 Call Options was $30.4 million and $129.2 million at December 31, 2000 and 1999, respectively. We classify such instruments as other invested assets. We defer the premiums paid to purchase the S&P 500 Call Options and amortize them to investment income over their terms. Such amortization was $123.9 million, $96.3 million and $52.0 million during 2000, 1999 and 1998, respectively. The unamortized premium of the S&P 500 Call Options was $63.0 million and $59.5 million at December 31, 2000 and 1999, respectively.

     If the counterparties for the S&P 500 Call Options of these financial instruments fail to meet their obligations, Conseco may have to recognize a loss. Conseco limits its exposure to such a loss by diversifying among several counterparties believed to be strong and creditworthy. At December 31, 2000, all of the counterparties were rated "A" or higher by Standard & Poor's Corporation.

     In the past, we have used interest-rate swaps to hedge the interest rate risk associated with our borrowed capital. These agreements were terminated during 2000. We realized a net investment loss of $38.6 million (net of an income tax benefit of $20.6 million) related to such terminations during 2000.

                         CONSECO, INC. AND SUBSIDIARIES

REVENUE RECOGNITION FOR SALES OF FINANCE RECEIVABLES AND AMORTIZATION OF SERVICING RIGHTS

     Subsequent to September 8, 1999, we are using the portfolio method (the accounting method required for securitizations which are now structured as secured borrowings) to account for securitization transactions. Our securitizations are now structured in a manner that requires them to be accounted for under the portfolio method, whereby the loans and securitization debt remain on our balance sheet, pursuant to Financial Accounting Standards Board Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125").

     For securitizations structured prior to September 8, 1999, we accounted for the transfer of finance receivables as sales in accordance with SFAS 125. In applying SFAS 125 to our securitized sales, we recognized a gain, representing the difference between the proceeds from the sale (net of related sale costs) and the carrying value of the component of the finance receivable sold. We determined such carrying amount by allocating the carrying value of the finance receivables between the portion we sold and the interests we retained (generally interest-only securities, servicing rights and, in some instances, other securities), based on each portion's relative fair values on the date of the sale.

     During 1999 and 1998, the Company sold $9.7 billion and $13.4 billion, respectively, of finance receivables in securitizations structured as sales and recognized gains of $550.6 million and $745.0 million, respectively. The gains recognized were dependent in part on the previous carrying amount of the finance receivables included in the securitization transactions, allocated between the assets sold and our retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices were used if available. However, quotes were generally not available for retained interests, so we estimated the fair values based on the present value of future expected cash flows using our best estimates of the key assumptions -- credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved.

     We amortize the servicing rights (classified as other assets) we retain after the sale of finance receivables, in proportion to, and over the estimated period of, net servicing income.

     We evaluate servicing rights for impairment on an ongoing basis, stratified by product type and origination period. To the extent that the recorded amount exceeds the fair value, we establish a valuation allowance through a charge to earnings. If we determine, upon subsequent measurement of the fair value of these servicing rights, that the fair value equals or exceeds the amortized cost, any previously recorded valuation allowance would be deemed unnecessary and restored to earnings.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     We use the following methods and assumptions to determine the estimated fair values of financial instruments:

     Investment securities. For fixed maturity securities (including redeemable preferred stocks) and for equity and trading securities, we use quotes from independent pricing services, where available. For investment securities for which such quotes are not available, we use values obtained from broker-dealer market makers or by discounting expected future cash flows using a current market rate appropriate for the yield, credit quality, and (for fixed maturity securities) the maturity of the investment being priced.

     Interest-only securities. We discount future expected cash flows over the expected life of the receivables sold using prepayment, default, loss severity and interest rate assumptions that we believe market participants would use to value such securities.

                         CONSECO, INC. AND SUBSIDIARIES

     Venture capital investment in TeleCorp. We carry this investment at estimated fair value based on quoted market prices adjusted to produce an estimate of attainable fair value due to the restrictions on our ability to sell this investment.

     Cash and cash equivalents. The carrying amount for these instruments approximates their estimated fair value.

     Mortgage loans and policy loans. We discount future expected cash flows for loans included in our investment portfolio based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. We aggregate loans with similar characteristics in our calculations. The market value of policy loans approximates their carrying value.

     Other invested assets. We use quoted market prices, where available. When quotes are not available, we estimate the fair value based on: (i) discounted future expected cash flows; or (ii) independent transactions which establish a value for our investment. When we are unable to estimate a fair value, we assume a market value equal to carrying value.

     Finance receivables. The estimated fair value of finance receivables, including those that have been securitized, is determined based on general market transactions which establish values for similar loans.

     Insurance liabilities for interest-sensitive products. We discount future expected cash flows based on interest rates currently being offered for similar contracts with similar maturities.

     Liabilities related to certificates of deposit. We estimate the fair value of these liabilities using discounted cash flow analyses based on current crediting rates. Since crediting rates are generally not guaranteed beyond one year, market value approximates carrying value.

     Investment borrowings and notes payable. For publicly traded debt, we use current market values. For other notes, we use discounted cash flow analyses based on our current incremental borrowing rates for similar types of borrowing arrangements.

     Company-obligated mandatorily redeemable preferred securities of subsidiary trusts. We use quoted market prices.

                         CONSECO, INC. AND SUBSIDIARIES

     Here are the estimated fair values of our financial instruments:

                                                               2000                      1999
                                                      ----------------------    ----------------------
                                                      CARRYING       FAIR       CARRYING       FAIR
                                                       AMOUNT        VALUE       AMOUNT        VALUE
                                                      --------       -----      --------       -----
                                                                   (DOLLARS IN MILLIONS)
Financial assets:
  Actively managed fixed maturities...............    $21,755.1    $21,755.1    $22,203.8    $22,203.8
  Interest-only securities........................        432.9        432.9        905.0        905.0
  Equity securities...............................        248.3        248.3        312.7        312.7
  Mortgage loans..................................      1,238.6      1,197.7      1,274.5      1,188.0
  Policy loans....................................        647.2        647.2        664.1        664.1
  Venture capital investment in TeleCorp..........        258.6        258.6        430.1        430.1
  Other invested assets...........................        436.9        626.9        641.4        917.4
  Cash and cash equivalents.......................      1,663.6      1,663.6      1,686.9      1,686.9
  Finance receivables (including finance
     receivables -- securitized)..................     16,487.8     17,108.7      9,834.6     10,183.0
Financial liabilities:
  Insurance liabilities for interest-sensitive
     products (1).................................     16,123.2     16,123.2     17,322.4     17,322.4
  Liabilities related to certificates of
     deposit......................................      1,873.3      1,873.3        870.5        870.5
  Investment borrowings...........................        219.8        219.8        828.9        828.9
  Notes payable and commercial paper:
     Corporate....................................      5,055.0      4,394.9      4,624.2      4,573.5
     Finance......................................      2,810.9      2,734.0      2,540.1      2,539.3
     Related to securitized finance receivables
       structured as collateralized borrowings....     12,100.6     12,323.8      4,641.8      4,636.8
  Company-obligated mandatorily redeemable
     preferred securities of subsidiary trusts....      2,403.9      1,290.3      2,639.1      2,135.3

-------------------------
(1) The estimated fair value of the liabilities for interest-sensitive products was approximately equal to its carrying value at December 31, 2000 and 1999. This was because interest rates credited on the vast majority of account balances approximate current rates paid on similar products and because these rates are not generally guaranteed beyond one year. We are not required to disclose fair values for insurance liabilities, other than those for interest-sensitive products. However, we take into consideration the estimated fair values of all insurance liabilities in our overall management of interest rate risk. We attempt to minimize exposure to changing interest rates by matching investment maturities with amounts due under insurance contracts.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

     During the third quarter of 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board issued EITF 99-20, a new accounting requirement for the recognition of impairment on interest-only securities and other retained beneficial interests in securitized finance assets.

     Under the prior accounting rule, declines in the value of our interest-only securities and other retained beneficial interests in securitized financial assets were recognized in the statement of operations when the present value of estimated cash flows discounted at a risk-free rate using current assumptions was less than the carrying value of the interest-only security.

     Under the new accounting rule, declines in value are recognized when: (i) the fair value of the security is less than its carrying value; and (ii) the timing and/or amount of cash expected to be received

                         CONSECO, INC. AND SUBSIDIARIES
from the security has changed adversely from the previous valuation which determined the carrying value of the security. When both occur, the security is written down to fair value.

     We adopted the new accounting rule on July 1, 2000. The cumulative effect of the accounting change for periods prior to July 1, 2000 was a decrease to net income of $55.3 million (net of an income tax benefit of $29.9 million), or $.17 per diluted share. The cumulative effect of the accounting change includes: (i) $45.5 million (net of an income tax benefit of $24.7 million) related to interest-only securities; and (ii) $9.8 million (net of an income tax benefit of $5.2 million) related to other retained beneficial interests in securitized financial assets held by our insurance segment.

IMPAIRMENT CHARGE

     During 2000, actual default and loss trends were worse than our previous estimates. In light of these trends, management analyzed the assumptions used to determine the estimated fair value of the interest-only securities and made changes to the credit loss assumptions and the discount rate used to determine the value of our securities. These changes also reflected other economic factors and further methodology enhancements made by the Company. As a result, the expected future cash flows from interest-only securities changed adversely from previous estimates. Pursuant to the requirements of EITF 99-20, the effect of these changes was reflected immediately in earnings as an impairment charge. The effect of the impairment charge and adjustments to the value of our interest-only securities and servicing rights totaled $515.7 million ($324.9 million after the income tax benefit) for 2000 (in addition to the cumulative effect of adopting EITF 99-20 of $70.2 million ($45.5 million after the income tax benefit)).

     In addition, during 1999 and early 2000, the Company reevaluated its interest-only securities and servicing rights, including the underlying assumptions, in light of loss experience exceeding previous expectations. The principal change in the revised assumptions resulting from this process was an increase in expected future credit losses, relating primarily to reduced assumptions as to future housing price inflation, recent loss experience and refinements to the methodology of the valuation process. The effect of this change was offset somewhat by a revision to the estimation methodology to incorporate the value associated with the cleanup call rights held by the Company in securitizations. We recognized a $554.3 million impairment charge ($349.2 million after tax) in 1999 to reduce the book value of the interest-only securities and servicing rights.

     During the second quarter of 1998, prepayments on securitized loan contracts exceeded our expectations and management concluded that such prepayments were likely to continue to be higher than expected in future periods as well. As a result of these developments, we concluded that the value of the interest-only securities and servicing rights had been impaired, and we determined a new value using then current assumptions. In addition, the market yields of publicly traded securities similar to our interest-only securities also increased during the second quarter of 1998. The assumptions used to determine the new value at that time were based on our internal evaluations and consultation with external investment managers having significant experience in valuing these securities. Such assumptions reflected the following changes from the assumptions previously used: (i) an increase in prepayment rates; (ii) an increase in the discount rate used to determine the present value of future cash flows; and (iii) an increase in anticipated default rates. We recognized a $549.4 million ($355.8 million after tax) impairment charge in 1998 to reduce the carrying value of the interest-only securities and servicing rights.

ACCOUNTING CHANGES

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging

                         CONSECO, INC. AND SUBSIDIARIES

Activities" ("SFAS 138") requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be recorded each period either in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, on the type of hedge transaction. We will adopt SFAS 133 as of January 1, 2001. Because of our minimal use of derivatives, other than the S&P 500 Call Options and embedded derivatives associated with our equity-indexed annuities, we do not anticipate that the adoption of the new standard and implementation guidance approved by FASB prior to December 31, 2000, will have a material impact on the Company's financial position or results of operations. On March 14, 2001, FASB approved additional SFAS 133 implementation guidance regarding derivatives associated with equity-indexed annuity products. We are still finalizing the actual impact of complying with the provisions of the recently approved implementation guidance, which was initially issued as draft guidance by FASB's Derivative Implementation Group in December 2000.

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 140, "Accounting for the Transfer and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140") which is a replacement for SFAS 125; and a related implementation guide. SFAS 140 and the implementation guide have changed the criteria that must be met for securitization transactions to be recorded under the portfolio method. We do not believe we will need to make any significant changes to our securitization structures to meet the new criteria which are effective for securitization transactions completed after March 31, 2001.

     SFAS 140 also requires additional disclosures regarding securitization transactions, which are reflected in these notes to the consolidated financial statements.

2.  ACQUISITIONS

       MERGER ACCOUNTED FOR AS A POOLING OF INTERESTS

     On June 30, 1998, we completed the Merger. We issued a total of 128.7 million shares of Conseco common stock (including 5.0 million common equivalent shares issued in exchange for Conseco Finance's outstanding options), exchanging
 .9165 of a share of Conseco common stock for each share of Conseco Finance common stock. The Merger constituted a tax-free exchange and was accounted for under the pooling of interests method. We restated all prior period consolidated financial statements to include Conseco Finance as though it had always been a subsidiary of Conseco.

     The revenues and net income (loss) for Conseco and Conseco Finance, separately and combined, for periods prior to the Merger were as follows:

                                                                SIX MONTHS ENDED
                                                                 JUNE 30, 1998
                                                                ----------------
Revenues:
  Conseco...................................................        $3,232.1
  Conseco Finance...........................................           581.9
  Less elimination of intercompany revenues.................             (.8)
                                                                    --------
     Combined...............................................        $3,813.2
                                                                    ========
Net income (loss):
  Conseco...................................................        $  274.7
  Conseco Finance...........................................          (358.9)
  Less elimination of intercompany net income...............            (2.8)
                                                                    --------
     Combined...............................................        $  (87.0)
                                                                    ========

                         CONSECO, INC. AND SUBSIDIARIES

3.  INVESTMENTS:

     At December 31, 2000, the amortized cost and estimated fair value of actively managed fixed maturities and equity securities were as follows:

                                                                       GROSS         GROSS       ESTIMATED
                                                        AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                          COST         GAINS         LOSSES        VALUE
                                                        ---------    ----------    ----------    ---------
                                                                      (DOLLARS IN MILLIONS)
Investment grade:
  Corporate securities..............................    $13,098.9      $ 72.6       $  715.5     $12,456.0
  United States Treasury securities and obligations
     of United States government corporations and
     agencies.......................................        303.4        11.4             .5         314.3
  States and political subdivisions.................        142.9         2.1            2.6         142.4
  Debt securities issued by foreign governments.....        183.1         1.3            6.6         177.8
  Mortgage-backed securities........................      6,794.2        53.5           71.0       6,776.7
Below-investment grade (primarily corporate
  securities).......................................      2,407.7         6.2          526.0       1,887.9
                                                        ---------      ------       --------     ---------
       Total actively managed fixed maturities......    $22,930.2      $147.1       $1,322.2     $21,755.1
                                                        =========      ======       ========     =========
Equity securities...................................    $   286.8      $  6.2       $   44.7     $   248.3
                                                        =========      ======       ========     =========

     At December 31, 1999, the amortized cost and estimated fair value of actively managed fixed maturities and equity securities were as follows:

                                                                       GROSS         GROSS       ESTIMATED
                                                        AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                          COST         GAINS         LOSSES        VALUE
                                                        ---------    ----------    ----------    ---------
                                                                      (DOLLARS IN MILLIONS)
Investment grade:
  Corporate securities..............................    $13,570.6      $37.7        $  965.9     $12,642.4
  United States Treasury securities and obligations
     of United States government corporations and
     agencies.......................................        317.4        1.7             8.0         311.1
  States and political subdivisions.................        151.5         .1            10.1         141.5
  Debt securities issued by foreign governments.....        124.1         .8            11.0         113.9
  Mortgage-backed securities........................      7,587.1        6.4           362.4       7,231.1
Below-investment grade (primarily corporate
  securities).......................................      1,939.7       30.3           206.2       1,763.8
                                                        ---------      -----        --------     ---------
       Total actively managed fixed maturities......    $23,690.4      $77.0        $1,563.6     $22,203.8
                                                        =========      =====        ========     =========
Equity securities...................................    $   323.7      $22.8        $   33.8     $   312.7
                                                        =========      =====        ========     =========

     Accumulated other comprehensive loss is primarily comprised of unrealized losses on actively managed fixed maturity investments. Such amounts, included in shareholders' equity as of December 31, 2000 and 1999, were as follows:

                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
Unrealized losses on investments............................    $(1,241.9)   $(1,504.3)
Adjustments to cost of policies purchased and cost of
  policies produced.........................................        219.7        291.2
Deferred income tax benefit.................................        371.4        443.4
Other.......................................................          (.2)        (1.9)
                                                                ---------    ---------
  Accumulated other comprehensive loss......................    $  (651.0)   $  (771.6)
                                                                =========    =========

                         CONSECO, INC. AND SUBSIDIARIES

     The following table sets forth the amortized cost and estimated fair value of actively managed fixed maturities at December 31, 2000, by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Most of the mortgage-backed securities shown below provide for periodic payments throughout their lives.

                                                                             ESTIMATED
                                                                AMORTIZED      FAIR
                                                                  COST         VALUE
                                                                ---------    ---------
                                                                (DOLLARS IN MILLIONS)
Due in one year or less.....................................    $   305.0    $   304.6
Due after one year through five years.......................      2,491.7      2,434.8
Due after five years through ten years......................      4,039.6      3,798.8
Due after ten years.........................................      8,555.7      7,918.9
                                                                ---------    ---------
  Subtotal..................................................     15,392.0     14,457.1
Mortgage-backed securities (a)..............................      7,538.2      7,298.0
                                                                ---------    ---------
       Total actively managed fixed maturities..............    $22,930.2    $21,755.1
                                                                =========    =========

-------------------------
(a) Includes below-investment grade mortgage-backed securities with an amortized cost and estimated fair value of $744.0 million and $521.3 million, respectively.

     Net investment income consisted of the following:

                                                                  2000        1999        1998
                                                                  ----        ----        ----
                                                                     (DOLLARS IN MILLIONS)
Insurance and fee-based operations:
  Fixed maturities..........................................    $1,647.6    $1,641.0    $1,628.5
  Venture capital investment income (loss)..................      (199.5)      354.8          --
  Equity securities.........................................        37.3        85.1        27.4
  Mortgage loans............................................       105.1       106.4        96.4
  Policy loans..............................................        38.4        44.5        44.1
  Equity-indexed products...................................        12.9       142.3       103.9
  Other invested assets.....................................        93.7        91.5       139.5
  Cash and cash equivalents.................................        63.4        60.2        57.0
  Separate accounts.........................................       246.0       172.8        51.0
                                                                --------    --------    --------
     Gross investment income................................     2,044.9     2,698.6     2,147.8
Amortization of the cost of S&P 500 Call Options and other
  investment expenses.......................................       138.0       104.9        69.7
                                                                --------    --------    --------
     Net investment income earned by insurance and fee-based
       operations...........................................     1,906.9     2,593.7     2,078.1
Finance operations:
  Finance receivables and other.............................     1,906.9       632.6       295.5
  Interest-only securities..................................       106.6       185.1       132.9
                                                                --------    --------    --------
       Net investment income................................    $3,920.4    $3,411.4    $2,506.5
                                                                ========    ========    ========

     The carrying value of fixed maturity investments and mortgage loans not accruing investment income totaled $98.4 million, $48.3 million and $50.1 million at December 31, 2000, 1999 and 1998, respectively.

                         CONSECO, INC. AND SUBSIDIARIES

     Investment gains (losses), net of investment gain expenses, were included in revenue as follows:

                                                                 2000       1999       1998
                                                                 ----       ----       ----
                                                                   (DOLLARS IN MILLIONS)
Fixed maturities:
  Gross gains...............................................    $  89.2    $ 121.1    $458.0
  Gross losses..............................................     (166.9)    (168.4)   (138.6)
  Other than temporary decline in fair value................     (143.6)     (24.1)    (11.7)
                                                                -------    -------    ------
     Net investment gains (losses) from fixed maturities
      before expenses.......................................     (221.3)     (71.4)    307.7
Equity securities...........................................       17.6       10.2      (9.1)
Mortgages...................................................       (3.2)       (.8)     (2.1)
Other than temporary decline in fair value of equity
  securities and other invested assets......................      (45.7)      (3.7)    (20.7)
Loss related to termination of interest rate swap
  agreements................................................      (59.2)        --        --
Other.......................................................       (2.1)     (20.7)      1.9
                                                                -------    -------    ------
     Net investment gains (losses) before expenses..........     (313.9)     (86.4)    277.7
Investment expenses.........................................       44.4       69.8      69.5
                                                                -------    -------    ------
     Net investment gains (losses)..........................    $(358.3)   $(156.2)   $208.2
                                                                =======    =======    ======

     At December 31, 2000, the mortgage loan balance was primarily comprised of commercial loans. Approximately 8 percent, 8 percent, 7 percent, 7 percent, 7 percent and 6 percent of the mortgage loan balance were on properties located in Ohio, New York, Florida, Pennsylvania, Texas and California, respectively. No other state comprised greater than 5 percent of the mortgage loan balance. Less than 1 percent of the mortgage loan balance was noncurrent at December 31, 2000. Our allowance for loss on mortgage loans was $3.8 million at both December 31, 2000 and 1999.

     Life insurance companies are required to maintain certain investments on deposit with state regulatory authorities. Such assets had an aggregate carrying value of $225.0 million at December 31, 2000.

     Conseco had no investments in any single entity in excess of 10 percent of shareholders' equity at December 31, 2000, other than investments issued or guaranteed by the United States government or a United States government agency.

4.  FINANCE RECEIVABLES AND INTEREST-ONLY SECURITIES:

     Subsequent to September 8, 1999, we are using the portfolio method to account for new securitization transactions. Our new securitizations are structured in a manner that requires them to be accounted for under the portfolio method, whereby the loans and securitization debt remain on our balance sheet, rather than as sales, pursuant to SFAS 125.

     We classify the finance receivables transferred to the securitization trusts and held as collateral for the notes issued to investors as "finance receivables -- securitized". The average interest rate earned on these receivables was 12.2 percent and 11.7 percent at December 31, 2000 and 1999, respectively. We classify the notes issued to investors in the securitization trusts as "notes payable related to securitized finance receivables structured as collateralized borrowings".

                         CONSECO, INC. AND SUBSIDIARIES

     The following table summarizes our finance receivables -- securitized by business line and categorized as either: (i) a part of our continuing lines; or
(ii) a part of the business units we have decided to sell, close or runoff (the "discontinued lines"):

                                                                    DECEMBER 31,
                                                                ---------------------
                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
Continuing lines:
  Manufactured housing......................................    $ 5,602.1    $  953.0
  Mortgage services.........................................      5,126.0     2,077.3
  Retail credit.............................................        653.8          --
  Floorplan.................................................        637.0       637.0
                                                                ---------    --------
                                                                 12,018.9     3,667.3
  Less allowance for credit losses..........................        166.4         4.4
                                                                ---------    --------
     Net finance receivables -- securitized for continuing
      lines.................................................     11,852.5     3,662.9
                                                                ---------    --------
Discontinued lines:
  Consumer finance..........................................        247.3       278.9
  Transportation............................................           --       581.9
  Vendor finance............................................        531.0       216.1
                                                                ---------    --------
                                                                    778.3     1,076.9
  Less allowance for credit losses..........................          8.0         9.3
                                                                ---------    --------
     Net finance receivables -- securitized for discontinued
      lines.................................................        770.3     1,067.6
                                                                ---------    --------
       Total finance receivables -- securitized.............    $12,622.8    $4,730.5
                                                                =========    ========

     The following table summarizes our other finance receivables by business line and categorized as either: (i) a part of our continuing lines; or (ii) a part of our discontinued lines:

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
Continuing lines:
  Manufactured housing......................................    $  263.0     $  795.8
  Mortgage services.........................................     1,373.1      1,277.0
  Retail credit.............................................     1,110.1        867.8
  Floorplan.................................................          --        602.7
                                                                --------     --------
                                                                 2,746.2      3,543.3
  Less allowance for credit losses..........................        95.5         38.8
                                                                --------     --------
     Net other finance receivables for continuing lines.....     2,650.7      3,504.5
                                                                --------     --------

                         CONSECO, INC. AND SUBSIDIARIES

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
Discontinued lines:
  Consumer finance..........................................       575.1        142.2
  Transportation............................................       137.8        337.8
  Vendor finance............................................       331.3        423.3
  Park construction.........................................       131.2        188.7
  Other.....................................................        75.8        543.5
                                                                --------     --------
                                                                 1,251.2      1,635.5
  Less allowance for credit losses..........................        36.9         35.9
                                                                --------     --------
     Net other finance receivables for discontinued lines...     1,214.3      1,599.6
                                                                --------     --------
       Total other finance receivables......................    $3,865.0     $5,104.1
                                                                ========     ========

     The changes in the allowance for credit losses included in finance receivables were as follows:

                                                                   2000        1999       1998
                                                                   ----        ----       ----
                                                                      (DOLLARS IN MILLIONS)
Allowance for credit losses, beginning of year..............      $  88.4      $43.0      $19.8
Additions to the allowance (a)..............................        472.8      128.7       44.2
Credit losses, net..........................................       (254.4)     (83.3)     (21.0)
                                                                  -------      -----      -----
Allowance for credit losses, end of year....................      $ 306.8      $88.4      $43.0
                                                                  =======      =====      =====

-------------------------
(a) Additions to the allowance for 2000 include: (i) $48.0 million related to regulatory changes related to our bank subsidiary and classified as a component of "special charges" (see note 9); (ii) $45.9 million related to discontinued lines and classified as a component of "special charges" (see note 9); and (iii) $24.7 million related to a block of finance receivables repurchased during 2000. (Such block was previously sold to unaffiliated parties in securitization transactions.)

     The securitizations structured prior to September 8, 1999, met the applicable criteria to be accounted for as sales. At the time the loans were securitized and sold, we recognized a gain and recorded our retained interest represented by the interest-only security. The interest-only security represents the right to receive, over the life of the pool of receivables: (i) the excess of the principal and interest received on the receivables transferred to the special purpose entity over the principal and interest paid to the holders of other interests in the securitization; and (ii) contractual servicing fees. In some of those securitizations, we also retained certain lower-rated securities that are senior in payment priority to the interest-only securities. Such retained securities (classified as actively managed fixed maturity securities) had a par value, fair market value and amortized cost of $769.8 million, $494.6 million and $716.8 million, respectively, at December 31, 2000, and had a par value, fair market value and amortized cost of $769.8 million, $694.3 million and $712.6 million, respectively, at December 31, 1999.

     During 1999 and 1998, the Company sold $9.7 billion and $13.4 billion, respectively, of finance receivables in various securitized transactions and recognized gains of $550.6 million and $745.0 million, respectively. During 2000, we recognized no gain on sale related to securitized transactions.

     The interest-only securities on our balance sheet represent an allocated portion of the cost basis of the finance receivables in the securitization transactions accounted for as sales related to transactions structured prior to September 8, 1999. Our interest-only securities and other retained interests in those securitization transactions are subordinate to the interests of other investors. Their values are subject to credit, prepayment, and interest rate risk on the securitized finance receivables. We include the difference

                         CONSECO, INC. AND SUBSIDIARIES
between estimated fair value and the amortized cost of the interest-only securities (after adjustments for impairments required to be recognized in earnings) in "accumulated other comprehensive loss, net of taxes".

     As described in note 1 under the caption entitled "Cumulative Effect of Accounting Change", the Company adopted the requirements of EITF 99-20 effective July 1, 2000. During 2000, management analyzed the assumptions used to determine the estimated fair value of the interest-only securities and made changes to the credit loss assumptions and the discount rate used to determine the value of several securities. These changes were made considering recent adverse default and loss trends and other economic factors. As a result of these changes, the cash flows from interest-only securities changed adversely from previous estimates. Pursuant to the requirements of EITF 99-20, the effect of these changes were reflected immediately in earnings as an impairment charge. The effect of the impairment charge and adjustments to the value of our interest-only securities and servicing rights totaled $515.7 million ($324.9 million after the income tax benefit) for 2000 (in addition to the cumulative effect of adopting EITF 99-20 of $70.2 million ($45.5 million after the income tax benefit)).

                         CONSECO, INC. AND SUBSIDIARIES

     At December 31, 2000, key economic assumptions used to determine the estimated fair value of our retained interests in securitizations and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent changes in those assumptions are as follows:

                                                MANUFACTURED      HOME EQUITY/      CONSUMER/
                                                  HOUSING       HOME IMPROVEMENT    EQUIPMENT      TOTAL
                                                ------------    ----------------    ---------      -----
                                                                  (DOLLARS IN MILLIONS)
Carrying amount/fair value of retained
  interests:
  Interest-only securities..................     $   245.4          $  177.5        $   10.0     $   432.9
  Servicing assets (liabilities)............          14.7               2.0            (1.9)         14.8
  Bonds.....................................         249.5             227.1            18.0         494.6
                                                 ---------          --------        --------     ---------
       Total retained interests.............     $   509.6          $  406.6        $   26.1     $   942.3
                                                 =========          ========        ========     =========
Cumulative principal balance of sold finance
  receivables...............................     $20,256.4          $6,489.7        $1,936.3     $28,682.4
Weighted average life in years..............           6.8               3.8             2.5           5.9
Weighted average stated customer interest
  rate on sold finance receivables..........           9.9%             11.6%           10.8%
Assumptions to determine estimated fair
  value and impact of favorable and adverse
  changes:
Expected prepayment speed as a percentage of
  principal balance of sold finance
  receivables (a)...........................           7.9%             18.5%           19.7%         11.1%
     Impact on fair value of 10 percent
       favorable change.....................     $    21.8          $   29.4        $    2.0     $    53.2
     Impact on fair value of 20 percent
       favorable change.....................          46.2              60.2             3.9         110.3
     Impact on fair value of 10 percent
       adverse change.......................          23.9              24.8             1.5          50.2
     Impact on fair value of 20 percent
       adverse change.......................          45.2              46.7             2.9          94.8
Expected future nondiscounted credit losses
  as a percentage of principal of related
  finance receivables (a)...................          10.2%              6.5%            6.5%          9.1%
     Impact on fair value of 10 percent
       favorable change.....................     $   138.9          $   34.4        $    9.6     $   182.9
     Impact on fair value of 20 percent
       favorable change.....................         275.7              69.9            18.9         364.5
     Impact on fair value of 10 percent
       adverse change.......................         145.9              24.8             6.4         181.1
     Impact on fair value of 20 percent
       adverse change.......................         290.4              47.9            12.7         351.0
Residual cash flow discount rate (annual)...          15.0%             15.0%           15.0%         15.0%
  Impact on fair value of 10 percent
     favorable change.......................     $    37.2          $   26.5        $    2.4     $    66.1
  Impact on fair value of 20 percent
     favorable change.......................          74.2              54.3             4.4         132.9
  Impact on fair value of 10 percent adverse
     change.................................          38.9              25.0             2.0          65.9
  Impact on fair value of 20 percent adverse
     change.................................          70.3              48.4             3.8         122.5

                         CONSECO, INC. AND SUBSIDIARIES

-------------------------
(a) The valuation of interest-only securities is affected not only by the projected level of prepayments of principal and net credit losses, but also by the projected timing of such prepayments and net credit losses. Should such timing differ materially from our projections, it could have a material effect on the valuation of our interest-only securities. Additionally, such valuation is determined by discounting cash flows over the entire expected life of the receivables sold.

     These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

     The following table summarizes certain cash flows received from and paid to the securitization trusts during 2000 (dollars in millions):

Servicing fees received.....................................    $   123.8
Cash flows from interest-only securities....................        187.6
Cash flows from retained bonds..............................         69.9
Purchases of delinquent or foreclosed assets................        (23.9)
Servicing advances..........................................     (1,056.1)
Repayment of servicing advances.............................      1,063.5

     We have projected lower cash flows from our interest-only securities in 2001, reflecting our assumption that the adverse loss experience in 2000 will continue into 2001 and then improve over time. As a result of these assumptions, we project that payments related to guarantees issued in conjunction with the sales of certain finance receivables will exceed the amounts paid in previous periods. These projected payments are considered in the projected cash flows we use to value our interest-only securities. See note 8 for additional information about the guarantees.

     The following table summarizes quantitative information about delinquencies, net credit losses, and components of managed finance receivables:

                                                                     PRINCIPAL BALANCE
                                                                      60 DAYS OR MORE
                                             PRINCIPAL BALANCE            PAST DUE         NET CREDIT LOSSES
                                           ----------------------    ------------------    FOR THE YEAR ENDED
                                                         AT DECEMBER 31,                      DECEMBER 31,
                                           --------------------------------------------    ------------------
                                             2000         1999        2000       1999       2000       1999
                                             ----         ----        ----       ----       ----       ----
                                                                 (DOLLARS IN MILLIONS)
Type of finance receivables
  Manufactured housing.................    $26,314.4    $24,650.1    $569.3     $381.9     $413.9     $285.8
  Home equity/home improvement.........     13,307.0     12,174.1     120.5      118.8      154.6      101.3
  Consumer.............................      3,887.4      3,836.0      76.4       85.1      181.0       99.9
  Commercial...........................      3,077.1      5,131.2      35.2       54.9       95.5       52.4
                                           ---------    ---------    ------     ------     ------     ------
       Total managed receivables.......     46,585.9     45,791.4     801.4      640.7      845.0      539.4
Less finance receivables securitized...     29,636.0     35,686.8     536.6      541.9      590.6      456.1
Less allowance for credit losses.......        306.8         88.4        --         --         --         --
Less deferred points and other, net....        155.3        181.6        --         --         --         --
                                           ---------    ---------    ------     ------     ------     ------
Finance receivables held on balance
  sheet................................    $16,487.8    $ 9,834.6    $264.8     $ 98.8     $254.4     $ 83.3
                                           =========    =========    ======     ======     ======     ======

                         CONSECO, INC. AND SUBSIDIARIES

     Activity in the interest-only securities account during 2000, 1999 and 1998 is as follows:

                                                                 2000       1999        1998
                                                                 ----       ----        ----
                                                                    (DOLLARS IN MILLIONS)
Balance, beginning of year..................................    $905.0    $1,305.4    $1,398.7
  Additions resulting from securitizations during the
     period.................................................        --       393.9       719.6
  Additions resulting from clean-up calls (a)...............     100.3          --          --
  Investment income.........................................     106.6       185.1       132.9
  Cash received, net........................................    (187.6)     (442.6)     (358.0)
  Impairment charge to reduce carrying value................    (434.1)     (533.8)     (544.4)
  Cumulative effect of change in accounting principle.......     (70.2)         --          --
  Change in unrealized depreciation charged to shareholders'
     equity.................................................      12.9        (3.0)      (43.4)
                                                                ------    --------    --------
Balance, end of year........................................    $432.9    $  905.0    $1,305.4
                                                                ======    ========    ========

-------------------------
(a) During 2000, clean-up calls were exercised for ten securitizations that were previously recognized as sales. The interest-only securities related to these securitizations had previously been separately securitized with other interest-only securities in transactions recognized as sales. The repurchase of the collateral underlying the ten securitizations triggered a requirement for the Company to repurchase a portion of the interest-only securities.

                         CONSECO, INC. AND SUBSIDIARIES

5.  LIABILITIES FOR INSURANCE AND ASSET ACCUMULATION PRODUCTS:

     These liabilities consisted of the following:

                                                                           INTEREST
                                              WITHDRAWAL     MORTALITY       RATE
                                              ASSUMPTION     ASSUMPTION   ASSUMPTION     2000        1999
                                             -------------   ----------   ----------   ---------   ---------
                                                                                       (DOLLARS IN MILLIONS)
Future policy benefits:
  Interest-sensitive products:
     Investment contracts..................       N/A           N/A          (c)       $11,502.9   $12,641.0
     Universal life-type contracts.........       N/A           N/A          N/A         4,620.3     4,681.4
                                                                                       ---------   ---------
       Total interest-sensitive products...                                             16,123.2    17,322.4
                                                                                       ---------   ---------
  Traditional products:
     Traditional life insurance
       contracts...........................     Company         (a)           6%         2,082.4     1,972.3
                                              experience
     Limited-payment contracts.............     Company         (b)           7%           877.2       985.3
                                              experience,
                                             if applicable
     Individual and group accident and
       health..............................     Company       Company         6%         4,915.5     4,579.7
                                              experience     experience
                                                                                       ---------   ---------
       Total traditional products..........                                              7,875.1     7,537.3
                                                                                       ---------   ---------
Claims payable and other policyholder
  funds....................................       N/A           N/A          N/A         1,026.1     1,042.3
Liabilities related to separate accounts
  and investment trust.....................       N/A           N/A          N/A         2,610.1     2,231.4
Liabilities related to certificates of
  deposit..................................       N/A           N/A          N/A         1,873.3       870.5
                                                                                       ---------   ---------
       Total...............................                                            $29,507.8   $29,003.9
                                                                                       =========   =========

-------------------------
(a) Principally, modifications of the 1965 -- 70 and 1975 -- 80 Basic, Select and Ultimate Tables.

(b) Principally, the 1984 United States Population Table and the NAIC 1983 Individual Annuitant Mortality Table.

(c) In both 2000 and 1999: (i) approximately 96 percent of this liability represented account balances where future benefits are not guaranteed; and
    (ii) approximately 4 percent represented the present value of guaranteed future benefits determined using an average interest rate of approximately 6 percent.

                         CONSECO, INC. AND SUBSIDIARIES

6.  INCOME TAXES:

     Income tax assets (liabilities) were comprised of the following:

                                                                  2000         1999
                                                                ---------    ---------
                                                                (DOLLARS IN MILLIONS)
Deferred income tax assets (liabilities):
  Actively managed fixed maturities.........................    $    70.3    $     1.9
  Interest-only securities..................................         32.2       (282.4)
  Venture capital investment in TeleCorp....................        (67.9)      (127.9)
  Cost of policies purchased and cost of policies
     produced...............................................     (1,128.0)    (1,086.0)
  Insurance liabilities.....................................      1,031.8      1,137.6
  Allowance for loan losses.................................        116.6         33.6
  Reserve for losses on loan guarantees.....................         87.6          7.0
  Unrealized depreciation...................................        371.4        443.4
  Net operating loss carryforward...........................        393.2        269.9
  Other.....................................................       (293.6)      (242.1)
                                                                ---------    ---------
     Deferred income tax assets (liabilities)...............        613.6        155.0
Current income tax assets (liabilities).....................         33.6         54.8
                                                                ---------    ---------
     Income tax assets (liabilities)........................    $   647.2    $   209.8
                                                                =========    =========

     Income tax expense was as follows:

                                                                   2000         1999        1998
                                                                   ----         ----        ----
                                                                       (DOLLARS IN MILLIONS)
Current tax provision.......................................      $  70.9      $270.3      $235.7
Deferred tax provision (benefit)............................       (447.1)      152.8       209.9
                                                                  -------      ------      ------
  Income tax expense (benefit)..............................      $(376.2)     $423.1      $445.6
                                                                  =======      ======      ======

     A reconciliation of the U.S. statutory corporate tax rate to the effective rate reflected in the consolidated statement of operations is as follows:

                                                                  2000       1999      1998
                                                                  ----       ----      ----
U.S. statutory corporate rate...............................      (35.0)%    35.0%     35.0%
Nondeductible goodwill amortization.........................        2.9       3.3       3.6
Other nondeductible expenses................................        2.2        --        --
State taxes.................................................         .4        .9       1.4
Settlement of tax issues....................................         --      (2.6)       --
Provision for tax issues and other..........................        1.9        .2       2.6
                                                                  -----      ----      ----
  Income tax expense (benefit)..............................      (27.6)%    36.8%     42.6%
                                                                  =====      ====      ====

     At December 31, 2000, Conseco had federal income tax loss carryforwards of $1,123.5 million available (subject to various statutory restrictions) for use on future tax returns. Portions of these carryforwards begin expiring in 2002. The following restrictions exist with respect to the utilization of portions of the loss carryforwards: (i) $52.0 million may be used only to offset income from our non-life insurance companies; (ii) $107.0 million (attributable to acquired companies) may be used only to offset the income from those companies; and (iii) $964.5 million is available to offset income from certain life insurance subsidiaries, our finance subsidiaries and other non-life insurance subsidiaries. None of the carryforwards are available to reduce the future tax provision for financial reporting purposes.

                         CONSECO, INC. AND SUBSIDIARIES

7.  NOTES PAYABLE AND COMMERCIAL PAPER:

DIRECT CORPORATE OBLIGATIONS

     Notes payable and commercial paper, representing direct corporate obligations at December 31, 2000 and 1999, were as follows (interest rates as of December 31, 2000):

                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
$1.5 billion bank credit facility (9.2%)....................    $1,500.0     $1,032.0
Other bank credit facilities (9.2%).........................       551.2           --
Commercial paper............................................          --        898.4
7.875% notes due December 2000..............................          --        150.0
7.6% senior notes due 2001..................................       118.9        118.9
6.4% notes due 2001 to 2003.................................       800.0        800.0
8.5% notes due 2002.........................................       450.0        450.0
Notes payable due 2003......................................          --        250.0
8.75% notes due 2004........................................       788.0           --
6.8% senior notes due 2005..................................       250.0        250.0
9.0% notes due 2006.........................................       550.0        550.0
Other.......................................................        92.1        143.5
                                                                --------     --------
     Total principal amount.................................     5,100.2      4,642.8
Unamortized net discount....................................        45.2         18.6
                                                                --------     --------
     Direct corporate obligations...........................    $5,055.0     $4,624.2
                                                                ========     ========

     During 2000, the Company restructured its bank credit facilities. The amended facilities include: (i) a $1.5 billion five year facility (the "$1.5 billion facility"); and (ii) other bank credit facilities due December 31, 2001 (the "near-term facilities"). The $1.5 billion facility is due December 31, 2003; however, subject to the absence of any default, the Company may further extend its maturity to March 31, 2005, provided that: (i) Conseco pays an extension fee of 3.5 percent of the amount extended; and (ii) cumulative principal payments of at least $150 million have been paid by September 30, 2002 and at least $300 million by September 30, 2003.

     In amending our bank credit facilities, we agreed to the manner in which the proceeds from asset sales and refinancing transactions would be used. Through December 31, 2000, the $1,005.6 million of proceeds from such transactions were used as follows: (i) $257.1 million was used to repay the notes payable due 2003; (ii) $131.5 million was used to repay the 7.875% notes due December 2000; (iii) $419.8 million was used to reduce the total borrowings under our near-term facilities; (iv) $81.9 million was transferred to a segregated cash account for the payment of debt; and (v) $115.3 million was added to the general cash balance of the Company. Additional amounts have been added to the segregated cash account for the payment of debt through March 1, 2001; its balance is now $402.3 million.

     Pursuant to the amendment of our bank credit facilities, we have agreed that any amounts received from asset sales or refinancing transactions occurring after December 31, 2000 (with certain exceptions), would be used as follows: (i) the first $13 million received may be retained by Conseco until we have cash on hand held by the parent company of $330 million; (ii) of the next $512 million received, $73 million would be used to reduce our near-term facilities and $439 million would be added to the segregated cash account for the payment of public debt maturing in 2001; (iii) the next $200 million received would be added to the segregated cash account for the payment of debt maturing in 2001; (iv) the next available proceeds would be applied 80 percent to reduce our near-term facilities, with the remaining 20 percent retained by Conseco until we have cash on hand of $330 million held by the parent company, and then

                         CONSECO, INC. AND SUBSIDIARIES

100 percent to our near-term facilities until such facilities have been paid in full; and (v) any subsequent proceeds would be applied: (a) 50 percent to repay the $1.5 billion facility and to fund a segregated cash account to provide collateral for Conseco's guarantee related to the directors, officers and key employee stock purchase program (based on the relative balance due under each facility); and (b) the remaining 50 percent would be retained by Conseco. No assurance can be provided as to the timing, proceeds, or other terms related to any potential asset sale or financing transaction.

     The amended bank credit facilities require the Company to maintain various financial ratios and balances, as defined in the agreement including: (i) a debt-to-total capitalization ratio to be less than .450:1.0 at December 31, 2000 and decreasing over time, as defined in the agreement, to 0.30:1.0 at March 31, 2004 and thereafter (such ratio was .41:1.0 at December 31, 2000); (ii) an interest coverage ratio greater than 1.00:1.0 for the quarter ending December 31, 2000 and increasing over time, as defined in the agreement, to 2.00:1.0 for the four quarters ending December 31, 2003 and thereafter (such ratio was 1.11:1.0 at December 31, 2000); (iii) adjusted earnings, as defined in the agreement, of at least $650 million for the six months ending March 31, 2001 and increasing over time, as defined in the agreement, to $2,175.0 million for the year ending December 31, 2004 (the adjusted earnings for the fourth quarter of 2000 exceed one-half of the requirement for the six months ended March 31,
2001); (iv) Conseco Finance tangible net worth, as defined in the agreement, of at least $950.0 million at December 31, 2000; $1.2 billion at December 31, 2001; $1.4 billion at December 31, 2002; $1.65 billion at December 31, 2003; and $2.0 billion at December 31, 2004 (such tangible net worth was in excess of $1.2 billion at December 31, 2000); and (v) an aggregate risk-based capital ratio with respect to our insurance subsidiaries of at least 200 percent (such ratio was greater than 240 percent at December 31, 2000).

     The amended bank credit facilities require the Company's principal insurance subsidiaries to achieve a financial strength rating of A- (Excellent) from A.M. Best by March 31, 2001. On November 7, 2000, A.M. Best upgraded the financial strength rating of our principal life insurance subsidiaries to A- (Excellent) from B++ (Very Good), satisfying the covenant requirement. The amended bank credit facilities also prohibit the payment of cash dividends on our common stock until the Company has received investment grade ratings on its outstanding public debt and all amounts due under the near-term facilities have been paid. The amended bank credit agreements also limit the issuance of additional debt, contingent obligations, liens, asset dispositions, other restrictive agreements, affiliate transactions, change in business and modification of terms of debt or preferred stock, all as defined in the agreements. The obligations under the amended bank credit facilities are guaranteed by CIHC, Incorporated, a wholly owned subsidiary of Conseco, and the ultimate holding company for Conseco's principal operating subsidiaries. In addition, $151.5 million of our near-term facilities are collateralized by most of Conseco's assets.

     The interest rate on our amended bank credit facilities is based on an IBOR rate plus a margin of 2.5 percent. Borrowings under the former and amended bank credit facilities averaged $1,787.3 million during 2000, at a weighted average interest rate of 7.6 percent.

     Borrowings under our commercial paper program averaged $337.3 million, at a weighted average interest rate of 6.1 percent during 2000. Such borrowings averaged $1,058.3 million, at a weighted average interest rate of 5.3 percent during 1999. The actions by rating agencies which occurred after March 31, 2000 affected our ability to issue commercial paper.

     On February 7, 2000, the Company completed the public offering of $800.0 million of 8.75 percent notes due February 9, 2004. The notes are unsecured and rank equally with all other unsecured senior indebtedness of Conseco. Proceeds from the offering of approximately $794.3 million (after underwriting discounts and estimated offering expenses) were used to repay outstanding indebtedness.

                         CONSECO, INC. AND SUBSIDIARIES

     During 2000, we repurchased: (i) $18.5 million par value of the 7.875 percent notes due 2000 for $16.7 million; and (ii) $12 million par value of the
8.75 percent notes due 2004 for $8.7 million. We recognized an extraordinary gain of $3.2 million (net of income taxes of $1.7 million) related to these repurchases. In addition, during 2000, the Company repurchased $250 million of notes payable due 2003. We recognized an extraordinary loss of $4.9 million (net of income taxes of $2.6 million) related to this repurchase.

     During 1998, we repurchased various senior and senior subordinated debt with: (i) par value of $343.5 million; (ii) interest rates of 8.125 percent to
11.25 percent; and (iii) maturity dates of 2002 to 2004. We recognized an extraordinary charge of $42.6 million (net of income taxes of $24.1 million).

NOTES PAYABLE, REPRESENTING DIRECT FINANCE OBLIGATIONS (EXCLUDING NOTES PAYABLE RELATED TO SECURITIZED FINANCE RECEIVABLES STRUCTURED AS COLLATERALIZED BORROWINGS)

     Notes payable, representing direct finance obligations (excluding notes payable related to securitized finance receivables structured as collateralized borrowings) at December 31, 2000 and 1999, were as follows (interest rates as of December 31, 2000):

                                                                    2000         1999
                                                                    ----         ----
                                                                  (DOLLARS IN MILLIONS)
Master repurchase agreements due on various dates in 2001
  and 2002 (7.83%)..........................................      $1,806.9     $1,620.9
Credit facility collateralized by retained interests in
  securitizations due 2003 (8.71%)..........................         590.0        499.0
Medium term notes due September 2002 and April 2003
  (6.52%)...................................................         223.7        226.7
10.25% senior subordinated notes due 2002...................         193.6        193.6
Other.......................................................           3.2          3.1
                                                                  --------     --------
     Total principal amount.................................       2,817.4      2,543.3
Unamortized net discount and deferred fees..................           6.5          3.2
                                                                  --------     --------
     Direct finance obligations.............................      $2,810.9     $2,540.1
                                                                  ========     ========

     Amounts borrowed under master repurchase agreements have increased as the balance of finance receivables eligible as collateral for these agreements has increased. At December 31, 2000, we had $3.5 billion in master repurchase agreements, commercial paper conduit facilities and other facilities with various banking and investment banking firms for the purpose of financing our consumer and commercial finance loan production. These facilities typically provide financing of a certain percentage of the underlying collateral and are subject to the availability of eligible collateral and, in some cases, the willingness of the banking firms to continue to provide financing. Some of these agreements provide for annual terms which are extended either quarterly or semi-annually by mutual agreement of the parties for an additional annual term based upon receipt of updated quarterly financial information. At December 31, 2000, we had borrowed $1.8 billion of the $3.5 billion available under such agreements.

     During 2000, the Company amended an agreement with Lehman related to certain master repurchase agreements and the collateralized credit facility. Such amendment significantly reduced the restrictions on intercompany payments from Conseco Finance to Conseco as required by the previous agreement. In conjunction with the amendment, Conseco agreed to convert $750 million principal balance of its intercompany note due from Conseco Finance to $750 million stated value of Conseco Finance 9 percent redeemable cumulative preferred stock (the "intercompany preferred stock"). After such conversion and prepayments made during 2000, the intercompany note had a balance of $786.7 million.

     Pursuant to the amended agreement, Conseco Finance may make the following payments to Conseco: (i) interest on the intercompany note; (ii) payments for products and services provided by Conseco; and

                         CONSECO, INC. AND SUBSIDIARIES

(iii) intercompany tax sharing payments. Conseco Finance may also make the following payments to Conseco provided the minimum liquidity requirements defined in the amended agreement are met and the cash payments are applied in the order summarized: (i) unpaid interest on the intercompany note; (ii) prepayments of principal on the intercompany note or repayments of any increase to the intercompany receivable balance; (iii) dividends on the intercompany preferred stock; (iv) redemption of the intercompany preferred stock; and (v) common stock dividends. The liquidity test of the amended agreement requires Conseco Finance to have minimum levels of liquidity both before and after giving effect to such payments to Conseco. Liquidity, as defined, includes unrestricted cash and may include up to $150 million of liquidity available at Conseco Finance's bank subsidiaries and the aggregate amount available to be drawn under Conseco Finance's credit facilities (where applicable, based on eligible excess collateral pledged to the lender multiplied by the appropriate advance rate). The minimum liquidity must equal or exceed $250 million, plus: (i) 50 percent of cash up to $100 million generated by Conseco Finance subsequent to September 21, 2000; and (ii) 25 percent of cash generated by Conseco Finance in excess of $100 million, provided the total minimum cash liquidity shall not exceed $350 million and the cash generated by Conseco Finance (used in the calculation to increase the minimum) will exclude operating cash flows and the net proceeds received from certain asset sales and other events listed in the amended agreement (which are consistent with the courses of actions we have previously announced).

     The amended agreement requires Conseco Finance to maintain various financial ratios, commencing December 31, 2000, as defined in the agreement. These ratios include: (i) an adjusted tangible net worth of at least $1.95 billion (such amount was $2.1 billion at December 31, 2000); (ii) a fixed charge coverage ratio of not less than 1.0:1.0 for the three- month period ending December 31, 2000, and defined periods thereafter (such ratio was 1.15:1.0 for the quarter ended December 31, 2000); (iii) a ratio of net worth to total managed receivables of not less than 4:100 (such ratio was 4.41:100 at December 31, 2000); and (iv) a ratio of total non-warehouse debt (excluding master repurchase agreements and the collateralized credit facility) to net worth of less than 1.0:2.0 (such ratio was .08:2.0 at December 31, 2000).

     The maturities of notes payable (excluding notes payable related to securitized finance receivables structured as collateralized borrowings) at December 31, 2000, were as follows (dollars in millions):

                                                                  DIRECT         DIRECT
                                                                 CORPORATE       FINANCE
                                                                OBLIGATIONS    OBLIGATIONS     TOTAL
                                                                -----------    -----------     -----
Bank credit facilities, master repurchase agreements and
  similar credit facilities that are used for short-term
  funding:
     2001...................................................     $  551.2       $1,806.9      $2,358.1
     2002...................................................        150.0             --         150.0
     2003...................................................        150.0          590.0         740.0
     2005...................................................      1,200.0             --       1,200.0
Term debt:
     2001...................................................        670.0            1.9         671.9
     2002...................................................        451.9          413.7         865.6
     2003...................................................        313.5            4.9         318.4
     2004...................................................        812.5             --         812.5
     2005...................................................        250.0             --         250.0
     Thereafter.............................................        551.1             --         551.1
                                                                 --------       --------      --------
       Total par value at December 31, 2000.................     $5,100.2       $2,817.4      $7,917.6
                                                                 ========       ========      ========

                         CONSECO, INC. AND SUBSIDIARIES

NOTES PAYABLE RELATED TO SECURITIZED FINANCE RECEIVABLES STRUCTURED AS COLLATERALIZED BORROWINGS

     Notes payable related to securitized finance receivables structured as collateralized borrowings were $12,100.6 million and $4,641.8 million at December 31, 2000 and 1999, respectively. The principal and interest on these notes are paid using the cash flows from the underlying finance receivables which serve as collateral for the notes. Accordingly, the timing of the principal payments on these notes is dependent on the payments received on the underlying finance receivables which back the notes. The average interest rate on these notes was 7.7 percent and 7.6 percent at December 31, 2000 and 1999, respectively.

8.  OTHER DISCLOSURES:

LEASES

     The Company rents office space, equipment and computer software under noncancellable operating leases. Rental expense was $70.6 million in 2000, $61.5 million in 1999 and $50.6 million in 1998. Future required minimum rental payments as of December 31, 2000, were as follows (dollars in millions):

2001........................................................    $ 55.4
2002........................................................      45.4
2003........................................................      35.6
2004........................................................      24.7
2005........................................................      19.7
Thereafter..................................................      28.0
                                                                ------
     Total..................................................    $208.8
                                                                ======

                         CONSECO, INC. AND SUBSIDIARIES

PENSION AND POSTRETIREMENT PLANS

     The Company provides certain pension, health care and life insurance benefits for certain eligible retired employees under partially funded and unfunded plans in existence at the date on which certain subsidiaries were acquired. Certain postretirement benefit plans are contributory, with participants' contributions adjusted annually. Amounts related to the pension and postretirement benefit plans were as follows:

                                                                                     POSTRETIREMENT
                                                                PENSION BENEFITS        BENEFITS
                                                                ----------------    ----------------
                                                                 2000      1999      2000      1999
                                                                 ----      ----      ----      ----
                                                                       (DOLLARS IN MILLIONS)
Benefit obligation, beginning of year.......................    $20.6     $88.5     $ 21.9    $ 25.9
  Service cost..............................................       --       7.3         --        --
  Interest cost.............................................      1.4       3.0        1.5       1.6
  Plan participants' contributions..........................       --        --        1.3       1.9
  Amendments to plan........................................       --        --         .4        --
  Actuarial loss (gain).....................................      1.8     (40.6)      (1.2)     (2.6)
  Settlement and curtailment gains..........................       --     (15.8)        --        --
  Benefits paid.............................................     (5.9)    (21.8)      (2.8)     (4.9)
                                                                -----     -----     ------    ------
Benefit obligation, end of year.............................    $17.9     $20.6     $ 21.1    $ 21.9
                                                                =====     =====     ======    ======
Fair value of plan assets, beginning of year................    $18.8     $15.1     $  4.3    $  5.1
  Actual return on plan assets..............................      (.4)      2.5         .4        .3
  Employer contributions....................................      6.9       3.7         --        --
  Plan participants' contributions..........................       --        --         --        .4
  Benefits paid.............................................     (5.4)     (2.5)      (1.7)     (1.5)
                                                                -----     -----     ------    ------
Fair value of plan assets, end of year......................    $19.9     $18.8     $  3.0    $  4.3
                                                                =====     =====     ======    ======
Funded status...............................................    $ 2.0     $(1.8)    $(18.1)   $(17.6)
Unrecognized net actuarial loss (gain)......................      4.6        .4      (12.1)    (12.5)
Unrecognized prior service cost.............................       --        --       (1.8)       --
                                                                -----     -----     ------    ------
     Prepaid (accrued) benefit cost.........................    $ 6.6     $(1.4)    $(32.0)   $(30.1)
                                                                =====     =====     ======    ======

     We used the following weighted average assumptions to calculate benefit obligations for our 2000 and 1999 valuations: discount rate of approximately 7.1 percent and 6.9 percent, respectively; an expected return on plan assets of approximately 8.4 percent and 8.2 percent, respectively; and an assumed rate of compensation increase of 5.5 percent in 1999. Beginning in 2000, as a result of plan amendments, no assumption for compensation increases was required. For measurement purposes, we assumed an 8.6 percent annual rate of increase in the per capita cost of covered health care benefits for 2001, decreasing gradually to 5.0 percent in 2010 and remaining level thereafter. During 2000 and 1999, we amended the pension plans of recently acquired companies to reduce future benefits accruing under such plans. These changes resulted in the actuarial, settlement and curtailment gains summarized above.

                         CONSECO, INC. AND SUBSIDIARIES

     Components of the cost we recognized related to pension and postretirement plans were as follows:

                                                                                       POSTRETIREMENT
                                                            PENSION BENEFITS              BENEFITS
                                                         -----------------------    ---------------------
                                                         2000     1999     1998     2000    1999    1998
                                                         ----     ----     ----     ----    ----    ----
                                                                      (DOLLARS IN MILLIONS)
Service cost.........................................    $  --    $ 7.3    $ 7.3    $ --    $ --    $  --
Interest cost........................................      1.4      3.0      5.0     1.5     1.6      1.8
Expected return of plan assets.......................     (1.7)    (1.4)     (.9)    (.2)    (.2)     (.2)
Amortization of prior service cost...................       --       --       .2     (.9)    (.8)    (1.6)
Settlement gain......................................      (.3)      --       --      --      --       --
Recognized net actuarial loss........................       --      1.0      2.2      --      --      (.2)
                                                         -----    -----    -----    ----    ----    -----
     Net periodic cost (benefit).....................    $ (.6)   $ 9.9    $13.8    $ .4    $ .6    $ (.2)
                                                         =====    =====    =====    ====    ====    =====

     A one-percentage-point change in the assumed health care cost trend rates would have an insignificant effect on the net periodic benefit cost of our postretirement benefit obligation.

     The Company has qualified defined contribution plans for which substantially all employees are eligible. Company contributions, which match certain voluntary employee contributions to the plan, totaled $9.1 million in 2000, $10.3 million in 1999, and $6.2 million in 1998. Matching contributions are required to be made either in cash or in Conseco common stock.

LITIGATION

     Conseco Finance was served with various related lawsuits filed in the United States District Court for the District of Minnesota. These lawsuits were generally filed as purported class actions on behalf of persons or entities who purchased common stock or options to purchase common stock of Conseco Finance during alleged class periods that generally run from February 1995 to January 1998. One action (Florida State Board of Admin. v. Green Tree Financial Corp., Case No. 98-1162) did not include class action claims. In addition to Conseco Finance, certain current and former officers and directors of Conseco Finance are named as defendants in one or more of the lawsuits. Conseco Finance and other defendants obtained an order consolidating the lawsuits seeking class action status into two actions, one of which pertains to a purported class of common stockholders (In re Green Tree Financial Corp. Stock Litig., Case No. 97-2666) and the other which pertains to a purported class action of stock option traders (In re Green Tree Financial Corp. Options Litig., Case No. 97-2679). Plaintiffs in the lawsuits assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In each case, plaintiffs allege that Conseco Finance and the other defendants violated federal securities laws by, among other things, making false and misleading statements about the current state and future prospects of Conseco Finance (particularly with respect to prepayment assumptions and performance of certain loan portfolios of Conseco Finance) which allegedly rendered Conseco Finance's financial statements false and misleading. On August 24, 1999, the United States District Court for the District of Minnesota issued an order to dismiss with prejudice all claims alleged in the lawsuits. The plaintiffs subsequently appealed the decision to the U.S. Court of Appeals for the 8th Circuit, and the appeal is currently pending. The Company believes that the lawsuits are without merit and intends to continue to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty.

     A total of forty-five suits were filed against the Company in the United States District Court for the Southern District of Indiana. Nineteen of these cases were putative class actions on behalf of persons or entities that purchased the Company's common stock during alleged class periods that generally run from April 1999 through April 2000. Two cases were putative class actions on behalf of persons or entities that purchased the Company's bonds during the same alleged class periods. Three cases were putative class

                         CONSECO, INC. AND SUBSIDIARIES
actions on behalf of persons or entities that purchased or sold option contracts, not issued by the Company, on the Company's common stock during the same alleged class periods. One case was a putative class action on behalf of persons or entities that purchased the Company's "FELINE PRIDES" convertible preferred stock instruments during the same alleged class periods. With four exceptions, in each of these twenty-five cases two former officers/directors of the Company are named as defendants. In each case, the plaintiffs assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In each case, plaintiffs allege that the Company and the individual defendants violated the federal securities laws by, among other things, making false and misleading statements about the current state and future prospects of Conseco Finance (particularly with respect to performance of certain loan portfolios of Conseco Finance) which allegedly rendered the Company's financial statements false and misleading. The Company believes that these lawsuits are without merit and intends to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty.

     Eleven of the cases in the United States District Court were filed as purported class actions on behalf of persons or entities that purchased preferred securities issued by various Conseco Financing Trusts, including Conseco Financing Trust V, Conseco Financing Trust VI, and Conseco Financing Trust VII. Each of these complaints named as defendants the Company, the relevant trust (with two exceptions), two former officers/directors of the Company, and underwriters for the particular issuance (with one exception). One complaint also named an officer and all of the Company's directors at the time of issuance of the preferred stock by Conseco Financing Trust VII. In each case, plaintiffs assert claims under Section 11 and Section 15 of the Securities Act of 1933, and the eight complaints also asserted claims under Section 12(a)(2) of that Act. Two complaints also asserted claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and one complaint also asserted a claim under Section 10(b) of that Act. In each case, plaintiffs alleged that the defendants violated the federal securities laws by, among other things, making false and misleading statements, in Prospectuses and/or Registration Statements related to the issuance of preferred securities by the Trust involved, regarding the current state and future prospects of Conseco Finance (particularly with respect to performance of certain loan portfolios of Conseco Finance) which allegedly rendered the disclosure documents false and misleading.

     All of the securities cases have now been consolidated into one case in the United States District Court for the Southern District of Indiana, captioned:
"In Re Conseco, Inc. Securities Litigation", cause number IP00-585-C-Y/S. An amended complaint was filed on January 12, 2001. The Company intends to defend this lawsuit vigorously. The ultimate outcome cannot be predicted with certainty.

     Nine shareholder derivative suits were filed in United States District Court. The complaints named as defendants the current directors, certain former directors, certain non-director officers of the Company (in one case), and, alleging aiding and abetting liability, certain banks which allegedly made loans in relation to the Company's "Stock Purchase Plan" (in these cases). The Company is also named as a nominal defendant in each complaint. Plaintiffs allege that the defendants breached their fiduciary duties by, among other things, intentionally disseminating false and misleading statements concerning the acquisition, performance and proposed sale of Conseco Finance, and engaged in corporate waste by causing the Company to guarantee loans that certain officers, directors and key employees of the Company used to purchase stock under the Stock Purchase Plan. These cases have now been consolidated into one case in the United States District Court for the Southern District of Indiana, captioned:
"In Re Conseco, Inc. Derivative Litigation", cause number IP00655-C-Y/S. An amended complaint is expected to be filed in April 2001. Three similar cases have been filed in the Hamilton County Superior Court in Indiana. Schweitzer v. Hilbert, et al., Cause No. 29001-0004CP251; Evans v. Hilbert, et al., Cause No. 29001-0005CP308 (both Schweitzer and Evans name as defendants certain non-director officers); Gintel v. Hilbert, et al., Cause No. 29003-0006CP393 (naming as defendants, and alleging aiding and abetting liability as to, banks which allegedly made loans in relation to the Stock Purchase Plan). The Company

                         CONSECO, INC. AND SUBSIDIARIES
believes that these lawsuits are without merit and intends to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty.

     Conseco, Inc. and its subsidiaries, Conseco Services, LLC, Washington National Insurance Company and United Presidential Life Insurance Company are currently named defendants in a lawsuit filed in the Circuit Court of Claiborne County, Mississippi, Cause No. CV-99-0106, and captioned "Carla Beaugez, Lois Dearing, Lee Eaton and all other persons identified in the lawsuit v. Conseco, Inc., Conseco Services, Inc., Washington National Company, United Presidential Life Insurance Company and Larry Ratcliff." The claims of the eighty-seven plaintiffs arise out of allegedly wrongful increases of the cost of insurance and decrease in the credited interest rates on universal life policies issued to the plaintiffs by United Presidential Life. The plaintiffs asserted claims including negligent and intentional misrepresentation, fraudulent concealment, fraudulent inducement, common law fraud, and deceptive sales practices. The Company believes this lawsuit is without merit and is defending it vigorously. The ultimate outcome of this lawsuit cannot be predicted with certainty.

     Conseco Finance is a defendant in two arbitration proceedings in South Carolina (Lackey v. Green Tree Financial Corporation, n/k/a Conseco Finance Corp. and Bazzle v. Green Tree Financial Corporation, n/k/a Conseco Finance Corp.) where the arbitrator, over Conseco Finance's objection, allowed the plaintiffs to pursue purported class action claims in arbitration. The two purported arbitration classes consist of South Carolina residents who obtained real estate secured credit from Conseco Finance's Manufactured Housing Division (Lackey) and Home Improvement Division (Bazzle) in the early and mid 1990s, and did not receive a South Carolina specific disclosure form relating to selection of attorneys in connection with the credit transactions. The arbitrator, in separate awards issued on July 24, 2000, awarded a total of $26.8 million in penalties and attorneys' fees. The awards were confirmed as judgements in both Lackey and Bazzle. These matters are currently on appeal at the South Carolina Supreme Court. Conseco Finance intends to vigorously challenge the awards and believes that the arbitrator erred by, among other things, conducting class action arbitrations without the authority to do so and misapplying South Carolina law when awarding the penalties. The ultimate outcome of these proceedings cannot be predicted with certainty.

     In addition, the Company and its subsidiaries are involved on an ongoing basis in other lawsuits related to their operations. Although the ultimate outcome of certain of such matters cannot be predicted, such lawsuits currently pending against the Company or its subsidiaries are not expected, individually or in the aggregate, to have a material adverse effect on the Company's consolidated financial condition, cash flows or results of operations.

GUARANTY FUND ASSESSMENTS

     The balance sheet at December 31, 2000, includes: (i) accruals of $20.4 million, representing our estimate of all known assessments that will be levied against the Company's insurance subsidiaries by various state guaranty associations based on premiums written through December 31, 2000; and (ii) receivables of $11.9 million that we estimate will be recovered through a reduction in future premium taxes as a result of such assessments. At December 31, 1999, such guaranty fund assessment related accruals were $29.2 million and such receivables were $13.1 million. These estimates are subject to change when the associations determine more precisely the losses that have occurred and how such losses will be allocated among the insurance companies. We recognized expense for such assessments of $8.4 million in 2000, $5.0 million in 1999 and $16.2 million in 1998.

GUARANTEES

     In conjunction with certain sales of finance receivables, we provided guarantees aggregating approximately $1.5 billion at December 31, 2000. We consider any potential payments related to these

                         CONSECO, INC. AND SUBSIDIARIES
guarantees in the projected net cash flows used to determine the value of our interest-only securities. During 2000, advances of interest and principal payments related to such guarantees totaled $23.2 million.

     We have guaranteed bank loans totaling $552.9 million to approximately 160 current and former directors, officers and key employees. The funds were used by the participants to purchase approximately 18.4 million shares of Conseco common stock in open market or negotiated transactions with independent parties. Such shares are held by the bank as collateral for the loans. In addition, Conseco has provided loans to participants for interest on the bank loans totaling $96.8 million. During the third quarter of 2000, the Company negotiated a new guarantee with the banks which expires on December 31, 2003, and is available to participants who qualify and choose to participate in a new lending program. A key goal of the program is to reduce the balance of each participant's bank and interest loans to $25 per share of stock purchased through the program. Such reductions are to occur through cash payments and pay for performance programs. In order to receive the pay for performance program benefits, participants in the new program are required to put to the Company, 75 percent of the value in excess of $25 per share of the shares purchased through this program, as determined on December 31, 2003. A subsidiary of Conseco has pledged $50 million of cash collateral in conjunction with the guarantee of a portion of the bank loans. Conseco also granted a security interest in most of its assets in conjunction with the guarantee of a portion of the bank loans. At December 31, 2000, the guaranteed bank loans and interest loans exceeded the value of the common stock collateralizing the loans by approximately $450 million. All participants have agreed to indemnify Conseco for any loss incurred on their loans. We regularly evaluate these guarantees and loans in light of the collateral and the creditworthiness of the participants. We established an additional noncash provision in connection with these guarantees and loans of $231.5 million ($150.0 million after the income tax benefit) during 2000. Such provision is included as a component of the provision for losses. At December 31, 2000, the total reserve for losses on the loan guarantees was $250.4 million.

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY
TRUSTS

     Certain wholly owned subsidiary trusts have issued preferred securities in public offerings. The trusts used the proceeds from these offerings to purchase subordinated debentures from Conseco. The terms of the preferred securities parallel the terms of the debentures, which account for substantially all trust assets. The preferred securities are to be redeemed on a pro rata basis, to the same extent as the debentures are repaid. Under certain circumstances involving a change in law or legal interpretation, the debentures may be distributed to the holders of the preferred securities. Our obligations under the debentures and related agreements, taken together, provide a full and unconditional guarantee of payments due on the preferred securities. The debentures issued to the subsidiary trusts and the common securities purchased by Conseco from the subsidiary trusts are eliminated in the consolidated financial statements.

     In April 2000, the Company and the holder of the Redeemable Hybrid Income Overnight Shares ("RHINOS") issued in 1999 agreed to the repurchase by the Company of the RHINOS at their $250 million par value. The Company recognized an extraordinary loss of $3.3 million (net of income taxes of $1.8 million) in the second quarter of 2000 related to the redemption.

                         CONSECO, INC. AND SUBSIDIARIES

     Company-obligated mandatorily redeemable preferred securities of subsidiary trusts at December 31, 2000, were as follows:

                                             YEAR                  CARRYING    DISTRIBUTION    EARLIEST/MANDATORY
                                            ISSUED    PAR VALUE     VALUE          RATE         REDEMPTION DATES
                                            ------    ---------    --------    ------------    ------------------
                                                 (DOLLARS IN MILLIONS)
Trust Originated Preferred Securities...     1999     $  300.0     $  292.6       9.44%            2004/2029(c)
Trust Originated Preferred Securities...     1998        500.0        490.0        8.70            2003/2028(c)
Trust Originated Preferred Securities...     1998        230.0        225.1        9.00            2003/2028(c)
Capital Securities (a)..................     1997        300.0        300.0        8.80                 2027
FELINE PRIDES (b).......................     1997        503.6        496.2        6.75                 2003
Trust Originated Preferred Securities...     1996        275.0        275.0        9.16            2001/2026(c)
Capital Trust Pass-through Securities
  (a)...................................     1996        325.0        325.0        8.70                 2026
                                                      --------     --------
                                                      $2,433.6     $2,403.9
                                                      ========     ========

-------------------------
(a) These securities may be redeemed anytime at: (i) the principal balance; plus
    (ii) a premium equal to the excess, if any, of the sum of the discounted present value of the remaining scheduled payments of principal and interest using a current market interest rate over the principal amount of securities to be redeemed.

(b) Each FELINE PRIDES includes: (a) a stock purchase contract under which the holder: (i) will purchase a number of shares of Conseco common stock on February 16, 2001 (ranging from .9363 to 1.1268 shares per FELINE PRIDES equivalent to $44.38 to $53.40 per common share) under the terms specified in the stock purchase contract; and (ii) will receive a contract adjustment payment equal to .25 percent of the value of the security; and (b) a beneficial ownership of a 6.75 percent trust originated preferred security. Each holder received aggregate cumulative cash distributions at the annual rate of 7 percent of the $50 stated amount per security, payable quarterly. On February 16, 2001, the trust preferred securities component of the FELINE PRIDES were retained by the Company (and subsequently retired) as payment under the stock purchase contract in accordance with their terms and, as a result, we issued 11.4 million shares of Conseco common stock to the holders of the FELINE PRIDES.

(c) The mandatory redemption dates of these securities may be extended for up to 19 years.

RECLASSIFICATION ADJUSTMENTS INCLUDED IN COMPREHENSIVE INCOME

     The changes in unrealized appreciation (depreciation) included in comprehensive income are net of reclassification adjustments for after-tax net gains (losses) from the sale of investments included in net income of approximately $220 million, $(25) million and $475 million for the years ended December 31, 2000, 1999 and 1998, respectively.

9.  SPECIAL CHARGES

     SPECIAL CHARGES INCURRED IN 2000

     The Company incurred significant special charges during 2000, primarily related to the restructuring of our debt, restructuring of our finance business and payments made pursuant to employment contracts.

                         CONSECO, INC. AND SUBSIDIARIES

The following table summarizes the special charges, which are further described in the paragraphs which follow (dollars in millions):

Advisory and professional fees related to debt
  restructuring.............................................    $  9.9
Restructuring of finance business:
  Lower of cost or market adjustment for finance receivables
     identified for sale....................................     103.3
  Loss on sale of transportation loans and vendor services
     financing business.....................................      51.0
  Loss on sale of asset-based loans.........................      68.2
  Loss on sale of subprime automobile and bankcard business,
     net....................................................      61.9
  Costs related to closing offices and streamlining
     businesses.............................................      31.2
  Abandonment of computer processing systems................      35.8
  Advisory fees and warrant paid and/or issued to Lehman and
     other investment banks.................................     122.4
Executive contracts:
  Executive termination payment.............................      72.5
  Chief Executive Officer signing payment...................      45.0
  Warrants issued to General Electric Company...............      21.0
Reserve methodology change at bank subsidiary...............      48.0
Other items.................................................      29.1
                                                                ------
       Special charges before income tax benefit............     699.3
Income tax benefit related to special charges...............     181.0
                                                                ------
       Special charges, net of income tax benefit...........    $518.3
                                                                ======

     ADVISORY AND PROFESSIONAL FEES RELATED TO DEBT RESTRUCTURING

     During 2000, we incurred $9.9 million of non-deferrable advisory and professional fees primarily related to the restructuring of our bank credit facilities.

     LOWER OF COST OR MARKET ADJUSTMENT FOR FINANCE RECEIVABLES IDENTIFIED FOR SALE

     On July 27, 2000, we announced several courses of action to restructure our finance business, including the sale or runoff of the finance receivables of several business lines. The carrying value of the loans held for sale has been reduced to the lower of cost or market, consistent with our accounting policy for such loans. The reduction in value of these loans of $103.3 million (including a $45.9 million increase to the allowance for credit losses) primarily relates to transportation finance receivables (primarily loans for the purchase of trucks and buses). These loans have experienced a significant decrease in value as a result of the adverse economic effect that the recent increases in oil prices and competition have had on borrowers in the transportation business.

     LOSS ON SALE OF TRANSPORTATION LOANS AND VENDOR SERVICES FINANCING BUSINESS

     During the fourth quarter of 2000, we sold transportation loans with a carrying value of $566.0 million (after the market adjustment described above) in whole loan sale transactions. We recognized an additional loss of $30.7 million on the sale. During 2000, we recognized a special charge and reduced goodwill by $20.3 million, representing the difference between: (i) the carrying value of the net assets of the vendor services financing business; and (ii) the anticipated proceeds from the sale of such business, which was completed in the first quarter of 2001.

                         CONSECO, INC. AND SUBSIDIARIES

     LOSS ON SALE OF ASSET-BASED LOANS

     During the third quarter of 2000, we sold asset-based loans with a carrying value of $216.1 million in whole loan sale transactions. We recognized a loss of $68.2 million on these sales.

     LOSS ON SALE OF SUBPRIME AUTOMOBILE AND BANKCARD BUSINESS

     During the second quarter of 2000, we sold all of the finance receivables of our subprime automobile financing and servicing companies and terminated their operations. In addition, we sold substantially all of our bankcard (Visa and Mastercard) portfolio. We recognized a net loss on these sales of $61.9 million.

     COSTS RELATED TO CLOSING OFFICES AND STREAMLINING BUSINESSES

     Our restructuring activities included the closing of several branch offices and streamlining our businesses. These activities included a reduction in the work force of approximately 1,700 employees. The Company incurred a charge of $8.6 million related to severance costs paid to terminated employees in 2000. The Company also incurred lease termination and direct closing costs of $12.3 million associated with the branch offices closed in conjunction with the restructuring activities. In addition, fixed assets and leasehold improvements of $10.3 million were abandoned when the branch offices were closed.

     ABANDONMENT OF COMPUTER PROCESSING SYSTEMS

     We recorded a $35.8 million charge in 2000 to write off the carrying value of capitalized computer software costs for projects that have been abandoned in conjunction with our restructuring. These costs are primarily associated with:
(i) computer processing systems under development that would require significant additional expenditures to complete and that are inconsistent with our current business plan; and (ii) computer systems related to the lines of business discontinued by the Company and therefore are no longer required.

     ADVISORY FEES AND WARRANT PAID AND/OR ISSUED TO LEHMAN AND OTHER INVESTMENT BANKS

     In May 2000, we sold approximately $1.3 billion of finance receivables to Lehman and its affiliates for cash and a right to share in future profits from a subsequent sale or securitization of the assets sold. We paid a $25.0 million transaction fee to Lehman in conjunction with the sale, which was included in special charges. Such loans were sold to Lehman at a value which approximated net book value, less the fee paid to Lehman.

     During the second and third quarters of 2000, we repurchased a significant portion of the finance receivables sold to Lehman. These finance receivables were subsequently included in securitization transactions structured as financings. The cost of the finance receivables purchased from Lehman did not differ materially from the book value of the loans prior to their sale to Lehman.

     Lehman has also amended its master repurchase financing facilities with our finance operations to expand the types of assets financed. As partial consideration for the financing transaction, Lehman received a warrant, with a nominal exercise price, for five percent of the common stock of Conseco Finance. The warrant has a five-year term. After three years, the holder of the warrant or Conseco Finance may cause the warrant and any stock issued upon its exercise to be purchased for cash at an appraised value. Since the warrant permits cash settlement at fair value at the option of the holder of the warrant, it has been classified as a liability measured at fair value, with changes in its value reported in earnings. The warrant would be cancelled in certain circumstances in the event the holder thereof or an affiliate participates in a group that purchases Conseco Finance. The initial $48.1 million estimated value of the warrant was recognized as an expense during the second quarter of 2000. The estimated fair value of the warrant did not change materially during 2000.

                         CONSECO, INC. AND SUBSIDIARIES

     We also paid Lehman $20.0 million in fees for its efforts to form an investor group to purchase Conseco Finance. In addition, the Company paid other investment banks and financial institutions $24.0 million in advisory fees related to the potential sale of Conseco Finance and consultation regarding various other transactions.

     We also paid Lehman $5.3 million in advisory fees related to the finance business and debt restructuring.

     EXECUTIVE TERMINATIONS

     On April 28, 2000, Conseco and Stephen C. Hilbert, the Company's former Chairman and Chief Executive Officer, entered into an agreement pursuant to which Mr. Hilbert's employment was terminated. As contemplated by the terms of his employment agreement, Mr. Hilbert received: (i) $72.5 million (prior to required withholdings for taxes), an amount equal to five times his salary and the non-discretionary bonus amount (as defined in his employment agreement) for this year; less (ii) the amount due under a secured loan of $23 million, plus accrued interest, made to Mr. Hilbert on April 6, 2000. Mr. Hilbert also received the bonus of $3,375,000 payable under his employment agreement for the first quarter of 2000. Conseco agreed to continue to treat Mr. Hilbert as though he was an employee/participant for purposes of the guaranteed bank loans and the loans for interest on such loans pursuant to the stock purchase program. Conseco also entered into a consulting agreement with Mr. Hilbert pursuant to which Mr. Hilbert has agreed to provide consulting services up to an average of 25 hours per month for a period of three years. Mr. Hilbert also agreed not to compete with Conseco during the term of the consulting agreement. On April 27, 2000, Mr. Hilbert was granted options to purchase an aggregate of 2,000,000 shares of Conseco common stock at a price of $5.75 per share (the average of the high and low sales prices on the New York Stock Exchange on such date). The options expire on April 26, 2003.

     On April 28, 2000, Conseco and Rollin M. Dick, the Company's former Chief Financial Officer, entered into an agreement pursuant to which Mr. Dick's employment was terminated. As contemplated by the terms of his employment agreement, Conseco agreed to pay Mr. Dick his salary of $250,000 per year through December 31, 2001, and he also received the bonus of $187,500 payable under his employment agreement for the first quarter of 2000. Conseco also agreed to continue to treat Mr. Dick as though he was an employee/participant for purposes of the guaranteed bank loans and the loans for interest on such loans pursuant to the stock purchase program. Conseco also entered into a consulting agreement with Mr. Dick pursuant to which Mr. Dick has agreed to provide consulting services up to an average of 25 hours per month for a period of three years. Mr. Dick also agreed not to compete with Conseco during the term of the consulting agreement. On April 27, 2000, Mr. Dick was granted options to purchase an aggregate of 600,000 shares of Conseco common stock at a price of $5.75 per share. The options expire on April 26, 2003.

     EXECUTIVE HIRING

     On June 28, 2000, the Company hired Gary C. Wendt as its Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Wendt received a payment of $45 million (prior to required withholdings for taxes) and was granted options to purchase an aggregate of 10,000,000 shares of Conseco common stock at a price of $5.875 per share (the average of the high and low sales price on the New York Stock Exchange on the date on which the substantial terms of Mr. Wendt's employment were agreed to). The options vest over the next five years and expire on June 28, 2010. The Company also issued 3,200,000 shares of restricted stock to Mr. Wendt. The restrictions on the stock lapse if Mr. Wendt remains employed by Conseco through June 30, 2002, or upon a "change in control" of the Company. The value of the restricted shares ($18.8 million) will be recognized as an expense to the Company over the

                         CONSECO, INC. AND SUBSIDIARIES
two year period ending June 30, 2002. Mr. Wendt is also being provided certain supplemental retirement, insurance and other benefits under the terms of his employment agreement.

     WARRANTS ISSUED TO GENERAL ELECTRIC COMPANY

     In conjunction with Mr. Wendt's hiring and his release from noncompete provisions of a prior agreement, the Company issued a warrant to a subsidiary of General Electric Company to purchase 10,500,000 shares of Conseco common stock at a purchase price of $5.75 per share. The estimated value of the warrant at the date of issuance ($21.0 million) was recognized as a special charge.

     RESERVE METHODOLOGY CHANGE AT BANK SUBSIDIARY

     During the fourth quarter of 2000, we increased the allowance for credit losses related to credit card receivables held by our bank subsidiary. We implemented a more conservative approach pursuant to a recent regulatory examination, which resulted in this special charge.

     SPECIAL CHARGES INCURRED IN 1998

     During 1998, we recognized special charges of $148.0 million related to the Merger including: $45.0 million transaction costs; $71.0 million severance and other employment related costs; and $32.0 million other costs. Transaction costs included expenses related to the Merger such as fees paid for investment bankers, attorneys, accountants and printers. Severance and other employment related costs included contractual severance and other benefits due to certain executives. Other costs included the write-off of computer equipment and related software that will no longer be used, losses for facilities to be vacated, increases to legal expense accruals, and various other costs.

10.  SHAREHOLDERS' EQUITY:

     We are authorized to issue up to 20 million shares of preferred stock. On December 15, 1999, we issued $500.0 million (2.6 million shares) of Series F Common-Linked Convertible Preferred Stock (the "Series F Preferred Stock") to Thomas H. Lee Company and affiliated investors. The Series F Preferred Stock is convertible into Conseco common stock at a common equivalent rate of $19.25 per share. The Series F Preferred Stock pays a 4 percent dividend, of which an amount at least equal to the common dividend will be payable in cash, and the remainder may be paid in additional Series F shares valued at $19.25 per share. In September 2000, we suspended the payment of common stock dividends, so the entire third and fourth quarter dividends on the Series F shares were paid in additional Series F shares. The Series F Preferred Stock ranks senior to the common stock outstanding and has a liquidation preference of $192.50 per share plus all declared and unpaid dividends.

     In February 1999, we redeemed all $105.5 million (carrying value) of outstanding shares of Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES Convertible Preferred Stock ("PRIDES") in exchange for 5.9 million shares of Conseco common stock.

                         CONSECO, INC. AND SUBSIDIARIES

     Changes in the number of shares of common stock outstanding during the years ended December 31, 2000, 1999 and 1998 were as follows:

                                                                 2000       1999       1998
                                                                 ----       ----       ----
                                                                    (SHARES IN THOUSANDS)
Balance, beginning of year..................................    327,679    315,844    310,012
  Stock options exercised...................................         94      5,130      9,125
  Stock warrants exercised..................................         --         --        862
  Issuance of shares........................................         --      3,582         --
  Common shares converted from convertible subordinated
     debentures.............................................         --         --      2,246
  Common shares converted from PRIDES.......................         --      5,904        578
  Shares issued under employee benefit compensation plans:
     Deferred compensation plan of former Chairman and Chief
       Executive Officer....................................      1,491         --         --
     Other..................................................        301        126         46
  Settlement of forward contract and common stock
     acquired...............................................     (4,247)    (2,907)    (7,025)
                                                                -------    -------    -------
Balance, end of year........................................    325,318    327,679    315,844
                                                                =======    =======    =======

     Dividends declared on common stock for 2000, 1999 and 1998, were $.10, $.580 and $.530 per common share, respectively. As part of our plan to strengthen our capital structure, the Board of Directors reduced the cash dividend on our common stock to a quarterly rate of 5 cents per share, which was paid in April and July of 2000. In September 2000, cash dividend payments on our common stock were suspended. The amended bank credit facilities prohibit the payment of cash dividends on our common stock until the Company has received investment grade ratings on its outstanding public debt and the bank credit facilities maturing in December 2001 are paid in full.

     During 1999, we sold 3.6 million shares of our common stock to an unaffiliated party (the "Buyer"). Simultaneous with the issuance of the common stock, we entered into a forward transaction with the Buyer to be settled at $29.0625 per share in a method of our choosing (i.e., cash settlement, transfer of net shares to or from the Buyer, or transfer of net cash to or from the Buyer). We settled the contract in March 2000 by repurchasing 3.6 million shares held by the Buyer.

     Conseco's 1994 Stock and Incentive Plan authorizes the granting of options to employees and directors of the Company to purchase up to 24 million shares of Conseco common stock at a price not less than its market value on the date the option is granted. In 1997, the Company adopted the 1997 Non-qualified Stock Option Plan, which authorizes the granting of non-qualified options to employees of the Company to purchase shares of Conseco common stock. The aggregate number of shares of common stock for which options may be granted under the 1997 plan, when added to all outstanding, unexpired options under the Company's employee benefit plans, shall not exceed 20 percent of the total of shares of common stock outstanding plus the number of shares issuable upon conversion of any outstanding convertible security on the date of grant (calculated in the manner set forth in the 1997 plan). The options may become exercisable immediately or over a period of time. The plans also permit granting of stock appreciation rights and certain other awards.

     The stock option activity and related information includes the combined activity and information of both Conseco and Conseco Finance for all periods. A summary of the Company's stock option activity and

                         CONSECO, INC. AND SUBSIDIARIES
related information for the years ended December 31, 2000, 1999 and 1998, is presented below (shares in thousands):

                                                   2000                   1999                  1998
                                            -------------------    ------------------    ------------------
                                                       WEIGHTED              WEIGHTED              WEIGHTED
                                                       AVERAGE               AVERAGE               AVERAGE
                                                       EXERCISE              EXERCISE              EXERCISE
                                            SHARES      PRICE      SHARES     PRICE      SHARES     PRICE
                                            ------     --------    ------    --------    ------    --------
Outstanding at the beginning of year....     33,750     $32.15     32,085     $30.91     33,511     $24.78
Options granted (a).....................     18,404       7.10      7,725      26.37     12,685      38.35
Exercised...............................        (95)      8.15     (5,130)     15.83     (9,125)     19.36
Forfeited or terminated.................    (15,952)     34.56       (930)     30.37     (4,986)     29.78
                                            -------                ------                ------
Outstanding at the end of the year......     36,107      18.38     33,750      32.15     32,085      30.91
                                            =======                ======                ======
Options exercisable at year-end.........     13,905                19,937                16,213
                                            =======                ======                ======
Available for future grant..............     34,853                37,290                32,873
                                            =======                ======                ======

-------------------------
(a) Options granted during 2000 included: (i) options to purchase 2,000,000 shares of Conseco common stock at a price of $5.75 per share issued to the former Chairman and Chief Executive Officer, expiring in April 2003; (ii) options to purchase 600,000 shares of Conseco common stock at a price of $5.75 per share issued to the former Chief Financial Officer, expiring in April 2003; and (iii) options to purchase 10,000,000 shares of Conseco common stock at a price of $5.875 per share issued to the new Chief Executive officer, expiring June 2010.

     The following table summarizes information about stock options outstanding at December 31, 2000 (shares in thousands):

                                                         OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                              ------------------------------------------    -----------------------
                                                                WEIGHTED        WEIGHTED                   WEIGHTED
                                                                 AVERAGE        AVERAGE                    AVERAGE
                 RANGE OF                       NUMBER          REMAINING       EXERCISE      NUMBER       EXERCISE
             EXERCISE PRICES                  OUTSTANDING    LIFE (IN YEARS)     PRICE      EXERCISABLE     PRICE
             ---------------                  -----------    ---------------    --------    -----------    --------
$5.00 -- 16.57............................      19,466             7.6           $7.53         4,702        $8.95
17.63 -- 26.19............................       6,664             7.0           23.57         3,765        24.30
27.19 -- 30.41............................       2,103            12.0           30.11           806        29.72
30.73 -- 45.84............................       6,640             6.0           35.33         4,452        35.64
46.71 -- 51.28............................       1,234             7.3           50.41           180        48.76
                                                ------                                        ------
                                                36,107                                        13,905
                                                ======                                        ======

                         CONSECO, INC. AND SUBSIDIARIES

     We apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for our stock option plans. Since the amount an employee must pay to acquire the stock is equal to the market price of the stock on the grant date, no compensation cost has been recognized for our stock option plans. Had compensation cost been determined based on the fair value at the grant dates for awards granted after January 1, 1995, consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's pro forma net income and pro forma earnings per share for the years ended December 31, 2000, 1999 and 1998 would have been as follows:

                                             2000                        1999                        1998
                                   ------------------------    ------------------------    ------------------------
                                   AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA
                                   -----------    ---------    -----------    ---------    -----------    ---------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net income (loss)..............     $(1,191.2)    $(1,218.3)     $595.0        $559.9        $467.1        $389.9
Basic earnings (loss) per
  share........................         (3.69)        (3.77)       1.83          1.73          1.47          1.23
Diluted earnings (loss) per
  share........................         (3.69)        (3.77)       1.79          1.69          1.40          1.17

     We estimated the fair value of each option grant used to determine the pro forma amounts summarized above using the Black-Scholes option valuation model with the following weighted average assumptions for 2000, 1999 and 1998:

                                                               2000 GRANTS   1999 GRANTS   1998 GRANTS
                                                               -----------   -----------   -----------
Weighted average risk-free interest rates...................         6.3%         5.6%          5.4%
Weighted average dividend yields............................         2.4%         2.2%          1.2%
Volatility factors..........................................          40%          35%           35%
Weighted average expected life..............................    6.1 years      4 years       4 years
Weighted average fair value per share.......................    $    2.84      $  7.34       $ 12.16

     At December 31, 2000, a total of 125 million shares of common stock were reserved for issuance under stock options, stock bonus and deferred compensation plans, Series F Preferred Stock, warrants to buy 700,000 shares of Conseco common stock for $19.71 per share at anytime through September 29, 2006 and warrants to buy 10,500,000 shares of Conseco common stock for $5.75 at any time through June 2005.

     A reconciliation of income and shares used to calculate basic and diluted earnings per share is as follows:

                                                                    2000         1999        1998
                                                                    ----         ----        ----
                                                                        (DOLLARS IN MILLIONS
                                                                      AND SHARES IN THOUSANDS)
Income (loss):
  Net income (loss).........................................      $(1,191.2)   $  595.0    $  467.1
  Preferred stock dividends.................................           11.0         1.5         7.8
                                                                  ---------    --------    --------
     Income (loss) applicable to common ownership for basic
       earnings per share...................................       (1,202.2)      593.5       459.3
  Effect of dilutive securities:
     Preferred stock dividends..............................             --         1.5         7.8
                                                                  ---------    --------    --------
     Income (loss) applicable to common ownership and
       assumed conversions for diluted earnings per share...      $(1,202.2)   $  595.0    $  467.1
                                                                  =========    ========    ========

                         CONSECO, INC. AND SUBSIDIARIES

                                                                    2000         1999        1998
                                                                    ----         ----        ----
                                                                        (DOLLARS IN MILLIONS
                                                                      AND SHARES IN THOUSANDS)
Shares:
  Weighted average shares outstanding for basic earnings per
     share..................................................        325,953     324,635     311,785
  Effect of dilutive securities on weighted average shares:
     Stock options..........................................             --       2,231       8,317
     Employee benefit plans.................................             --       2,064       1,942
     PRIDES.................................................             --       1,643       6,141
     Convertible securities.................................             --       1,959       4,516
     Forward purchase agreement.............................             --         361          --
                                                                  ---------    --------    --------
       Dilutive potential common shares.....................             --       8,258      20,916
                                                                  ---------    --------    --------
          Weighted average shares outstanding for diluted
            earnings per share..............................        325,953     332,893     332,701
                                                                  =========    ========    ========

     There were no dilutive common stock equivalents during 2000 because of the net loss realized by the Company.

11.  OTHER OPERATING STATEMENT DATA:

     Insurance policy income consisted of the following:

                                                                    2000        1999        1998
                                                                    ----        ----        ----
                                                                       (DOLLARS IN MILLIONS)
Traditional products:
  Direct premiums collected.................................      $6,307.3    $6,377.5    $6,189.5
  Reinsurance assumed.......................................         305.4       547.8       316.0
  Reinsurance ceded.........................................        (248.3)     (418.6)     (541.3)
                                                                  --------    --------    --------
       Premiums collected, net of reinsurance...............       6,364.4     6,506.7     5,964.2
  Change in unearned premiums...............................           1.1        (3.9)       29.5
  Less premiums on universal life and products without
     mortality and morbidity risk which are recorded as
     additions to insurance liabilities.....................      (2,731.1)   (3,023.3)   (2,585.7)
                                                                  --------    --------    --------
       Premiums on traditional products with mortality or
          morbidity risk, recorded as insurance policy
          income............................................       3,634.4     3,479.5     3,408.0
Fees and surrender charges on interest-sensitive products...         585.9       561.0       540.8
                                                                  --------    --------    --------
       Insurance policy income..............................      $4,220.3    $4,040.5    $3,948.8
                                                                  ========    ========    ========

     The four states with the largest shares of 2000 collected premiums were California (9.6 percent), Illinois (8.0 percent), Florida (8.0 percent) and Texas (6.8 percent). No other state accounted for more than 6 percent of total collected premiums.

     Other operating costs and expenses were as follows:

                                                                  2000        1999        1998
                                                                  ----        ----        ----
                                                                     (DOLLARS IN MILLIONS)
Commission expense..........................................    $  273.6    $  249.2    $  229.5
Salaries and wages..........................................       715.8       542.0       423.4
Other.......................................................       656.8       562.0       566.0
                                                                --------    --------    --------
       Total other operating costs and expenses.............    $1,646.2    $1,353.2    $1,218.9
                                                                ========    ========    ========

                         CONSECO, INC. AND SUBSIDIARIES

     Changes in the cost of policies purchased were as follows:

                                                                  2000        1999        1998
                                                                  ----        ----        ----
                                                                     (DOLLARS IN MILLIONS)
Balance, beginning of year..................................    $2,258.5    $2,425.2    $2,466.4
  Additional acquisition expense on acquired policies.......        14.6        17.9        75.0
  Amortization..............................................      (275.4)     (437.2)     (369.2)
  Amounts related to fair value adjustment of actively
     managed fixed maturities...............................       (78.9)      203.3       167.7
  Balance sheet reclassification adjustments................        49.3          --          --
  Other.....................................................       (13.3)       49.3        85.3
                                                                --------    --------    --------
Balance, end of year........................................    $1,954.8    $2,258.5    $2,425.2
                                                                ========    ========    ========

     Based on current conditions and assumptions as to future events on all policies in force, the Company expects to amortize approximately 13 percent of the December 31, 2000, balance of cost of policies purchased in 2001, 11 percent in 2002, 9 percent in 2003, 8 percent in 2004 and 7 percent in 2005. The discount rates used to determine the amortization of the cost of policies purchased averaged 7 percent in each of the three years ended December 31, 2000.

     Changes in the cost of policies produced were as follows:

                                                                  2000        1999        1998
                                                                  ----        ----        ----
                                                                     (DOLLARS IN MILLIONS)
Balance, beginning of year..................................    $2,087.4    $1,453.9    $  915.2
  Additions.................................................       779.7       799.0       707.0
  Amortization..............................................      (286.8)     (242.1)     (219.5)
  Amounts related to fair value adjustment of actively
     managed fixed maturities...............................         7.4        77.4        50.0
  Balance sheet reclassification adjustments................       (87.9)         --          --
  Reinsurance and other.....................................       (19.3)        (.8)        1.2
                                                                --------    --------    --------
Balance, end of year........................................    $2,480.5    $2,087.4    $1,453.9
                                                                ========    ========    ========

12.  CONSOLIDATED STATEMENT OF CASH FLOWS:

     The following disclosures supplement our consolidated statement of cash flows:

                                                                2000      1999     1998
                                                                ----      ----     ----
                                                                 (DOLLARS IN MILLIONS)
Non-cash items not reflected in the investing and financing
  activities section of the consolidated statement of cash
  flows:
     Issuance of common stock under stock option and
      employee benefit plans................................    $ 5.8    $ 28.2    $ 9.2
     Issuance of convertible preferred shares...............      8.4        --       --
     Issuance of warrants to Lehman.........................     48.1        --       --
     Issuance of warrants to General Electric Corporation...     21.0        --       --
     Tax benefit related to the issuance of common stock
      under employee benefit plans..........................       --      25.0     63.1
     Conversion of preferred stock and convertible
      debentures into common stock..........................       --     105.5     77.7
     Shares returned by former executive due to
      recomputation of bonus................................       --        --     23.4

                         CONSECO, INC. AND SUBSIDIARIES

     The following reconciles net income to net cash provided by operating activities:

                                                                  2000         1999       1998
                                                                  ----         ----       ----
                                                                     (DOLLARS IN MILLIONS)
Cash flows from operating activities:
  Net income (loss).........................................    $(1,191.2)   $  595.0    $ 467.1
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Gain on sale of finance receivables..................         (7.5)     (550.6)    (745.0)
       Points and origination fees received.................           --       390.0      298.3
       Interest-only securities investment income...........       (106.6)     (185.1)    (132.9)
       Cash received from interest-only securities, net.....        187.6       442.6      358.0
       Servicing income.....................................       (108.2)     (165.3)    (140.0)
       Cash received from servicing activities..............        123.8       175.7      159.9
       Provision for losses.................................        585.7       147.6       44.2
       Amortization and depreciation........................        745.9       844.3      775.9
       Income taxes.........................................       (528.4)      191.3       86.7
       Insurance liabilities................................        539.7       516.3       77.8
       Accrual and amortization of investment income........        168.5      (578.2)     (73.3)
       Deferral of cost of policies produced and
          purchased.........................................       (794.3)     (816.9)    (782.0)
       Impairment charges...................................        515.7       554.3      549.4
       Special charges......................................        483.1        (7.6)      54.3
       Cumulative effect of change in accounting............         85.2          --         --
       Minority interest....................................        223.5       204.2      137.5
       Extraordinary charge on extinguishment of debt.......           --          --       66.4
       Net investment (gains) losses........................        358.3       156.2     (208.2)
       Other................................................        (75.5)      (40.1)     (14.5)
       Payment of taxes in settlement of prior years........           --       (85.1)        --
                                                                ---------    --------    -------
          Net cash provided by operating activities.........    $ 1,205.3    $1,788.6    $ 979.6
                                                                =========    ========    =======

13.  STATUTORY INFORMATION:

     Statutory accounting practices prescribed or permitted by regulatory authorities for the Company's insurance subsidiaries differ from GAAP. Our insurance subsidiaries reported the following amounts to regulatory agencies, after appropriate elimination of intercompany accounts:

                                                                  2000         1999
                                                                  ----         ----
                                                                (DOLLARS IN MILLIONS)
Statutory capital and surplus...............................    $1,881.8     $2,170.5
Asset valuation reserve.....................................       266.8        362.8
Interest maintenance reserve................................       381.0        504.3
Portion of surplus debenture carried as a liability.........          --         33.4
                                                                --------     --------
       Total................................................    $2,529.6     $3,071.0
                                                                ========     ========

                         CONSECO, INC. AND SUBSIDIARIES

     The statutory capital and surplus shown above included investments in up-stream affiliates, all of which were eliminated in the consolidated financial statements prepared in accordance with GAAP, as follows:

                                                                     2000          1999
                                                                     ----          ----
                                                                   (DOLLARS IN MILLIONS)
Securitization debt issued by special purpose entities and
  guaranteed by our finance subsidiary, all of which was
  purchased by our insurance subsidiaries prior to the
  acquisition of Conseco Finance (a)........................        $ 72.1        $ 72.6
Preferred and common stock of intermediate holding
  company...................................................         192.7         201.8
Common stock of Conseco (39.8 million shares)...............          44.1          59.6
Other.......................................................           2.5           2.5
                                                                    ------        ------
       Total................................................        $311.4        $336.5
                                                                    ======        ======

-------------------------
(a) Total par value, amortized cost and fair value of securities issued by special purpose entities which hold loans originated by our finance subsidiary (including the securities that are not guaranteed by Conseco Finance, and therefore are not considered affiliated investments) were $283.7 million, $278.9 million and $261.1 million, respectively.

     The statutory net income (loss) of our life insurance subsidiaries was $(70.8) million, $181.1 million and $276.0 million in 2000, 1999 and 1998, respectively. Included in such net income (loss) are net realized capital gains (losses), net of income taxes, of $(200.8) million, $1.2 million and $(6.5) million in 2000, 1999 and 1998, respectively. In addition, the insurance subsidiaries pay fees and interest to Conseco or its non-life subsidiaries; such amounts totaled $264.4 million, $274.3 million and $205.1 million in 2000, 1999 and 1998, respectively.

     State insurance laws generally restrict the ability of insurance companies to pay dividends or make other distributions. In 2001, our insurance subsidiaries may pay dividends to Conseco of $162.3 million without permission from state regulatory authorities. During 2000, our insurance subsidiaries paid dividends to Conseco totaling $178.0 million.

     In 1998, the National Association of Insurance Commissioners adopted codified statutory accounting principles in a process referred to as codification. Such principles are summarized in the Accounting Practices and Procedures Manual. The revised manual is effective January 1, 2001. The domiciliary states of our insurance subsidiaries have adopted the provisions of the revised manual or, with respect to some states, adopted the manual with certain modifications. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that our insurance subsidiaries use to prepare their statutory-basis financial statements. However, we believe the impact of these changes to our insurance subsidiaries' statutory-based capital and surplus as of January 1, 2001, will not be significant.

14.  BUSINESS SEGMENTS:

     We manage our business operations through two segments, based on the products offered in addition to the corporate segment.

     Finance segment. Our finance segment provides a variety of finance products including: loans for the purchase of manufactured housing, home improvements and various consumer products, home equity loans, private label credit card programs, and floorplan financing. These products are primarily marketed through intermediary channels such as dealers, vendors, contractors and retailers.

                         CONSECO, INC. AND SUBSIDIARIES

     Insurance and fee-based segment. Our insurance and fee-based segment provides supplemental health, annuity and life insurance products to a broad spectrum of customers through multiple distribution channels, each focused on a specific market segment. These products are primarily marketed through career agents, professional independent producers and direct marketing. Fee-based activities include services performed for other companies, including: (i) investment management; and (ii) insurance product marketing.

     Corporate and other segment. Our corporate segment includes certain investment activities, such as our venture capital investment in the wireless communication company, TeleCorp, and our ownership interest in the riverboat casino in Lawrenceberg, Indiana. In addition, the corporate segment includes interest expense related to the Company's corporate debt, special corporate charges, income from the major medical lines of business which we intend to sell and other income and expenses. Corporate expenses are net of charges to our subsidiaries for services provided by the corporate operations.

                         CONSECO, INC. AND SUBSIDIARIES

     Segment operating information was as follows:

                                                                  2000        1999        1998
                                                                  ----        ----        ----
                                                                     (DOLLARS IN MILLIONS)
Revenues:
  Insurance and fee-based segment:
    Insurance policy income:
      Annuities.............................................    $  137.5    $  102.5    $   98.7
      Supplemental health...................................     2,136.6     2,058.1     1,980.9
      Life..................................................       892.8       881.7       844.1
      Other.................................................       148.1       132.0       135.9
    Net investment income (a)...............................     2,017.7     2,178.3     2,023.1
    Fee and other revenue (a)...............................       129.0       111.7        86.1
    Net gains (losses) from the sale of investments (a).....      (358.3)     (156.2)      208.2
                                                                --------    --------    --------
      Total insurance and fee-based segment revenues........     5,103.4     5,308.1     5,377.0
                                                                --------    --------    --------
  Finance segment:
    Net investment income:
      Interest-only securities (a)..........................       106.6       185.1       132.9
      Manufactured housing..................................       538.6       101.1        21.1
      Mortgage services.....................................       672.1       158.7        62.6
      Consumer/credit card..................................       365.2       199.6        98.2
      Commercial............................................       261.4       112.3        62.0
      Other (a).............................................        96.5        75.4        51.6
    Gain on sale:
      Securitization transactions:
         Manufactured housing...............................          --       307.8       294.8
         Mortgage services..................................          --       196.2       332.5
         Consumer/credit card...............................          --        13.6        47.7
         Commercial.........................................          --        27.2        44.7
         Other..............................................          --         5.8        25.3
      Whole-loan sales......................................         7.5          --          --
    Fee revenue and other income............................       369.0       372.7       260.4
                                                                --------    --------    --------
      Total finance segment revenues........................     2,416.9     1,755.5     1,433.8
                                                                --------    --------    --------
  Corporate and other:
    Net investment income...................................        51.8        32.3        26.9
    Venture capital income (loss) related to investment in
     TeleCorp...............................................      (199.5)      354.8          --
    Revenue from major medical lines, which the Company
     intends to sell........................................       946.3       900.4       920.6
    Other income............................................         6.7         6.1         5.7
                                                                --------    --------    --------
      Total corporate segment revenues......................       805.3     1,293.6       953.2
                                                                --------    --------    --------
  Eliminations..............................................       (29.2)      (21.5)       (3.8)
                                                                --------    --------    --------
      Total revenues........................................     8,296.4     8,335.7     7,760.2
                                                                --------    --------    --------
Expenses:
  Insurance and fee-based segment:
    Insurance policy benefits...............................     3,313.5     3,156.5     2,947.4
    Amortization............................................       673.9       607.9       691.8
    Interest expense........................................        18.6        57.9        65.3
    Other operating costs and expenses......................       689.9       567.2       487.7
                                                                --------    --------    --------
      Total insurance and fee-based segment expenses........     4,695.9     4,389.5     4,192.2
                                                                --------    --------    --------

                         (continued on following page)

                         CONSECO, INC. AND SUBSIDIARIES

                                                                  2000         1999        1998
                                                                ---------    --------    --------
                                                                      (DOLLARS IN MILLIONS)
               (continued from previous page)
Finance segment:
     Provision for losses...................................        354.2       128.7        44.2
     Interest expense.......................................      1,152.4       341.3       213.7
     Special charges........................................        394.3          --       148.0
     Impairment charges.....................................        515.7       554.3       549.4
     Other operating costs and expenses.....................        753.5       697.2       591.9
                                                                ---------    --------    --------
       Total finance segment expenses.......................      3,170.1     1,721.5     1,547.2
                                                                ---------    --------    --------
Corporate and other:
  Interest expense on corporate debt........................        310.7       182.8       165.4
  Provision for losses......................................        231.5        18.9          --
  Expenses from major medical lines, which the Company
     intends to sell........................................        997.6       862.1       812.3
  Special charges and other corporate expenses, less charges
     to subsidiaries for services provided..................        281.6        31.5         1.2
                                                                ---------    --------    --------
       Total corporate segment expenses.....................      1,821.4     1,095.3       978.9
                                                                ---------    --------    --------
  Eliminations..............................................        (29.2)      (21.5)       (3.8)
                                                                ---------    --------    --------
       Total expenses.......................................      9,658.2     7,184.8     6,714.5
                                                                ---------    --------    --------
Income (loss) before income taxes, minority interest and
  extraordinary charge:
     Insurance and fee-based operations.....................        407.5       918.6     1,184.8
     Finance operations.....................................       (753.2)       34.0      (113.4)
     Corporate interest and other expenses..................     (1,016.1)      198.3       (25.7)
                                                                ---------    --------    --------
       Income (loss) before income taxes, minority interest,
          extraordinary charge and cumulative effect of
          accounting change.................................    $(1,361.8)   $1,150.9    $1,045.7
                                                                =========    ========    ========

     Segment balance sheet information was as follows:

                                                                   2000          1999
                                                                ----------    ----------
                                                                 (DOLLARS IN MILLIONS)
Assets:
  Insurance and fee-based...................................    $ 36,943.4    $ 37,382.5
  Finance...................................................      20,819.4      14,454.7
  Corporate.................................................      12,641.5      13,334.9
  Eliminate intercompany amounts............................     (11,815.1)    (12,986.2)
                                                                ----------    ----------
       Total assets.........................................    $ 58,589.2    $ 52,185.9
                                                                ==========    ==========
Liabilities:
  Insurance and fee-based...................................    $ 27,629.2    $ 27,160.4
  Finance...................................................      18,730.2      12,019.7
  Corporate.................................................       5,863.2       5,139.6
  Eliminate intercompany amounts............................        (411.7)       (329.1)
                                                                ----------    ----------
       Total liabilities....................................    $ 51,810.9    $ 43,990.6
                                                                ==========    ==========

-------------------------
(a) It is not practicable to provide additional components of revenue by product or services.

                         CONSECO, INC. AND SUBSIDIARIES

     This segment information is prepared in conformity with Financial Accounting Standards Board Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information" which we adopted in 1998. We restated certain previously reported segment information to comply with the new standard.

15.  QUARTERLY FINANCIAL DATA (UNAUDITED):

     We compute earnings per common share for each quarter independently of earnings per share for the year. The sum of the quarterly earnings per share may not equal the earnings per share for the year because of: (i) transactions affecting the weighted average number of shares outstanding in each quarter; and
(ii) the uneven distribution of earnings during the year.

                                                       1ST QTR.(A)    2ND QTR.(A)    3RD QTR.(A)    4TH QTR.(A)
                                                       -----------    -----------    -----------    -----------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
2000
  Revenues.........................................     $2,205.9       $1,965.2       $1,955.3       $2,170.0
  Income (loss) before income taxes, minority
     interest, extraordinary charge and cumulative
     effect of accounting change...................        191.8         (477.2)        (571.6)        (504.8)
  Net income (loss)................................         77.4         (404.7)        (487.3)        (376.6)
  Net income (loss) per common share:
     Basic:
       Income (loss) before extraordinary charge
          and cumulative effect of accounting
          change...................................     $    .22       $  (1.25)      $  (1.32)      $  (1.16)
       Extraordinary charge........................           --             --           (.01)            --
       Cumulative effect of accounting change......           --             --           (.17)            --
                                                        --------       --------       --------       --------
          Net income (loss)........................     $    .22       $  (1.25)      $  (1.50)      $  (1.16)
                                                        ========       ========       ========       ========
     Diluted:
       Income (loss) before extraordinary charge
          and cumulative effect of accounting
          change...................................     $    .22       $  (1.25)      $  (1.32)      $  (1.16)
       Extraordinary charge........................           --             --           (.01)            --
       Cumulative effect of accounting change......           --             --           (.17)            --
                                                        --------       --------       --------       --------
          Net income (loss)........................     $    .22       $  (1.25)      $  (1.50)      $  (1.16)
                                                        ========       ========       ========       ========

                                                      1ST QTR.(B)    2ND QTR.(B)    3RD QTR.(B)    4TH QTR.(B)
                                                      -----------    -----------    -----------    -----------
                                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
1999
  Revenues........................................     $1,986.6       $2,023.7       $1,889.7       $2,435.7
  Income (loss) before income taxes and minority
     interest.....................................        492.8          373.5          311.1          (26.5)
  Net income (loss)...............................        287.8          213.3          155.6          (61.7)
  Net income per common share:
     Basic:
       Net income (loss)..........................     $    .90       $    .66       $    .48       $   (.19)
                                                       ========       ========       ========       ========
     Diluted:
       Net income (loss)..........................     $    .87       $    .64       $    .47       $   (.19)
                                                       ========       ========       ========       ========

                         CONSECO, INC. AND SUBSIDIARIES

-------------------------
(a) Included in the first, second, third and fourth quarters of 2000 are the following items:

                                                                                    2000
                                                                --------------------------------------------
                                                                1ST QTR.    2ND QTR.    3RD QTR.    4TH QTR.
                                                                --------    --------    --------    --------
                                                                           (DOLLARS IN MILLIONS)
Impairment charges:
  Before tax................................................     $  2.5      $  9.6      $205.0      $298.6
  After tax.................................................        1.6         6.0       129.2       188.1
Special charges:
  Before tax................................................         --       327.2       253.3       118.8
  After tax.................................................         --       254.0       178.7        85.6
Provision for losses related to loan guarantees:
  Before tax................................................       23.4        68.6        19.5       120.0
  After tax.................................................       14.7        44.6        12.7        78.0
Venture capital (income) loss, net of amortization and
  expenses:
  Before tax................................................      (76.1)       75.5       165.5       (12.0)
  After tax.................................................      (47.9)       47.5       107.6        (7.8)

-------------------------
(b) Included in the first, second, third and fourth quarters of 1999 are impairment charges of $12.2 million ($7.7 million after tax), $71.6 million ($45.1 million after tax), $100.1 million ($63.1 million after tax) and $370.4 million ($233.3 million after tax), respectively. Also included in the fourth quarter of 1999 is: (i) a provision for losses related to loan guarantees of $18.9 million ($11.9 million after tax); and (ii) venture capital income, net of amortization and expenses, of $261.5 million ($170.0 million after tax).

PROSPECTUS

                                 $3,700,000,000

                                 CONSECO, INC.

    DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES, COMMON STOCK, STOCK
             PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND WARRANTS

                          CONSECO FINANCING TRUST VIII

                           CONSECO FINANCING TRUST IX

                           CONSECO FINANCING TRUST X

                 PREFERRED SECURITIES FULLY AND UNCONDITIONALLY
                          GUARANTEED BY CONSECO, INC.

                             ---------------------

     We will provide the specific terms of the particular securities issued under this prospectus in a prospectus supplement for each security. You should read this prospectus and any supplement carefully before investing.

     The amount of the securities issued under this prospectus will be limited to a total of U.S. $3,700,000,000 or the equivalent amount if denominated in foreign currencies.

     Our common stock is listed on the New York Stock Exchange under the trading symbol "CNC".

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 1, 1999.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
About This Prospectus.......................................     3
Where You Can Find More Information.........................     3
The Securities We May Offer.................................     4
Conseco, Inc................................................     4
The Conseco Trusts..........................................     5
Use of Proceeds.............................................     5
Ratios of Earnings to Fixed Charges, Earnings to Fixed
  Charges and Preferred Stock Dividends and Earnings to
  Fixed Charges, Preferred Stock Dividends and Distributions
  on Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts...........................     6
Description of Debt Securities..............................     6
Description of Capital Stock................................    17
Description of Depositary Shares............................    20
Description of Warrants.....................................    23
Description of Preferred Securities of the Conseco Trusts...    24
Description of Guarantees...................................    25
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    28
Plan of Distribution........................................    29
Special Note Regarding Forward-Looking Statements...........    31
Legal Matters...............................................    31
Experts.....................................................    32

                             ABOUT THIS PROSPECTUS

     In this prospectus, Conseco, Inc. may be referred to as "Conseco" or "we". This prospectus is part of a registration statement that we and Conseco Financing Trust VIII, Conseco Financing Trust IX and Conseco Financing Trust X, referred to in this prospectus as the "Conseco Trusts", filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,700,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     We and the Conseco Trusts have filed with the SEC a registration statement under the Securities Act of 1933 to register the securities offered by this prospectus. This prospectus constitutes only part of the registration statement and does not contain all of the information in the registration statement and its exhibits because parts of the registration statement are allowed to be omitted by SEC rules. Statements in this prospectus or in any prospectus supplement about documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summary statements and may not contain all the information that may be important to you. For further information about Conseco, the Conseco Trusts and the securities offered under this prospectus, you should read the registration statement, including its exhibits and the documents incorporated into it by reference.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934 until we sell all of the securities offered under this prospectus.

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, as amended;

          3. Current Report on Form 8-K dated August 31, 1999; and

          4. The description of our common stock in the registration statements filed by us with the SEC and any amendment or report filed for the purpose of updating the description.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address;

         James W. Rosensteele, Senior Vice President, Corporate Communications Conseco, Inc.
         11825 N. Pennsylvania Street
         Carmel, Indiana 46032
         Telephone: (317) 817-4418

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                          THE SECURITIES WE MAY OFFER

     We may offer and sell from time to time, in one or more series,

     - debt securities,

     - preferred stock, which may be represented by depositary shares,

     - common stock,

     - stock purchase contracts to purchase shares of our common stock,

     - stock purchase units, each representing ownership of a stock purchase contract and preferred securities of one of the Conseco Trusts or debt obligations of third parties, including U.S. treasury securities, securing the holder's obligations to purchase our common stock under the stock purchase contracts and

     - warrants to purchase debt securities, preferred stock, common stock or other securities or rights.

     The Conseco Trusts may offer, from time to time, preferred securities representing preferred undivided beneficial interests in the assets of a Conseco Trust, referred to in this prospectus as "preferred securities". We will guarantee the payment of periodic cash distributions on preferred securities out of moneys held by each of the Conseco Trusts, and payments on liquidation, redemption or otherwise with respect to the preferred securities to the extent described in this prospectus or the applicable prospectus supplement. We will directly or indirectly acquire common securities representing undivided beneficial interests in the assets of each Conseco Trust, referred to in this prospectus as "common securities". We may issue subordinated debt securities in one or more series to a Conseco Trust as part of the investment of the proceeds from the offering of preferred securities and common securities of the Conseco Trust. The subordinated debt securities purchased by a Conseco Trust may be subsequently distributed on a proportionate basis to holders of preferred securities and common securities in connection with the dissolution of the Conseco Trust.

                                 CONSECO, INC.

     We are a financial services holding company. We conduct and manage our business through two operating segments, reflecting our major lines of business:
(1) insurance and fee-based operations and (2) finance operations. Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance, individual and group major medical insurance and other insurance products. Our finance subsidiaries make, purchase, sell and service consumer and commercial finance loans throughout the United States. Since 1982, we have acquired 19 insurance groups. In 1998, we acquired Green Tree Financial Corporation, which comprises our finance operations. Our operating strategy is to grow our businesses by focusing our resources on developing and expanding profitable products and strong distribution channels, by actively managing assets to seek to achieve superior investment returns and by controlling expenses.

     Our principal executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032. Our telephone number is (317) 817-6100.

                               THE CONSECO TRUSTS

     Each of the Conseco Trusts is a statutory business trust formed under Delaware law. Each Conseco Trust exists for the exclusive purposes of:

     - issuing and selling the preferred securities and the common securities;

     - using the proceeds from the sale of the preferred securities and common securities to acquire our subordinated debt securities; and

     - engaging in only those other activities that are related to those purposes.

     All of the common securities will be directly or indirectly owned by Conseco. The common securities will rank equally, and payments will be made proportionally, with the preferred securities, except that, if an event of default under the declaration of trust of the Conseco Trust has occurred and is continuing, the rights of the holders of the common securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. We will directly or indirectly acquire common securities in an amount equal to at least 3% of the total capital of each Conseco Trust.

     Unless otherwise specified in the applicable prospectus supplement, each Conseco Trust has a term of up to 55 years but may terminate earlier, as provided in the declaration of trust. Each Conseco Trust's business and affairs will be conducted by the trustees appointed by us as the direct or indirect holder of all of the common securities. We will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each Conseco Trust. The declaration of trust will set forth the duties and obligations of the trustees. A majority of the trustees of each Conseco Trust will be employees or officers of or persons who are affiliated with Conseco, referred to as "regular trustees". One trustee of each Conseco Trust will be an institution, referred to as the "institutional trustee", that is not affiliated with Conseco and has a minimum amount of combined capital and surplus of not less than $50,000,000, which will act as property trustee and as indenture trustee for the purposes of compliance with the provisions of Trust Indenture Act of 1939, under the terms of the applicable prospectus supplement. In addition, unless the institutional trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Conseco Trust will be an institution having a principal place of business in, or a natural person resident of, the State of Delaware, referred to as the "Delaware trustee". Conseco will pay all fees and expenses related to the Conseco Trust and the offering of the preferred securities and the common securities.

     Unless otherwise specified in the applicable prospectus supplement, the institutional trustee for each Conseco Trust will be Harris Trust and Savings Bank. Unless otherwise specified in the applicable prospectus supplement, the Delaware trustee for each Conseco Trust will be First Union Trust Company, National Association, and its address in the State of Delaware is One Rodney Square, 920 King Street, Wilmington, Delaware 19801. The principal place of business of each Conseco Trust is c/o Conseco, Inc., 11825 N. Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-6100.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying prospectus supplement, we expect to use the net proceeds received by us from the sale of the securities offered by this prospectus for general corporate purposes. The proceeds from the sale of preferred securities by the Conseco Trusts will be invested in our subordinated debt securities. Except as may otherwise be described in the prospectus supplement relating to the preferred securities, we expect to use the net proceeds from the sale of subordinated debt securities to the Conseco Trusts for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the prospectus supplement.

             RATIOS OF EARNINGS TO FIXED CHARGES, EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
            AND EARNINGS TO FIXED CHARGES, PREFERRED STOCK DIVIDENDS
               AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY
              REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

     Our ratios of earnings to fixed charges, earnings to fixed charges and preferred stock dividends and earnings to fixed charges, preferred stock dividends and distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts for each of the five years ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 are set forth in the following table:

                                                                                  SIX MONTHS
                                              YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                       --------------------------------------   ---------------
                                       1994    1995    1996     1997    1998     1998     1999
                                       -----   -----   -----   ------   -----   ------   ------
Ratio of earnings to fixed charges:
  As reported........................   5.80x   4.94x   4.85x    5.55x   3.30x    1.39x    5.16x
  Excluding interest expense on debt
     related to finance receivables
     and other investments(1)........   9.28x   7.36x   7.80x   13.00x   6.79x    2.05x   11.92x
Ratio of earnings to fixed charges,
  preferred stock dividends and
  distributions on company-obligated
  mandatorily redeemable preferred
  securities of subsidiary trusts:
     As reported.....................   4.48x   4.14x   3.74x    4.10x   2.47x    1.08x    3.73x
     Excluding interest expense on
       debt related to finance
       receivables and other
       investments(1)................   6.14x   5.61x   5.11x    6.72x   3.68x    1.15x    5.93x

---------------

(1) These ratios are included to assist the reader in analyzing the impact of interest expense on debt related to finance receivables and other investments (which is generally offset by interest earned on finance receivables and other investments financed by such debt). The ratios are not intended to, and do not, represent the following ratios prepared in accordance with generally accepted accounting principles: the ratio of earnings to fixed charges; or the ratio of earnings to fixed charges, preferred stock dividends and distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

                         DESCRIPTION OF DEBT SECURITIES

     We may offer one or more series of debt securities that are either senior debt securities or subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under the senior indenture or the subordinated indenture, in each case between us and the trustee identified in the indenture, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Except for the subordination provisions of the subordinated indenture, which do not exist in the senior indenture, the provisions of the subordinated indenture are substantially identical in substance to the provisions of the senior indenture that bear the same section numbers.

     We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the applicable prospectus supplement. These descriptions are only summaries, and you should refer to the indentures which describe completely the terms and definitions summarized below and contain additional information regarding the debt securities. All article and section references in this prospectus are to articles and sections of the applicable indenture and whenever particular sections or defined terms of the indentures are referred to in this prospectus or in a prospectus supplement, the sections or defined terms are incorporated into this prospectus or the prospectus supplement by reference.

     The debt securities will be unsecured obligations of Conseco. The indentures do not limit the aggregate amount of debt securities that we may issue and do not limit the incurrence or issuance by us of other secured or unsecured debt. The debt securities issued under the senior indenture will be unsecured and will rank equally with all our other unsecured and unsubordinated obligations. The debt securities issued under the subordinated indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all our senior indebtedness. See
"-- Subordination under the Subordinated Indenture."

     The applicable prospectus supplement will describe the specific terms of the series of debt securities being offered. The following terms may be included:

     - the title, designation and purchase price, of the debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities and whether the debt securities will be issued under the senior indenture, the subordinated indenture or another indenture described in the prospectus supplement;

     - any limit upon the aggregate principal amount of the debt securities;

     - the date or dates on which the principal of and premium, if any, on the debt securities will mature or the method of determining or resetting the date or dates;

     - the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method of calculating or resetting the rate or rates;

     - the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

     - the date or dates on which interest, if any, will be payable and the record date or dates for payment of interest;

     - the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable;

     - our right, if any, to defer payment of interest on debt securities and the maximum length of any permitted deferral period;

     - the period or periods within which, the price or prices at which, the currency or currencies, including currency unit or units, in which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option;

     - our obligation, if any, to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, the debt securities will be redeemed or purchased, in whole or in part, under these obligations;

     - the authorized denominations of the debt securities;

     - the currency or currency unit for which debt securities may be purchased or in which debt securities may be denominated and/or the currency or currencies, including currency unit or units, in which principal of, premium, if any, and interest, if any, on the debt securities will be payable and whether we or the holders of any debt securities may elect to receive payments in respect of the debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable;

     - if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity of the debt securities or the method by which that portion will be determined;

     - the person to whom any interest on any debt security will be payable if other than the person in whose name the debt security is registered on the applicable record date;

     - any addition to, or modification or deletion of, any event of default or any of our covenants specified in the indenture for the debt securities;

     - the application, if any, of defeasance or covenant defeasance provisions to the debt securities;

     - whether the debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global security or securities;

     - any federal income tax considerations applicable to holders of the debt securities; and

     - any other special terms relating to the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. (Section 3.1.)

     Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons. Where debt securities of any series are issued in bearer form and are payable to the bearer of the security, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to the debt securities and to payment on and transfer and exchange of the debt securities will be described in the applicable prospectus supplement. Bearer debt securities will be transferable by delivery. (Section 3.5.)

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to these debt securities, or to debt securities issued at par that are treated as having been issued at a discount, will be described in the applicable prospectus supplement.

     If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, or by reference to commodity prices, equity indices or other factors, the restrictions, elections, federal income tax considerations, specific terms and other information about the issue of debt securities and the foreign currency or currency units or commodity prices, equity indices or other factors will be set forth in the applicable prospectus supplement. In general, holders of these series of debt securities may receive a principal amount on any principal payment date, or a payment of premium, if any, on any premium interest payment date or a payment of interest on any interest payment date, that is greater than or less than the amount of principal, premium, if any, or interest otherwise payable on the payment dates, depending on the value on the payment dates of the applicable currency, commodity, equity index or other factor.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Unless otherwise provided in the applicable prospectus supplement, payments with respect to the debt securities will be made in the designated currency at the office or agency maintained for that purpose that we may designate from time to time, except that, at our option, interest payments, if any, on debt securities in registered form may be made (1) by checks mailed to the holders of debt securities entitled to receive these payments at their registered addresses or (2) by wire transfer to an account maintained by the person entitled to receive these payments as specified in the register maintained to record the holders of the debt securities and transfer of debt securities. (Sections 3.7(a) and 9.2.) Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities in registered form will be made to the person in whose name the debt security is registered at the close of business on the regular record date for payment of interest. (Section 3.7(a).)

     Payment with respect to debt securities in bearer form will be made in the currency and in the manner designated in the prospectus supplement, subject to any applicable laws and regulations, at paying agencies outside the United States that we may appoint from time to time. The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the prospectus supplement. We may at

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any time designate additional paying agents or rescind the designation of any paying agents, except that, if debt securities of a series are issuable as registered securities, we will be required to maintain at least one paying agent in each place, a "place of payment", where payment of principal, premium, if any, and interest or other payments on the securities are payable and, if debt securities of a series are issuable as bearer securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of the series and any coupons may be presented and surrendered for payment. (Section 9.2.)

     Unless otherwise provided in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency maintained for this purpose that we will designate from time to time. (Sections
3.5 and 9.2.) Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange. (Section 3.5.)

GLOBAL DEBT SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary or with a nominee for the depositary identified in the applicable prospectus supplement. In this event, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. (Section 3.3.) Except as described in the applicable prospectus supplement, unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be registered for transfer or exchange except as a whole by:

     - the depositary for the global security to a nominee of the depositary;

     - a nominee of the depositary to the depositary or another nominee of the depositary; or

     - the depositary or any nominee to a successor depositary for the series or a nominee of the successor depositary. (Section 3.5.)

     The specific terms of the depositary arrangement for any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we expect that the following provisions will apply to the depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary or a nominee of the depositary, referred to as "participants", or persons that may hold interests through participants. Upon the issuance of any global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of participants. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of these beneficial interests will be effected only through, records maintained by the depositary for the global security or by its nominee. Ownership of beneficial interests in a global security by persons that hold through participants will be shown on, and the transfer of these beneficial interests within the participants will be effected only through, records maintained by the participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in certificated form. The limitations described above and these laws may impair the ability to transfer beneficial interests in the global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in the applicable prospectus supplement and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global

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security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of that series in certificated form and will not be considered the holders of the debt securities for any purposes under the relevant indenture. (Section 3.8.) Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the relevant indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant indenture. We understand that, under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a global security desires to give any notice or take any action which a holder is entitled to give or take under the relevant indenture, the depositary would authorize the participants to give the notice or take the action, and the participants would authorize beneficial owners owning through the participants to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in the applicable prospectus supplement, payments of principal, premium, if any, and interest, if any, on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of the participants. Neither we nor the trustees nor any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of a global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests. (Section 3.8.)

     Unless otherwise specified in the applicable prospectus supplement, if the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a duly registered successor depositary is not appointed by us within 90 days, we will issue these debt securities in definitive certificated form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of the series in definitive certificated form in exchange for the global security or securities representing the debt securities. (Section 3.5.)

     The debt securities of a series may also be issued in whole or in part in the form of one or more global securities issued as a bearer security that will be deposited with a depositary, or with a nominee for the depositary, identified in the applicable prospectus supplement. Bearer global securities may be issued in temporary or permanent form. (Section 3.4.) The specific terms and procedures, including the specific terms of the depositary arrangement, for any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

CONSOLIDATION, MERGER OR SALE BY CONSECO

     Unless otherwise specified in the applicable prospectus supplement, we may not consolidate with or merge into any other corporation or sell our assets substantially as an entirety, unless:

     - the corporation formed by the consolidation or into which we are merged or the corporation which acquires our assets is organized in the United States;

     - the corporation formed by the consolidation or into which we are merged or which acquires our assets substantially as an entirety expressly assumes all of our obligations under each indenture;

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

     - immediately after giving effect to the transaction, no default or event of default under the applicable indenture has happened and is continuing, and

     - if, as a result of the transaction, our properties or assets would become subject to an encumbrance which would not be permitted by the terms of any series of debt securities, we or the successor corporation, as the case may be, take the steps that are necessary to secure the debt securities equally and ratably with all indebtedness secured by that encumbrance.

     Upon the consolidation, merger or sale, the successor corporation formed by the consolidation, or into which we are merged or to which the sale is made, will succeed to, and be substituted for us under each indenture. (Section 7.1.)

EVENTS OF DEFAULT, NOTICE AND RIGHTS ON DEFAULT

     Each indenture provides that, if an event of default occurs relating to the debt securities of any series and is continuing, the trustee for the series or the holders of 25% in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to us and to the trustee for the series, if notice is given by the holders of debt securities, may declare the principal of or, if the debt securities of that series provide for an amount that is more or less than the principal amount of the debt securities to be due and payable upon a declaration of maturity of the debt securities upon an event of default, that portion of the principal amount specified in the prospectus supplement, and accrued interest on all the debt securities of that series to be due and payable; provided, for any debt securities issued under the subordinated indenture, that the payment of principal and interest on the debt securities will remain subordinated to the extent provided in the subordinated indenture. (Section 5.2.)

     Unless otherwise specified in the applicable prospectus supplement, events of default for debt securities of any series are defined in each indenture as being:

     - default for 30 days in payment of any interest on any debt security of that series or any coupon pertaining to the debt security or any additional amount payable on debt securities of that series as specified in the applicable prospectus supplement when due;

     - default in payment of principal, or premium, if any, at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment on any debt securities of that series when due;

     - default for 60 days after notice to us by the trustee for that series, or by the holders of 25% in aggregate principal amount of the debt securities of that series then outstanding, in the performance of any other agreement in the debt securities of that series, in the indenture or in any supplemental indenture or board resolution referred to in the indenture under which the debt securities of that series may have been issued;

     - default resulting in acceleration of any of our other indebtedness for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice of the default to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount of the debt securities of that series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of the other indebtedness is remedied, cured or waived; and

     - our bankruptcy, insolvency or reorganization. (Section 5.1.)

     The definition of event of default in each indenture specifically excludes a default under a secured debt under which the obligee has recourse, exclusive of recourse for ancillary matters including environmental indemnities, misapplication of funds and costs of enforcement, only to the collateral pledged for repayment and where the fair market value of the collateral is 2% or less of our total assets appearing on our most recently prepared consolidated balance sheet as at the end of one of our fiscal quarters, prepared in accordance with generally accepted accounting principles, at the time of the default.

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     Events of default for a specified series of debt securities may be added to the indenture and, if so added, will be described in the applicable prospectus supplement. (Sections 3.1 and 5.1(7).) Each indenture provides that the trustee will, within 90 days after the occurrence of a default for the debt securities of any series, give to the holders of the debt securities of that series notice of all defaults known to it unless the default has been cured or waived;
provided that except in the case of a default in payment on the debt securities of that series, the trustee may withhold the notice if and so long as a committee of its officers determines that withholding the notice is in the interests of the holders of the debt securities of that series. (Section 6.6.) Each indenture provides that the holders of a majority in aggregate principal amount of the debt securities of each series affected, with each series voting as a class, may, subject to limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the series, or exercising any trust or power conferred on the trustee. (Section 5.8.) Each indenture includes a covenant that we will file annually with the trustee a certificate as to our compliance with all conditions and covenants of the indenture. (Section 9.5.) The holders of a majority in aggregate principal amount of any series of debt securities by notice to the trustee for the series may waive, on behalf of the holders of all debt securities of the series, any past default or event of default for that series and its consequences except a default or event of default in the payment of the principal of, premium, if any, or interest, if any, on any debt security, and except for an event of default resulting from the breach of a covenant or provision of either indenture which, under the applicable indenture, cannot be amended or modified without the consent of the holders of each outstanding debt security of the series affected. (Section 5.7.)

OPTION TO DEFER INTEREST PAYMENTS

     If provided in the applicable prospectus supplement, we will have the right at any time and from time to time during the term of the series of debt securities to defer the payment of interest for the number of consecutive interest payment periods specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that the deferral period may not extend beyond the stated maturity of the debt securities. Material United States federal income tax consequences and special considerations applicable to these debt securities will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, at the end of the deferral period, we will pay all interest then accrued and unpaid together with interest on accrued and unpaid interest compounded semiannually at the rate specified for the debt securities to the extent permitted by applicable law; provided, that during the deferral period we may not:

     - declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock, other than:

         (1) purchases or acquisitions of our capital stock in connection with the satisfaction of our obligations under any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase capital stock,

         (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

         (3) the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged,

         (4) dividends or distributions in our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, or

         (5) redemptions or repurchases of any rights outstanding under a shareholder rights plan,

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank junior to the debt securities, and

     - make any guarantee payments regarding the foregoing, other than payments under our guarantee of the preferred securities or the common securities.

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     Prior to the termination of any deferral period, we may further defer payments of interest by extending the interest payment period; provided, however, that, the deferral period, including all previous and further extensions, may not extend beyond the maturity of the debt securities.

     Upon the termination of any deferral period and the payment of all amounts then due, we may commence a new deferral period, subject to the terms set forth in this section. No interest during a deferral period, except at the end of the deferral period, will be due and payable, but we may prepay at any time all or any portion of the interest accrued during a deferral period. We have no present intention of exercising our right to defer payments of interest by extending the interest payment period on the debt securities. If the institutional trustee is the sole holder of the debt securities, we will give the regular trustees and the institutional trustee notice of our selection of a deferral period one business day before the earlier of (1) the date distributions on the preferred securities are payable or (2) the date the regular trustees are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the preferred securities of the record or payment date of the distribution. The regular trustees will give notice of our selection of the deferral period to the holders of the preferred securities. If the institutional trustee is not the sole holder of the debt securities, we will give the holders of the debt securities notice of our selection of a deferral period ten business days before the earlier of (1) the interest payment date or
(2) the date upon which we are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the debt securities of the record or payment date of the related interest payment.

MODIFICATION OF THE INDENTURES

     Unless otherwise specified in the applicable prospectus supplement, each indenture contains provisions permitting us and the trustee to enter into one or more supplemental indentures without the consent of the holders of any of the debt securities in order to:

     - evidence the succession of another corporation to Conseco and the assumption of our covenants by the successor;

     - add to our covenants or surrender any of our rights or powers;

     - add additional events of default for any series of debt securities;

     - add or change any provisions to the extent necessary to permit or facilitate the issuance of bearer securities;

     - change or eliminate any provision affecting only debt securities not yet issued;

     - provide for security for the debt securities;

     - to establish the form or terms of debt securities;

     - evidence and provide for successor trustees;

     - if allowed without penalty under applicable laws and regulations, permit payment in respect of bearer securities in the United States;

     - correct any defect or supplement any inconsistent provisions or to make any other provisions concerning matters or questions arising under the indenture, provided that the action does not adversely affect the interests of any holder of debt securities of any series; or

     - cure any ambiguity or correct any mistake.

The subordinated indenture also permits us and the trustee to enter into supplemental indentures to modify the subordination provisions contained in the subordinated indenture except in a manner adverse to any outstanding debt securities. (Section 8.1.)

     Unless otherwise specified in the applicable prospectus supplement, each indenture also contains provisions permitting us and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by a supplemental indenture, with the debt securities of
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each series voting as a class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of debt securities of that series, except that, without the consent of the holder of each debt security so affected, no supplemental indenture may:

     - change the time for payment of principal or premium, if any, or interest on any debt security;

     - reduce the principal of, or any installment of principal of, or premium, if any, or interest on any debt security, or change the manner in which they are determined;

     - reduce the amount of premium, if any, payable upon the redemption of any debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of any debt security providing for an amount more or less than the principal amount of the debt security to be due and payable upon a declaration of maturity upon an event of default;

     - change the currency or currency unit in which any debt security or any premium or interest on the debt security is payable;

     - impair the right to institute suit for the enforcement of any payment on or regarding any debt security;

     - reduce the percentage in principal amount of the outstanding debt securities affected by the supplemental indenture the consent of whose holders is required for amendment of the indenture or for waiver of compliance with provisions of the indenture or for waiver of defaults;

     - change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

     - modify the provisions relating to the subordination of outstanding debt securities of any series in a manner adverse to the holders of the debt securities; or

     - modify the provisions relating to waiver of defaults or any of the provisions set forth above. (Section 8.2.)

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

     The subordinated indenture provides that any subordinated debt securities issued under the subordinated indenture are subordinate and junior in right of payment to the extent provided in the subordinated indenture (Section 12.1 of the subordinated indenture.) to our senior indebtedness, which is defined as:

     - all of our indebtedness, whether outstanding on the date of the subordinated indenture or created after that date, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

     - any indebtedness of others of the kinds described in the preceding bulletpoint for the payment of which we are is responsible or liable as guarantor or otherwise; and

     - amendments, renewals, extensions and refundings of any of that indebtedness, unless in any instrument or instruments evidencing or securing that indebtedness or under which the indebtedness is outstanding.

     Senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Senior indebtedness does not include:

     - any of our indebtedness to any of our subsidiaries;

     - indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business; and

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     - any indebtedness which by its terms ranks equally with or subordinate to the subordinated debt securities. (Section 12.2 of the subordinated indenture.)

     If (1) we default in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (2) an event of default occurs for any senior indebtedness permitting the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness and written notice of the event of default, requesting that payments on subordinated debt securities cease, is given to us by the holders of senior indebtedness, then unless and until the default in payment or event of default is cured or waived or ceases to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest on the subordinated debt securities or with respect to any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities. (Section 12.4 of the subordinated indenture.)

     In the event of:

     - any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property,

     - any proceeding for the liquidation, dissolution or other winding-up of Conseco, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

     - any assignment by us for the benefit of our creditors, or

     - any other marshaling of our assets,

then all senior indebtedness including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, must first be paid in full before any payment or distribution, whether in cash, securities or other property, is made by us on account of subordinated debt securities. In that event, except as described in this paragraph, any payment or distribution, which, but for the subordination provisions, would be payable or deliverable with respect to subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among the holders until all senior indebtedness has been paid in full. (Section 12.3 of the subordinated indenture.) The payments or distributions described in the previous sentence include those which may be payable or deliverable because of the payment of any other indebtedness of ours being subordinated to the payment of subordinated debt securities. The payments or distributions described in the first sentence of this paragraph do not include payments or distributions of our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the subordinated indenture for the indebtedness evidenced by subordinated debt securities, to the payment of all senior indebtedness at the time outstanding and to any securities issued with respect to the senior indebtedness under the plan of reorganization or readjustment. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on our part. (Section 12.9 of the subordinated indenture.)

     Senior indebtedness will be deemed to have been paid in full if the holders of senior indebtedness will have received cash, securities or other property equal to the amount of the senior indebtedness then outstanding. Upon the payment in full of all senior indebtedness, the holders of subordinated debt securities will be subrogated to all the rights of any holders of senior indebtedness to receive any further payments or distributions applicable to the senior indebtedness until all subordinated debt securities are paid in full. The payments or distributions received by any holder of subordinated debt securities, by reason of the subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of senior indebtedness, will, as between us and our creditors other than the holders of senior indebtedness, on the one hand, and the holders of subordinated debt securities, on the other, be deemed to be a payment by us on account of senior indebtedness, and not on account of subordinated debt securities. (Section 12.7 of the subordinated indenture.)
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     The subordinated indenture provides that the subordination provisions described in this section, to the extent as they relate to any particular issue of subordinated debt securities, may be changed before the issuance of the subordinated debt securities. Any change of this nature would be described in the applicable prospectus supplement relating to the subordinated debt securities.

DEFEASANCE AND COVENANT DEFEASANCE

     If indicated in the applicable prospectus supplement, we may elect either to defease and be discharged from any and all obligations with respect to the debt securities of or within any series, referred to as "defeasance", or to be released from our obligations with respect to selected covenants applicable to the debt securities of or within any series, referred to as "covenant defeasance", upon the deposit with the appropriate trustee, in trust for that purpose, of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on the debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or similar payments on the debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. (Article 4.) If indicated in the applicable prospectus supplement, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which debt securities of the series are payable. (Section 3.1.)

     In addition, in order for covenants contained in the subordinated indenture to be discharged no event or condition may exist that, under provisions described in "-- Subordination under the Subordinated Indenture" above, would prevent us from making payments of principal of, and premium, if any, and interest on subordinated debt securities at the date of the required irrevocable deposit. (Section 4.6(j) of the subordinated indenture.)

     We may exercise our defeasance option for the debt securities in spite of our earlier exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of a default or an event of default. (Section 4.4.) If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default or an event of default under the covenants to which the covenant defeasance is applicable. However, if the acceleration occurs by reason of another event of default, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, because the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

THE TRUSTEES

     Unless otherwise specified in the applicable prospectus supplement, Bank of New York will be the trustee under the senior indenture, and Harris Trust and Savings Bank will be the trustee under the subordinated indenture. We may also maintain banking and other commercial relationships with each of the trustees and their affiliates in the ordinary course of business.

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                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock was 1,020,000,000 shares as of September 27, 1999, consisting of:

     - 20,000,000 shares of preferred stock, of which none were outstanding; and

     - 1,000,000,000 shares of common stock, of which 327,116,139 shares were outstanding.

     In general, our authorized preferred stock is afforded preferences regarding dividends and liquidation rights over our common stock. Our board of directors is empowered, without approval of our shareholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by the board, including the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock, or of the entire class of preferred stock if none of the shares have been issued, the number of shares constituting each series and the terms and conditions of the issue of each series. The following is a summary of the terms of our preferred stock and common stock and provisions of our articles of incorporation, bylaws and statutes that affect our preferred stock and common stock and is subject to the actual provisions of the articles of incorporation, bylaws and these statutes.

PREFERRED STOCK

     The applicable prospectus supplement will describe the following terms of any preferred stock offered pursuant to this prospectus, to the extent applicable to the preferred stock:

     - the specific designation, number of shares, seniority and purchase price;

     - any liquidation preference per share;

     - any date of maturity;

     - any redemption, repayment or sinking fund provisions;

     - any dividend rate or rates and the dates on which any dividends will be payable, or the method by which the rates or dates will be determined;

     - any voting rights;

     - if other than the currency of the United States, the currency or currencies, including composite currencies, in which the preferred stock is denominated and/or in which payments will or may be payable;

     - the method by which amounts with respect to the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to the calculation;

     - whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, which may include other preferred stock, debt securities, common stock or other securities or rights of Conseco, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or a combination any of these, and the terms and conditions upon which the conversions or exchanges will be effected, including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

     - the place or places where dividends and other payments on the preferred stock will be payable; and

     - any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     As described under "Description of Depositary Shares", we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest, to be specified in the applicable prospectus supplement for the particular series of the preferred stock, in a share of the particular series of the

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

preferred stock issued and deposited with a preferred stock depositary. All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

COMMON STOCK

     The prospectus supplement relating to an offering of common stock will describe relevant terms, including the number of shares offered, the initial offering price, market price and dividend information.

     Dividends. Holders of common stock are entitled to receive dividends and other distributions in cash, stock or property, when, as and if declared by the board of directors out of our assets or funds legally available for payment of dividends or other distributions and will share equally on a per share basis in all dividends and other distributions, subject to the rights of holders of preferred stock.

     Voting Rights. At every meeting of shareholders, every holder of common stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of preferred stock, any action submitted to shareholders is approved if the number of votes cast in favor of the action exceeds the number of votes against, except where other provision is made by law and subject to applicable quorum requirements.

     Liquidation Rights. If there is any liquidation, dissolution or winding-up of Conseco, whether voluntary or involuntary, the holders of common stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of preferred stock then outstanding.

     The holders of common stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the common stock may not be redeemed. The transfer agent and registrar for the common stock is First Union National Bank. The common stock is traded on the New York Stock Exchange under the symbol "CNC". All shares of common stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS

     Some provisions of our articles of incorporation and bylaws may make it more difficult to effect a change in control if our board of directors determines that the change in control would not be in the best interests of our shareholders. It could be argued, contrary to the belief of our board of directors, that these provisions are not in the best interests of the shareholders to the extent that they will have the effect of tending to discourage possible takeover bids, which might be at prices that are higher than the recent market prices for our common stock. The most important of those provisions are described below.

     Our articles of incorporation authorize the establishment in the bylaws of a classified board of directors. The bylaws, in turn, provide that the directors serve staggered three-year terms, with the members of only one class being elected in any year.

     A classified board of directors may increase the difficulty of removing incumbent directors, providing the directors with enhanced ability to retain their positions. A classified board of directors may also make it more difficult for a third party to acquire control of Conseco by means of a proxy contest. In addition, the classification may make it more difficult to replace a majority of directors for business reasons unrelated to a change in control.

     Our articles of incorporation provide that holders of our voting stock will not be entitled to vote on some business transactions, defined to include, among other things, some mergers, consolidations, sales, leases, transfers or other dispositions of a substantial part of our assets, with related persons, including persons

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beneficially owning more than 10% of our outstanding voting stock, nor may the business combination transactions be effected, unless:

     - the relevant business combination has been approved by two-thirds of the continuing directors; or

     - the aggregate amount of the cash and the fair value of any consideration other than cash to be received by any holder of our common stock or preferred stock in the business combination for each share of common stock or preferred stock will be at least equal to the highest per share price paid by the related person to acquire any shares of common stock or preferred stock, as the case may be, beneficially owned by the related person.

     As discussed above, our preferred stock may be issued from time to time in one or more series with the rights, preferences, limitations and restrictions that may be determined by the board of directors. The issuance of preferred stock could be used, under some circumstances, as a method of delaying or preventing a change of control of Conseco and could have a detrimental effect on the rights of holders of common stock, including loss of voting control.

     The provisions of our articles of incorporation regarding the classified board of directors and business combination transactions may be amended only with the affirmative approval of holders of at least 80% of our outstanding voting stock.

     Our bylaws may be amended by majority vote of the board of directors.

PROVISIONS OF CORPORATE AND INSURANCE LAWS

     In addition to our articles of incorporation and bylaws, some provisions of Indiana law may delay, deter or prevent a merger, tender offer or other takeover attempt of Conseco.

     Under the Indiana Business Corporation Law, a director may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the corporation, on communities in which offices or other facilities of the corporation are located, and any other factors the director considers pertinent.

     The Indiana Business Corporation Law provides that no business combination, defined to include some mergers, sales of assets, sales of 5% or more of outstanding stock, loans, recapitalizations or liquidations or dissolutions, involving a corporation and an interested shareholder, defined to include any holder of 10% or more of the corporation's voting stock, may be entered into unless it has been approved by the board of directors of the corporation or:

     - five years have expired since the acquisition of shares of the corporation by the interested shareholder;

     - all requirements of the corporation's articles of incorporation relating to business combinations have been satisfied; and

     - either (1) a majority of shareholders of the corporation, excluding the interested shareholder, approve the business combination or (2) all shareholders are paid fair value for their stock, as defined in the statute.

However, this law does not restrict any offer to purchase all of a corporation's shares.

     The Indiana Business Corporation Law also provides that when a target corporation, incorporated in Indiana and having its principal place of business, principal office or substantial assets in Indiana, like Conseco, has a specified threshold of ownership by Indiana residents, any acquisition which, together with its previous holdings, gives the acquiror at least 20% of the target's voting stock triggers a shareholder approval mechanism. If the acquiror files a statutorily required disclosure statement, the target's management has 50 days within which to hold a special meeting of shareholders at which all disinterested shareholders of the target not affiliated with the acquiror or any officer or inside director of the target consider and vote upon whether the acquiror will have voting rights for the shares of the target held by it. Without shareholder

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approval, the shares acquired by the acquiror have no voting rights. If the acquiror fails to file the statutorily required disclosure statement, the target can redeem the acquiror's shares at a price to be determined according to procedures devised by the target. These provisions of the Indiana Business Corporation Law apply to Indiana corporations, unless the corporation has elected otherwise, which we have not done, in its articles of incorporation or bylaws.

     In addition, the insurance laws and regulations of the jurisdictions in which we or our insurance subsidiaries do business may impede or delay a business combination involving us. State insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the common stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following sections summarize the material terms of a deposit agreement which we may, at our option, elect to enter into, and of depositary shares and depositary receipts which would be described in the deposit agreement, and are qualified by, and are subject to, the form of deposit agreement, if any, and form of depositary receipts, if any, relating to each series of the preferred stock, as well as the articles of incorporation or any required amendment to the articles of incorporation describing the applicable series of preferred stock.

     We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement to be entered into by us and a bank or trust company selected by us as a preferred stock depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by the depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued in accordance with the deposit agreement, each of which will represent the fractional interest in the number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions with respect to the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by the holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

     If a distribution of property other than cash on the preferred stock occurs, the preferred stock depositary will distribute the property to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by the holders, unless the preferred stock depositary determines, after consultation with us, that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, adopt a method it deems equitable and practicable for the purpose of effecting the distribution, including a public or private sale of the property, and distribution of the net proceeds from the sale to the holders.

     The amount distributed to record holders of depositary receipts in any of the cases described in this section will be reduced by any amount that we or the preferred stock depositary are required to withhold on account of taxes.
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

CONVERSION AND EXCHANGE

     If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange, as set forth in the applicable prospectus supplement relating to that series, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts under their terms.

REDEMPTION OF DEPOSITARY SHARES

     If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem preferred stock from the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or on a proportionate basis as we may determine.

     After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price upon redemption. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.

VOTING

     Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder's depositary shares. The preferred stock depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with the holder's instructions, and we will take all reasonable action that is deemed necessary by the preferred stock depositary to enable the preferred stock depositary to do so. Unless the preferred stock depositary receives specific written instructions from holders of depositary receipts, it will abstain from voting any of the preferred stock.

RECORD DATE

     Subject to the provisions of the deposit agreement, the preferred stock depositary will fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts that are entitled to receive a distribution, exercise voting rights or receive a notice whenever:

     - any cash dividend or other cash distribution becomes payable;

     - any distribution other than cash is to be made;

     - any rights, preferences or privileges will be offered relating to the preferred stock;

     - the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice; or

     - the preferred stock depositary receives notice of the mandatory conversion of, or any election on our part to call for redemption, any preferred stock.

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WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The deposit agreement will provide that the form of depositary receipt and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of depositary receipts, other than taxes and other governmental charges, fees and other expenses payable by the holders as stated under "Charges of Preferred Stock Depositary", or which otherwise prejudices any substantial existing right of holders of depositary receipts, will not take effect as to outstanding depositary receipts until the expiration of 90 days after notice of the amendment has been mailed to the record holders of outstanding depositary receipts.

     Whenever directed by us to do so, the preferred stock depositary will terminate the deposit agreement by mailing notice of the termination to the record holders of all depositary receipts then outstanding at least 30 days before the date fixed in the notice for the termination. The preferred stock depositary may likewise terminate the deposit agreement if at any time 45 days have expired after the preferred stock depositary has delivered to us a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the preferred stock depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices, other than notice of the termination, or perform any further acts under the deposit agreement except as provided below and except that the preferred stock depositary will continue to collect dividends and any other distributions on the preferred stock and deliver the preferred stock together with the dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for any interest, in exchange for surrendered depositary receipts. At any time after the expiration of two years from the date of termination, the preferred stock depositary may sell the preferred stock then held by it at public or private sales, at any place or places and upon terms as it deems proper, and may hold the net proceeds of any sale, together with any money and other property then held by it, without liability for any interest, for the benefit, on a proportionate basis, of the holders of depositary receipts which have not been surrendered.

CHARGES OF PREFERRED STOCK DEPOSITARY

     We will pay all charges of the preferred stock depositary including charges in connection with:

     - the initial deposit of the preferred stock,

     - the initial issuance of the depositary receipts,

     - the distribution of information to the holders of depositary receipts regarding matters on which holders of preferred stock are entitled to vote,

     - withdrawals of the preferred stock by the holders of depositary receipts, or

     - redemption or conversion of the preferred stock,

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

except for taxes, including transfer taxes, if any, and other governmental charges and the other charges that are expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

DUTIES OF PREFERRED STOCK DEPOSITARY

     The preferred stock depositary will make available for inspection by holders of depositary receipts, at its corporate office and its office in New York City, all reports and communications from us which are delivered to the preferred stock depositary as the holder of preferred stock. Neither the preferred stock depositary nor we will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding with respect to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

     The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment; provided, that if a successor preferred stock depositary has not been appointed or accepted the appointment within 45 days after the preferred stock depositary has delivered a notice of election to resign to us, the preferred stock depositary may terminate the deposit agreement.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, preferred stock, common stock or any combination of any of them, and these warrants may be issued independently or together with any debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of each series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreement will be included in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the terms of any warrants for which this prospectus is being delivered, including the following:

     - the title of the warrants;

     - the aggregate number of warrants;

     - the price or prices at which the warrants will be issued;

     - the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

     - the designation and terms of the securities, other than preferred securities and common securities, purchasable upon exercise of the warrants;

     - the price at which and the currency or currencies, including composite currencies, in which the securities, other than preferred securities and common securities, purchasable upon exercise of the warrants may be purchased;

     - the date on which the right to exercise the warrants will commence and the date on which this right will expire;

     - whether the warrants will be issued in registered form or bearer form;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
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     - if applicable, the designation and terms of the securities, other than preferred securities and common securities, with which the warrants are issued and the number of warrants issued with each security;

     - if applicable, the date on and after which the warrants and the related securities, other than preferred securities and common securities, will be separately transferable;

     - information about book-entry procedures, if any;

     - if applicable, a discussion of applicable United States federal income tax considerations; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

           DESCRIPTION OF PREFERRED SECURITIES OF THE CONSECO TRUSTS

     Each Conseco Trust may issue, from time to time, only one series of preferred securities having terms described in the prospectus supplement. The declaration of trust of each Conseco Trust authorizes the regular trustees of the Conseco Trust to issue on behalf of the Conseco Trust one series of preferred securities. Each declaration of trust will be qualified as an indenture under the Trust Indenture Act. The institutional trustee, an independent trustee, will act as indenture trustee for the preferred securities for purposes of compliance with the provisions of the Trust Indenture Act. The preferred securities will have the terms, including distributions, redemption, voting, liquidation rights, maturity date or dates and the other preferred, deferred or other special rights or restrictions as are established by the regular trustees in accordance with the applicable declaration of trust or as are set forth in the declaration of trust or made part of the declaration of trust by the Trust Indenture Act. The prospectus supplement relating to the preferred securities of a Conseco Trust will set forth the specific terms of the preferred securities, including, to the extent applicable:

     - the distinctive designation of the preferred securities;

     - the number of preferred securities issued by the Conseco Trust;

     - the annual distribution rate, or method of determining the rate, for preferred securities issued by the Conseco Trust and the date or dates upon which distributions will be payable; provided, however, that distributions on the preferred securities will, subject to any deferral provisions and any provisions for payment of defaulted distributions, be payable on a quarterly basis to holders of the preferred securities as of a record date in each quarter during which the preferred securities are outstanding and any provisions relating to the resetting or adjustment of the distribution rate;

     - any right of the Conseco Trust to defer quarterly distributions on the preferred securities as a result of an interest deferral right exercised by us on the subordinated debt securities held by the Conseco Trust;

     - whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

     - the amount or amounts which will be paid out of the assets of the Conseco Trust to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the Conseco Trust;

     - the obligation or option, if any, of the Conseco Trust to purchase or redeem preferred securities and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities will be purchased or redeemed, in whole or in part, under this obligation or option with the redemption price or formula for determining the redemption price to be specified in the applicable prospectus supplement;

     - the voting rights, if any, of preferred securities in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities as a condition to specified action or amendments to the declaration of trust;

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

     - the terms and conditions, if any, upon which subordinated debt securities held by the Conseco Trust may be distributed to holders of preferred securities; and

     - any other relevant terms, rights, preferences, privileges, limitations or restrictions of preferred securities consistent with the declaration of trust or applicable law.

All preferred securities offered by the prospectus will be guaranteed by us to the extent set forth below under "Description of Guarantees." The guarantee issued by us to each Conseco Trust, when taken together with our back-up undertakings, consisting of our obligations under each declaration of trust, including the obligation to pay expenses of each Conseco Trust, the applicable indenture and any applicable supplemental indentures and the subordinated debt securities issued to any Conseco Trust will provide a full and unconditional guarantee by us of amounts due on the preferred securities issued by each Conseco Trust. The payment terms of the preferred securities will be the same as the subordinated debt securities issued to the applicable Conseco Trust by us.

     Each declaration of trust authorizes the regular trustees to issue on behalf of the applicable trust one series of common securities having terms, including distributions, redemption, voting and liquidation rights, and restrictions that are established by the regular trustees in accordance with the declaration of trust or that are otherwise set forth in the declaration of trust. The terms of the common securities issued by each Conseco Trust will be substantially identical to the terms of the preferred securities issued by the Conseco Trust, and the common securities will rank equally, and payments will be made on the common securities on a proportionate basis, with the preferred securities except that, if an event of default under the declaration of trust has occurred and is continuing, the rights of the holders of the common securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. The common securities will also carry the right to vote and to appoint, remove or replace any of the trustees of the Conseco Trust. We will own directly or indirectly all of the common securities of each Conseco Trust.

     The financial statements of any Conseco Trust that issues preferred securities will be reflected in our consolidated financial statements with the preferred securities shown as company-obligated mandatorily-redeemable preferred securities of a subsidiary trust under minority interest in consolidated subsidiaries. We will include in a footnote to our audited financial statements, statements that the applicable Conseco Trust is wholly-owned by us and that the sole asset of the Conseco Trust is the subordinated debt securities, indicating the principal amount, interest rate and maturity date of the subordinated debt securities.

                           DESCRIPTION OF GUARANTEES

     Set forth below is a summary of information concerning the guarantees that will be executed and delivered by us for the benefit of the holders, from time to time, of preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable prospectus supplement, Harris Trust and Savings Bank will act as the preferred securities guarantee trustee. The terms of each guarantee will be set forth in the guarantee and will include the terms made part of the guarantee by the Trust Indenture Act. The following is a summary of the material terms of the guarantees. You should refer to the provisions of the form of guarantee, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, and the Trust Indenture Act. Each guarantee will be held by the preferred securities guarantee trustee for the benefit of the holders of the preferred securities of the applicable Conseco Trust.

     Unless otherwise specified in the applicable prospectus supplement, we will agree, to the extent set forth in each guarantee, to pay in full to the holders of the preferred securities, the payments and distributions to be made with respect to the preferred securities, except to the extent paid by the applicable Conseco Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the Conseco Trust may have or

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assert. The following payments or distributions with respect to the preferred securities, to the extent not paid by the Conseco Trust, will be subject to the guarantee, without duplication:

     - any accrued and unpaid distributions that are required to be paid on the preferred securities, to the extent the Conseco Trust has funds available to make the payment;

     - the redemption price, to the extent the Conseco Trust has funds available to make the payment, for any preferred securities called for redemption by the Conseco Trust; and

     - upon a voluntary or involuntary dissolution, winding-up or termination of the Conseco Trust, other than in connection with the distribution of subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities upon maturity or redemption of the subordinated debt securities, the lesser of (1) the sum of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the Conseco Trust has funds available to make the payment or (2) the amount of assets of the Conseco Trust remaining for distribution to holders of the preferred securities in liquidation of the Conseco Trust.

Our obligation to make a guarantee payment may be satisfied by our direct payment of the required amounts to the holders of preferred securities or by causing the applicable Conseco Trust to pay the amounts to the holders.

     Each guarantee will not apply to any payment of distributions except to the extent the applicable Conseco Trust has funds available to make the payment. If we do not make interest or principal payments on the subordinated debt securities purchased by the Conseco Trust, the Conseco Trust will not pay distributions on the preferred securities issued by the Conseco Trust and will not have funds available to make the payment.

     We have also agreed to guarantee the obligations of each Conseco Trust with respect to the common securities issued by the Conseco Trust to the same extent as the guarantee with respect to the preferred securities, except that, if an event of default under the subordinated indenture has occurred and is continuing, holders of preferred securities guaranteed by us will have priority over holders of the common securities guaranteed by us with respect to distributions and payments on liquidation, redemption or otherwise.

COVENANTS OF CONSECO

     Unless otherwise specified in the applicable prospectus supplement, in each guarantee of the payment obligations of a Conseco Trust with respect to preferred securities, we will covenant that, so long as any preferred securities issued by the Conseco Trust remain outstanding, if there has occurred any event of default under the guarantee or under the declaration of trust of the Conseco Trust, then we will not:

     - declare or pay any dividend on, make any other distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock, except:

          (1) purchases or acquisitions of our capital stock in connection with the satisfaction of our obligations under any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase our capital stock;

          (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

          (3) the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of our capital stock or the security being converted or exchanged;

          (4) dividends or distributions in our capital stock, or rights to acquire our capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock; or

          (5) redemptions or repurchases of any rights outstanding under a shareholder rights plan;

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

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us which rank junior to the subordinated debt securities issued to the applicable Conseco Trust; and

     - make any guarantee payments regarding the foregoing, other than under a guarantee of the payment obligations of a Conseco Trust with respect to preferred securities.

MODIFICATION OF THE GUARANTEES; ASSIGNMENT

     Except for any changes that do not adversely affect the rights of holders of preferred securities, in which case no consent of the holders will be required, each guarantee of the payment obligations of a Conseco Trust with respect to preferred securities may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding preferred securities of the Conseco Trust. The manner of obtaining any approval of holders of the preferred securities will be set forth in accompanying prospectus supplement. All guarantees and agreements contained in a guarantee of the obligations of a Conseco Trust with respect to preferred securities will bind the successors, assigns, receivers, trustees and representatives of Conseco and will inure to the benefit of the holders of the preferred securities of the applicable Conseco Trust then outstanding.

EVENTS OF DEFAULT

     An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee. The holders of a majority in liquidation amount of the preferred securities to which the preferred securities guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under the guarantee.

     If the preferred securities guarantee trustee fails to enforce the guarantee, any record holder of preferred securities to which the guarantee relates may institute a legal proceeding directly against us to enforce the preferred securities guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the applicable Conseco Trust, the preferred securities guarantee trustee or any other person or entity. If we have failed to make a guarantee payment under a guarantee, a record holder of preferred securities to which the guarantee relates may directly institute a proceeding against us for enforcement of the guarantee for the payment to the record holder of the preferred securities to which the guarantee relates of the principal of or interest on the applicable subordinated debt securities on or after the respective due dates specified in the subordinated debt securities, and the amount of the payment will be based on the holder's proportionate share of the amount due and owing on all of the preferred securities to which the guarantee relates. We have waived any right or remedy to require that any action be brought first against the applicable Conseco Trust or any other person or entity before proceeding directly against us. The record holder in the case of the issuance of one or more global preferred securities certificates will be The Depository Trust Company, or its nominee, acting at the direction of the beneficial owners of the preferred securities.

     We will be required to provide annually to the preferred securities guarantee trustee a statement as to the performance of our obligations under each outstanding preferred securities guarantee and as to any default in our performance.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     The preferred securities guarantee trustee, before the occurrence of a default under a preferred securities guarantee, undertakes to perform only the duties that are specifically set forth in the guarantee and, after a default under a guarantee, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the preferred securities guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities to which the guarantee relates unless it is offered reasonable indemnity against

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

the costs, expenses and liabilities that might be incurred by the preferred securities guarantee trustee in exercising any of its powers.

TERMINATION

     Each preferred securities guarantee will terminate as to the preferred securities issued by the applicable Conseco Trust upon full payment of the redemption price of all preferred securities of the Conseco Trust, upon distribution of the subordinated debt securities held by the Conseco Trust to the holders of all of the preferred securities of the Conseco Trust or upon full payment of the amounts payable in accordance with the declaration of trust of the Conseco Trust upon liquidation of the Conseco Trust. Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable Conseco Trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

STATUS OF THE GUARANTEES

     The preferred stock guarantees will constitute our unsecured obligations and will rank:

     - subordinate and junior in right of payment to all of our other liabilities, including the subordinated debt securities, except those liabilities made equivalent or subordinate by their terms;

     - equivalently with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates; and

     - senior to our common stock.

The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of our guarantee relating to the preferred securities.

     Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

GOVERNING LAW

     The preferred securities guarantees will be governed by and construed in accordance with the law of the State of New York.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, shares of common stock, preferred stock or depositary shares at a future date or dates or, in any case, a number or dollar amount to be determined by a specified formula or some other means. The consideration for the common stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and our debt securities, preferred securities issued by a Conseco Trust or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. We may be required under the stock purchase contracts to make periodic payments to the holders of the stock purchase units or by the stock purchase units to make periodic payments to the holders of the stock purchase units, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

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                              PLAN OF DISTRIBUTION

     We and/or any Conseco Trust may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

     - through agents;

     - to or through underwriters;

     - through dealers; or

     - directly to purchasers.

     The prospectus supplement for the securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents; the purchase price of the securities and the proceeds to us and/or a Conseco Trust from the sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or the applicable Conseco Trust to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

     If securities are sold by means of an underwritten offering, we and/or the applicable Conseco Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for the sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We and/or the applicable Conseco Trust may also agree with an underwriter or underwriters to enter into an underwriting agreement or conduct an underwritten offering, in each case, at some future date. If underwriters are utilized in the sale of the securities with respect to which this prospectus is delivered, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specific conditions and that the underwriters for a sale of securities will be obligated to purchase all of the securities of a series if any are purchased.

     If a dealer is utilized in the sales of the securities with respect to which this prospectus is delivered, we and/or the applicable Conseco Trust will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to the sale of securities.

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

     Offers to purchase securities may be solicited directly by us and/or the applicable Conseco Trust and the sale of securities may be made by us and/or the applicable Conseco Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 for any resale of securities. The terms of any sales will be described in the prospectus supplement relating to the sale of securities.

     Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by us and/or the applicable Conseco Trust against specified liabilities, including liabilities under the Securities Act of 1933.

     Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment under their terms, the occurrence of specified events, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us and/or the applicable Conseco Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as the term is defined in the Securities Act of 1933, in connection with the securities remarketed by the remarketing firms. Remarketing firms may be entitled under agreements which may be entered into with us and/or the applicable Conseco Trust to indemnification or contribution by us and/or the applicable Conseco Trust against specified civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, we and/or the applicable Conseco Trust may authorize agents, underwriters or dealers to solicit offers by specified types of institutions to purchase securities from us and/or the applicable Conseco Trust at the public offering prices set forth in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable prospectus supplement will be paid to underwriters, dealers and agents soliciting purchases of securities under the delayed delivery contracts accepted by us and/or the applicable Conseco Trust.

     No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this prospectus, any accompanying prospectus supplement or the documents incorporated or deemed incorporated into this prospectus by reference. If given or made, the information or representations must not be relied upon as having been authorized by us or any underwriter, dealer or agent. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy those securities to which it relates, in any jurisdiction where, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made under this prospectus should, under any circumstances, create any implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

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               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     All statements, trend analyses and other information contained in this prospectus, any prospectus supplement or any document incorporated into this prospectus by reference relative to markets for the our products and trends in our operations or financial results, as well as other statements including words like "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "on track," "comfortable with" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. These factors include, among other things:

     - general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect, among other things, our ability to sell our products, make loans and access capital resources and the costs associated therewith, the market value of our investments, the lapse rate and profitability of our policies and the level of defaults and prepayments of loans we make;

     - our ability to achieve anticipated synergies and levels of operational efficiencies;

     - customer response to new products, distribution channels and marketing initiatives;

     - mortality, morbidity, usage of health care services and other factors which may affect the profitability of our insurance products;

     - changes in the federal income tax laws and regulations which may affect the relative tax advantages of some of our products;

     - increasing competition in the sale of insurance and annuities and in the finance business;

     - regulatory changes or actions, including those relating to regulation of financial services affecting, among other things, bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of insurance products, and health care regulation affecting our health insurance products;

     - the availability and terms of future acquisitions;

     - our ability and the ability of our vendors and other external parties to achieve year 2000 readiness for significant systems and operations on a timely basis; and

     - the risk factors or uncertainties listed from time to time in any prospectus supplement or any document incorporated into this prospectus by reference.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplement, the legal validity of securities, other than the preferred securities, will be passed upon for us by John J. Sabl, our Executive Vice President and General Counsel. Mr. Sabl is a full-time employee and owns shares and holds options to purchase shares of our common stock. Matters of Delaware law relating to the validity of the preferred securities will be passed upon for the Conseco Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Conseco Trusts.

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                                    EXPERTS

     The consolidated financial statements of Conseco at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which are incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon, which as to the years 1997 and 1996, insofar as the financial statements relate to Green Tree Financial Corporation, is based on the report of KPMG LLP, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon these reports given upon the authority of the firms as experts in accounting and auditing.

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                                  $400,000,000

                                 [CONSECO LOGO]

                              10 3/4% Senior Notes
                                    due 2008

                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                                 June 26, 2001
                          ---------------------------

                                LEHMAN BROTHERS

                         BANC OF AMERICA SECURITIES LLC

                                    JPMORGAN

                                  UBS WARBURG